As filed with the Securities and Exchange Commission on October 31, 2012.

Registration No. 333-184472

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 1

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WINTRUST FINANCIAL CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Illinois	6022	36-3873352
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

9700 W. Higgins Road, Suite 800

Rosemont, Illinois 60018

(847) 939-9000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Lisa J. Pattis

Executive Vice President, General Counsel, and Corporate Secretary

9700 W. Higgins Road, Suite 800

Rosemont, Illinois 60018

(847) 939-9000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Pran Jha	Robert M. Fleetwood
Sidley Austin LLP	Barack Ferrazzano Kirschbaum
One South Dearborn Street	& Nagelberg LLP
Chicago, Illinois 60603	200 West Madison Street, Suite 3900
(312) 853-7000	Chicago, Illinois 60606
(312) 984-3100

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: As soon as reasonably practicable after the Registration Statement becomes effective and after the conditions to the completion of the proposed transaction described in the proxy statement/prospectus have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. We may not offer or sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY COPY — SUBJECT TO COMPLETION, DATED OCTOBER 31, 2012

HPK Financial Corporation	Wintrust Financial Corporation

PROXY STATEMENT OF HPK FINANCIAL CORPORATION

PROSPECTUS OF WINTRUST FINANCIAL CORPORATION

Merger Proposal – Your Vote Is Important

DEAR HPK STOCKHOLDERS:

You are cordially invited to attend a special meeting of stockholders of HPK Financial Corporation, which we refer to as HPK, which will be held on December 6, 2012, at 9:00 a.m., local time, at Hyde Park Bank, located at 1525 East 53rd Street, Chicago, Illinois 60615.

At the meeting, you will be asked to adopt a merger agreement between HPK and Wintrust Financial Corporation, which we refer to as Wintrust, that provides for Wintrust’s acquisition of HPK through the merger of HPK with and into Wintrust BHC Merger Co., a wholly-owned subsidiary of Wintrust, which we refer to as the merger. You may elect to convert each share of common stock of HPK, $1.00 par value per share, which we refer to as the HPK common stock, that you own into cash, shares of common stock of Wintrust, no par value per share, which we refer to as Wintrust common stock, or a combination of cash and shares of Wintrust common stock. Subject to possible downward adjustment as described below and assuming that the reference price as described below is between $33.50 and $43.50, the aggregate merger consideration paid by Wintrust to HPK stockholders is expected to be $27,500,000. Subject to possible waiver of proration as described below and assuming that the reference price is between $33.50 and $43.50, Wintrust expects to pay approximately 50% of the aggregate merger consideration in cash and 50% in shares of Wintrust common stock.

Regardless of whether a HPK stockholder elects cash or stock, or a combination thereof, a portion of the aggregate merger consideration equal to $2,750,000 in cash, which we refer to as the escrowed merger consideration, will be withheld from payment and contributed to the escrow account that supports certain indemnification obligations of HPK under the merger agreement. Funds will be released from the escrow account in accordance with the terms and conditions set forth in the merger agreement and the escrow agreement to be entered into among Wintrust, the HPK stockholders’ agent and Wells Fargo Bank, National Association, as escrow agent. We refer to the remaining merger consideration, of which you may elect to receive cash, Wintrust common stock or a combination of cash and Wintrust common stock, as the closing merger consideration. The escrowed amounts will be withheld in cash, which in turn will impact the amount of cash consideration available pursuant to the election procedure for closing merger consideration. All elections for cash consideration, stock consideration or the combination of cash and stock consideration are subject to proration and adjustment as described in this proxy statement/prospectus.

The exchange ratio used to determine the number of shares of Wintrust common stock that you will be entitled to receive for each share of HPK common stock for which you elect to receive shares of Wintrust common stock will be determined based on the average high and low sale price of Wintrust common stock as reported on NASDAQ, which we refer to as the reference price, during the 10 trading day period ending on the second trading day prior to completion of the merger, which we refer to as the reference period, subject to a minimum and maximum reference price equal to $33.50 and $43.50, respectively. The merger consideration is subject to proration and downward adjustment as described in this proxy statement/prospectus, and the exchange ratio will not be determined until after the date of the special meeting. Therefore, at the time of the special meeting, you will not know the precise value of the merger consideration you may receive on the date the merger is completed.

Assuming no proration of or adjustment to the merger consideration and that the currently outstanding 307,724 shares of HPK common stock remain unchanged at the closing, based on a reference price of $37.63, which is equal to the reference price if it were calculated as if the closing date was October 29, 2012, the latest practicable date prior to the date of this proxy statement/prospectus, the merger consideration that a HPK stockholder would be entitled to receive for each share of HPK common stock, which we refer to as the per share merger consideration, would be $80.43 in cash for each share of HPK common stock for which a stockholder elects to receive all closing merger consideration in cash, which we refer to as a cash election, 2.1374 shares of Wintrust common stock for each share of HPK common stock for which a stockholder elects to receive all closing merger consideration in stock, which we refer to as a stock election, or $35.75 in cash and 1.1874 shares of Wintrust common stock for each share of HPK common stock for which a stockholder elects to receive closing merger consideration half in cash and half in stock, which we refer to as a combination election plus, in each case, up to $8.94 escrowed merger consideration in cash. Assuming no proration of or adjustment to the merger consideration, if the reference price were equal to the minimum of $33.50, each share of HPK common stock for which a stock election is made would instead be entitled to 2.4009 shares of Wintrust common stock and up to $8.94 escrowed merger consideration in cash, and assuming no proration of or adjustment to the merger consideration, if the reference price were equal to the maximum of $43.50, each share of HPK common stock for which a stock election is made would be entitled to 1.8489 shares of Wintrust common stock and up to $8.94 escrowed merger consideration in cash. Assuming no proration of or adjustment to the merger consideration and that Wintrust does not waive the maximum number of shares of Wintrust common stock that may be issued, and assuming that the reference price is between $33.50 and $43.50, we estimate that Wintrust may issue up to 369,403 shares of Wintrust common stock to HPK stockholders as contemplated by the merger agreement.

Wintrust common stock is traded on the NASDAQ Global Select Market, under the symbol “WTFC.” The closing price of Wintrust common stock on October 26, 2012 was $37.07 per share.

The merger cannot be completed unless the holders of at least a majority of the voting power of the outstanding shares of HPK common stock vote in favor of the merger agreement. Each outstanding share of each series of preferred stock of HPK, par value $1.00 per share, which we refer to as HPK preferred stock, is held by the United Stated Department of the Treasury, which we refer to as the U.S. Treasury, and will be redeemed prior to the effective time of the merger and is therefore not required to vote at the special meeting. Your board of directors has unanimously adopted the merger agreement and recommends that you vote “FOR” the adoption of the merger agreement at the special meeting. Your board of directors also unanimously recommends that you vote “FOR” the approval to adjourn the special meeting to permit further solicitation in the event that an insufficient number of shares are present in person or by proxy to adopt the merger agreement and the transactions it contemplates and “FOR” the authorization of the proxies named in the proxy card to vote on such other matters as may properly come before the special meeting or any adjournment or postponement thereof.

Additional information regarding the merger, the merger agreement, HPK and Wintrust is set forth in the attached proxy statement/prospectus. This document also serves as the prospectus for up to 600,000 shares of Wintrust common stock that may be issued by Wintrust in connection with the merger. We urge you to read this entire document carefully, including the section entitled “Risk Factors” beginning on page 19.

Sincerely,

Timothy G. Goodsell President and Chief Executive Officer HPK Financial Corporation

Neither the Securities and Exchange Commission nor any state securities regulatory body has approved or disapproved of the securities to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

The securities to be issued in connection with the merger are not savings or deposit accounts or other obligations of any bank or nonbank subsidiary of any of the parties, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This proxy statement/prospectus is dated October 31, 2012, and is first being mailed to HPK stockholders on or about November 1, 2012.

REFERENCES TO ADDITIONAL INFORMATION

As permitted by the rules of the Securities and Exchange Commission, which we refer to as the SEC, this proxy statement/prospectus incorporates important business and financial information about Wintrust from other documents that are not included in or delivered with this proxy statement/prospectus. These documents are available to you without charge upon your written or oral request. You can obtain documents incorporated by reference in this proxy statement/prospectus through the SEC’s website at www.sec.gov or by requesting them in writing or by telephone at the following address and telephone number:

Wintrust Financial Corporation

9700 W. Higgins Road, Suite 800

Rosemont, Illinois 60018

Attention: Lisa J. Pattis

Executive Vice President, General Counsel and Corporate Secretary

(847) 939-9000

In order to ensure timely delivery of these documents, you should make your request by November 26, 2012 to receive them before the special meeting.

See “Where You Can Find More Information” beginning on page 72.

VOTING BY MAIL

HPK stockholders of record may submit their proxies by mail, by signing and dating each proxy card you receive, indicating your voting preference on each proposal and returning each proxy card in the prepaid envelope which accompanied that proxy card.

HPK FINANCIAL CORPORATION

1525 East 53rd Street

Chicago, Illinois 60615

Notice of Special Meeting of Stockholders

Date: December 6, 2012

Time: 9:00 a.m., local time

Place: Hyde Park Bank, located at 1525 East 53rd Street, Chicago, Illinois 60615

TO HPK FINANCIAL CORPORATION STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that HPK Financial Corporation will hold a special meeting of stockholders on December 6, 2012 at 9:00 a.m., local time, at Hyde Park Bank, located at 1525 East 53rd Street, Chicago, Illinois 60615. The purpose of the meeting is to consider and vote on the following matters:

•

a proposal to adopt the Agreement and Plan of Merger, dated as of September 18, 2012, by and among Wintrust Financial Corporation, Wintrust BHC Merger Co. and HPK Financial Corporation. A copy of the merger agreement is included as Annex A to the proxy statement/prospectus accompanying this notice;

•

the approval to adjourn the special meeting to permit further solicitation in the event that an insufficient number of shares are present in person or by proxy to adopt the merger agreement and the transactions it contemplates; and

•	to transact any other business that properly comes before the special meeting, or any adjournments or postponements thereof.

Holders of record of HPK common stock at the close of business on October 29, 2012 are entitled to receive this notice and to vote at the special meeting and any adjournments or postponements thereof. Adoption of the merger agreement requires the affirmative vote at the special meeting of holders of at least a majority of the voting power of the outstanding shares of HPK common stock entitled to vote. Approval of the proposal to adjourn the special meeting, if necessary, requires the affirmative vote of holders of at least a majority of the shares of HPK common stock having voting power, present in person or by proxy, if a quorum is present. In the absence of a quorum, the holders or a majority of the shares of HPK common stock present in person or by proxy may adjourn the special meeting. Each outstanding share of HPK preferred stock will be redeemed prior to the effective time of the merger and is therefore not required to vote at the special meeting.

The board of directors of HPK unanimously recommends that you vote “FOR” adoption of the merger agreement. Your board of directors also unanimously recommends that you vote “FOR” approval to adjourn the special meeting to permit further solicitation in the event that an insufficient number of shares are present in person or by proxy to adopt the merger agreement and the transactions it contemplates and “FOR” the authorization of the proxies named in the proxy card to vote on such other matters as may properly come before the special meeting or any adjournment or postponement thereof.

Your vote is important. To ensure that your shares are voted at the special meeting, please promptly complete, sign and return the proxy form in the enclosed prepaid envelope whether or not you plan to attend the meeting in person. Stockholders who attend the special meeting may revoke their proxies and vote in person, if they so desire. To make a timely election of closing merger consideration, please complete, sign and return the election form in the enclosed prepaid envelope. To be considered timely, election forms must be received by 5:00 p.m., Chicago time, on the fifth business day before the effective time of the merger.

Chicago, Illinois

October 31, 2012

By Order of the Board of Directors

Timothy G. Goodsell
President and Chief Executive Officer

i

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What am I being asked to vote on? What is the proposed transaction?

A:	You are being asked to vote on the adoption of a merger agreement that provides for Wintrust’s acquisition of HPK through the merger of HPK with and into Wintrust BHC Merger Co., a wholly-owned subsidiary of Wintrust, which we refer to as Merger Sub. If you elect to receive shares of Wintrust common stock in exchange for your HPK shares or, if as a result of the proration procedures described in this proxy statement/prospectus, your cash election is prorated to include shares of Wintrust common stock, you will become a shareholder of Wintrust as a result of the merger.

Q:	What will HPK stockholders be entitled to receive in the merger?

A:	If the merger is completed, the shares of HPK common stock that you own immediately before the completion of the merger will be converted into the right to receive cash, shares of Wintrust common stock, or a combination of cash and shares of Wintrust common stock (in each case subject to possible proration and adjustment). Subject to possible downward adjustment and assuming that the reference price is between $33.50 and $43.50, the aggregate merger consideration paid by Wintrust to HPK stockholders is expected to be $27,500,000. Subject to possible waiver of proration and assuming that the reference price is between $33.50 and $43.50, Wintrust expects to pay approximately 50% of the aggregate merger consideration in cash and 50% in shares of Wintrust common stock. Regardless of whether a HPK stockholder elects cash or stock, or a combination thereof, a portion of the aggregate merger consideration equal to $2,750,000 in cash, which we refer to as the escrowed merger consideration, will be withheld from payment and contributed to the escrow account that supports certain indemnification obligations of HPK under the merger agreement. Funds will be released from the escrow account in accordance with the terms and conditions set forth in the merger agreement and the escrow agreement. See “Description of the Merger Agreement—Consideration to be received in the merger—Escrowed Merger Consideration” on page 47. We refer to the remaining merger consideration, of which you may elect to receive cash, Wintrust common stock or a combination of cash and Wintrust common stock, as the closing merger consideration. The escrowed amounts will be withheld in cash, which in turn will impact the amount of cash consideration available pursuant to the election procedure for closing merger consideration.

For each of your shares of HPK common stock, you will receive the per share merger consideration to be calculated as set forth in the merger agreement. The exchange ratio used to determine the number of shares of Wintrust common stock that you will be entitled to receive for each share of HPK common stock for which you elect to receive shares of Wintrust common stock will be determined based on the average high and low sale price of Wintrust common stock as reported on NASDAQ, which we refer to as the reference price, during the 10 trading day period ending on the second trading day prior to completion of the merger, which we refer to as the reference period, subject to a minimum and maximum reference price equal to $33.50 and $43.50, respectively. Assuming no proration of or adjustment to the merger consideration and that the currently outstanding 307,724 shares of HPK common stock outstanding remain unchanged at the closing, based on a reference price of $37.63, which is equal to the reference price if it were calculated as if the closing date was October 29, 2012, the latest practicable date prior to the date of this proxy statement/prospectus, the merger consideration that a HPK stockholder would be entitled to receive for each share of HPK common stock, which we refer to as the per share merger consideration, would be $80.43 in cash for each share of HPK common stock for which a stockholder elects to receive all closing merger consideration in cash, which we refer to as a cash election, 2.1374 shares of Wintrust common stock for each share of HPK common stock for which a stockholder elects to receive all closing merger consideration in stock, which we refer to as a stock election, or $35.75 in cash and 1.1874 shares of Wintrust common stock for each share of HPK common stock for which a stockholder elects to receive closing merger consideration half in cash and half in stock, which we refer to as a combination election plus, in each case, up to $8.94 escrowed merger consideration in cash. Assuming no proration of or adjustment to the merger consideration, if the reference price were equal to the minimum of $33.50, each share of HPK common stock for which a stock election is made would instead be entitled to 2.4009 shares of Wintrust common stock and up to $8.94 escrowed merger consideration in cash, and assuming no proration of or adjustment to the merger consideration, if the reference price were equal to the maximum of $43.50, each share of HPK common stock for which a stock election is made would be entitled to 1.8489 shares of Wintrust common stock and up to $8.94 escrowed merger consideration in cash. For a description of how the per share merger consideration will be calculated, see “Description of the Merger Agreement—Consideration to be received in the merger”.

In addition, the merger consideration may be adjusted downward if the balance sheet delivered to Wintrust by HPK at the closing reflects stockholders’ equity less than $26,300,000 minus the after-tax impact of certain change of control payments to be made by HPK, or to account for certain environmental conditions discovered in the real property of HPK or its subsidiaries. For a description of the possible adjustment of the merger consideration, see “Description of the Merger Agreement—Consideration to be received in the merger—Adjustment to Merger Consideration” on page 47.

Q:	Will I get the form of consideration that I specify on my closing merger consideration election form?

A:	There can be no assurances that you will receive the closing merger consideration in exactly the form you specify on your election form. The merger agreement provides that all elections for cash consideration, stock consideration or the combination of cash and stock consideration are subject to proration. For example, if you elect to receive all cash consideration, depending on the elections made by other HPK stockholders, it is possible that you will receive a portion of the closing merger consideration in cash and a portion in stock. The same might be true if you elect to receive all stock consideration. Subject in each case to possible downward adjustment and assuming the reference price is between $33.50 and $43.50, the cash portion of the merger consideration may not exceed approximately $13,750,000 (including the escrowed merger consideration) and the stock portion of the merger consideration may not exceed the number of shares of Wintrust common stock with an aggregate value equal to approximately $13,750,000, in each case unless Wintrust waives such requirement. For a description of the possible proration of elections, see “Description of the Merger Agreement—Consideration to be received in the merger—Proration of Merger Consideration” on page 47.

Q:	How do I make an election for the closing merger consideration?

A:	You have been provided with an election form to select whether you desire to receive closing merger consideration in the form of cash, Wintrust common stock or a combination of cash and Wintrust common stock. The election form is separate from the proxy form and should be returned to the exchange agent for the merger, IST Shareholder Services, in the enclosed prepaid return envelope. Depending on the results of all stockholders’ elections, the amount of stock or cash you receive may be prorated under certain circumstances. The completed election form must be received by IST Shareholder Services on or before 5:00 p.m., Chicago time, on the fifth business day before the effective time of the merger. Do not send in your stock certificates with your stock election form.

Q:	What if I fail to make an election specifying how I desire to receive the closing merger consideration?

A:	If you do not submit a properly completed election form by the fifth business day before the effective time of the merger, you will be deemed to have elected to receive the closing merger consideration in a combination of cash and Wintrust common stock for your HPK shares, subject to proration and adjustment.

Q:	Why do HPK and Wintrust want to engage in the merger?

A:

HPK believes that the merger will provide HPK stockholders with substantial benefits, and Wintrust believes that the merger will further its strategic growth plans. As a larger company, Wintrust can provide greater capital and resources and efficiencies from integrating the operations of Hyde Park Bank & Trust Company, which we refer to as Hyde Park Bank, a wholly-owned subsidiary of HPK, into Wintrust’s existing operations and allow Hyde Park Bank to offer a broader array of products and services to better serve its banking customers. To review the reasons for the merger in more detail, see “The Merger—Wintrust’s reasons for the merger” on page 32 and “The Merger—HPK’s reasons for the merger and recommendation of the board of directors” on page 31.

Q:	What does the HPK board of directors recommend?

A:	HPK’s board of directors unanimously recommends that you vote “FOR” adoption of the merger agreement, “FOR” the approval to adjourn the special meeting to permit further solicitation in the event that an insufficient number of shares are present in person or by proxy to adopt the merger agreement and the transactions it contemplates and “FOR” the authorization of the proxies named in the proxy card to vote on such other matters as may properly come before the special meeting or any adjournment or postponement thereof. HPK’s board of directors has determined that the merger agreement and the merger are in the best interests of HPK and its stockholders. To review the background and reasons for the merger in greater detail, see pages 28 to 31.

Q:	What vote is required to adopt the merger agreement?

A:	Holders of at least a majority of the voting power of the outstanding shares of HPK common stock entitled to vote must vote in favor of the merger. Abstentions and broker non-votes have the effect of votes against the adoption of the merger agreement. On September 18, 2012, all of HPK’s directors who own shares of HPK common stock and certain of its other stockholders agreed to vote their shares in favor of the merger at the special meeting. These stockholders and their affiliates owned approximately 44% of HPK’s common stock outstanding as of October 30, 2012. Each outstanding share of HPK preferred stock will be redeemed prior to the effective time of the merger and is therefore not required to vote at the special meeting. Wintrust’s shareholders will not be voting on the merger agreement. See “The Merger—Interests of certain persons in the merger” on page 37 and “The Merger—Voting agreement” on page 38.

Q:	What vote is required to approve the proposal to adjourn the special meeting to permit further solicitation in the event that an insufficient number of shares are present in person or by proxy to adopt the merger agreement and the transactions it contemplates?

A:	The proposal to adjourn the special meeting, if necessary or appropriate to solicit additional proxies, requires the affirmative vote of at least a majority of the shares of HPK common stock having voting power, present in person or by proxy at the special meeting. In the absence of a quorum, holders of a majority of the shares of HPK common stock present in person or by proxy at the special meeting may adjourn the special meeting. Abstentions and broker non-votes have the effect of votes against the proposal.

Q:	Why is my vote important?

A:	HPK stockholders are being asked to adopt the merger agreement and thereby approve the merger. If you do not submit your proxy by mail or vote in person at the special meeting, it will be more difficult for HPK to obtain the necessary quorum to hold the special meeting. In addition, your failure to submit your proxy or attend the special meeting will have the same effect as a vote against the merger agreement and make it more difficult to obtain adoption of the merger agreement.

Q:	What do I need to do now? How do I vote?

A:	You may vote at the special meeting if you own shares of HPK common stock of record at the close of business on the record date for the special meeting, October 29, 2012. After you have carefully read and considered the information contained in this proxy statement/prospectus, please complete, sign, date and mail your proxy form, which is separate from the election form, in the enclosed prepaid return envelope as soon as possible. This will enable your shares to be represented at the special meeting. You may also vote in person at the special meeting. If you do not return a properly executed proxy form and do not vote at the special meeting, this will have the same effect as a vote against the adoption of the merger agreement.

Q:	How will my proxy be voted?

A:	If you complete, sign, date and mail your proxy form, your proxy will be voted in accordance with your instructions. If you sign, date and send in your proxy form, but you do not indicate how you want to vote, your proxy will be voted FOR adoption of the merger agreement and the other proposals in the notice.

Q:	Can I revoke my proxy and change my vote?

A:	You may change your vote or revoke your proxy prior to the special meeting by filing with the secretary of HPK a duly executed revocation of proxy or submitting a new proxy form with a later date. You may also revoke a prior proxy by voting in person at the special meeting.

Q:	What if I oppose the merger? Do I have appraisal rights?

A:	HPK stockholders who do not vote in favor of adoption of the merger agreement and otherwise comply with all of the procedures of Section 262 of the Delaware General Corporation Law, which we refer to as the DGCL, will be entitled to receive payment in cash of the fair value of their shares of HPK common stock as ultimately determined under the statutory process. A copy of that section of the DGCL is attached as Annex B to this document. This value could be more than the merger consideration but could also be less.

Q:	What are the tax consequences of the merger to me?

In general, the conversion of your shares of HPK common stock into Wintrust common stock in the merger will be tax-free for United States federal income tax purposes. However, you generally will recognize gain (but not loss) in an amount limited to the amount of cash you receive in the merger (including cash you receive from the escrowed merger consideration (other than as interest, which will be taxable as ordinary income)). Additionally, you will recognize gain or loss on any cash that you receive in lieu of fractional shares of Wintrust’s common stock. You should consult with your tax adviser for the specific tax consequences of the merger to you. See “The Merger—Material U.S. federal income tax consequences of the merger” on page 33.

Q:	When and where is the special meeting?

A:	The HPK special meeting will take place on December 6, 2012, at 9:00 a.m. local time, at Hyde Park Bank, located at 1525 East 53rd Street, Chicago, Illinois 60615.

Q:	Who may attend the meeting?

Only HPK stockholders on the record date may attend the special meeting. If you are a stockholder of record, you will need to present the proxy card that you received or a valid proof of identification to be admitted into the meeting.

Q:	Should I send in my stock certificates now?

A:	No. Either at the time of closing or shortly after the merger is completed, the exchange agent for the merger will send you a letter of transmittal with instructions informing you how to send in your stock certificates to the exchange agent. You should use the letter of transmittal to exchange your HPK stock certificates for the merger consideration. Do not send in your stock certificates with your proxy form or your stock election form.

Q:	When is the merger expected to be completed?

A:	We will try to complete the merger as soon as reasonably possible. Before that happens, the merger agreement must be adopted by HPK’s stockholders and we must obtain the necessary regulatory approvals. Assuming stockholders vote to approve the merger and adopt the merger agreement and we obtain the other necessary approvals and satisfaction or waiver of the other conditions to the closing described in the merger agreement, we expect to complete the merger in the fourth quarter of 2012. See “Description of the Merger Agreement—Conditions to completion of the merger” on page 53.

Q:	Is completion of the merger subject to any conditions besides stockholder approval?

A:	Yes. The transaction must receive the required regulatory approvals, and there are other closing conditions that must be satisfied. See “Description of the Merger Agreement—Conditions to completion of the merger” on page 53.

Q:	Are there risks I should consider in deciding to vote on the adoption of the merger agreement?

A:	Yes, in evaluating the merger agreement, you should read this proxy statement/prospectus carefully, including the factors discussed in the section titled “Risk Factors” beginning on page 19.

Q:	Who can answer my other questions?

A:	If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy form, you should contact Timothy G. Goodsell, HPK’s President, at (773) 752-4600.

SUMMARY

This summary highlights selected information in this proxy statement/prospectus and may not contain all of the information that is important to you. To understand the merger more fully, you should read this entire proxy statement/prospectus carefully, including the annexes and the documents referred to or incorporated in this proxy statement/prospectus. A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus and is incorporated by reference herein. See “Where You Can Find More Information” beginning on page 72.

Information about Wintrust and HPK (See page 27)

Wintrust Financial Corporation

9700 W. Higgins Road, Suite 800

Rosemont, Illinois 60018

(847) 939-9000

Wintrust Financial Corporation, an Illinois corporation which was incorporated in 1992, is a financial holding company based in Rosemont, Illinois. Wintrust provides community-oriented, personal and commercial banking services to customers located in the Chicago metropolitan area and in southeastern Wisconsin through its fifteen wholly-owned banking subsidiaries, as well as the origination and purchase of residential mortgages for sale into the secondary market through Wintrust Mortgage, a division of Barrington Bank and Trust Company, N.A. Wintrust provides specialty finance services, including financing for the payment of commercial insurance premiums and life insurance premiums throughout the United States and Canada through its wholly-owned subsidiary, First Insurance Funding Corporation and its Canadian affiliate, and short-term accounts receivable financing and outsourced administrative services through its wholly-owned subsidiary, Tricom, Inc. of Milwaukee. Wintrust also provides a full range of wealth management services primarily to customers in the Chicago metropolitan area and in southeastern Wisconsin through three separate subsidiaries, including The Chicago Trust Company, N.A., Wayne Hummer Investments, LLC and Great Lakes Advisors, LLC.

As of September 30, 2012, Wintrust had total assets of approximately $17.0 billion, total loans of approximately $12.1 billion, total deposits of approximately $13.8 billion, and total shareholders’ equity of approximately $1.8 billion.

Wintrust common stock is traded on NASDAQ under the ticker symbol “WTFC.” Wintrust’s principal executive office is located at 9700 W. Higgins Road, Suite 800, Rosemont, Illinois 60018, telephone number: (847) 939-9000.

Wintrust BHC Merger Co.

c/o Wintrust Financial Corporation

9700 W. Higgins Road, Suite 800

Rosemont, Illinois 60018

(847) 939-9000

Wintrust BHC Merger Co., a Delaware corporation, which we refer to as Merger Sub, is a wholly-owned subsidiary of Wintrust and was formed solely for the purpose of consummating the merger. Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the merger.

HPK Financial Corporation

1525 East 53rd Street, Suite 800

Chicago, Illinois 60615

(773) 752-4600

HPK Financial Corporation, a Delaware corporation, is a bank holding company headquartered in Chicago, Illinois. Its primary business is operating its bank subsidiary, Hyde Park Bank, an Illinois state bank, with two banking locations in the Hyde Park neighborhood of Chicago, Illinois and a loan production office to the north of downtown Chicago. Hyde Park Bank began operations in 1928. As of September 30, 2012, HPK had consolidated total assets of approximately $395.3 million, deposits of $243.8 million and stockholders’ equity of $38.4 million. HPK is not a public company and, accordingly, there is no established trading market for HPK’s common stock.

The merger and the merger agreement (See page 27)

Wintrust’s acquisition of HPK is governed by a merger agreement. The merger agreement provides that, if all of the conditions set forth in the merger agreement are satisfied or waived, HPK will be merged with and into Merger Sub and will cease to exist. After the consummation of the merger, Merger Sub will continue as the surviving corporation and remain a wholly-owned subsidiary of Wintrust. The merger agreement is included as Annex A to this proxy statement/prospectus and is incorporated by reference herein. We urge you to read the merger agreement carefully and fully, as it is the legal document that governs the merger.

What HPK stockholders will receive (See page 43)

If the merger is completed, the shares of HPK common stock that you own immediately before the completion of the merger will be converted into the right to receive cash, shares of Wintrust common stock, or a combination of cash and shares of Wintrust common stock (in each case subject to possible proration and adjustment). Subject to possible downward adjustment and assuming that the reference price is between $33.50 and $43.50, the aggregate merger consideration paid by Wintrust to HPK stockholders is expected to be $27,500,000. Subject to possible waiver of proration and assuming that the reference price is between $33.50 and $43.50, Wintrust expects to pay approximately 50% of the aggregate merger consideration in cash and 50% in shares of Wintrust common stock. Regardless of whether a HPK stockholder elects cash or stock, or a combination thereof, a portion of the aggregate merger consideration equal to $2,750,000 in cash, which we refer to as the escrowed merger consideration, will be withheld from payment and contributed to the escrow account that supports certain indemnification obligations of HPK under the merger agreement. Funds will be released from the escrow account in accordance with the terms and conditions set forth in the merger agreement and the escrow agreement. See “Description of the Merger Agreement—Consideration to be received in the merger—Escrowed Merger Consideration” on page 47. We refer to the remaining merger consideration, of which you may elect to receive cash, Wintrust common stock or a combination of cash and Wintrust common stock, as the closing merger consideration. The escrowed amounts will be withheld in cash, which in turn will impact the amount of cash consideration available pursuant to the election procedure for closing merger consideration.

For each of your shares of HPK common stock, you will receive the per share merger consideration to be calculated as set forth in the merger agreement. The exchange ratio used to determine the number of shares of Wintrust common stock that you will be entitled to receive for each share of HPK common stock for which you elect to receive shares of Wintrust common stock will be determined based on the average high and low sale price of Wintrust common stock as reported on NASDAQ, which we refer to as the reference price, during the 10 trading day period ending on the second trading day prior to completion of the merger, which we refer to as the reference period, subject to a minimum and maximum reference price equal to $33.50 and $43.50, respectively. Assuming no proration of or adjustment to the merger consideration and that the currently outstanding 307,724 shares of HPK common stock remain unchanged at the closing, based on a reference price of $37.63, which is equal to the reference price if it were calculated as if the closing date was October 29, 2012, the latest practicable date prior to the date of this proxy statement/prospectus, the merger consideration that a HPK stockholder would be entitled to receive for each share of HPK common stock, which we refer to as the per share merger consideration, would be $80.43 in cash for each share of HPK common stock for which a stockholder elects to receive all closing merger consideration in cash, which we refer to as a cash election, 2.1374 shares of Wintrust common stock for each share of HPK common stock for which a stockholder elects to receive all closing merger consideration in stock, which we refer to as a stock election, or $35.75 in cash and 1.1874 shares of Wintrust common stock for each share of HPK common stock for which a stockholder elects to receive closing merger consideration half in cash and half in stock, which we refer to as a combination election plus, in each case, up to $8.94 escrowed merger consideration in cash. Assuming no proration of or adjustment to the merger consideration, if the reference price were equal to the minimum of $33.50, each share of HPK common stock for which a stock election is made would instead be entitled to 2.4009 shares of Wintrust common stock and up to $8.94 escrowed merger consideration in cash, and assuming no proration of or adjustment to the merger consideration, if the reference price were equal to the maximum of $43.50, each share of HPK common stock for which a stock election is made would be entitled to 1.8489 shares of Wintrust common stock and up to $8.94 escrowed merger consideration in cash. For a description of how the per share merger consideration will be calculated, see “Description of the Merger Agreement—Consideration to be received in the merger”.

HPK may terminate the merger agreement if the reference price is less than $33.50, and Wintrust does not, within five business days of notice of such termination, notify HPK of its election to increase the merger consideration to provide for an amount of cash, or additional shares of Wintrust common stock if necessary pursuant to the merger agreement, so that the number of shares of Wintrust common stock that a HPK stockholder would be entitled to receive for each share of HPK common stock for which it elects to receive shares of Wintrust common stock is equal to the consideration that would be obtained using $33.50 as the reference price. Wintrust may terminate the merger agreement if the reference price of Wintrust’s common stock during the reference period is more than $46.50.

In addition, the merger consideration may be adjusted downward if the balance sheet delivered to Wintrust by HPK at the closing reflects stockholders’ equity less than $26,300,000 minus the after-tax impact of certain change of control payments to be made by HPK, or to account for certain environmental conditions discovered in the real property of HPK or its subsidiaries. For a description of the possible adjustment of the merger consideration, see “Description of the Merger Agreement—Consideration to be received in the merger—Adjustment to Merger Consideration.”

There can be no assurances that you will receive the closing merger consideration in exactly the form you specify on your election form. The merger agreement provides that all elections for cash consideration, stock consideration or the combination of cash and stock consideration are subject to proration. For example, if you elect to receive all cash consideration, depending on the elections made by other HPK stockholders, it is possible that you will receive a portion of the closing merger consideration in cash and a portion in stock. The same might be true if you elect to receive all stock consideration. Subject in each case to possible downward adjustment and assuming the reference price is between $33.50 and $43.50, the cash portion of the merger consideration may not exceed approximately $13,750,000 (including the escrowed merger consideration) and the stock portion of the merger consideration may not exceed the number of shares of Wintrust common stock with an aggregate value equal to approximately $13,750,000, in each case unless Wintrust waives such requirement. For a description of the possible proration of elections, see “Description of the Merger Agreement—Consideration to be received in the merger—Proration of Merger Consideration” on page 47.

HPK stockholders will not receive fractional shares of Wintrust common stock. Instead, they will receive a cash payment for any fractional shares based on the value of Wintrust common stock.

Merger consideration election (See page 48)

With this proxy statement/prospectus, you have been provided with an election form in order to select whether you will receive closing merger consideration consisting of cash, Wintrust common stock or a combination of cash and shares of Wintrust common stock (in each case subject to possible proration and adjustment as described in this proxy statement/prospectus). The completed election form should be returned in the enclosed prepaid envelope and must be received by the exchange agent for the merger, IST Shareholder Services, by 5:00 p.m., Chicago time, on the fifth business day before the effective time of the merger. Once made, elections are irrevocable. If your election form is not received by this deadline, you will be deemed to have elected to receive the combination of cash and Wintrust common stock.

Once the merger is complete, IST Shareholder Services will mail you materials and instructions for exchanging your HPK stock certificates for shares of Wintrust common stock to be issued by book-entry transfer. You should not send in your HPK stock certificates with your completed proxy card or election form, and should wait until you receive the transmittal materials and instructions from the exchange agent.

Material U.S. federal income tax consequences of the merger (See page 33)

Your receipt of shares of Wintrust common stock as part of the closing merger consideration generally will be tax-free for United States federal income tax purposes. However, you generally will recognize gain (but not loss) in an amount limited to the amount of cash you receive in the merger (including cash you receive as escrowed merger consideration (other than as interest, which will be taxable as ordinary income)). Additionally, you will recognize gain or loss on any cash that you receive in lieu of fractional shares of Wintrust common stock. You are urged to consult your tax adviser for a full understanding of the federal, state, local and foreign tax consequences of the merger to you.

Reasons for the merger (See page 31)

HPK’s board of directors believes that the merger is in the best interests of HPK and its stockholders, has unanimously adopted the merger agreement and unanimously recommends that its stockholders vote “FOR” the adoption of the merger agreement.

In its deliberations and in making its determination, HPK’s board of directors considered numerous factors, including the following:

•	information with respect to the businesses, earnings, operations, financial condition, prospects, capital levels and asset quality of HPK and Wintrust, both individually and as a combined company;

•

the perceived risks and uncertainties attendant to HPK’s operation as an independent banking organization, including the risks and uncertainties related to the continuing low-interest rate environment, competition in HPK’s market area, increased regulatory costs and increased capital requirements;

•

based on the closing price of Wintrust common stock on September 17, 2012 and HPK’s June 30, 2012 unaudited balance sheet, the aggregate merger consideration was priced at 106.3% of tangible common book value and 101.0% of common book value;

•	the value to be received by HPK stockholders in the merger as compared to stockholder value projected for HPK as an independent entity;

•	the enhanced liquidity for HPK’s stockholders, including with respect to the Wintrust common stock to be received in the merger;

•	the market value of Wintrust common stock prior to the execution of the merger agreement and the prospects for future appreciation as a result of Wintrust’s strategic initiatives;

•	Wintrust’s strategy to seek profitable future expansion in the Chicago metropolitan area, leading to continued growth in overall stockholder value;

•

the fact that Wintrust is publicly held and the merger would provide access to a public trading market for HPK’s stockholders whose investments currently are in a privately held company, as well as enhanced access to capital markets to finance the combined company’s capital requirements; and

•	the likelihood that the merger will be approved by the relevant bank regulatory authorities without undue burden and in a timely manner.

Wintrust’s board of directors concluded that the merger is in the best interests of Wintrust and its shareholders. In deciding to approve the merger, Wintrust’s board of directors considered a number of factors, including:

•	HPK’s community banking orientation and its compatibility with Wintrust and its subsidiaries;

•

a review of the demographic, economic and financial characteristics of the markets in which HPK operates, including existing and potential competition and history of the market areas with respect to financial institutions;

•	Wintrust management’s review of HPK’s business, operations, earnings and financial condition, including its management, capital levels and asset quality; and

•	the likelihood that the merger will be approved by the relevant bank regulatory authorities without undue burden and in a timely manner.

Board recommendation to HPK’s stockholders (See page 31)

HPK’s board of directors believes that the merger of HPK with Wintrust is in the best interests of HPK and its stockholders. HPK’s board of directors unanimously recommends that you vote “FOR” the merger.

Interests of officers and directors of HPK and Hyde Park Bank in the merger may be different from, or in addition to, yours (See page 37)

When you consider the HPK board of directors’ recommendation to vote in favor of the adoption of the merger agreement, you should be aware that some of HPK’s or Hyde Park Bank’s directors and officers may have interests in the merger that are different from, or in addition to, your interests as stockholders. HPK’s board of directors was aware of these interests and took them into account in approving the merger. For example, Hyde Park Bank entered into an employment agreement with each of Michael McGarry and Claudio Ricci in connection with HPK’s entry into the merger agreement, pursuant to which they will be employed as officers of Hyde Park Bank upon the effective time of the merger.

In addition, Timothy G. Goodsell and Patrick J. Barrett have previously entered into change of control agreements and life insurance agreements with HPK and Hyde Park Bank, and Hyde Park Bank has previously established a supplemental retirement benefits plan for the benefit of Mr. Goodsell. In connection with the merger, each will be paid change of control payments and lump sum amounts in connection with the termination of such agreements and plan.

Wintrust has also agreed to indemnify and hold harmless the current and former directors and officers of HPK and its subsidiaries for all actions taken by them prior to the effective time of the merger, to the same extent as the indemnification currently provided by HPK and its subsidiaries under their respective organizational documents, and to provide such directors and officers with directors’ and officers’ liability insurance, subject to limits on availability and cost, for up to six years.

HPK stockholders will have appraisal rights in connection with the merger (See page 39)

HPK stockholders may dissent from the merger and, upon complying with the requirements of the DGCL, receive cash in the amount of the fair value of their shares instead of the merger consideration.

A copy of the section of the DGCL pertaining to appraisal rights is attached as Annex B to this proxy statement/prospectus. You should read the statute carefully and consult with your legal counsel if you intend to exercise these rights.

The merger and the performance of the combined company are subject to a number of risks (See page 19)

There are a number of risks relating to the merger and to the businesses of Wintrust, HPK and the combined company following the merger. See the “Risk Factors” beginning on page 19 of this proxy statement/prospectus for a discussion of these and other risks and see also the documents that Wintrust has filed with the SEC and which we have incorporated by reference into this proxy statement/prospectus.

HPK stockholder approval will be required to complete the merger and approve the other proposals set forth in the notice (See page 25)

To adopt the merger, at least a majority of the voting power of the outstanding shares of HPK common stock entitled to vote must be voted in favor of the merger agreement at the special meeting. Approval of the proposal to adjourn the special meeting, if necessary, requires the affirmative vote of holders of at least a majority of the shares of HPK common stock having voting power, present in person or by proxy, if a quorum is present. In the absence of a quorum, the holders or a majority of the shares of HPK common stock present in person or by proxy may adjourn the special meeting. To satisfy the quorum requirements set forth in HPK’s bylaws, stockholders holding at least a majority of the voting power of the outstanding shares of HPK common stock entitled to vote at the special meeting must be present in person or by proxy at the special meeting. Stockholders may vote their shares in person at the special meeting or by signing and returning the enclosed proxy form. Each outstanding share of HPK preferred stock will be redeemed prior to the effective time of the merger and is therefore not required to vote at the special meeting.

On September 18, 2012, all of HPK’s directors who own shares of HPK common stock and certain of its other stockholders committed to vote their shares of HPK common stock in favor of the merger. As of October 30, 2012, these stockholders and their affiliates owned 135,797 shares, constituting approximately 44% of the shares then outstanding. See “The Merger—Voting agreement” on page 38.

HPK special meeting (See page 25)

The special meeting of stockholders will be held at Hyde Park Bank, located at 1525 East 53rd Street, Chicago, Illinois 60615 on December 6, 2012 at 9:00 a.m., local time. HPK’s board of directors is soliciting proxies for use at the special meeting. At the special meeting, HPK stockholders will be asked to vote on a proposal to adopt the merger agreement.

Record date for the special meeting; revocability of proxies (See pages 25 and 26)

You may vote at the special meeting if you own shares of HPK common stock of record at the close of business on October 29, 2012. You will have one vote for each share of HPK common stock you owned on that date. You may change your vote or revoke your proxy prior to the special meeting by filing with the secretary of HPK a duly executed revocation of proxy or submitting a new proxy form with a later date. You may also vote in person at the special meeting.

Completion of the merger is subject to regulatory approvals (See page 37)

The merger cannot be completed until Wintrust receives the necessary regulatory approval of the Board of Governors of the Federal Reserve System, or the Federal Reserve. Wintrust submitted an application with the Federal Reserve Bank of Chicago on September 26, 2012. The merger is also subject to approval of the appropriate regulatory authorities regarding the repurchase or redemption of the HPK preferred stock held by the U.S. Treasury.

Conditions to the merger (See page 53)

Closing Conditions for the Benefit of Wintrust. Wintrust’s obligations are subject to fulfillment of certain conditions, including:

•	accuracy of representations and warranties of HPK in the merger agreement as of the closing date, except as otherwise set forth in the merger agreement;

•	performance by HPK in all material respects of its agreements under the merger agreement;

•	the registration statement having been declared effective by the SEC and continuing to be effective as of the effective time;

•	adoption of the merger agreement at the special meeting by the holders of at least a majority of the outstanding shares of HPK entitled to vote;

•	execution and delivery of a certificate of merger suitable for filing with the Delaware Secretary of State;

•	receipt of all necessary regulatory approvals, including approval for the repurchase or redemption of the HPK preferred stock;

•	no material adverse change in HPK since September 18, 2012;

•

no threatened or pending litigation seeking to enjoin the transactions contemplated by the merger agreement or seeking other relief that Wintrust reasonably believes, subject to certain conditions, would make it undesirable or inadvisable to consummate the merger or would have a material adverse effect on HPK or its subsidiaries;

•

the absence of any environmental condition not previously disclosed to Wintrust and related to certain real property owned, leased by or leased to a third party tenant by HPK or its subsidiaries as indicated or confirmed by the results of certain environmental surveys or reports, as set forth in the merger agreement (unless the aggregate merger consideration is reduced or Wintrust terminates the merger agreement);

•

receipt of an opinion from HPK’s special counsel regarding the valid existence and the valid issuance of the capital stock of HPK, its authority to enter into the merger agreement and the due execution and delivery of the merger agreement by HPK, among other things;

•	capability of Michael McGarry and Claudio Ricci to perform their respective duties under those certain employment agreements executed in connection with the merger agreement;

•	amendment and restatement of HPK’s management agreement with its property manager containing terms and conditions reasonably acceptable to Wintrust;

•	receipt of estoppel certificates signed by certain tenants, and written requests to the remaining tenants to execute an estoppel certificate, of all of the leased premises of HPK or its subsidiaries;

•	the repurchase or redemption of the HPK preferred stock by HPK;

•	the payment of amounts due and owing to Timothy G. Goodsell and Patrick J. Barrett pursuant to certain change in control agreements with HPK and Hyde Park Bank;

•

the remedy by HPK and certain of its subsidiaries of deficiencies and completion of certain corrective actions, and the use of commercially reasonable efforts to obtain a satisfactory certification from the City of Chicago Department of Buildings prior to closing;

•

receipt of all other necessary consents, permissions and approvals, which the failure to obtain would have a “material adverse effect” with respect to HPK or Wintrust’s rights under the merger agreement;

•	receipt of balance sheets of HPK, adjusted to reflect certain adjustments, specifications and charges, as set forth in the merger agreement; and

•	adjustment of the merger consideration, as applicable, as set forth in “—Consideration to be received in the merger—Adjustment to Merger Consideration.”

Closing Conditions for the Benefit of HPK. HPK’s obligations are subject to fulfillment of certain conditions, including:

•	accuracy of representations and warranties of Wintrust and Merger Sub in the merger agreement as of the closing date, except as otherwise set forth in the merger agreement;

•	performance by Wintrust in all material respects of its agreements under the merger agreement;

•	approval of the listing of the shares of Wintrust common stock issuable pursuant to the merger agreement on NASDAQ;

•	receipt of all necessary regulatory approvals, including approval for the repurchase or redemption of the HPK preferred stock;

•	execution and delivery of a certificate of merger suitable for filing with the Delaware Secretary of State;

•	the registration statement having been declared effective by the SEC and continuing to be effective as of the effective time;

•

no threatened or pending litigation seeking to enjoin the transactions contemplated by the merger agreement or seeking other relief that HPK reasonably believes, subject to certain conditions, would make it undesirable or inadvisable to consummate the merger or would have a material adverse effect on Wintrust;

•	no material adverse change in Wintrust since September 18, 2012;

•

receipt of an opinion from Wintrust’s special counsel regarding the valid existence of Wintrust and Merger Sub, their authority to enter into the merger agreement, due execution and delivery of the merger agreement by Wintrust and Merger Sub and the issuances of shares of Wintrust common stock in the merger, among other things; and

•

receipt of a tax opinion from HPK’s counsel that the merger constitutes a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code.

How the merger agreement may be terminated by Wintrust and HPK (See page 54)

Wintrust and HPK may mutually agree to terminate the merger agreement and abandon the merger at any time. Subject to conditions and circumstances described in the merger agreement, Wintrust or HPK, as the case may be, may terminate the merger agreement as follows:

•	by either party if the merger is not completed by December 15, 2012 (or January 31, 2013, if the sole impediment to closing is a delay in the receipt of regulatory approvals);

•	in certain circumstances, by either party if a condition to the merger has become impossible to satisfy;

•	in certain circumstances, by either party if HPK has accepted or consummated a superior proposal from a third party;

•	in certain circumstances by HPK if at the time the conditions to the merger are satisfied, the reference price is less than $33.50;

•	in certain circumstances by Wintrust if at the time the conditions to the merger are satisfied, the reference price is more than $46.50;

•

by HPK if the merger consideration would be reduced by more than $5,500,000 pursuant to the stockholders’ equity adjustment described in the section entitled “Description of the Merger Agreement—Consideration to be received in the merger—Adjustment to Merger Consideration”; or

•

in certain circumstances, by Wintrust upon the identification or confirmation of the presence of certain environmental conditions related to certain real property, as described below in “Description of the Merger Agreement—Consideration to be received in the merger—Adjustment to Merger Consideration”.

Termination fees and expenses may be payable under some circumstances (See page 55)

Generally, if the merger agreement is terminated by either HPK or Wintrust because the other party has committed a material breach, subject to certain limitations, the breaching party will be required to pay the non-breaching party a termination fee of $750,000 and reimburse the non-breaching party for up to $200,000 in out-of-pocket costs and expenses.

Under certain circumstances described in the merger agreement, including (i) the breach by HPK of its agreement not to solicit alternative acquisition proposals or (ii) the entry into, consummation of or the HPK board’s determination to accept, an unsolicited superior proposal from a third party, Wintrust may be owed a $1,500,000 termination fee from HPK plus reimbursement for up to $200,000 in out-of-pocket costs and expenses. See “Description of the Merger Agreement—Termination fee.”

Voting agreement (See page 38)

On September 18, 2012, all of the directors of HPK who own shares of HPK common stock and certain of its other stockholders agreed to vote all of their shares of HPK common stock in favor of the merger agreement at the special meeting. The voting agreement covers approximately 44% of HPK’s outstanding shares of common stock as of October 30, 2012. These voting agreements terminate if the merger agreement is terminated in accordance with its terms. A copy of the form of voting agreement is attached to this proxy statement/prospectus as Annex C.

Accounting treatment of the merger

The merger will be accounted for as a purchase transaction in accordance with accounting principles generally accepted in the United States.

Certain differences in Wintrust shareholder rights and HPK stockholder rights (See page 58)

Wintrust is an Illinois corporation and HPK is a Delaware corporation. HPK stockholder rights under Delaware law and Wintrust shareholder rights under Illinois law are different. In addition, Wintrust’s articles of incorporation and its by-laws contain provisions that are different from HPK’s certificate of incorporation and bylaws as currently in effect. Certain of these differences are described in detail in the section entitled “Comparison of rights of Wintrust shareholders and HPK stockholders” beginning on page 58. After completion of the merger, HPK stockholders who receive shares of Wintrust common stock in exchange for their shares of HPK common stock will become Wintrust shareholders and their rights will be governed by Wintrust’s articles of incorporation and by-laws, in addition to laws and requirements that apply to public companies.

Wintrust shares will be listed on NASDAQ (See page 56)

The shares of Wintrust common stock to be issued pursuant to the merger will be listed on NASDAQ under the symbol “WTFC.”

Recent Developments

On October 16, 2012, Wintrust announced its consolidated unaudited earnings for the third quarter of 2012. Net income for the quarter ended September 30, 2012 was $32.3 million, an increase of 26% over the $25.6 million recorded in the second quarter of 2012 and 7% over the $30.2 recorded in the third quarter of 2011. On a per share basis, net income for the third quarter of 2012 totaled $0.66 per diluted common share, an increase of $0.14 per share compared to the second quarter of 2012 and $0.01 per share compared to the third quarter of 2011. Total assets rose to $17.0 billion as of September 30, 2012, an increase of $1.1 billion compared to September 30, 2011. Total deposits as of September 30, 2012 were $13.8 billion, an increase of $1.5 billion compared to September 30, 2011. Total loans, including loans held for sale but excluding covered loans, were $12.1 billion as of September 30, 2012, an increase of $1.6 billion over September 30, 2011. Wintrust’s results of operations for the quarter ended September 30, 2012 are not necessarily indicative of the results to be expected for the entire fiscal year 2012. Additional details about Wintrust’s third quarter results can be found in Wintrust’s Current Report on Form 8-K filed with the SEC on October 17, 2012 and will be contained in Wintrust’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012 when it is filed with the SEC.

HPK’s net income for the nine months ended September 30, 2012 was $1.4 million, an increase of more than 28.9% over the nine months ended September 30, 2011. Total assets as of September 30, 2012 were $395.3 million, a decrease of 0.6% compared to September 30, 2011. HPK’s results of operations for the nine months ended September 30, 2012 are not necessarily indicative of the results to be expected for the entire fiscal year 2012.

Per Share Market Price and Dividend Information

Wintrust common stock is listed on NASDAQ under the symbol “WTFC.” The table below shows, for the quarters indicated, based on published financial sources, the reported high and low sales prices of Wintrust’s common stock during the periods indicated and the cash dividends paid per share of Wintrust common stock.

	High	Low	Dividend
Year Ended December 31, 2010
First Quarter	$38.47	$29.86	$0.09
Second Quarter	44.93	33.05	—
Third Quarter	37.25	27.79	0.09
Fourth Quarter	33.97	28.40	—
Year Ended December 31, 2011
First Quarter	$36.97	$31.13	$0.09
Second Quarter	37.34	30.08	—
Third Quarter	34.87	25.68	0.09
Fourth Quarter	30.34	24.30	—
Year Ending December 31, 2012
First Quarter	$36.57	$28.61	$0.09
Second Quarter	36.85	31.67	—
Third Quarter	39.04	34.51	0.09
Fourth Quarter (through October 26, 2012)	39.81	36.67	—

Comparative Per Share Data

The following table presents selected comparative per share data for Wintrust common stock and HPK common stock. You should read this information in conjunction with the selected historical financial information included elsewhere in this proxy statement/prospectus, and the historical financial statements of Wintrust and related notes that are incorporated by reference in this proxy statement/prospectus by reference. The historical per share data is derived from audited financial statements as of and for the year ended December 31, 2011 and the unaudited interim financial statements for the nine months ended September 30, 2012.

	Nine Months Ended September 30, 2012	Year Ended December 31, 2011
Wintrust:
Diluted earnings per share	$1.70	$1.67
Cash dividends declared per share	0.18	0.18
Book value per common share (at period end)	37.25	34.23
HPK:
Diluted earnings per share	$3.12	$2.64
Cash dividends declared per share	1.00	2.00
Book value per common share (at period end)	95.03	86.61

Selected Historical Financial Data of Wintrust

The selected consolidated financial data presented below is being provided to assist you in your analysis of the financial aspects of the merger. The annual Wintrust historical information as of and for each of the years in the five-year period ended December 31, 2011, are derived from Wintrust’s audited historical financial statements. The selected consolidated financial data presented below, as of and for the six-month periods ended June 30, 2012 and 2011, are derived from Wintrust’s unaudited interim consolidated financial statements. This information is only a summary and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto incorporated by reference into this proxy statement/prospectus from Wintrust’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and Wintrust’s Quarterly Report on Form 10-Q for the period ended June 30, 2012. The historical results below or contained elsewhere in this proxy statement/prospectus are not necessarily indicative of the future performance of Wintrust or the combined company.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

	Six Months Ended June 30,		Years Ended December 31,
	2012	2011	2011	2010	2009	2008	2007
	(Dollars in thousands, except per share data)
Selected Financial Condition Data (at end of period):
Total assets	$16,576,282	$14,615,897	$15,893,808	$13,980,156	$12,215,620	$10,658,326	$9,368,859
Total loans, excluding loans held-for-sale, excluding covered loans	11,202,842	9,925,077	10,521,377	9,599,886	8,411,771	7,621,069	6,801,602
Total deposits	13,057,581	11,259,260	12,307,267	10,803,673	9,917,074	8,376,750	7,471,441
Junior subordinated debentures	249,493	249,493	249,493	249,493	249,493	249,515	249,662
Total shareholders’ equity	1,722,074	1,473,386	1,543,533	1,436,549	1,138,639	1,066,572	739,555

Selected Statements of Income Data:
Net interest income	254,165	218,320	461,377	415,836	311,876	244,567	261,550
Net revenue(1)	352,123	295,859	651,075	607,996	629,523	344,245	341,493
Pre-tax adjusted earnings(2)	132,529	103,892	220,778	196,078	122,665	94,644	99,762
Net income per common share — Basic	$1.24	$0.75	$2.08	$1.08	$2.23	$0.78	$2.31
Net income per common share — Diluted	$1.02	$0.60	$1.67	$1.02	$2.18	$0.76	$2.24

	Six Months Ended June 30,		Years Ended December 31,
	2012	2011	2011	2010	2009	2008	2007
	(Dollars in thousands, except per share data)
Selected Financial Ratios and Other Data:
Performance Ratios:
Net interest margin(2)	3.53%	3.44%	3.42%	3.37%	3.01%	2.81%	3.11%
Non-interest income to average assets	1.23%	1.11%	1.27%	1.42%	2.78%	1.02%	0.85%
Non-interest expense to average assets	2.94%	2.80%	2.82%	2.82%	3.01%	2.63%	2.57%
Net overhead ratio(3)	1.71%	1.69%	1.55%	1.40%	0.23%	1.60%	1.72%
Efficiency ratio(2)(4)	66.91%	66.11%	64.58%	63.77%	54.44%	73.00%	71.05%
Return on average assets	0.61%	0.40%	0.52%	0.47%	0.64%	0.21%	0.59%
Return on average common equity	5.99%	3.76%	5.11%	3.01%	6.70%	2.44%	7.64%
Average total assets	$16,077,279	$14,059,339	$14,920,160	$13,556,612	$11,415,322	$9,753,220	$9,442,277
Average total shareholders’ equity	1,630,051	1,449,031	1,484,720	1,352,135	1,081,792	779,437	727,972
Average loans to average deposits ratio (excluding covered loans)	88.2%	91.1%	88.3%	91.1%	90.5%	94.3%	90.1%
Average loans to average deposits ratio (including covered loans)	93.4%	94.5%	92.8%	93.4%	90.5%	94.3%	90.1%

Common Share Data (at end of period):
Market price per common share	$35.50	$32.18	$28.05	$33.03	$30.79	$20.57	$33.13
Book value per common share(2)	$35.86	$33.63	$34.23	$32.73	$35.27	$33.03	$31.56
Tangible common book value per share(2)	$27.69	$26.67	$26.72	$25.80	$23.22	$20.78	$19.02
Common shares outstanding	36,340,843	34,988,125	35,978,349	34,864,068	24,206,819	23,756,674	23,430,490

	At June 30,		At December 31,
	2012	2011	2011	2010	2009	2008	2007
Other Data at end of period: (7)	(Dollars in thousands, except per share data)
Leverage Ratio	10.2%	10.3%	9.4%	10.1%	9.3%	10.6%	7.7%
Tier 1 Capital to risk-weighted assets	12.2%	12.3%	11.8%	12.5%	11.0%	11.6%	8.7%
Total capital to risk-weighted assets	13.4%	13.5%	13.0%	13.8%	12.4%	13.1%	10.2%
Tangible Common Equity ratio (TCE)(2)(6)	7.4%	7.9%	7.5%	8.0%	4.7%	4.8%	4.9%
Allowance for credit losses(5)	$124,823	$119,697	$123,612	$118,037	$101,831	$71,353	$50,882
Non-performing loans	$120,920	$156,072	$120,084	$141,958	$131,804	$136,094	$71,854
Allowance for credit losses to total loans(5)	1.11%	1.21%	1.17%	1.23%	1.21%	0.94%	0.75%
Non-performing loans to total loans	1.08%	1.57%	1.14%	1.48%	1.57%	1.79%	1.06%
Number of:
Bank subsidiaries	15	15	15	15	15	15	15
Non-bank subsidiaries	8	7	7	8	8	7	8
Banking offices	100	88	99	86	78	79	77

(1) Net revenue is net interest income plus non-interest income.

(2) See Item 6, “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Financial Measures/Ratios” of Wintrust’s 2011 Form 10-K for a reconciliation of this performance measure/ratio to GAAP.

(3) The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s total average assets. A lower ratio indicates a higher degree of efficiency.

(4) The efficiency ratio is calculated by dividing total non-interest expense by tax-equivalent net revenue (less securities gains or losses). A lower ratio indicates more efficient revenue generation.

(5) The allowance for credit losses includes both the allowance for loan losses and the allowance for unfunded lending-related commitments.

(6) Total shareholders’ equity minus preferred stock and total intangible assets divided by total assets minus total intangible assets.

(7) Asset quality ratios exclude covered loans.

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the caption “Special Notes Concerning Forward-Looking Statements” on page 23, you should consider the following risk factors carefully in deciding whether to vote for the adoption of the merger agreement. Additional risks and uncertainties not presently known to Wintrust and HPK or that are not currently believed to be important to you, if they materialize, also may adversely affect the merger and Wintrust and HPK as a combined company.

In addition, Wintrust’s and HPK’s respective businesses are subject to numerous risks and uncertainties, including the risks and uncertainties described, in the case of Wintrust, in its Annual Report on Form 10-K for the year ended December 31, 2011 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, which are incorporated by reference into this proxy statement/prospectus.

Risks relating to the merger

Because the market price of Wintrust common stock may fluctuate, you cannot be certain of the precise value of the stock portion of the merger consideration you may receive in the merger.

At the time the merger is completed, each issued and outstanding share of HPK common stock (other than shares owned by HPK or Hyde Park Bank and shares of HPK common stock in respect of which appraisal rights have been properly exercised and perfected) will be converted into the right to receive consideration in the form of Wintrust common stock and/or cash, depending upon the HPK stockholder’s election, subject to proration and adjustment. The exchange ratio for the Wintrust common stock, as calculated in accordance with the formula set forth in the merger agreement, may fluctuate depending on the market price of Wintrust common stock during the reference period.

There will be a time lapse between each of the date on which HPK stockholders vote to approve the merger and the merger agreement at the special meeting, the date on which HPK stockholders make their election regarding the form of closing merger consideration, the date on which the exchange ratio is determined, and the date on which HPK stockholders entitled to receive shares of Wintrust common stock actually receive such shares. The market value of Wintrust common stock may fluctuate during these periods. Consequently, at the time HPK stockholders must decide whether to approve the merger and the merger agreement, they will not know the actual market value of the shares of Wintrust common stock they will receive when the merger is completed. The actual value of the shares of Wintrust common stock received by the HPK stockholders will depend on the market value of shares of Wintrust common stock on that date. This market value may be less than the value used to determine the exchange ratio, as that determination will be made with respect to a period occurring prior to the consummation of the merger.

Because the merger consideration is subject to downward adjustment, the value of the merger consideration you may receive in the merger may be less than you expect.

The merger consideration to be received by HPK stockholders at the closing of the merger is subject to downward adjustment by Wintrust and HPK if the balance sheet delivered to Wintrust by HPK at the closing reflects stockholders’ equity less than $26,300,000 minus the after-tax impact of certain change of control payments to be made by HPK or to account for certain environmental conditions discovered in the real property of HPK or its subsidiaries. For a description of the possible adjustment of the merger consideration, see “Description of the Merger Agreement—Consideration to be received in the merger—Adjustment to Merger Consideration” on page 47. If the merger consideration would be reduced by more than $5,500,000 pursuant to the stockholders’ equity adjustment, HPK may terminate the merger agreement. However, HPK may waive this right to terminate without stockholder approval, in which case the aggregate merger consideration may be reduced by a greater amount.

HPK stockholders may not receive the escrowed merger consideration.

A portion of the merger consideration equal to $2,750,000 in cash will be deposited at the closing with the escrow agent to serve as security for the benefit of Wintrust against the indemnification afforded the Wintrust indemnified parties in the merger agreement. If any payment is required to be made from the escrow account to a Wintrust indemnified party, the HPK stockholders as of the closing date of the merger will not be entitled to receive such amount. Because this portion of the merger consideration is contingent upon the determination of any indemnification claims against HPK, there are no assurances of the amount of cash, if any, beyond the merger consideration payable at the closing that HPK stockholders will receive for their HPK common stock. As a result, HPK stockholders will not know, prior to the date of the special meeting, the amount of escrowed merger consideration, if any, that may be payable to HPK stockholders.

The stockholders’ agent will have the ability to take actions in connection with the merger and the merger agreement on behalf of the HPK stockholders without further notice to or approval by the HPK stockholders.

In connection with the adoption of the merger agreement and approval of the merger by the HPK stockholders, Timothy G. Goodsell and any successors thereto will be appointed as the HPK stockholders’ exclusive agent and attorney-in-fact with respect to any actions specified or contemplated by the merger agreement and the escrow agreement. The appointment of the stockholders’ agent will constitute the authorization by each holder of HPK common stock, even if a HPK stockholder did not vote to approve the merger and thereby appoint the stockholders’ agent. The stockholders’ agent may take action or decline to do so as he may determine in his sole discretion without any notice to or approval by the HPK stockholders, and will be indemnified by the HPK stockholders in taking or declining such action. For example, the stockholders’ agent may settle indemnification claims pursuant to the escrow agreement, which would reduce the escrowed merger consideration to be received by the HPK stockholders.

HPK stockholders may receive a form or combination of closing merger consideration different from what they elect.

While each holder of HPK common stock may elect to receive all cash, all Wintrust common stock or a combination of cash and Wintrust common stock in their election of closing merger consideration, the total amount of cash and the total number of shares of Wintrust common stock available for all HPK stockholders may not exceed the maximum cash amount and the maximum stock amount, respectively, as described below, in each case unless Wintrust waives such requirement. Accordingly, depending on the elections made by other HPK stockholders, if a holder of HPK common stock elects to receive all cash in connection with the merger, such holder may receive a portion of the closing merger consideration in Wintrust common stock and if a holder of HPK common stock elects to receive all of such holder’s closing merger consideration in the form of Wintrust common stock, such holder may receive a portion of the closing merger consideration in cash. Regardless of whether a HPK stockholder elects to receive closing merger consideration in the form of cash or Wintrust common stock, or a combination thereof, the escrowed merger consideration to which a HPK stockholder is entitled will be paid in cash. See “Description of the Merger Agreement—Consideration to be received in the merger—Proration of Merger Consideration “ beginning on page 47. If a holder of HPK common stock does not submit a properly completed and signed election form to the exchange agent for the merger by the election deadline, then such stockholder will have no control over the type of closing merger consideration such stockholder may receive, and, consequently, will receive mixed consideration consisting of both cash and Wintrust common stock.

Because there is no public market for the HPK common stock, it is difficult to determine how the fair value of HPK common stock compares with the merger consideration.

The outstanding shares of HPK common stock are privately held and are not traded in any public market. This lack of a public market makes it difficult to determine the fair value of HPK. HPK’s board of directors did not obtain an opinion from a financial advisor regarding the fairness of the merger consideration, from a financial point of view, to the holders of HPK common stock. Because the merger consideration was determined based on negotiations between the parties, it may not be indicative of the fair value of the shares of HPK common stock.

Wintrust may be unable to successfully integrate HPK’s and Hyde Park Bank’s operations and may not realize the anticipated benefits of acquiring HPK.

Wintrust and HPK entered into the merger agreement with the expectation that Wintrust would be able to successfully integrate HPK’s and Hyde Park Bank’s operations and that the merger would result in various benefits, including, among other things, enhanced revenues and revenue synergies, an expanded market reach and operating efficiencies. Achieving the anticipated benefits of the merger is subject to a number of uncertainties, including whether Wintrust integrates and operates HPK and Hyde Park Bank in an efficient and effective manner, and general competitive factors in the market place. The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of one or more of the combined company’s businesses or the loss of key personnel. The diversion of management’s attention and any delays or difficulties encountered in connection with the merger and the integration of the two companies’ operations could have an adverse effect on the business, financial condition, operating results and prospects of the combined company after the merger. Failure to achieve these anticipated benefits could result in increased costs, decreases in the amount of expected revenues and diversion of management’s time and energy and could have an adverse effect on the combined company’s business, financial condition, operating results and prospects.

Among the factors considered by the boards of directors of Wintrust and HPK in connection with their respective approvals of the merger agreement were the benefits that could result from the merger. We cannot give any assurance that these benefits will be realized within the time periods contemplated or even that they will be realized at all.

HPK will be subject to business uncertainties while the merger is pending, which could adversely affect its business.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on HPK, and, consequently, the combined company. Although HPK intends to take steps to reduce any adverse effects, these uncertainties may impair HPK’s ability to attract, retain and motivate key personnel until the merger is consummated and for a period of time thereafter, and could cause customers and others that deal with HPK to seek to change their existing business relationships with HPK. Employee retention at HPK may be particularly challenging during the pendency of the merger, as employees may experience uncertainty about their roles with the combined company following the merger.

Some of the directors and executive officers of HPK and Hyde Park Bank have interests and arrangements that could have affected their respective decision to support or approve the merger.

The interests of some of the directors and executive officers of HPK and Hyde Park Bank in the merger are different from, and may be in addition to, those of HPK stockholders generally and could have affected their decision to support or approve the merger. These interests include:

•	The change of control payments, pursuant to existing contracts, to each of Timothy G. Goodsell and Patrick J. Barrett in connection with the merger;

•	The entry into employment agreements with each of Michael McGarry and Claudio Ricci in connection with the merger, which provide for the payment of severance under certain circumstances;

•

HPK’s agreement to provide benefit payments under certain circumstances to Messrs. Goodsell and Barrett, including all amounts due to Mr. Goodsell under the Hyde Park Bank and Trust Company Supplemental Retirement Benefits Plan and all amounts due to Messrs. Goodsell and Barrett under split-dollar life insurance agreements;

•	Wintrust’s agreement to provide officers and directors of HPK with continuing indemnification rights; and

•	Wintrust’s agreement to provide directors’ and officers’ insurance to the officers and directors of HPK for up to six years following the merger.

In addition, all of the directors of HPK who own shares of HPK common stock and certain other stockholders of HPK have entered into a voting agreement that requires them to vote all of their shares of HPK common stock in favor of the merger agreement at the special meeting. The voting agreement covers approximately 44% of HPK’s outstanding shares of common stock as of October 30, 2012.

As a result, the directors of HPK may be more likely to recommend to HPK’s stockholders the adoption of the merger agreement than if they did not have these interests.

Risks relating to the businesses of Wintrust and the combined company

HPK’s stockholders will not control Wintrust’s future operations.

Currently, HPK’s stockholders own 100% of HPK and have the power to approve or reject any matters requiring stockholder approval under Delaware law and HPK’s certificate of incorporation and bylaws. After the merger, absent a waiver by Wintrust of the proration provisions in the merger agreement, HPK stockholders are expected to become owners of less than 2% of the outstanding shares of Wintrust common stock. Even if all former HPK stockholders voted together on all matters presented to Wintrust’s shareholders, from time to time, the former HPK stockholders most likely would not have a significant impact on the approval or rejection of future Wintrust proposals submitted to a shareholder vote.

SPECIAL NOTES CONCERNING FORWARD-LOOKING STATEMENTS

This document contains, and the documents into which it may be incorporated by reference may contain, forward-looking statements within the meaning of federal securities laws. Forward-looking information can be identified through the use of words such as “intend,” “plan,” “project,” “expect,” “anticipate,” “believe,” “estimate,” “contemplate,” “possible,” “point,” “will,” “may,” “should,” “would” and “could.” Forward-looking statements and information are not historical facts, are premised on many factors and assumptions, and represent only management’s expectations, estimates and projections regarding future events. Similarly, these statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict, which may include, but are not limited to, those listed below and the Risk Factors discussed under Item 1A of Wintrust’s 2011 Annual Report on Form 10-K and in any of Wintrust’s subsequent SEC filings. Wintrust intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. Such forward-looking statements may be deemed to include, among other things, statements relating to Wintrust’s future financial performance, the performance of its loan portfolio, the expected amount of future credit reserves and charge-offs, delinquency trends, growth plans, regulatory developments, securities that Wintrust may offer from time to time, and management’s long-term performance goals, as well as statements relating to the anticipated effects on financial condition and results of operations from expected developments or events, Wintrust’s business and growth strategies, including future acquisitions of banks, specialty finance or wealth management businesses, internal growth and plans to form additional de novo banks or branch offices. Actual results could differ materially from those addressed in the forward-looking statements as a result of numerous factors, including the following:

•

negative economic conditions that adversely affect the economy, housing prices, the job market and other factors that may affect Wintrust’s liquidity and the performance of its loan portfolios, particularly in the markets in which it operates;

•	the extent of defaults and losses on Wintrust’s loan portfolio, which may require further increases in its allowance for credit losses;

•	estimates of fair value of certain of Wintrust’s assets and liabilities, which could change in value significantly from period to period;

•	the financial success and economic viability of the borrowers of Wintrust’s commercial loans;

•	the extent of commercial and consumer delinquencies and declines in real estate values, which may require further increases in Wintrust’s allowance for loan and lease losses;

•

changes in the level and volatility of interest rates, the capital markets and other market indices that may affect, among other things, Wintrust’s liquidity and the value of its assets and liabilities;

•	competitive pressures in the financial services business which may affect the pricing of Wintrust’s loan and deposit products as well as its services (including wealth management services);

•

failure to identify and complete favorable acquisitions in the future or unexpected difficulties or developments related to the integration of Wintrust’s recent or future acquisitions, including the acquisition of HPK pursuant to the merger agreement;

•	unexpected difficulties and losses related to FDIC-assisted acquisitions, including those resulting from Wintrust’s loss-sharing arrangements with the FDIC;

•	any negative perception of Wintrust’s reputation or financial strength;

•	ability of Wintrust to raise capital on acceptable terms when needed;

•	disruption in capital markets, which may lower fair values for Wintrust’s investment portfolio;

•	ability of Wintrust to use technology to provide products and services that will satisfy customer demands and create efficiencies in operations;

•	adverse effects on Wintrust’s information technology systems resulting from failures, human error or tampering;

•	accuracy and completeness of information Wintrust receives about customers and counterparties to make credit decisions;

•	the ability of Wintrust to attract and retain senior management experienced in the banking and financial services industries;

•	environmental liability risk associated with lending activities;

•	losses incurred in connection with repurchases and indemnification payments related to mortgages;

•	the loss of customers as a result of technological changes allowing consumers to complete their financial transactions without the use of a bank;

•	the soundness of other financial institutions;

•	the possibility that certain European Union member states will default on their debt obligations, which may affect Wintrust’s liquidity, financial conditions and results of operations;

•	examinations and challenges by tax authorities;

•	changes in accounting standards, rules and interpretations and the impact on Wintrust’s financial statements;

•	the ability of Wintrust to receive dividends from its subsidiaries;

•	a decrease in Wintrust’s regulatory capital ratios, including as a result of further declines in the value of its loan portfolios, or otherwise;

•

legislative or regulatory changes, particularly changes in regulation of financial services companies and/or the products and services offered by financial services companies, including those resulting from the Dodd-Frank Act;

•	restrictions upon Wintrust’s ability to market its products to consumers and limitations on its ability to profitably operate its mortgage business resulting from the Dodd-Frank Act;

•	increased costs of compliance, heightened regulatory capital requirements and other risks associated with changes in regulation and the current regulatory environment, including the Dodd-Frank Act;

•	changes in capital requirements resulting from Basel II and III initiatives;

•	increases in Wintrust’s FDIC insurance premiums, or the collection of special assessments by the FDIC;

•	delinquencies or fraud with respect to Wintrust’s premium finance business;

•	credit downgrades among commercial and life insurance providers that could negatively affect the value of collateral securing Wintrust’s premium finance loans;

•	Wintrust’s ability to comply with covenants under its credit facility;

•	fluctuations in the stock market, which may have an adverse impact on Wintrust’s wealth management business and brokerage operation; and

•	significant litigation involving Wintrust.

Therefore, there can be no assurances that future actual results will correspond to these forward-looking statements. The reader is cautioned not to place undue reliance on any forward-looking statement made by Wintrust. Forward-looking statements speak only as of the date they are made, and Wintrust undertakes no obligation to update any forward-looking statement to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made. Persons are advised, however, to consult further disclosures management makes on related subjects in its reports filed with the SEC and in its press releases.

INFORMATION ABOUT THE SPECIAL MEETING OF HPK STOCKHOLDERS

HPK’s board of directors is using this proxy statement/prospectus to solicit proxies from the holders of HPK common stock for use at the special meeting of HPK’s stockholders.

Date, time and place of the special meeting

The special meeting will be held at Hyde Park Bank, located at 1525 East 53rd Street, Chicago, Illinois 60615 on December 6, 2012 at 9:00 a.m., local time.

Purpose of the special meeting

At the special meeting, HPK board of directors will ask you to vote upon the following:

•	a proposal to adopt the merger agreement and thereby approve the merger;

•

a proposal to approve an adjournment of the special meeting to permit further solicitation in the event that an insufficient number of shares are present in person or by proxy to adopt the merger agreement and the transactions it contemplates; and

•	any other business that properly comes before the special meeting and any adjournment or postponement thereof.

Record date and voting rights for the special meeting

HPK has set the close of business on October 29, 2012, as the record date for determining the holders of its common stock entitled to notice of and to vote at the special meeting. Only HPK stockholders at the close of business on the record date are entitled to notice of and to vote at the special meeting. As of the record date, there were 307,724 shares of HPK common stock outstanding and entitled to vote at the special meeting. Each outstanding share of HPK preferred stock will be redeemed prior to the effective time of the merger and is therefore not required to vote at the special meeting.

Quorum

The presence in person or by proxy of at least a majority of HPK’s shares issued and outstanding and entitled to vote at the special meeting is required for a quorum to be present at the special meeting. Abstentions and broker non-votes will count toward the establishment of a quorum.

Vote required

Approval of the merger agreement proposal requires the affirmative vote of at least a majority of HPK’s outstanding shares entitled to vote. Approval of the proposal to adjourn the special meeting to permit further solicitation in the event that an insufficient number of shares are present in person or by proxy to adopt the merger agreement and the transactions it contemplates requires the affirmative vote of at least a majority of the shares of HPK common stock having voting power, present in person or by proxy at the special meeting, if a quorum is present. In the absence of a quorum, holders of a majority of the shares of HPK common stock present in person or by proxy at the special meeting may adjourn the special meeting.

The failure of a HPK stockholder to vote or to instruct his or her broker, bank or nominee to vote if his or her shares are held in “street name”, which we refer to as a broker non-vote, will have the same effect as voting against the proposals to adopt the merger agreement and the meeting adjournment proposal. For purposes of the stockholder vote, an abstention, which occurs when a stockholder attends a meeting, either in person or by proxy, but abstains from voting, will have the same effect as voting against the proposals to adopt the merger agreement and to adjourn the special meeting.

Shares held by HPK directors; voting agreements

All of HPK’s directors who own shares of HPK common stock and certain other stockholders of HPK, whose aggregate ownership represents approximately 44% of HPK’s outstanding shares of HPK common stock as of October 30, 2012, have committed to vote their shares in favor of the merger. Wintrust does not own any shares of HPK common stock. See “The Merger—Voting agreement” on page 38 for a description of the provisions of the voting agreement.

How to vote

You may vote in person at the special meeting or by proxy. To ensure your representation at the special meeting, we recommend you vote by proxy even if you plan to attend the special meeting. You can always change your vote at the meeting.

Voting instructions are included on your proxy form, which should be returned in the enclosed prepaid envelope. If you properly complete and timely submit your proxy, your shares will be voted as you have directed. You may vote for, against, or abstain with respect to the approval of the merger and the other proposals. If you are the record holder of your shares and submit your proxy without specifying a voting instruction, your shares will be voted as the HPK board of directors recommends and will be voted “FOR” adoption of the merger agreement and “FOR” the adjournment of the special meeting to permit further solicitation in the event that an insufficient number of shares are present in person or by proxy to adopt the merger agreement and the transactions it contemplates.

In addition to your proxy form, you have received a separate election form for use in electing the merger consideration you will receive in the merger. The election form should be completed and returned to IST Shareholder Services in the enclosed prepaid envelope.

Revocability of proxies

You may revoke your proxy at any time before it is voted by:

•	filing with HPK’s secretary a duly executed revocation of proxy;

•	submitting a new proxy with a later date; or

•	voting in person at the special meeting.

Attendance at the special meeting will not, in and of itself, constitute a revocation of a proxy. All written notices of revocation and other communication with respect to the revocation of proxies should be addressed to: HPK Financial Corporation, 1525 East 53rd  Street Chicago, Illinois 60615, Attention: Patrick J. Barrett.

Proxy solicitation

In addition to this mailing, proxies may be solicited by directors, officers or employees of HPK in person or by telephone or electronic transmission. None of such directors, officers or employees will be directly compensated for such services. HPK will pay the costs associated with the solicitation of proxies for the special meeting.

Other business; adjournments

HPK is not currently aware of any other business to be acted upon at the HPK special meeting. If, however, other matters are properly brought before the special meeting, or any adjournment or postponement thereof, your proxies include discretionary authority on the part of the individuals appointed to vote your shares to act on those matters according to their best judgment.

Adjournments may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by the affirmative vote of the holders of a majority of the shares of HPK common stock present in person or by proxy at the special meeting, whether or not a quorum is present, without further notice other than by announcement at the special meeting.

THE MERGER

This section of the proxy statement/prospectus describes material aspects of the merger. While Wintrust and HPK believe that the description covers the material terms of the merger and the related transactions, this summary may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus, the attached Annexes, and the other documents to which this proxy statement/prospectus refers for a more complete understanding of the merger. The agreement and plan of merger attached hereto as Annex A, not this summary, is the legal document which governs the merger.

General

The HPK board of directors is using this proxy statement/prospectus to solicit proxies from the holders of HPK common stock for use at the HPK special meeting, at which HPK stockholders will be asked to vote on the adoption of the merger agreement and thereby approve the merger. When the merger is consummated, HPK will merge with and into Merger Sub and will cease to exist. Merger Sub will survive the merger and remain a wholly-owned subsidiary of Wintrust. At the effective time of the merger, holders of HPK common stock will exchange their shares for cash, shares of Wintrust common stock or a combination of cash and shares of Wintrust common stock, in each case subject to proration and adjustment. Each share of HPK common stock will be exchanged for the per share merger consideration, the stock component of which cannot be determined until two trading days before completion of the merger. See “Description of the Merger Agreement—Consideration to be received in the merger” for a detailed description of the method for determining the per share merger consideration.

Only whole shares of Wintrust common stock will be issued in the merger. As a result, cash will be paid instead of any fractional shares based on the reference price of Wintrust’s common stock during the reference period. Shares of HPK common stock held by HPK stockholders who elect to exercise their appraisal rights will not be converted into merger consideration.

The companies

Wintrust

Wintrust Financial Corporation, an Illinois corporation which was incorporated in 1992, is a financial holding company based in Rosemont, Illinois. Wintrust provides community-oriented, personal and commercial banking services to customers located in the Chicago metropolitan area and in southeastern Wisconsin through its fifteen wholly-owned banking subsidiaries, as well as the origination and purchase of residential mortgages for sale into the secondary market through Wintrust Mortgage, a division of Barrington Bank and Trust Company, N.A. Wintrust provides specialty finance services, including financing for the payment of commercial insurance premiums and life insurance premiums throughout the United States and Canada through its wholly-owned subsidiary, First Insurance Funding Corporation and its Canadian affiliate, and short-term accounts receivable financing and outsourced administrative services through its wholly-owned subsidiary, Tricom, Inc. of Milwaukee. Wintrust also provides a full range of wealth management services primarily to customers in the Chicago metropolitan area and in southeastern Wisconsin through three separate subsidiaries, including The Chicago Trust Company, N.A., Wayne Hummer Investments, LLC and Great Lakes Advisors, LLC.

As of September 30, 2012, Wintrust had total assets of approximately $17.0 billion, total loans of approximately $12.1 billion, total deposits of approximately $13.8 billion, and total shareholders’ equity of approximately $1.8 billion.

Wintrust common stock is traded on NASDAQ under the ticker symbol “WTFC.”

Financial and other information relating to Wintrust, including information relating to Wintrust’s current directors and executive officers, is set forth in Wintrust’s 2011 Annual Report on Form 10-K, Wintrust’s Proxy Statement for its 2012 Annual Meeting of Shareholders filed with the SEC on April 24, 2012 and Wintrust’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed during 2012, which are incorporated by reference to this proxy statement/prospectus. Copies of these documents may be obtained from Wintrust as indicated under “Where You Can Find More Information” on page 72. See “Incorporation of Certain Information by Reference” on page 73.

Wintrust BHC Merger Co.

Wintrust BHC Merger Co., a Delaware corporation, is a wholly-owned subsidiary of Wintrust and was formed solely for the purpose of consummating the merger, and has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the merger.

HPK Financial Corporation

HPK Financial Corporation, a Delaware corporation, is a bank holding company headquartered in Chicago, Illinois. Its primary business is operating its bank subsidiary, Hyde Park Bank, an Illinois state bank, with two banking locations in the Hyde Park neighborhood of Chicago, Illinois and a loan production office to the north of downtown Chicago. Hyde Park Bank began operations in 1928. As of September 30, 2012, HPK had consolidated total assets of approximately $395.3 million, deposits of $243.8 million and stockholders’ equity of $38.4 million. HPK is not a public company and, accordingly, there is no established trading market for HPK’s common stock.

HPK’s proposals

At the HPK special meeting, holders of shares of HPK common stock will be asked to vote on the adoption of the merger agreement and thereby approve the merger. The merger will not be completed unless HPK’s stockholders adopt the merger agreement and thereby approve the merger.

Background of the merger

HPK’s board of directors and senior management regularly review and evaluate HPK’s business, strategic direction, performance, prospects and strategic alternatives. Near the end of 2011, HPK’s senior management began discussions with representatives of Raymond James & Associates, Inc., an investment banking firm, which we refer to as Raymond James, regarding HPK’s strategic alternatives, including a possible sale of the organization. Over the next few months, HPK’s senior management and representatives from Raymond James discussed the advantages and disadvantages of remaining an independent operating concern, the historical performance and strategic direction of HPK and the lack of liquidity for HPK’s stockholders. In addition, they discussed the range of possible valuations for a sale of HPK and potential transaction partners. As part of this discussion, HPK’s senior management considered the increasing amount of competition in Chicago, HPK’s primary market, anticipated increases in regulatory costs and capital requirements, the continuing low interest rate environment and trends in mergers and acquisitions in the financial services sector.

Following these discussions, HPK’s senior management asked Raymond James to prepare a presentation to discuss strategic alternatives with the board of directors. HPK’s board of directors held a meeting on February 15, 2012, and reviewed with Raymond James its presentation and evaluated the current banking environment, financial services industry trends, merger and acquisition activity within the industry and HPK’s strategic alternatives, including, but not limited to, a possible merger or sale with a larger institution. Representatives of Raymond James provided a market analysis, which included an analysis of trends in bank pricing and financial performance along with an analysis of bank merger activity. Raymond James also discussed with the HPK board the potential pricing HPK might anticipate should it decide to consider a possible sale transaction and several financial institutions, including Wintrust, with possible interest in a possible business combination with HPK. At this same meeting, representatives of Barack Ferrazzano Kirschbaum & Nagelberg LLP, which we refer to as Barack Ferrazzano, HPK’s special counsel, gave a comprehensive presentation concerning the fiduciary duties of the board of directors when considering strategic alternatives such as a sale of an institution and engaged in extensive discussion with the directors regarding these duties.

Following the financial and legal presentations, the HPK board engaged in a detailed discussion regarding the prospects of the organization in light of the risks and uncertainties related to increased competition in Hyde Park Bank’s market area, anticipated increases in regulatory costs and capital requirements and the continuing low interest rate environment, and the possible strategic alternatives discussed with Raymond James. After a long discussion, the HPK board authorized management to investigate a strategic transaction, including a possible sale transaction, and approved the engagement of Raymond James as its financial advisor. The HPK board instructed Raymond James to continue evaluating the market and identifying possible transaction partners. HPK and Raymond James entered into a formal engagement letter on February 15, 2012, the day of the board meeting.

Shortly after the February 15, 2012 meeting, Raymond James began a more comprehensive due diligence review of HPK and Hyde Park Bank, meeting with members of HPK’s management, and began developing confidential marketing materials concerning HPK. On March 20, 2012, Raymond James began contacting prospective bidders and distributed confidentiality agreements to those bidders expressing an interest in a possible transaction with HPK. Raymond James provided copies of the confidential marketing materials to each party that had executed a confidentiality agreement, worked with other potential bidders to obtain executed confidentiality agreements to be able to provide them with the confidential marketing materials and continued working with potential strategic partners with the goal of receiving initial bids by April 30, 2012.

At a meeting of the HPK board on May 1, 2012, Raymond James reviewed the results of the proposal solicitation process with HPK’s board and management. Raymond James reported that it had contacted ten prospective strategic partners, seven of which had executed confidentiality agreements and received copies of the marketing materials. Of these parties, two institutions, including Wintrust, presented HPK with non-binding expressions of interest for a proposed acquisition, subject to due diligence and the negotiation of a definitive agreement. Raymond James and the board discussed the price range of each of the two proposals received, the form of consideration offered, the reputation of each party, the strategic opportunity offered by each possible transaction and the perceived ability of each party to consummate a transaction. The board members asked Raymond James a number of questions regarding the expressions of interest and their terms. They also engaged in a long discussion among themselves regarding the advisability of proceeding with any type of strategic transaction, and if so, the relative advantages and disadvantages of the two expressions of interest. The board ultimately concluded that, given the relative merits of the proposals presented by Raymond James, the initial proposal from Wintrust was the more attractive proposal received, as the other expression of interest included a lower purchase price and other less desirable terms. The board determined that HPK should move forward by inviting Wintrust to conduct additional due diligence in order to obtain a final bid.

Wintrust conducted its additional due diligence on May 16-17 and June 15-18, 2012. In addition, members of the senior management of both Wintrust and HPK, along with representatives of Raymond James, met at HPK’s headquarters on June 7, 2012. Throughout the due diligence and bidding process, Raymond James remained in contact with Wintrust to assist in the due diligence process and negotiate the terms of the final offer. On June 19, 2012, HPK received email correspondence from the U.S. Treasury concerning the outstanding HPK preferred stock issued through the Capital Purchase Program. Along with several other institutions, the U.S. Treasury selected the HPK preferred stock for possible inclusion in a pooled auction process unless it was able to identify a qualified designated bidder that could potentially remove HPK from the process. After discussing the possibility with the management of HPK, Raymond James discussed with Wintrust the possibility of Wintrust acting as the designated bidder of the HPK preferred stock. Wintrust submitted a revised written, non-binding expression of interest on July 3, 2012, which included its intent to act as HPK’s designated bidder for the HPK preferred stock.

HPK’s board met with Raymond James on July 10, 2012 to review and discuss Wintrust’s revised bid of approximately $89.36 per share comprised of approximately 50% cash and 50% shares of Wintrust common stock. During that meeting, the HPK board held a long discussion on the aggregate value of a possible transaction, the type of consideration involved, the tax treatment and effects of a possible transaction, employment and employee benefit issues, as well as other possible conditions that may be involved in a transaction. This discussion included a review of Wintrust’s financial information, Wintrust’s history of prior transactions, Wintrust’s community bank operating philosophy and stock performance history. Following this discussion, HPK’s board determined to pursue a transaction with Wintrust and authorized Barack Ferrazzano and Raymond James to enter into discussions with Wintrust and its legal counsel to negotiate the terms of a merger agreement. HPK’s board did not seek additional offers at that time because of the favorable terms of Wintrust’s proposal, HPK’s confidence in Wintrust’s management team and Raymond James’s prior discussions with other possible transaction partners over the past several months.

On August 6, 2012, HPK submitted the appropriate documentation to the U.S. Treasury which named Wintrust as the designated bidder for the HPK preferred stock. HPK subsequently received notice from the U.S. Treasury that the bid qualified them to opt out from the pooled auction process, however, no information regarding the potential timing or next steps were provided by the U.S. Treasury.

HPK and its advisors received an initial draft of the merger agreement on August 1, 2012. On August 8, 2012, Barack Ferrazzano provided HPK’s comments to the initial draft of the merger agreement. HPK’s comments included the addition of a mechanism for HPK stockholders to elect cash or stock consideration and the elimination of an escrow of a portion of the merger consideration to fund indemnification obligations on the part of the HPK. During the month of August 2012, HPK, Wintrust and their respective legal advisors and Raymond James negotiated the terms of the merger agreement, exchanging comments and revised drafts of the merger agreement. Throughout this period, representatives of Raymond James had several conversations with Wintrust regarding the proposed indemnity provisions in the merger agreement. On August 30, 2012, Wintrust furthered its due diligence when a representative was provided with an onsite tour of HPK’s primary headquarters by members of Aegis Properties Corporation, the property manager for the primary building.

On September 4, 2012, the parties met in person to further negotiate the terms of the merger agreement. The principal outstanding issue related to the indemnification escrow. Ultimately, after much additional discussion between the parties and their respective advisors, HPK agreed to the indemnification escrow with certain limitations, including a $500,000 deductible and a cap on the total amount of indemnification at 10% of the total merger consideration. The parties also discussed the terms of the voting agreement and which parties were expected to sign such agreement. Furthermore, on September 6, members of Wintrust, HPK, Barack Ferrazzano and Raymond James had a conference call with officials of the U.S. Treasury to discuss the timing of the process whereby the U.S. Treasury would auction shares of the HPK preferred stock. After the parties were informed by the U.S. Treasury that any such auction would not likely take place for several months, HPK and Wintrust agreed to proceed toward a final merger agreement. Subsequently the U.S. Treasury removed HPK from the auction process and Wintrust’s bid to purchase HPK preferred stock was withdrawn.

On September 11, 2012, members of HPK’s management and representatives of Barack Ferrazzano met by telephone with David A. Dykstra, Wintrust’s Senior Executive Vice President and Chief Operating Officer, to conduct an interview with Mr. Dykstra as part of HPK’s due diligence efforts with respect to Wintrust and its operations. In addition, Wintrust conducted final confirmatory diligence on the loan portfolio during a meeting between the respective chief credit officers on September 11, 2012.

At a meeting of the HPK board held on September 13, 2012, representatives of Barack Ferrazzano and Raymond James reviewed with the board the process leading to the proposed transaction and the course of negotiations with Wintrust. Representatives of Barack Ferrazzano reviewed in detail with the board the terms of the current draft of the merger agreement, including the indemnification escrow, the scope of the representations and warranties, the nature of HPK’s operating covenants prior to closing, the proposed closing conditions and termination provisions. Raymond James provided a financial analysis to the board of the proposed transaction with Wintrust and reviewed in detail with the board the terms of the merger consideration and election procedure. The HPK board engaged in a long discussion with HPK’s advisors regarding the proposed draft of the merger agreement, including the final business terms of the transaction.

After the conclusion of the presentations and discussions at the September 13 meeting, the HPK board unanimously approved the merger agreement and resolved to recommend that HPK stockholders approve the merger and, subject to the board’s approval of the form of escrow agreement to be attached to the merger agreement, authorized the Chief Executive Officer of HPK to execute the merger agreement on behalf of HPK in substantially the form reviewed by the board subject to such changes agreed to by such officer, and approved the voting agreement. On September 14, 2012, the HPK board held a special meeting to review and discuss with representatives from Barack Ferrazzano the most recent draft of the form of escrow agreement. After a detailed discussion of the proposed terms of the form agreement, the board unanimously approved the escrow agreement in substantially the form reviewed by the board and ratified the actions taken at the September 13, 2012 meeting of the HPK board.

On September 18, 2012, the merger agreement was finalized and executed by HPK and Wintrust. HPK and Wintrust issued a joint press release on September 18, 2012 announcing the execution of the merger agreement.

HPK’s reasons for the merger and recommendation of the board of directors

HPK’s board of directors has concluded that the merger offers HPK’s stockholders an attractive opportunity to achieve the board’s strategic business objectives, including increasing stockholder value, growing the size of the business and enhancing liquidity for HPK’s stockholders. In addition, HPK’s board of directors believes that the customers and communities served by Hyde Park Bank will benefit from the merger.

In deciding to approve the merger agreement and the transactions it contemplates, HPK’s board of directors consulted with HPK’s management, as well as its legal counsel and financial advisor, and considered numerous factors, including the following:

•	information with respect to the businesses, earnings, operations, financial condition, prospects, capital levels and asset quality of HPK and Wintrust, both individually and as a combined company;

•

the perceived risks and uncertainties attendant to HPK’s operation as an independent banking organization, including the risks and uncertainties related to the continuing low-interest rate environment, competition in HPK’s market area, increased regulatory costs and increased capital requirements;

•

based on the closing price of Wintrust common stock on September 17, 2012 and HPK’s June 30, 2012 unaudited balance sheet, the aggregate merger consideration was priced at 106.3% of tangible common book value and 101.0% of common book value;

•	the value to be received by HPK stockholders in the merger as compared to stockholder value projected for HPK as an independent entity;

•	the enhanced liquidity for HPK’s stockholders, including with respect to the Wintrust common stock to be received in the merger;

•	the market value of Wintrust common stock prior to the execution of the merger agreement and the prospects for future appreciation as a result of Wintrust’s strategic initiatives;

•	Wintrust’s strategy to seek profitable future expansion in the Chicago metropolitan area, leading to continued growth in overall stockholder value;

•

the fact that Wintrust is publicly held and the merger would provide access to a public trading market for HPK’s stockholders whose investments currently are in a privately held company, as well as enhanced access to capital markets to finance the combined company’s capital requirements; and

•	the likelihood that the merger will be approved by the relevant bank regulatory authorities without undue burden and in a timely manner.

The above discussion of the information and factors considered by HPK’s board of directors is not intended to be exhaustive, but includes a description of all material factors considered by HPK’s board. In view of the wide variety of factors considered by the HPK board of directors in connection with its evaluation of the merger, the HPK board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered. In considering the factors described above, individual directors may have given differing weights to different factors. HPK’s board of directors collectively made its determination with respect to the merger based on the conclusion reached by its members, based on the factors that each of them considered appropriate, that the merger is in the best interests of HPK’s stockholders.

HPK’s board of directors believes that the merger is fair to, and in the best interests of, HPK and its stockholders. HPK’s board of directors unanimously approved the merger agreement and recommends that stockholders vote “FOR” approval of the merger agreement.

Certain directors and officers of HPK and Hyde Park Bank have interests in the merger different from or in addition to their interests as stockholders generally, including certain cash payments that will be made as a result of the merger under various benefit plans and agreements currently in place in order to terminate such agreements and to be made under agreements entered into between the individuals and Hyde Park Bank in connection with the merger. You may wish to consider these interests in evaluating HPK’s board of directors’ recommendation that you vote in favor of the merger. See “The Merger—Interests of certain persons in the merger.” All of HPK’s directors who own shares of HPK common stock have agreed to vote their shares in favor of the merger at the special meeting.

Wintrust’s reasons for the merger

Wintrust’s board of directors believes that the merger is in the best interests of Wintrust and its shareholders. In deciding to approve the merger, Wintrust’s board of directors considered a number of factors, including:

•	management’s view that the acquisition of HPK provides an attractive opportunity to expand into desirable markets;

•	HPK’s community banking orientation and its compatibility with Wintrust and its subsidiaries;

•

a review of the demographic, economic and financial characteristics of the markets in which HPK operates, including existing and potential competition and history of the market areas with respect to financial institutions;

•	management’s review of the business, operations, earnings and financial condition, including capital levels and asset quality, of Hyde Park Bank;

•	efficiencies to come from integrating certain of HPK’s operations into Wintrust’s existing operations; and

•	the likelihood that the merger will be approved by the relevant bank regulatory authorities without undue burden and in a timely manner.

The above discussion of the information and factors considered by Wintrust’s board of directors is not intended to be exhaustive, but includes a description of all material factors considered by Wintrust’s board. In view of the wide variety of factors considered by the Wintrust board of directors in connection with its evaluation of the merger, the Wintrust board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered. In considering the factors described above, individual directors may have given differing weights to different factors. Wintrust’s board of directors collectively made its determination with respect to the merger based on the conclusion reached by its members, based on the factors that each of them considered appropriate, that the merger is in the best interests of Wintrust’s shareholders.

Material U.S. federal income tax consequences of the merger

The following summary describes the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of HPK common stock. The summary is based upon the Code, applicable Treasury Regulations, judicial decisions and administrative rulings and practice, all as in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. This summary does not address any tax consequences of the merger under state, local or foreign laws, or any federal laws other than those pertaining to income tax.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner that is: an individual citizen or resident of the United States; a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions; a trust that (1) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or an estate that is subject to U.S. federal income taxation on its income regardless of its source.

This discussion addresses only those holders of HPK common stock that hold their HPK common stock as a capital asset within the meaning of Section 1221 of the Code and does not address all the U.S. federal income tax consequences that may be relevant to particular holders of HPK common stock in light of their individual circumstances or to holders of HPK common stock that are subject to special rules, such as:

•	financial institutions;

•	investors in pass-through entities;

•	persons who are subject to alternative minimum tax;

•	insurance companies;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting;

•	persons that hold HPK common stock as part of a straddle, hedge, constructive sale or conversion transaction;

•	regulated investment companies;

•	real estate investment trusts;

•	persons whose “functional currency” is not the U.S. dollar;

•	persons who are not citizens or residents of the United States; and

•	holders who acquired their shares of HPK common stock through the exercise of an employee stock option or otherwise as compensation.

If a partnership (or other entity that is taxed as a partnership for federal income tax purposes) holds HPK common stock, the tax treatment of a partner in that partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships and partners in partnerships should consult their own tax advisors about the tax consequences of the merger to them.

The parties intend for the merger to be treated as a “reorganization” for U.S. federal income tax purposes. It is a condition to HPK’s obligation to complete the merger that HPK receive an opinion from Barack Ferrazzano, dated the closing date of the merger, to the effect that (1) the merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code, (2) HPK and Wintrust will each be a party to such reorganization within the meaning of Section 368(a) of the Code, and (3) except to the extent of any cash consideration received in the merger and except with respect to cash received in lieu of fractional share interests in Wintrust common stock, no gain or loss will be recognized by any of the holders of HPK common stock in the merger. This condition is waivable, and Wintrust and HPK undertake to recirculate and resolicit if this condition is waived and the change in tax consequences is material. This opinion is and will be based upon representation letters provided by Wintrust and HPK and upon customary factual assumptions. Neither Wintrust nor HPK has sought, and neither of them will seek, any ruling from the IRS regarding any matters relating to the merger, and the opinion described above will not be binding on the IRS or any court. Consequently, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. In addition, if any of the representations or assumptions upon which the opinion is based are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected.

At the time a U.S. holder makes a cash or stock election pursuant to the terms of the merger agreement, such U.S. holder will not know whether, and to what extent, the proration provisions of the merger agreement might alter the mix of consideration such U.S. holder will receive. As a result, the U.S. federal income tax consequences to such U.S. holder will not be ascertainable with certainty until such U.S. holder knows the precise amount of cash and Wintrust common stock that such U.S. holder will receive in the merger.

The actual tax consequences of the merger to you may be complex and will depend upon your specific situation and upon factors that are not within the control of Wintrust or HPK. You should consult with your own tax advisor as to the tax consequences of the merger in light of your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws.

The following expresses the opinion of Barack Ferrazzano, special counsel to HPK, insofar as it relates to matters of U.S. federal income tax law and legal conclusions with respect to those matters:

Tax Consequences of the Merger Generally. The material U.S. federal income tax consequences of the merger will be as follows:

•	no gain or loss will be recognized by Wintrust or HPK as a result of the merger;

•

except as discussed below with respect to cash received (i) in lieu of a fractional share of Wintrust common stock, under “—Receipt of Cash Consideration Only and Cash Received Instead of a Fractional Share of Wintrust Common Stock,” and/or (ii) from the escrow account as discussed below under “—Tax Consequences of the Escrow Account,” no gain or loss will be recognized by U.S. holders who exchange all of their HPK common stock solely for Wintrust common stock pursuant to the merger;

•

gain (but not loss) will be recognized by U.S. holders of HPK common stock who receive shares of Wintrust common stock and cash in exchange for shares of HPK common stock pursuant to the merger in an amount equal to the lesser of (1) the amount by which the sum of the fair market value of the Wintrust common stock and cash received by a U.S. holder of HPK common stock exceeds such U.S. holder’s basis in its HPK common stock and (2) the amount of cash received by such U.S. holder of HPK common stock (except with respect to U.S. holders who receive the entirety of their consideration in cash, which is discussed below under “—Receipt of Cash Consideration Only and Cash Received Instead of a Fractional Share of Wintrust Common Stock” and with respect to U.S. holders who receive payments from the escrow account as discussed below under “—Tax Consequences of the Escrow Account”);

•	the aggregate basis of the Wintrust common stock received by a U.S. holder of HPK common stock in the merger (including fractional shares of Wintrust common stock deemed received and redeemed as described below) will be the same as the aggregate basis of the HPK common stock for which it is exchanged, decreased by the amount of cash received in the merger (other than cash received in lieu of a fractional share in Wintrust common stock and cash received from the escrow account to the extent such cash represents interest income, as discussed below under “—Tax Consequences of the Escrow Account”), and increased by the amount of gain recognized on the exchange, other than with respect to cash received in lieu of a fractional share in Wintrust common stock (regardless of whether such gain is classified as capital gain or as dividend income, as discussed below under “—Potential Recharacterization of Gain as a Dividend”); and

•

the holding period of Wintrust common stock received in exchange for shares of HPK common stock (including fractional shares of Wintrust common stock deemed received and redeemed as described below) will include the holding period of the HPK common stock for which it is exchanged.

If a U.S. holder of HPK common stock acquired different blocks of HPK common stock at different times or at different prices, any gain or loss will be determined separately with respect to each block of HPK common stock, and the cash and shares of Wintrust common stock received will be allocated pro rata to each such block of stock. U.S. holders should consult their own tax advisors with regard to identifying the bases or holding periods of the particular shares of Wintrust common stock received in the merger.

Taxation of Capital Gain. Except as described under “—Potential Recharacterization of Gain as a Dividend” below, gain that U.S. holders of HPK common stock recognize in connection with the merger generally will constitute capital gain and will constitute long-term capital gain if such U.S. holders have held (or are treated as having held) their HPK common stock for more than one year as of the date of the merger. For non-corporate U.S. holders of HPK common stock, the maximum U.S. federal income tax rate on long-term capital gains is 15% if such gains are recognized prior to January 1, 2013 and, absent legislative action, 20% if such gains are recognized in 2013 or thereafter.

Potential Recharacterization of Gain as a Dividend. All or part of the gain that a particular U.S. holder of HPK common stock recognizes could be treated as dividend income rather than capital gain if (1) such U.S. holder is a significant shareholder of Wintrust or (2) such U.S. holder’s percentage ownership, taking into account constructive ownership rules, in Wintrust after the merger is not meaningfully reduced from what its percentage ownership would have been if it had received solely shares of Wintrust common stock rather than a combination of cash and shares of Wintrust common stock in the merger. This could happen, for example, because of ownership of additional shares of Wintrust common stock by such holder, ownership of shares of Wintrust common stock by a person related to such holder or a share repurchase by Wintrust from other holders of Wintrust common stock. The IRS has indicated in rulings that any reduction in the interest of a minority shareholder that owns a small number of shares in a publicly and widely held corporation and that exercises no control over corporate affairs would result in capital gain as opposed to dividend treatment. Because the possibility of dividend treatment depends primarily upon the particular circumstances of a holder of HPK common stock, including the application of certain constructive ownership rules, holders of HPK common stock should consult their own tax advisors regarding the potential tax consequences of the merger to them.

Receipt of Cash Consideration Only and Cash Received Instead of a Fractional Share of Wintrust Common Stock. A U.S. holder of HPK common stock who receives the entirety of his or her consideration in the form of cash will generally recognize gain or loss equal to the difference between the amount of cash received and the basis in his or her HPK common stock. In addition, a U.S. holder of HPK common stock who receives cash in lieu of a fractional share of Wintrust common stock will be treated as having received the fractional share pursuant to the merger and then as having exchanged the fractional share for cash in a redemption by Wintrust. As a result, such U.S. holder of HPK common stock will generally recognize gain or loss equal to the difference between the amount of cash received and the basis in his or her fractional share interest as set forth above. The gain or loss recognized by the U.S. holders described in this paragraph will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the U.S. holder’s holding period for the relevant shares is greater than one year. The deductibility of capital losses is subject to limitations.

Tax Consequences of the Escrow Account. If certain terms and conditions are met, holders of HPK common stock will receive a cash distribution from the escrow account. Except as described below, a holder of HPK common stock who receives a cash distribution from the escrow account generally will be required to report such distribution under the installment method pursuant to Section 453(a) of the Code. Generally, under the installment method, a portion of each cash payment received in the merger is taxable in the year of receipt and a portion represents a tax-free recovery of the holder’s basis in its HPK common stock. The total gain will not exceed the cash received in the merger. The installment sale rules are highly complex and you are urged to discuss the application of the installment sale rules with your tax advisor with respect to the tax consequence of a distribution, if any, you may receive from the Escrow Account.

In addition, a portion of the cash payments that are received after the close of the taxable year in which the merger occurs will be treated as interest income. Such interest income will be taxable at ordinary income tax rates when received.

Finally, the installment method will not apply to holders of HPK common stock who recognize a taxable loss as a result of the merger or who elect out of the installment method by filing a form with such holder’s federal income tax return for the tax year in which the merger occurs.

Pursuant to the terms of the escrow agreement, each holder of HPK common stock will be taxable on its proportionate share of interest income earned by the escrow account in a given taxable year and will be required to report such interest on its federal income tax returns, regardless of whether such holder ever receives any distributions from the escrow account.

Given the complexities of the application of the installment method rules to cash payments received in the merger, you are strongly urged to consult with your tax advisor regarding the U.S. federal income tax consequences of consideration you receive in the merger.

Medicare Tax on Unearned Income. Under recently-enacted U.S. federal income tax legislation, for taxable years beginning after December 31, 2012, a U.S. holder that is an individual is subject to a 3.8% tax on the lesser of (i) his or her “net investment income” for the relevant taxable year or (ii) the excess of his or her modified gross income for the taxable year over a certain threshold (between $125,000 and $250,000 depending on the individual’s U.S. federal income tax filing status). A similar regime applies to estates and trusts. Net investment income generally would include any capital gain incurred in connection with the merger (including any gain treated as dividend).

Backup Withholding and Information Reporting. Payments of cash to a U.S. holder of HPK common stock pursuant to the merger may, under certain circumstances, be subject to information reporting and backup withholding unless the holder provides proof of an applicable exemption or, in the case of backup withholding, furnishes its taxpayer identification number and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a U.S. holder under the backup withholding rules are not additional tax and generally will be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

A U.S. holder of HPK common stock who receives Wintrust common stock as a result of the merger will be required to retain records pertaining to the merger. Each U.S. holder of HPK common stock who is required to file a U.S. federal income tax return and who is a “significant holder” that receives Wintrust common stock in the merger will be required to file a statement with such U.S. federal income tax return in accordance with Treasury Regulations Section 1.368-3 setting forth such holder’s basis in the HPK common stock surrendered and the fair market value of the Wintrust common stock and cash received in the merger. A “significant holder” is a holder of HPK common stock who, immediately before the merger, owned at least 5% of the outstanding stock of HPK or securities of HPK with a basis for federal income taxes of at least $1 million.

This discussion does not address tax consequences that may vary with, or are contingent upon, individual circumstances. Moreover, it does not address any non-income tax or any foreign, state or local tax consequences of the merger. Tax matters are very complicated, and the tax consequences of the merger to you will depend upon the facts of your particular situation. Accordingly, we strongly urge you to consult with a tax advisor to determine the particular federal, state, local or foreign income or other tax consequences to you of the merger.

Regulatory approvals

The merger cannot proceed without obtaining all requisite regulatory approvals. Wintrust and HPK have agreed to take all appropriate actions necessary to obtain the required approvals.

The merger of Wintrust and HPK is subject to prior approval of the Federal Reserve. Wintrust submitted an application with the Federal Reserve Bank of Chicago on September 26, 2012 seeking the necessary approval.

The merger may not be consummated until 15 days after receipt of Federal Reserve approval, during which time the United States Department of Justice may challenge the merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the Federal Reserve’s approval, unless a court specifically orders otherwise.

In addition, the obligation of Wintrust and HPK to consummate the merger is subject to obtaining appropriate regulatory approval to repurchase or redeem all shares of HPK preferred stock held by the U.S. Treasury. HPK submitted a request for non-objection from the Federal Reserve on October 4, 2012 with respect to the repurchase or redemption of the shares of preferred stock held by the U.S. Treasury.

Interests of certain persons in the merger

General. Members of the board of directors and executive officers of HPK and Hyde Park Bank may have interests in the merger that are different from, or are in addition to, the interests of HPK stockholders generally. The HPK board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and determining to recommend to HPK stockholders to vote for adoption of the merger agreement. As of October 30, 2012, HPK’s directors and executive officers owned, in the aggregate, 85,297 shares of HPK’s common stock, representing approximately 27.7% of HPK’s outstanding shares of common stock. None of HPK’s directors or executive officers own any options to purchase shares of HPK’s common stock.

Employment Agreements. The merger agreement required Michael McGarry and Claudio Ricci to enter into employment agreements with Hyde Park Bank. Under the respective agreements, Mr. McGarry will serve as President and Mr. Ricci will serve as Senior Vice President – Lending of Hyde Park Bank upon the effective time of the merger and each will be entitled to receive a base salary substantially similar to his current base salary. Each agreement has an initial term of two years, which begins as of the effective time of the merger, with automatic one-year renewal terms unless either party gives notice of non-renewal. In the event of a change in control of Hyde Park Bank, the terms of the agreements will automatically extend for two years.

Under their respective employment agreements, if Mr. McGarry’s or Mr. Ricci’s employment is terminated by the employer without cause or if the executive terminates his employment due to a constructive termination, the terminated executive will be entitled to severance pay up to one times annual base salary plus target annual bonus, payable in 12 equal monthly installments (or in a lump sum if the termination occurs within 18 months following a change in control of Hyde Park Bank), as well as continued health insurance for up to the maximum period under COBRA. The agreements also provide that, if necessary, severance pay will be reduced to an amount that is one dollar less than the maximum amount payable without loss of a deduction under Section 280G of the Code.

Change in Control Agreements. HPK and Hyde Park Bank previously entered into change in control agreements with each of Timothy G. Goodsell and Patrick J. Barrett. The agreements generally provide that if

(i) HPK terminates the executive’s employment for any reason other than cause, disability, or death in connection with or within 12 months following a change in control of HPK or Hyde Park Bank, (ii) the executive terminates his employment for any reason within six months following such a change in control, or (iii) the executive terminates his employment for good reason in connection with or within 12 months following such a change in control, then the executive will be entitled to a lump sum severance payment equal to 250% of the executive’s annual base salary plus annual bonus, as well as 18 months of employer-paid continued medical, dental and vision coverage.

The merger agreement requires HPK to take such actions as may be necessary to effectuate the payments due and owing to Messrs. Goodsell and Barrett pursuant to their change in control agreements prior to the effective time of the merger.

Split-Dollar Life Insurance. Hyde Park Bank previously entered into split-dollar life insurance agreements with Messrs. Goodsell and Barrett. As of June 30, 2012, the surrender value under those agreements was $226,082 for Mr. Goodsell and $87,200 for Mr. Barrett. The merger agreement requires HPK to cause Hyde Park Bank to terminate the split-dollar life insurance agreements with Messrs. Goodsell and Barrett and pay out in a single lump sum all amounts due to them under such agreement prior to the effective time of the merger.

Supplemental Retirement Benefits Plan. Hyde Park Bank previously established the Hyde Park Bank and Trust Company Supplemental Retirement Benefits Plan, which we refer to as the SERP, to supplement the benefits provided by the Hyde Park Bank and Trust Company Retirement Plan for certain of its highly compensated key management employees. Mr. Goodsell is the only participant in the SERP. As of June 30, 2012, Mr. Goodsell’s account balance under the SERP was $201,391. The merger agreement requires HPK to terminate the SERP and pay out in a single lump sum Mr. Goodsell’s entire account balance prior to the effective time of the merger.

Continued Director and Officer Liability Coverage. Pursuant to the terms of the merger agreement, Wintrust has agreed to provide to each person who serves as a director or officer of HPK or its subsidiaries after the effective time substantially the same insurance coverage against personal liability for actions taken after the effective time as is provided to other directors and officers of Wintrust and its subsidiary banks. In addition, Wintrust agreed to maintain, for up to six years following the effective time, insurance coverage under the current policy of directors’ and officers’ liability and other professional insurance maintained by HPK and its subsidiaries for actions taken on or prior to the effective time of the merger. If a six-year term of insurance coverage is not available, the term for the insurance will be such other maximum period of time for which coverage is available at a cost not to exceed $125,000. Following the effective time and for same period as the insurance coverage Wintrust agreed to maintain, to the extent permitted by applicable law, Wintrust has agreed to indemnify and hold harmless the current and former directors and officers of HPK and its subsidiaries for all actions taken by them prior to the effective time of the merger, to the same extent as the indemnification currently provided by HPK and its subsidiaries under their respective organizational documents.

Voting agreement

On September 18, 2012, all directors of HPK who own shares of HPK common stock and certain other stockholders of HPK entered into a voting agreement with Wintrust. Under this agreement, these stockholders have each agreed to vote their respective shares of HPK common stock:

•	in favor of the merger and the transactions contemplated by the merger agreement;

•	against any action or agreement that would result in a breach of any term or obligation of HPK under the merger agreement; and

•	against any action or agreement that would impede, interfere with or attempt to discourage the transactions contemplated by the merger agreement.

Furthermore, subject to the fiduciary duties of any of these stockholders that is a director of HPK, each of these stockholders has also agreed not to grant any proxies, deposit any shares of HPK common stock into a voting trust or enter into any other voting agreement with respect to any shares of HPK common stock that they own or, without the prior approval of Wintrust, solicit, initiate or encourage any inquiries or proposals for a merger or other business combination involving HPK. The shares subject to the voting agreement represent approximately 44% of HPK’s outstanding shares of common stock as of October 30, 2012. The voting agreement will terminate upon the earlier of the consummation of the merger or termination of the merger agreement in accordance with its terms.

Restrictions on resale of Wintrust common stock

The shares of Wintrust common stock to be issued in connection with the merger will be registered under the Securities Act of 1933, as amended, which we refer to as the Securities Act, and will be freely transferable, except for shares issued to any stockholder who may be deemed to be an “affiliate” of Wintrust for purposes of Rule 144 under the Securities Act. Persons who may be deemed to be affiliates of Wintrust include individuals or entities that control, are controlled by, or are under common control with, Wintrust and may include the executive officers, directors and significant stockholders of Wintrust.

HPK stockholder appraisal rights

In connection with the merger, record holders of HPK common stock who comply with the requirements of Section 262 of the DGCL, which is summarized below, will be entitled to appraisal rights if the merger is completed. Under Section 262 of the DGCL, which we refer to as Section 262, holders of shares of HPK common stock with respect to which appraisal rights are properly demanded and perfected and not withdrawn or lost are entitled, in lieu of receiving the merger consideration, to have the “fair value” of their shares at the effective time (exclusive of any element of value arising from the accomplishment or expectation of the merger) judicially determined and paid to them in cash. HPK is required to send a notice to that effect to each stockholder not less than 20 days prior to the special meeting. This proxy statement/prospectus constitutes that notice to you.

The following is a brief summary of Section 262, which sets forth the procedures for demanding statutory appraisal rights. This summary is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by reference to Section 262, the text of which is attached to this proxy statement/prospectus as Annex B.

Stockholders of record who desire to exercise their appraisal rights must satisfy all of the following conditions:

A stockholder who desires to exercise appraisal rights must (1) not vote in favor of the merger and (2) deliver a written demand for appraisal of the stockholder’s shares to the President of HPK before the vote on the merger at the special meeting. Merely not voting for the merger will not preserve the right of HPK stockholders to appraisal of their shares of HPK common stock under Delaware law because a submitted proxy not marked “against” or “abstain” will be voted “FOR” the proposal to adopt the merger agreement and “FOR” the HPK special meeting adjournment proposal. Accordingly, the submission of a proxy not marked “against” or “abstain” will result in the waiver of appraisal rights. HPK stockholders who wish to exercise their appraisal rights and hold shares in the name of a broker or other nominee must instruct their nominees to take the steps necessary to enable them to demand appraisal for their shares.

A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as the stockholder’s name appears on the certificates representing shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by the fiduciary. If shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by all joint owners. An authorized agent, including an agent of two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose that, in exercising the demand, the agent is acting as agent for the record owner. In addition, the stockholder must continuously hold the shares of record from the date of making the demand through the effective time since appraisal rights will be lost if the shares are transferred prior to the effective time.

A record owner, such as a broker, who holds shares as a nominee for others may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which the holder is the record owner. In that case, the written demand must set forth the number of shares covered by the demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares outstanding in the name of the record owner.

Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply strictly with the statutory requirements with respect to the exercise of appraisal rights before the vote on the proposal to adopt the merger agreement at the special meeting. A beneficial owner of shares held in “street name” who desires appraisal rights with respect to those shares should take such actions as may be necessary to ensure that a timely and proper demand for appraisal is made by the record owner of the shares. Shares held through brokerage firms, banks and other financial institutions are frequently deposited with and held of record in the name of a nominee of a central security depositary, such as Cede & Co., The Depository Trust Company’s nominee. Any beneficial owner of shares desiring appraisal rights with respect to such shares should instruct such firm, bank or institution that the demand for appraisal must be made by the record holder of the shares, which might be the nominee of a central security depositary if the shares have been so deposited.

As required by Section 262, a demand for appraisal must be in writing and must reasonably inform HPK of the identity of the record holder (which might be a nominee as described above) and of such holder’s intention to seek appraisal of such shares.

Stockholders of record who elect to demand appraisal of their shares must mail or deliver their written demand to: HPK Financial Corporation, 1525 East 53rd Street, Chicago, Illinois 60615, Attention: Timothy G. Goodsell or by facsimile at (773) 753-9624. The written demand for appraisal should specify the stockholder’s name and mailing address, the number of shares owned, and that the stockholder is demanding appraisal of his, her or its shares. The written demand must be received by HPK prior to the special meeting. Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the proposal to adopt the merger agreement will alone suffice to constitute a written demand for appraisal within the meaning of Section 262.

In addition, a stockholder demanding appraisal must not vote its shares of common stock in favor of the proposal to adopt the merger agreement. Because a signed proxy card that does not contain voting instructions will, unless revoked, be voted in favor of the proposal to adopt the merger agreement, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the merger agreement or abstain from voting on the merger agreement.

Within 120 days after the effective time, either the surviving corporation in the merger or any stockholder who has timely and properly demanded appraisal of such stockholder’s shares and who has complied with the required conditions of Section 262 and is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of all stockholders who have properly demanded appraisal. Within 120 days after the effective time, any stockholder who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the proposal to adopt the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within ten days after a written request therefor has been received by the surviving corporation or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later. Notwithstanding the foregoing, a person who is the beneficial owner of shares held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the surviving corporation the statement described in this paragraph.

If a petition for an appraisal is timely filed by a stockholder and a copy thereof is served upon the surviving corporation, the surviving corporation will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded appraisal for their shares to submit their stock certificates, if any, to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss the proceedings as to the stockholder.

If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and thereafter will appraise the shares owned by those stockholders, determining the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value. In determining fair value, the Delaware Court of Chancery is to take into account all relevant factors. In Weinberger v. UOP, Inc., et al., the Delaware Supreme Court discussed the considerations that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that in making this determination of fair value, the court must consider “market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of merger which throw any light on future prospects of the merged corporation.” The Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” However, the Delaware Supreme Court noted that Section 262 provides that fair value is to be determined “exclusive of any element of value arising from the accomplishment or expectation of the merger.”

Stockholders considering seeking appraisal should bear in mind that the fair value of their shares determined under Section 262 could be more than, the same as, or less than the merger consideration they are entitled to receive pursuant to the merger agreement if they do not seek appraisal of their shares.

The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable in the circumstances. Upon application of a stockholder seeking appraisal rights, the Delaware Court of Chancery may order that all or a portion of the expenses incurred by such stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of such a determination of assessment, each party bears its own expenses.

From and after the effective time, no stockholder who has demanded appraisal rights will be entitled to vote any shares subject thereto for any purpose or receive dividends or other distributions thereon (except dividends or other distributions payable to the stockholders of record at a date prior to the effective time).

Except as explained in the second to last sentence of this paragraph, at any time within 60 days after the effective time, any stockholder who has demanded appraisal will have the right to withdraw such stockholder’s demand for appraisal and to accept the cash and shares of Wintrust common stock to which the stockholder is entitled pursuant to the merger agreement by delivering to the surviving corporation a written withdrawal of the demand for appraisal. After this period, the stockholder may withdraw such stockholder’s demand for appraisal only with the written consent of the surviving corporation in the merger. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the effective time, stockholders’ rights to appraisal will cease and all stockholders will be entitled only to receive the cash and shares of Wintrust common stock as provided for in the merger agreement. Inasmuch as the parties to the merger agreement have no obligation to file such a petition, and have no present intention to do so, any stockholder who desires that such petition be filed is advised to file it on a timely basis. No petition timely filed in the Delaware Court of Chancery demanding appraisal will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and that approval may be conditioned upon such terms as the Delaware Court of Chancery deems just. If the surviving corporation in the merger does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder’s right to appraisal in accordance with the first sentence of this paragraph, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration being offered pursuant to the merger agreement.

The foregoing is a brief summary of Section 262 that sets forth the procedures for demanding statutory appraisal rights. This summary is qualified in its entirety by reference to Section 262, the text of which is attached hereto as Annex B. Failure to comply with all the procedures set forth in Section 262 will result in the loss of a stockholder’s statutory appraisal rights. Consequently, if you desire to exercise your appraisal rights you are urged to consult a legal advisor before attempting to exercise these rights.

DESCRIPTION OF THE MERGER AGREEMENT

The following is a summary of the material terms of the merger agreement. This summary does not purport to describe all the terms of the merger agreement and is qualified by reference to the complete text of the merger agreement which is attached as Annex A to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus. You should read the merger agreement completely and carefully as it, rather than this description, is the legal document that governs the merger.

The text of the merger agreement has been included to provide you with information regarding its terms. The terms of the merger agreement (such as the representations and warranties) are intended to govern the contractual rights and relationships, and allocate risks, between the parties in relation to the merger. The merger agreement contains representations and warranties Wintrust and HPK made to each other as of specific dates. The representations and warranties were negotiated between the parties with the principal purpose of setting forth their respective rights with respect to their obligations to complete the merger. The statements embodied in those representations and warranties may be subject to important limitations and qualifications as set forth therein, including a contractual standard of materiality different from that generally applicable under federal securities laws.

General

The merger agreement provides for the merger of HPK with and into Merger Sub, with Merger Sub continuing as the surviving corporation. After the consummation of the merger, Merger Sub will continue to be a wholly-owned subsidiary of Wintrust.

Closing and effective time

Closing. The closing of the merger will take place on the fifth business day following the satisfaction of the conditions to closing set forth in the merger agreement, or at another time that both parties mutually agree upon. See “—Conditions to completion of the merger” below for a more complete description of the conditions that must be satisfied prior to closing. The completion of the merger sometimes is referred to in this proxy statement/prospectus as the closing date.

Completion of the Merger. The merger will become effective on the date when the certificate of merger filed by the parties is duly filed by the Delaware Secretary of State, or at such later date and time specified in such filing as the parties mutually agree upon. The time at which the merger becomes effective is sometimes referred to in this proxy statement/prospectus as the effective time.

Consideration to be received in the merger

HPK Common Stock. If the merger is completed, the shares of HPK common stock which you own immediately before the completion of the merger will be converted into a right to receive cash, which we refer to as a cash election, shares of Wintrust common stock, which we refer to as a stock election, or a combination of Wintrust common stock and cash, which we refer to as a combination election, as described below, subject in each case to the proration and adjustment procedures described below under “—Proration of Merger Consideration” and “—Adjustment to Merger Consideration”. Subject to possible downward adjustment and assuming that the reference price is between $33.50 and $43.50, the aggregate merger consideration paid by Wintrust to HPK stockholders is expected to be $27,500,000. Subject to possible waiver of proration and assuming that the reference price is between $33.50 and $43.50, Wintrust expects to pay approximately 50% of the aggregate merger consideration in cash and 50% in shares of Wintrust common stock. Regardless of whether a HPK stockholder elects cash or stock, or a combination thereof, a portion of the aggregate merger consideration equal to $2,750,000 in cash, which we refer to as the escrowed merger consideration, will be withheld from payment and contributed to the escrow account that supports certain indemnification obligations of HPK under the merger agreement as described below under “—Escrowed Merger Consideration”. We refer to the remaining merger consideration, of which you may elect to receive cash, Wintrust common stock or a combination of cash and Wintrust common stock, as the closing merger consideration. The escrowed amounts will be withheld in cash, which in turn will impact the amount of cash consideration available pursuant to the election procedure for closing merger consideration.

Assuming no proration of or adjustment to the merger consideration and that the currently outstanding 307,724 shares of HPK common stock remain unchanged at the closing, based on a reference price of $37.63, which is equal to the reference price if it were calculated as if the closing date was October 29, 2012, the merger consideration that a HPK stockholder would be entitled to receive for each share of HPK common stock, which we refer to as the per share merger consideration, would be $80.43 in cash for each share of HPK common stock for which a stockholder elects to receive all closing merger consideration in cash, which we refer to as a cash election, 2.1374 shares of Wintrust common stock for each share of HPK common stock for which a stockholder elects to receive all closing merger consideration in stock, which we refer to as a stock election, or $35.75 in cash and 1.1874 shares of Wintrust common stock for each share of HPK common stock for which a stockholder elects to receive closing merger consideration half in cash and half in stock, which we refer to as a combination election plus, in each case, up to $8.94 escrowed merger consideration in cash. Assuming no proration of or adjustment to the merger consideration, if the reference price were equal to the minimum of $33.50, each share of HPK common stock for which a stock election is made would instead be entitled to 2.4009 shares of Wintrust common stock and up to $8.94 escrowed merger consideration in cash, and assuming no proration of or adjustment to the merger consideration, if the reference price were equal to the maximum of $43.50, each share of HPK common stock for which a stock election is made would be entitled to 1.8489 shares of Wintrust common stock and up to $8.94 escrowed merger consideration in cash.

Cash Consideration. Subject to possible proration and downward adjustment, for each share of HPK common stock for which you make a valid cash election with respect to your closing merger consideration, you will be entitled to received cash equal to (i) the quotient obtained by dividing (a) $27,500,000 by (b) the number of shares of HPK common stock issued and outstanding immediately prior to the effective time of the merger, multiplied by (ii) 0.9, plus the right to receive the per share escrowed merger consideration (as defined below), which we refer to as the per share cash consideration.

Stock Consideration. Subject to possible proration and downward adjustment, for each share of HPK common stock for which you make a valid stock election with respect to your closing merger consideration, you will be entitled to receive a number of shares of Wintrust common stock equal to (i) the quotient obtained by dividing (a) the aggregate share amount (as defined below) by (b) the number of shares of HPK common stock issued and outstanding immediately prior to the effective time of the merger, multiplied by (ii) 0.9, plus the right to receive the per share escrowed merger consideration, which we refer to as the per share stock consideration.

The merger agreement provides that the aggregate share amount will be determined as follows (this calculation assumes that the aggregate merger consideration were to be paid only in shares of Wintrust common stock):

•

If the unweighted average of the high and low sale price of a share of Wintrust common stock as reported on NASDAQ, which we refer to as the reference price, for each of the 10 trading days ending on the second trading day prior to completion of the merger, which we refer to as the reference period, is at least $33.50 and no more than $43.50, the aggregate share amount will be the number of shares of Wintrust common stock equal to the quotient (rounded up to the nearest whole share) obtained by dividing (i) $27,500,000 by (ii) the reference price;

•	If the reference price is less than $33.50, the aggregate share amount will be 820,896 shares of Wintrust common stock (the number of shares determined by dividing $27,500,000 by $33.50); and

•	If the reference price is greater than $43.50, the aggregate share amount will be 632,184 shares of Wintrust common stock (the number of shares determined by dividing $27,500,000 by $43.50).

HPK may terminate the merger agreement if the reference price is less than $33.50, and Wintrust does not, within five business days of notice of such termination, notify HPK of its election to increase the merger consideration to provide for an amount of cash, or additional shares of Wintrust common stock if necessary pursuant to the merger agreement, so that the per share stock consideration is equal to the consideration that would be obtained using $33.50 as the reference price.

Mixed Consideration. Subject to possible proration and downward adjustment, for each share of HPK common stock for which you make a valid combination election with respect to your closing merger consideration, you will be entitled to receive a combination of the per share cash consideration and the per share stock consideration.

The following table illustrates the per share value of merger consideration that HPK’s stockholders will receive in the merger based on a range of reference prices and based on whether a cash election, a stock election or a combination election is made, assuming no proration of or downward adjustment to the merger consideration, that the currently outstanding 307,724 shares of HPK common stock remain unchanged immediately prior to the effective time of the merger and that stockholders are entitled to receive the full amount of the escrowed merger consideration. The table is for illustrative purposes only. The actual prices at which Wintrust common stock trades during the reference period will establish the actual reference price and therefore the actual aggregate share amount and merger consideration. The table assumes the closing price of Wintrust’s common stock on the date of the merger is the same as the reference price during the reference period. The actual trading price of Wintrust common stock is subject to market fluctuations, and HPK stockholders will not be entitled to receive additional shares in the merger if the trading price of Wintrust’s common stock on the closing date of the merger is less than the average price during the reference period nor will they receive fewer shares in the merger if the trading price of Wintrust’s common stock on the closing date is greater than the average price during the reference period.

	CASH ELECTION			STOCK ELECTION			COMBINATION ELECTION
Wintrust Reference Price	Per Share Cash Closing Consideration	Per Share Escrowed Consideration	Total Per Share Consideration	Per Share Stock Closing Consideration(1)	Per Share Escrowed Consideration	Total Per Share Consideration(1)	Cash Closing Consideration	Stock Closing Consideration(1)	Per Share Escrowed Consideration	Total Per Share Consideration(1)
$30.50(2)	$80.43	$8.94	$89.37	$73.23	$8.94	$82.16	$35.75	$40.68	$8.94	$85.36
$31.00(2)	$80.43	$8.94	$89.37	$74.43	$8.94	$83.36	$35.75	$41.35	$8.94	$86.03
$31.50(2)	$80.43	$8.94	$89.37	$75.63	$8.94	$84.56	$35.75	$42.02	$8.94	$86.70
$32.00(2)	$80.43	$8.94	$89.37	$76.83	$8.94	$85.76	$35.75	$42.68	$8.94	$87.37
$32.50(2)	$80.43	$8.94	$89.37	$78.03	$8.94	$86.96	$35.75	$43.35	$8.94	$88.03
$33.00(2)	$80.43	$8.94	$89.37	$79.23	$8.94	$88.17	$35.75	$44.02	$8.94	$88.70
$33.50	$80.43	$8.94	$89.37	$80.43	$8.94	$89.37	$35.75	$44.68	$8.94	$89.37
$34.00	$80.43	$8.94	$89.37	$80.43	$8.94	$89.37	$35.75	$44.68	$8.94	$89.37
$34.50	$80.43	$8.94	$89.37	$80.43	$8.94	$89.37	$35.75	$44.68	$8.94	$89.37
$35.00	$80.43	$8.94	$89.37	$80.43	$8.94	$89.37	$35.75	$44.68	$8.94	$89.37
$35.50	$80.43	$8.94	$89.37	$80.43	$8.94	$89.37	$35.75	$44.68	$8.94	$89.37
$36.00	$80.43	$8.94	$89.37	$80.43	$8.94	$89.37	$35.75	$44.68	$8.94	$89.37
$36.50	$80.43	$8.94	$89.37	$80.43	$8.94	$89.37	$35.75	$44.68	$8.94	$89.37
$37.00	$80.43	$8.94	$89.37	$80.43	$8.94	$89.37	$35.75	$44.68	$8.94	$89.37
$37.50	$80.43	$8.94	$89.37	$80.43	$8.94	$89.37	$35.75	$44.68	$8.94	$89.37
$38.00	$80.43	$8.94	$89.37	$80.43	$8.94	$89.37	$35.75	$44.68	$8.94	$89.37
$38.50	$80.43	$8.94	$89.37	$80.43	$8.94	$89.37	$35.75	$44.68	$8.94	$89.37
$39.00	$80.43	$8.94	$89.37	$80.43	$8.94	$89.37	$35.75	$44.68	$8.94	$89.37
$39.50	$80.43	$8.94	$89.37	$80.43	$8.94	$89.37	$35.75	$44.68	$8.94	$89.37
$40.00	$80.43	$8.94	$89.37	$80.43	$8.94	$89.37	$35.75	$44.68	$8.94	$89.37
$40.50	$80.43	$8.94	$89.37	$80.43	$8.94	$89.37	$35.75	$44.68	$8.94	$89.37
$41.00	$80.43	$8.94	$89.37	$80.43	$8.94	$89.37	$35.75	$44.68	$8.94	$89.37
$41.50	$80.43	$8.94	$89.37	$80.43	$8.94	$89.37	$35.75	$44.68	$8.94	$89.37
$42.00	$80.43	$8.94	$89.37	$80.43	$8.94	$89.37	$35.75	$44.68	$8.94	$89.37
$42.50	$80.43	$8.94	$89.37	$80.43	$8.94	$89.37	$35.75	$44.68	$8.94	$89.37
$43.00	$80.43	$8.94	$89.37	$80.43	$8.94	$89.37	$35.75	$44.68	$8.94	$89.37
$43.50	$80.43	$8.94	$89.37	$80.43	$8.94	$89.37	$35.75	$44.68	$8.94	$89.37
$44.00	$80.43	$8.94	$89.37	$81.35	$8.94	$90.29	$35.75	$45.20	$8.94	$89.88
$44.50	$80.43	$8.94	$89.37	$82.28	$8.94	$91.21	$35.75	$45.71	$8.94	$90.39
$45.00	$80.43	$8.94	$89.37	$83.20	$8.94	$92.14	$35.75	$46.22	$8.94	$90.91
$45.50	$80.43	$8.94	$89.37	$84.13	$8.94	$93.06	$35.75	$46.74	$8.94	$91.42
$46.00	$80.43	$8.94	$89.37	$85.05	$8.94	$93.99	$35.75	$47.25	$8.94	$91.93
$46.50	$80.43	$8.94	$89.37	$85.98	$8.94	$94.91	$35.75	$47.76	$8.94	$92.45

(1)	The numbers in this column represent the value of the shares of Wintrust common stock which you will receive for each share of HPK common stock that you own, subject to the assumption that the closing price of Wintrust’s common stock on the date of the merger is the same as the reference price during the reference period.
(2)	This will only occur if Wintrust does not elect to increase the merger consideration to provide for an amount of cash or additional shares of Wintrust common stock so that the per share merger consideration is equivalent to the amount that would be obtained using $33.50 as the reference price, and that HPK does not exercise its right to terminate the merger agreement in such case.

Adjustment to Merger Consideration. Prior to the effective time of the merger, HPK will deliver to Wintrust balance sheets, which we refer to as the closing balance sheets, for HPK and each of its subsidiaries as of the closing date reflecting HPK’s good faith estimate of the accounts of HPK and its subsidiaries. The closing balance sheets will be prepared in conformity with past practices and policies of HPK and in accordance with generally accepted accounting principles, subject to adjustment to reflect no outstanding indebtedness for borrowed monies, Hyde Park Bank’s reserve for loan losses at not less than 1.30% of its net loans, and any environmental adjustments described below. If the closing balance sheets reflect stockholders’ equity in HPK less than (i) $26,300,000 minus (ii) the after-tax impact of the cost of certain change of control payments to be made by HPK, then, subject to HPK’s termination right described below under “—Termination”, the merger consideration will be reduced dollar-for-dollar by an amount equal to such shortfall. Any such reduction will be allocated equally to the cash and stock portions of the merger consideration.

The merger consideration may also be adjusted downward to reflect certain environmental conditions related to real property of HPK or its subsidiaries. If any environmental survey confirms, in Wintrust’s sole discretion, the presence of certain environmental conditions on any such properties, Wintrust may (i) accept such property in its current condition subject to a reduction in the merger consideration equal to an amount to be mutually agreed upon in good faith by Wintrust and HPK, or (ii) terminate the merger agreement. If the estimated cost of remediation is less than $250,000, at Wintrust’s election, instead of terminating the merger agreement Wintrust may accept the real property in its current condition and reduce the stockholders’ equity for purposes of the closing balance sheets by the amount of the estimated cost of remediation.

Escrowed Merger Consideration. A portion of the aggregate merger consideration equal to $2,750,000 in cash, which we refer to as the escrowed merger consideration, will be withheld from the merger consideration deliverable to HPK stockholders on the closing date, to serve as security for the benefit of Wintrust against the indemnification afforded the Wintrust indemnified parties in the merger agreement. On the closing date, the escrowed merger consideration will be deposited by Wintrust with Wells Fargo Bank, National Association, which we refer to as the escrow agent, in an escrow account, which we refer to as the escrow account, established in accordance with the escrow agreement to be entered into among Wintrust, the escrow agent and the HPK stockholders’ agent. If any payment is required to be made to a Wintrust indemnified party from the escrow account, Wintrust and the HPK stockholders’ agent will promptly provide written instructions to the escrow agent to deliver to Wintrust out of the escrow account an amount of cash equal to such required payment. On the 15-month anniversary of the closing date, Wintrust will provide written instructions to the escrow agent to deliver to the exchange agent for the merger the aggregate amount of remaining escrowed merger consideration in the escrow account, with any interest earned thereon, if any, except for amounts subject to claims for indemnification by any Wintrust indemnified party, which we refer to as the escrow disbursement. The exchange agent will distribute the escrow disbursement to HPK stockholders, calculated by dividing the total escrow disbursement by the number of shares of HPK common stock issued and outstanding immediately prior to the effective time of the merger, which we refer to as the per share escrowed merger consideration.

Proration of Merger Consideration. Despite your election, the merger agreement provides that the actual number of shares that may be converted into the right to receive cash consideration as part of the closing merger consideration (including any shares subject to the cash portion of a combination election), in the aggregate, may not exceed 45% of HPK’s common stock outstanding immediately prior to the effective time of the merger, which we refer to as the maximum cash amount, and the number of shares that may be converted into the right to receive Wintrust common stock as part of the closing merger consideration (including any shares subject to the stock portion of a combination election), in the aggregate, may not exceed 55% of HPK’s outstanding common stock, which we refer to as the maximum stock amount. The maximum cash amount and maximum stock amount for the closing merger consideration, when combined with the escrowed merger consideration that consists solely of cash, will result in the aggregate merger consideration being paid approximately 50% in cash and approximately 50% in shares of Wintrust common stock. If, after the results of the election forms are calculated, the number of shares to be converted into cash or Wintrust common stock as part of the closing merger consideration exceeds either the maximum cash amount or the maximum stock amount, the exchange agent for the merger will, on a pro rata basis, redesignate those shares to reduce the amount of cash or the number of shares in order to achieve the maximum cash amount or maximum stock amount, as the case may be. Accordingly, the amount of cash and Wintrust common stock you actually receive as part of the closing merger consideration may be different from your election. Wintrust may, however, in its sole discretion, taking into account the actual results of all elections, at any time prior to the effective time direct that the redesignation procedures described be waived in whole or in part, in which case the number of shares to be converted into cash or Wintrust common stock may exceed the maximum cash amount or maximum stock amount, as the case may be, although the redesignation cannot cause the tax consequences to be materially different than as described earlier.

In addition, in order to preserve the tax-free structure of the transaction, the maximum cash amount will be reduced to the extent necessary so that the fair market value of the shares of Wintrust common stock, based on the closing price of Wintrust common stock on the second trading day prior to completion of the merger, received by HPK stockholders in the merger will be at least 45% of the aggregate cash consideration (including the escrowed merger consideration) plus the fair market value of the shares of Wintrust common stock received by HPK stockholders in the merger.

Fractional shares

No fractional shares of Wintrust common stock will be issued in the merger. Instead, Wintrust will pay to each holder of HPK common stock who would otherwise be entitled to a fractional share of Wintrust common stock an amount in cash (without interest) rounded to the nearest whole cent, determined by multiplying the reference price by such fraction of a share of Wintrust common stock to which such HPK stockholder would otherwise be entitled.

Merger consideration election

With this proxy statement/prospectus, you have been provided with an election form in order to select whether you will receive merger consideration consisting of cash, Wintrust common stock or a combination of cash and Wintrust common stock. The completed election form must be received by the exchange agent for the merger, IST Shareholder Services, by 5:00 p.m., central standard time on the fifth business day before the effective time of the merger. Once made, elections are irrevocable. If your election form is not received by this deadline you will be deemed to have elected to receive the combination of cash and Wintrust common stock. See “—Consideration to be received in the merger—Proration of Merger Consideration.”

Appointment of stockholder representative

Pursuant to the merger agreement, a portion of the merger consideration equal to $2,750,000 in cash will be withheld from the merger consideration otherwise deliverable to HPK stockholders on the closing date, to serve as security for the benefit of Wintrust against the indemnification afforded the Wintrust indemnified parties in the merger agreement. By virtue of the adoption of the merger agreement, Timothy G. Goodsell, who we refer to as the stockholders’ agent, will be constituted and appointed as the stockholders’ exclusive agent and attorney-in-fact with respect to taking any and all actions specified or contemplated by the merger agreement or as provided under the escrow agreement.

The actions of the stockholders’ agent pursuant to the merger agreement and the escrow agreement will bind each HPK stockholder, and no notice to or approval by the HPK stockholders of such action will be required. Wintrust will be entitled to rely on any action taken by the stockholders’ agent as may be contemplated by the merger agreement and pursuant to the escrow agreement, for the benefit of all HPK stockholders. The stockholders’ agent will be fully protected, held harmless and indemnified by HPK’s stockholders in exercising, or in declining to exercise, a power provided for or contemplated by the merger agreement or as provided for in the escrow agreement for the benefit of all HPK stockholders, as he or she shall determine, whether upon consultation with the HPK stockholders or in his or her sole discretion, to be in the interests of all HPK stockholders.

If the initial stockholders’ agent should die or become unable or unwilling to perform his duties, and unable or unwilling to appoint a successor, then Patrick J. Barrett, the Secretary and a director of HPK, will be appointed as the successor stockholders’ agent, to serve in the same capacity as the prior stockholders’ agent. If Mr. Barrett, as successor stockholders’ agent, should die or become unable or unwilling to perform his duties, and unable or unwilling to appoint a successor, then David Sensibar, a director of HPK, will be appointed as the successor stockholders’ agent, to serve in the same capacity as the prior stockholders’ agent. If the stockholders’ agent or any successor thereto named in the merger agreement should die or become unable or unwilling to perform his duties, and unable or unwilling to appoint a successor, then Wintrust will appoint any reasonable successor stockholders’ agent. Any successor stockholders’ agent so appointed will be vested with the same power and authority as the stockholders’ agent appointed pursuant to this proposal.

Exchange of certificates

Wintrust has engaged IST Shareholder Services to act as its exchange agent to handle the exchange of HPK common stock for the merger consideration and the payment of cash for any fractional share interest. Within three business days after the effective time, the exchange agent will send to each HPK stockholder a letter of transmittal for use in the exchange with instructions explaining how to surrender HPK common stock certificates to the exchange agent. HPK stockholders that surrender their certificates to the exchange agent, together with a properly completed letter of transmittal, will receive the merger consideration. HPK stockholders that do not exchange their HPK common stock will not be entitled to receive the merger consideration or any dividends or other distributions by Wintrust until their certificates are surrendered. After surrender of the certificates representing HPK shares, any unpaid dividends or distributions with respect to the Wintrust common stock represented by the certificates will be paid without interest.

Conduct of business pending the merger and certain covenants

Under the merger agreement, HPK has agreed to certain restrictions on its activities and the activities of its subsidiaries until the merger is completed or the merger agreement is terminated. In general, HPK and its subsidiaries are required to conduct their business in the ordinary course of business, consistent with prudent banking practice.

The following is a summary of the more significant restrictions imposed upon HPK, subject to the exceptions set forth in the merger agreement. HPK will not, without Wintrust’s prior written consent:

•	make changes to the charters and by-laws of HPK and its subsidiaries;

•	effect any change in the capitalization of HPK or its subsidiaries or the number of issued and outstanding shares of HPK;

•	subject to certain exceptions, increase the compensation of the officers or key employees of HPK or any of its subsidiaries or pay any bonuses, except in the ordinary course of business;

•

make, renew or restructure any loan in the amount of $375,000 or more, except as provided for in the merger agreement (provided, however, that Wintrust subsequently waived its right to approve making, renewal or restructuring of any loan that exceeds such $375,000 threshold but is less than $1,000,000);

•	except as otherwise set forth in the merger agreement, pay any dividends or other distributions;

•

except as otherwise set forth in the merger agreement, enter into employment, consulting, or similar agreements that cannot be terminated with 30 days or fewer notice without penalty, or terminate the employment of any officer of Hyde Park Bank without prior notice to Wintrust;

•	terminate, partially terminate, curtail or discontinue any of its benefit plans;

•	make any expenditure for fixed assets in excess of $50,000 for any single item, or $200,000 in the aggregate, or enter into any lease for any fixed assets having an annual rental in excess of $50,000;

•

make or become party to a contract, agreement, commitment, disbursement or transaction, acquire or dispose of any property or asset, or incur any liabilities or obligations, other than in the ordinary course of business consistent with prudent banking practice and HPK’s and its subsidiaries’ current policies;

•	do or fail to do anything that will cause a breach or default under any material contract;

•	make significant changes in the general nature of the business conducted by HPK or its subsidiaries;

•

engage in any “covered transaction” within the meaning of Sections 23A or 23B of the Federal Reserve Act or any affiliate transaction, unless Hyde Park Bank has complied with Sections 23A and 23B of the Federal Reserve Act;

•

accept or renew any brokered deposits, incur additional Federal Home Loan Bank advances or other types of ordinary course wholesale funding or enter into any new term repurchase agreements, except as set forth in the merger agreement;

•	buy or invest in government securities that have maturities of more than five years and a rating agency rating below “A”; or

•	change in any material respect any accounting or recordkeeping procedures, methods, policies or practices.

HPK has agreed to file all applications to obtain the necessary regulatory approvals for the repurchase or redemption, effective on or before the closing date, of the HPK preferred stock, as contemplated in the merger agreement. Wintrust has agreed to file all other applications and notices to obtain the necessary regulatory approvals for the transactions contemplated by the merger agreement. Both parties have agreed to cooperate with the other in connection with obtaining the regulatory approvals. Both parties agree:

•

to use all reasonable and diligent efforts and to cooperate in the preparation and filing of all applications, notices and documents required to obtain regulatory approval and/or consents from governmental authorities for the merger and the merger agreement;

•	to use reasonable and diligent good faith efforts to satisfy the conditions required to close the merger and to consummate the merger as soon as practicable;

•	that neither will intentionally act in a manner that would cause a breach of the merger agreement or that would cause a representation made in the merger agreement to become untrue; and

•	to coordinate publicity of the transactions contemplated by the merger agreement to the media.

HPK has agreed to use reasonable and diligent efforts to preserve the reputation and relationship of HPK and its subsidiaries with suppliers, clients, customers, employees and others having business relations with HPK, and to provide Wintrust with certain documents before the closing date, including:

•	reasonable notice, minutes and materials of any meetings of the boards and committees of HPK or its subsidiaries, except as set forth in the merger agreement;

•	certain information regarding the loans in Hyde Park Bank’s loan portfolio;

•	estoppel certificates signed by certain tenants, and written requests to the remaining tenants to execute an estoppel certificate, of all of the leased premises of HPK or its subsidiaries;

•	interim financial statements; and

•	prompt notice of any written assertions of appraisal rights.

HPK has also agreed to the following:

•	to redeem the HPK preferred stock in accordance HPK’s certificate of incorporation;

•	to cause Hyde Park Bank, prior to closing, to write off all loans that are required to be written off as loan losses;

•	to write down potential loan losses in conformity with past practices and policies of Hyde Park Bank and GAAP;

•

to correct the operational violation that has occurred under its Supplemental Retirement Benefits Plan, which we refer to as SERP, with respect to distributions previously made in 2011 and 2012, in accordance with the procedures set forth in IRS Notice 2008-113;

•	to terminate the SERP in accordance with Section 8.2(b) thereunder and make a lump sum distribution to the sole participant;

•

to terminate the split-dollar life insurance agreements between Hyde Park Bank and each of Timothy G. Goodsell and Patrick J. Barrett and make a lump sum payment of all amounts due to Messrs. Goodsell and Barrett under such agreements; and

•	to provide Wintrust with copies of all corrective materials.

The merger agreement also contains certain covenants relating to employee benefits and other matters pertaining to officers and directors. See “—Employee benefit matters” and “The Merger—Interests of certain persons in the merger.”

No solicitation of or discussions relating to an acquisition proposal

The merger agreement contains provisions prohibiting HPK from seeking or discussing an alternative proposal to the merger. HPK has agreed that it will not, and will cause each of its subsidiaries not to, directly or indirectly solicit, encourage or facilitate any proposal or any inquiry or proposal or enter into any negotiations or discussions with any person or entity concerning any proposed acquisition of HPK or its subsidiaries, or furnish any information to any person or entity proposing or seeking such an acquisition. However, the merger agreement provides that HPK may furnish such information pursuant to a customary confidentiality agreement and engage in such negotiations or discussions in response to an acquisition proposal that was not solicited by HPK in violation of the merger agreement, if the board of directors determines in good faith and after consultation with outside counsel that it must do so in order to act in a manner consistent with the board’s fiduciary duties.

Notwithstanding the restrictions described above, the merger agreement provides that HPK may provide information to and engage in discussions with third parties from whom HPK has received an acquisition proposal that was not solicited in violation of the merger agreement, so long as the board of directors of HPK, after consultation with its financial advisor and outside legal counsel, determines in good faith that such proposal constitutes a superior proposal. If the board of directors of HPK determines that it is necessary to pursue a superior proposal in order to act in a manner consistent with its fiduciary duties, the board may withdraw, modify or otherwise change the board’s recommendation with respect to the merger and the merger agreement, and/or terminate the merger agreement. However, the HPK board of directors may not terminate the merger agreement for a superior proposal unless it has first notified Wintrust and otherwise negotiated with Wintrust so that the merger may be effected. A “superior proposal” means any acquisition proposal containing terms that the HPK board of directors determines in good faith (based on the advice of an independent financial advisor) to be more favorable to HPK stockholders than the merger and for which financing, if required, is committed or, in the good faith judgment of the HPK board of directors, reasonably capable of being obtained, but excludes any acquisition proposal known to the HPK board of directors prior to the date of the merger agreement.

If Wintrust terminates the merger agreement because HPK breaches its covenant not to solicit an acquisition proposal from a third party, HPK will pay to Wintrust a termination fee equal to $1,500,000 plus up to $200,000 in out-of-pocket expenses and costs. See “—Termination fee” below.

Representations and warranties

The merger agreement contains representations and warranties made by HPK, Wintrust and Merger Sub. These include, among other things, representations relating to:

•	valid corporate organization and existence;

•	corporate power and authority to enter into the merger and the merger agreement;

•	capitalization;

•	certain tax matters;

•	absence of material adverse changes;

•	absence of undisclosed investigations and litigation;

•	compliance with laws;

•	third party consents and approvals;

•	filing of necessary reports with regulatory authorities;

•	broker/finder fees;

•	absence of omissions in the representations and warranties contained in the merger agreement; and

•	absence of any breach of organizational documents, law or other agreements as a result of the merger.

Wintrust and Merger Sub also represent and warrant to HPK in the merger agreement regarding compliance with SEC filing requirements.

HPK makes additional representations and warranties to Wintrust in the merger agreement relating to, among other things:

•	organizational documents, minutes and stock records;

•	financial statements;

•	real property, personal property and other material assets;

•	insurance matters;

•	employee matters and employee benefits;

•	environmental matters;

•	ownership of its subsidiaries, including Hyde Park Bank;

•	compliance with, absence of default under and information regarding material contracts;

•	loans and its allowance for loan losses;

•	investment securities;

•	compliance with the Community Reinvestment Act;

•	conduct of business and maintenance of business relationships;

•	technology and intellectual property;

•	absence of “excess parachute payments” resulting from the transactions contemplated in the merger agreement;

•	absence of undisclosed liabilities; and

•	affiliate transactions.

Conditions to completion of the merger

Closing Conditions for the Benefit of Wintrust. Wintrust’s obligations are subject to fulfillment of certain conditions, including:

•	accuracy of representations and warranties of HPK in the merger agreement as of the closing date, except as otherwise set forth in the merger agreement;

•	performance by HPK in all material respects of its agreements under the merger agreement;

•	the registration statement having been declared effective by the SEC and continuing to be effective as of the effective time;

•	execution and delivery of a certificate of merger suitable for filing with the Delaware Secretary of State;

•	adoption of the merger agreement at the special meeting by the holders of at least a majority of the outstanding shares of HPK entitled to vote;

•	receipt of all necessary regulatory approvals, including approval for the repurchase or redemption of the HPK preferred stock;

•	no material adverse change in HPK since September 18, 2012;

•

no threatened or pending litigation seeking to enjoin the transactions contemplated by the merger agreement or seeking other relief that Wintrust reasonably believes, subject to certain conditions, would make it undesirable or inadvisable to consummate the merger or would have a material adverse effect on HPK or its subsidiaries;

•

absence of any environmental condition not previously disclosed to Wintrust and related to certain real property owned, leased by or leased to a third party tenant by HPK or its subsidiaries as indicated or confirmed by the results of certain environmental surveys or reports, as set forth in the merger agreement (unless the aggregate merger consideration is reduced or Wintrust terminates the merger agreement);

•

receipt of an opinion from HPK’s special counsel regarding the valid existence and the valid issuance of the capital stock of HPK, its authority to enter into the merger agreement and the due execution and delivery of the merger agreement by HPK, among other things;

•	capability of Michael McGarry and Claudio Ricci to perform their respective duties under those certain employment agreements executed in connection with the merger agreement;

•	amendment and restatement of HPK’s management agreement with its property manager containing terms and conditions reasonably acceptable to Wintrust;

•	receipt of estoppel certificates signed by certain tenants, and written requests to the remaining tenants to execute an estoppel certificate, of all of the leased premises of HPK or its subsidiaries;

•	the repurchase or redemption of the HPK preferred stock by HPK;

•	the payment of amounts due and owing to Timothy G. Goodsell and Patrick J. Barrett pursuant to certain change in control agreements with HPK and Hyde Park Bank;

•

the remedy by HPK and certain of its subsidiaries of deficiencies and completion of certain corrective actions, and the use of commercially reasonable efforts to obtain a satisfactory certification from the City of Chicago Department of Buildings prior to closing;

•

receipt of all other necessary consents, permissions and approvals, which the failure to obtain would have a “material adverse effect” with respect to HPK or Wintrust’s rights under the merger agreement;

•	receipt of balance sheets of HPK, adjusted to reflect certain adjustments, specifications and charges, as set forth in the merger agreement; and

•	adjustment of the merger consideration, as applicable, as set forth in “—Consideration to be received in the merger—Adjustment to Merger Consideration”.

Closing Conditions for the Benefit of HPK. HPK’s obligations are subject to fulfillment of certain conditions, including:

•	accuracy of representations and warranties of Wintrust and Merger Sub in the merger agreement as of the closing date, except as otherwise set forth in the merger agreement;

•	performance by Wintrust in all material respects of its agreements under the merger agreement;

•	approval of the listing of the shares of Wintrust common stock issuable pursuant to the merger agreement on NASDAQ;

•	receipt of all necessary regulatory approvals, including approval for the repurchase or redemption of the HPK preferred stock;

•	execution and delivery of a certificate of merger suitable for filing with the Delaware Secretary of State;

•	the registration statement having been declared effective by the SEC and continuing to be effective as of the effective time;

•

no threatened or pending litigation seeking to enjoin the transactions contemplated by the merger agreement or seeking other relief that HPK reasonably believes, subject to certain conditions, would make it undesirable or inadvisable to consummate the merger or would have a material adverse effect on Wintrust;

•	no material adverse change in Wintrust since September 18, 2012;

•

receipt of an opinion from Wintrust’s special counsel regarding the valid existence of Wintrust and Merger Sub, their authority to enter into the merger agreement, due execution and delivery of the merger agreement by Wintrust and Merger Sub and the issuances of shares of Wintrust common stock in the merger, among other things; and

•	receipt of a tax opinion from HPK’s counsel that the merger constitutes a “reorganization” within the meaning of Section 368(a) of the Code.

Termination

Wintrust and HPK may mutually agree to terminate the merger agreement and abandon the merger at any time. Subject to conditions and circumstances described in the merger agreement, either Wintrust or HPK may terminate the merger agreement as follows:

•

the merger is not completed (other than through the failure of any party seeking to terminate the agreement to comply fully with its material obligations under the merger agreement) by December 15, 2012 or such later date agreed to by the parties; provided, that the termination date will be extended to January 31, 2013 if the sole impediments to closing are due to delay in receiving regulatory approval from the Federal Reserve;

•

the other party has not satisfied a condition under the merger agreement required to be met by it prior to the closing date, or if it becomes impossible for the other party to satisfy a condition and its inability to satisfy the condition was not caused by the non-breaching party’s failure to meet any of its obligations under the merger agreement and such non-breaching party has not waived such condition; or

•	HPK receives and accepts a superior proposal.

In addition, HPK may terminate the merger agreement if the reference price is less than $33.50, and Wintrust does not, within five business days of notice of such termination, notify HPK of its election to increase the merger consideration to provide for an amount of cash, or additional shares of Wintrust common stock if necessary pursuant to the merger agreement, so that the per share stock consideration is equal to the consideration that would be obtained using $33.50 as the reference price.

Wintrust may terminate the merger agreement if the reference price is more than $46.50 and the parties are not, within five business days of notice of such termination, able to reach an agreement as to an amendment to the merger agreement containing terms acceptable to both parties.

HPK may terminate the merger agreement if the merger consideration would be reduced by more than $5,500,000 pursuant to the stockholders’ equity adjustment described above in “—Consideration to be received in the merger—Adjustment to Merger Consideration”. Wintrust may also terminate in certain circumstances upon the identification or confirmation of the presence of certain environmental conditions related to certain real property, as described above in “—Consideration to be received in the merger—Adjustment to Merger Consideration.”

Any termination of the merger agreement will not affect any rights accrued prior to such termination.

Termination fee

Termination Fees Payable by HPK. HPK has agreed to pay Wintrust a termination fee of $1,500,000 plus up to $200,000 in out-of-pocket expenses and costs if the merger agreement is terminated under the following circumstances:

•	Wintrust terminates the merger agreement because HPK breaches its covenant not to solicit an acquisition proposal from a third party;

•	HPK terminates the merger agreement upon the entry into, consummation of or the HPK board’s determination to accept an unsolicited superior proposal; or

•

the merger agreement is terminated (a) by either Wintrust or HPK because the closing has not occurred by December 15, 2012 or such later date agreed to by the parties (or January 31, 2013, if the sole impediment to closing is due to delay in receiving regulatory approval from the Federal Reserve) or (b) by Wintrust because HPK has not satisfied a condition under the merger agreement required to be met by it prior to the closing date, or if it becomes impossible for HPK to satisfy a condition and its inability to satisfy the condition was not caused by Wintrust’s failure to meet any of its obligations under the merger agreement and Wintrust has not waived such condition, and in each such case, within six months after termination of the merger agreement, HPK or Hyde Park Bank consummates or enters into a definitive agreement relating to an acquisition proposal which was made known to any member of HPK’s board of directors and not disclosed to Wintrust prior to the date of such termination.

HPK has agreed to pay to Wintrust a termination fee of $750,000 plus up to $200,000 in out-of-pocket expenses and costs if the merger agreement is terminated by Wintrust because HPK committed a material breach of its material obligations under the merger agreement and such breach is not the result of Wintrust’s failure to comply or perform in all material respects with any of its material obligations under the merger agreement.

Termination Fees Payable by Wintrust. Wintrust has agreed to pay to HPK a termination fee of $750,000 plus up to $200,000 in out-of-pocket expenses and costs if the merger agreement is terminated by HPK because Wintrust committed a material breach of its material obligations under the merger agreement and such breach is not the result of HPK or Hyde Park Bank’s failure to comply or perform in all material respects with any of its material obligations under the merger agreement.

Management of Wintrust and HPK after the merger

After the merger, the Wintrust board of directors will remain the same and the Merger Sub board of directors will continue to serve as the directors of the surviving corporation.

Employee benefit matters

Except as more fully described above under “The Merger—Interests of certain persons in the merger,” pursuant to the merger agreement, Wintrust will assume all of the employee benefit plans sponsored or maintained by HPK or Hyde Park Bank. Former employees of HPK and Hyde Park Bank may continue to participate in those plans until Wintrust terminates the plans or merges them with existing Wintrust plans. To the extent that any former employees of HPK or Hyde Park Bank participate in any employee benefit plans that Wintrust sponsors or maintains at the effective time of the merger, such employees will be given credit for amounts paid under a corresponding HPK or Hyde Park Bank benefit plan during the plan year in which the closing of the merger occurs for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of such Wintrust benefit plan for the plan year in which the closing of the merger occurs. For purposes of determining eligibility to participate in and, where applicable, vesting under Wintrust’s applicable retirement savings plan and employee stock purchase plan, Wintrust’s short-term disability plans and vacation policy, each former employee of HPK or Hyde Park Bank will receive past service credit for his or her prior employment with HPK or Hyde Park Bank as if each such employee had then been employed by Wintrust. Wintrust reserves the right to amend or terminate these plans and arrangements in accordance with the terms of such plans and arrangements and applicable laws. If Wintrust chooses to terminate any HPK or Hyde Park Bank employee benefit or similar plan after the closing date, employees previously covered under the terminated plan will be eligible to participate in a similar Wintrust employee benefit plan, if any.

Expenses

All expenses incurred in connection with the merger agreement will be paid by the party incurring the expenses. As more fully described above under “—Termination fee,” Wintrust and HPK have also agreed to reimburse each other for certain expenses incurred not exceeding $200,000 in the event the merger is terminated prior to the closing date for certain specified reasons.

NASDAQ stock listing

Wintrust common stock currently is listed on NASDAQ under the symbol “WTFC.” The shares to be issued to HPK’s stockholders as merger consideration also will be eligible for trading on NASDAQ.

Amendment

The merger agreement may be amended in writing by the parties.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF HPK

The following table shows, as of October 30, 2012, the beneficial ownership of HPK common stock of each person who beneficially owns more than 5% of HPK’s outstanding common stock, of each HPK director, of each of the executive officers of HPK and all of HPK’s directors and officers as a group. Except as otherwise noted in the footnotes to the table, each individual has sole investment and voting power with respect to the shares of common stock set forth. Except as indicated in the footnotes to the table below, the business address of the persons listed below is c/o HPK Financial Corporation, 1525 East 53rd Street Chicago, Illinois 60615.

Name	Common Stock directly, indirectly or beneficially owned as of October 30, 2012	Percent of Outstanding
Directors and Executive Officers
Patrick A. Barrett	10,750	3.49%
Roger R. Fross	0	*
Timothy G. Goodsell(1)	41,047	13.34%
David Sensibar	4,000	1.30%
David M. Truitt	29,500	9.59%
All directors and executive officers as a group (five persons)	85,297	27.72%

Other Significant Stockholders
Diana L. Grodzins Trust, Diana L. Grodzins Trustee UTD 12-30-03(2)	50,500	16.41%
Harrison I. Steans(3)	20,000	6.50%

*	Indicates that the individual or entity owns less than one percent of HPK’s common stock.
(1)	The amount shown for Mr. Goodsell includes 21,667 shares of HPK common stock which are jointly owned by Mr. Goodsell and his spouse, Nancy G. Goodsell.
(2)	Diana L. Grodzins Trust, Diana L. Grodzins Trustee UTD 12-30-03’s address is c/o McKay Trading Partnership, 1731 N. Marcey St., Suite 518, Chicago, Illinois 60614.
(3)	Harrison I. Steans’ address is c/o Financial Investments Corporation, 50 East Washington Street, Suite 400, Chicago, Illinois 60602.

The information presented in the table is based on information furnished by the specified persons and was determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, which we refer to as the Securities Exchange Act, as required for purposes of this proxy statement/prospectus. Briefly stated, under that Rule shares are deemed to be beneficially owned by any person or group having the power to vote or direct the vote of, or the power to dispose or direct the disposition of, such shares, or who has the right to acquire beneficial ownership thereof within 60 days. Beneficial ownership for the purposes of this proxy statement/prospectus is not necessarily to be construed as an admission of beneficial ownership for other purposes.

COMPARISON OF RIGHTS OF WINTRUST SHAREHOLDERS AND HPK STOCKHOLDERS

General

As a stockholder of HPK, your rights are governed by HPK’s certificate of incorporation and its bylaws, each as currently in effect. Upon completion of the merger, the rights of HPK stockholders who receive shares of Wintrust common stock in exchange for their shares of HPK common stock and become shareholders of Wintrust will be governed by Wintrust’s amended and restated articles of incorporation and amended and restated by-laws, as well as the rules and regulations applying to public companies. Wintrust is incorporated in Illinois and is subject to the Illinois Business Corporation Act, as amended, which we refer to as the IBCA. HPK is incorporated in Delaware and is subject to the DGCL.

The following discussion summarizes material similarities and differences between the rights of HPK stockholders and Wintrust shareholders and is not a complete description of all of the differences. This discussion is qualified in its entirety by reference to the IBCA and DGCL and Wintrust’s and HPK’s respective articles of incorporation, certificate of incorporation and by-laws.

	Wintrust Shareholder Rights	HPK Stockholder Rights
Authorized Capital Stock:

Wintrust is authorized to issue 100 million shares of common stock, no par value per share, and 20 million shares of preferred stock, no par value per share, which we refer to as Wintrust preferred stock. Of the 20 million shares of Wintrust preferred stock, (i) 50,000 have been designated 8.00% Non-Cumulative Perpetual Convertible Preferred Stock, Series A, which we refer to as Wintrust series A preferred, and (ii) 126,500 have been designated 5.00% Non-Cumulative Perpetual Convertible Preferred Stock, Series C, which we refer to as Wintrust series C preferred.

On July 31, 2012, Wintrust had 36,364,203 shares of common stock outstanding, 50,000 shares of Wintrust series A preferred outstanding and 126,500 shares of Wintrust series C preferred outstanding. Further issuance of shares of Wintrust’s preferred stock would affect the relative rights of the holders of its common stock, depending upon the exact terms, qualifications, limitations and relative rights and preferences, if any, of the shares of the preferred stock as determined by Wintrust’s board of directors.

HPK is authorized to issue 500,000 shares of common stock, par value $1.00 per share, and 100,000 shares of preferred stock, par value $1.00 per share. Of the 100,000 shares of preferred stock, (i) 4,000 have been designated Fixed Rate Cumulative Perpetual Preferred Stock, Series A, which we refer to as HPK series A preferred, (ii) 200.20020 have been designated Fixed Rate Cumulative Perpetual Preferred Stock, Series B, which we refer to as HPK series B preferred, (iii) 5,000 have been designated Fixed Rate Cumulative Perpetual Preferred Stock, Series C, which we refer to as HPK series C preferred, and (iv) 144.14414 have been designated Fixed Rate Cumulative Perpetual Preferred Stock, Series D, which we refer to as HPK series D preferred.

On October 30, 2012 HPK had 307,724 shares of common stock outstanding, 4,000 shares of HPK series A preferred outstanding, 200 shares of HPK series B preferred outstanding, 5,000 shares of HPK series C preferred outstanding, and 144 shares of HPK series D preferred outstanding.

	Wintrust Shareholder Rights	HPK Stockholder Rights
Dividends:	Subject to any rights of holders of Wintrust preferred stock, Wintrust may pay dividends if, as and when declared by its board of directors from any funds legally available therefor.	Subject to any rights of holders of HPK preferred stock, HPK may pay dividends if, as and when declared by its board of directors from any funds legally available therefor.

Number of Directors, Classification:

The Wintrust board of directors currently consists of thirteen (13) members. Wintrust’s by-laws provide, however, that the number may be increased or decreased (provided the number is never less than nine (9)) by an amendment of the by-laws by the shareholders, or by a resolution adopted by the majority of the board of directors.

Wintrust’s board of directors consists of a single class of directors.

The HPK board of directors currently consists of five (5) members. HPK’s certificate of incorporation provides that its board of directors must consist of not less than five (5) and no more than fifteen (15) directors, as may be established by resolution of the then-current board.

HPK’s board of directors is divided into three classes, with each class consisting of approximately one-third of the total number of directors. Directors are elected for three-year terms, with one class of directors up for election at each annual meeting of stockholders.

Election of Directors; Vacancies:

Each Wintrust shareholder is entitled to vote the number of shares owned by such shareholder for as many persons as there are directors to be elected. The IBCA requires that directors be elected by the affirmative vote of a majority of the shares represented at the meeting and entitled to vote thereon.

The Wintrust by-laws provide that no cumulative voting is permitted.

Wintrust’s by-laws provide that any vacancy on the board of directors may be filled at an annual meeting or special meeting of the shareholders called for such purpose, or if such vacancy arises between meetings of shareholders, by a majority vote of the board of directors then in office.

Each HPK stockholder is entitled to vote the number of shares owned by such stockholder. Directors shall be elected by a plurality vote.

HPK’s certificate of incorporation does not provide for cumulative voting.

HPK’s bylaws provide that any vacancy on the board of directors may be filled by a majority vote of the board of directors then in office.

	Wintrust Shareholder Rights	HPK Stockholder Rights
Removal of Directors:	A Wintrust director may be removed at a shareholders’ meeting, with or without cause, by the affirmative vote of a majority of the outstanding shares entitled to vote.	A HPK director may be removed at a stockholders’ meeting only with cause by the affirmative vote of a majority of the outstanding shares entitled to vote.

Call of Special Meeting of Directors:	Wintrust’s by-laws provide that a special meeting of the board of directors may be called by or at the request of the chairman of the board, president or a majority of then-acting directors.	HPK’s bylaws provide that a special meeting of the board of directors may be called by or at the request of the chairman of the board, the president or any two directors.

Limitation on Director Liability:

Wintrust’s articles of incorporation provide that no director will be personally liable to the corporation or any of its shareholders for monetary damages for any breach of fiduciary duty except for liability:

•   for any breach of the director’s duty of loyalty to the corporation or its shareholders;

•   for acts and omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•   under Section 8.65 of the IBCA (which creates liability for unlawful payment of dividends and unlawful stock purchases or redemptions), as it exists or hereafter may be amended; or

•   for any transaction from which the director derived an improper benefit.

HPK’s certificate of incorporation provides that a director will not be liable to the corporation or any of its stockholders for monetary damages for breach of fiduciary duty except for liability:

•   for any breach of the director’s duty of loyalty to the corporation or its stockholders;

•   for acts and omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•   under Section 174 of the DGCL (which creates liability for unlawful payment of dividends and unlawful stock purchases or redemptions), as it exists or hereafter may be amended; or

•   for any transaction from which the director derived an improper personal benefit.

Indemnification:

Wintrust’s articles of incorporation and by-laws provide that the corporation has the power to indemnify its directors, officers, employees and agents to the fullest extent authorized by the IBCA.

The by-laws provide that, to the extent a present or former director,

HPK’s certificate of incorporation and bylaws provide for indemnification of its officers and directors to the fullest extent authorized by the DGCL.

The bylaws provide that, to the extent a present or former director, officer, employee or agent of the

Wintrust Shareholder Rights	HPK Stockholder Rights

officer or employee of the corporation (or of any subsidiary, as the case may be) has been successful on the merits or otherwise in defense of any proceeding, or in connection with any claim, issue or matter therein, the corporation shall indemnify the director or officer against expenses actually and reasonably incurred by him in connection with such proceeding to the extent he was a party as a result of being a director, officer or employee, provided that such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation. The board may indemnify agents of the corporation in this context.

Wintrust has entered into individual indemnification agreements with each of its non-employee directors and certain of its executive officers, which we refer to as the indemnification agreements, which implement with more specificity the indemnification provisions provided by Wintrust’s by-laws and provide, among other things, that to the fullest extent permitted by applicable law, Wintrust will indemnify such director or officer against any and all losses, expenses and liabilities arising out of such director’s or officer’s service as a director or officer of Wintrust, as the case may be. The indemnification agreements also contain detailed provisions concerning expense advancement and reimbursement. The indemnification agreements are in addition to any other rights each non-employee director or officer may be entitled to under Wintrust’s articles of incorporation, by-laws and applicable law.

corporation has been successful on the merits or otherwise in defense of any proceeding, or in connection with any claim, issue or matter therein, the corporation shall indemnify the director, officer, employee or agent against expenses actually and reasonably incurred by him in connection with such proceeding to the extent he was a party as a result of being a director, officer, employee or agent, provided that such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation.

	Wintrust Shareholder Rights	HPK Stockholder Rights
Call of Special Meetings of Shareholders/Stockholders:

Wintrust’s by-laws provide that a special meeting of the shareholders may be called by the board of directors, the president or the holders of not less than one-fifth of all the outstanding shares entitled to vote on the matter for which the meeting is called, for the purpose or purposes stated in the call of the meeting.

Written notice stating the place, date, hour and purpose(s) of the special meeting must be delivered, either personally or by mail, not less than ten (10) nor more than sixty (60) days before the date of the meeting.

HPK’s bylaws provide that a special meeting of the stockholders may be called by the chairman of the board or president, or at the written request of (i) a majority of the directors or (ii) the holders of at least 30% of all outstanding capital stock entitled to vote.

Written notice stating the place, day, hour and purpose(s) of the special meeting must be delivered not less than ten (10) nor more than sixty (60) days before the date of the meeting.

Quorum of Shareholders/Stockholders:	Wintrust’s by-laws provide that a majority of the shares entitled to vote on a matter, present in person or represented by proxy, constitutes a quorum at any meeting of shareholders.	HPK’s bylaws provide that a majority of the shares entitled to vote thereat, present in person or represented by proxy, constitutes a quorum at any meeting of stockholders.

Advance Notice Regarding Shareholders/Stockholders Proposals (other than Nomination of Candidates for Election to the Board of Directors):	Wintrust’s by-laws provide that for a shareholder to properly bring business before an annual or special meeting of shareholders, written notice of such shareholder’s intent to make such proposal(s) must be given by personal delivery or U.S. mail postage prepaid and received by the secretary of the corporation no later than the following dates: (i) with respect to an annual meeting of shareholders, not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of shareholders (provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the shareholder to be timely must be so delivered or received not later than the close of business on the 10th day following the earlier of	HPK’s bylaws provide that any business properly brought before the meeting may be transacted at an annual meeting of stockholders, and a special meeting may be called for any purpose.

Wintrust Shareholder Rights	HPK Stockholder Rights

the date on which such notice or public disclosure of the date of the meeting was given or made); and (ii) with respect to any special meeting of shareholders, the close of business on the 10th day following the date of public disclosure of the date of such meeting.

A shareholder’s notice to the secretary shall set forth as to each item of business the shareholder proposes to bring before such meeting: (a) a brief description of the business desired to be brought before the meeting; (b) the name and record address of the shareholder who proposes such business; (c) the number and class of shares of stock of the corporation beneficially owned by such shareholder; (d) whether and the extent to which any derivative instrument, hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares) has been made the effect or intent of any of which is to increase or decrease economic interest in the corporation’s stock or manage the risk or benefit of share price changes for, or to increase or decrease the voting power of, such shareholder with respect to the corporation’s stock (which information shall be updated by such shareholder as of the record date for the meeting, such update to be provided not later than 10 days after the record date for the meeting); (e) a representation that the shareholder intends to appear in person or by proxy at the meeting to introduce the item of business proposed to be brought

	Wintrust Shareholder Rights	HPK Stockholder Rights
before the meeting; (f) a description of all arrangements or understandings between the shareholder and any other person(s) pursuant to which the proposal or proposals are to be made by the shareholder and any material interest of the shareholder in the business being proposed; and (g) all other information which would be required to be included in a proxy statement filed with the SEC if, with respect to any such item of business or nomination, such shareholder were a participant in a solicitation subject to Section 14 of the Securities Exchange Act.

Advance Notice Regarding Shareholders/Stockholders Nomination of Candidates for Election to the Board of Directors:

Wintrust’s by-laws provide that nominations of persons for election to the board of directors may be made at an annual or special meeting of shareholders by a shareholder of Wintrust.

For nominations for election to the board of directors of Wintrust to be properly brought before an annual or special meeting, written notice of such shareholder’s intent to make such proposal(s) must be given by personal delivery or U.S. mail postage prepaid and received by the secretary of the corporation no later than the following dates: (i) with respect to an election to be held at an annual meeting of shareholders, not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of shareholders (provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the shareholder to be timely must be so delivered or received not later than the close of business on the

HPK’s bylaws do not address stockholder nomination of candidates for election to the board of directors.

	Wintrust Shareholder Rights	HPK Stockholder Rights

10th day following the earlier of the date on which such notice or public disclosure of the date of the meeting was given or made); and (ii) with respect to an election to be held at any special meeting of shareholders called for the purpose of electing directors, the close of business on the 10th day following the date of public disclosure of the date of such meeting.

A shareholder’s notice to the secretary shall set forth each item described above under “Advance Notice Regarding Shareholders/Stockholders Proposals (other than Nomination of Candidates for Election to the Board of Directors)” as well as (a) the nominee’s name, age, principal occupation and employment, business and residence addresses and qualifications, (b) a description of all arrangements or understandings between the shareholder and each nominee of the shareholder and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the shareholder and (c) the consent of each nominee to be named in any proxy statement and to serve as a director of Wintrust if so elected.

Shareholder/Stockholder Action by Written Consent:	Wintrust’s articles of incorporation and by-laws provide that its shareholders are not permitted to act by written consent. Any action required or permitted to be taken at a meeting of the shareholders must be effected at a duly called annual or special meeting.	HPK’s bylaws provide that any action required to be taken at a meeting of the stockholders, or any other action which may be taken at a meeting of the stockholders, may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by all of the stockholders who would have been entitled to vote upon the action if a meeting were held.

	Wintrust Shareholder Rights	HPK Stockholder Rights
Appointment and Removal of Officers:

Wintrust’s by-laws provide that the officers shall be elected annually by the board of directors at the first meeting of the board of directors held after each annual meeting of the shareholders. Each officer will hold office until his successor is duly elected or until his prior death, resignation or removal.

Any officer may be removed by the board of directors whenever in its judgment the best interests of the corporation will be served thereby.

HPK’s bylaws provide that the officers shall be elected annually by the board of directors at the first meeting of the board of directors held after each annual meeting of the stockholders. Each officer will hold office until his successor is duly elected or until his prior resignation or removal.

Any officer may be removed by the board of directors.

Required Vote for Certain Transactions	The Wintrust articles of incorporation do not specifically discuss transactions involving merger, consolidation, or sale, lease or exchange of all or substantially all of the property or assets of the corporation. But the applicable IBCA provisions state that such a transaction must be approved by two-thirds of the outstanding shares of stock entitled to vote on the matter. The corporation may, however, without approval by a vote of shareholders, merge into itself any corporation of which at least ninety percent (90%) of the outstanding shares of each class is owned by the corporation.	The HPK certificate of incorporation does not specifically discuss transactions involving merger, consolidation, or sale, lease or exchange of all or substantially all of the property or assets of the corporation. Under the DGCL, the consummation of a merger or consolidation requires that the agreement and plan of merger be adopted by the affirmative vote of a majority of the stock of the corporation entitled to vote thereon at an annual or special meeting for the purpose of acting on the agreement. The corporation may, however, without approval by a vote of stockholders, merge into itself any corporation of which at least ninety percent (90%) of the outstanding shares of each class is owned by the corporation.

Amendment to Charter and By-laws:	An amendment to the articles of incorporation that relates to certain provisions, including, the prohibition of cumulative voting, shareholder purchase rights, the prohibition of shareholder action by written consent, the number and classification of the board of directors, director liability, indemnification and insurance, number, tenure and qualification

As provided by the DGCL, HPK’s certificate of incorporation may be amended by the affirmative vote of at least a majority of the shares entitled to vote on the proposal after the board of directors has passed a resolution by majority vote setting forth the proposed amendment and directing that it be submitted to a vote at a stockholders’ meeting.

Wintrust Shareholder Rights	HPK Stockholder Rights

of directors or the amendment process, must be approved by the affirmative vote of the holders of eighty-five percent (85%) or more of the voting power of the then-outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class.

Otherwise, as provided by the IBCA, the articles of incorporation may be amended by the affirmative vote of at least two-thirds of the shares entitled to vote on the proposal after the board of directors has passed a resolution by majority vote setting forth the proposed amendment and directing that it be submitted to a vote at a shareholders’ meeting.

The power to make, alter, amend or repeal the by-laws of the corporation is vested in the shareholders or the board of directors by a resolution adopted by a majority of the board of directors.

The bylaws may also be altered, amended or repealed and new bylaws may be adopted by the stockholders or the board of directors.

Certain anti-takeover effects of Wintrust’s articles and by-laws and Illinois law and federal law

Certain provisions of Wintrust’s articles of incorporation, by-laws and the IBCA may have the effect of impeding the acquisition of control of Wintrust by means of a tender offer, a proxy fight, open-market purchases or otherwise in a transaction not approved by Wintrust’s board of directors.

These provisions may have the effect of discouraging a future takeover attempt which is not approved by Wintrust’s board of directors but which individual Wintrust shareholders may deem to be in their best interests or in which Wintrust shareholders may receive a substantial premium for their shares over then-current market prices. As a result, shareholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of Wintrust’s current board of directors or management more difficult.

These provisions of Wintrust’s articles of incorporation and by-laws include the following:

•

Wintrust’s board of directors may issue additional authorized shares of Wintrust’s capital stock to deter future attempts to gain control of Wintrust, including the authority to determine the terms of any one or more series of preferred stock, such as voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, Wintrust’s board has the power, to the extent consistent with its fiduciary duty, to issue a series of preferred stock to persons friendly to management in order to attempt to block a merger or other transaction by which a third party seeks control, and thereby assist the incumbent board of directors and management to retain their respective positions;

•

Wintrust’s articles of incorporation do not provide for cumulative voting for any purpose, and Wintrust’s articles of incorporation and by-laws also provide that any action required or permitted to be taken by shareholders may be taken only at an annual or special meeting and prohibit shareholder action by written consent in lieu of a meeting;

•

Wintrust’s articles of incorporation expressly elect to be governed by the provisions of Section 7.85 of the IBCA. Section 7.85 prohibits a publicly held Illinois corporation from engaging in a business combination unless, in addition to any affirmative vote required by law or the articles of incorporation of the company, the proposed business combination:

•

receives the affirmative vote of the holders of at least 80% of the combined voting power of the then outstanding shares of all classes and series of the corporation entitled to vote generally in the election of directors voting together as a single class (the voting shares), and the affirmative vote of a majority of the voting shares held by disinterested shareholders;

•	is approved by at least two-thirds of the disinterested directors; or

•	provides for consideration offered to shareholders that meets certain fair price standards and satisfies certain procedural requirements.

Such fair price standards require that the fair market value per share of the consideration offered be equal to or greater than the higher of:

•

the highest per share price paid by the interested shareholder during the two-year period immediately prior to the first public announcement of the proposed business combination or in the transaction by which the interested shareholder became an interested shareholder; and

•

the fair market value per common share on the first trading date after the first public announcement of the proposed business combination or on the first trading date after the date of the first public announcement that the interested shareholder has become an interested shareholder.

For purposes of Section 7.85, disinterested director means any member of the board of directors of the corporation who:

•	is neither the interested shareholder nor an affiliate or associate of the interested shareholder;

•

was a member of the board of directors prior to the time that the interested shareholder became an interested shareholder or was a director of the corporation before January 1, 1997, or was recommended to succeed a disinterested director by a majority of the disinterested directors then in office; and

•	was not nominated for election as a director by the interested shareholder or any affiliate or associate of the interested shareholder.

•

the amendment of Wintrust’s articles of incorporation must be approved by a majority vote of the board of directors and also by a two-thirds vote of the outstanding shares of Wintrust’s common stock, provided, however, that an affirmative vote of at least 85% of the outstanding voting stock entitled to vote is required to amend or repeal certain provisions of the articles of incorporation, including provisions (a) prohibiting cumulative voting rights, (b) relating to certain business combinations, (c) limiting the shareholders’ ability to act by written consent, (d) regarding the minimum number of directors, (e) indemnification of directors and officers by Wintrust and limitation of liability for directors, and (f) regarding amendment of the foregoing supermajority provisions of Wintrust’s articles of incorporation. Wintrust’s by-laws may be amended only by its board of directors.

The provisions described above are intended to reduce Wintrust’s vulnerability to takeover attempts and certain other transactions which have not been negotiated with and approved by members of Wintrust’s board of directors.

The ability of a third party to acquire Wintrust is also subject to applicable banking laws and regulations. The Bank Holding Company Act of 1956 and the regulations thereunder require any “bank holding company” (as defined in that Act) to obtain the approval of the Federal Reserve prior to acquiring more than 5% of the outstanding shares of a class of Wintrust’s voting stock. Any person other than a bank holding company is required to obtain prior approval of the Federal Reserve to acquire 10% or more of the outstanding shares of a class of Wintrust’s voting stock under the Change in Bank Control Act of 1978. Any holder of 25% or more (or between 10% and 25%, if the holder is unable to rebut the presumption that it controls Wintrust) of the outstanding shares of a class of Wintrust’s voting stock, other than an individual, is subject to supervision and regulation as a bank holding company under the Bank Holding Company Act. In calculating a holder’s aggregate ownership of Wintrust’s common stock for purposes of these banking regulations, the Federal Reserve likely would include at least the minimum number of shares (and could instead include the maximum number of shares) of Wintrust common stock that a holder is entitled to receive pursuant to securities convertible into or settled in Wintrust common stock, including Wintrust’s series A preferred stock and the stock purchase contracts comprising a portion of Wintrust’s tangible equity units.

DESCRIPTION OF WINTRUST CAPITAL STOCK

The following description of the capital stock of Wintrust does not purport to be complete and is qualified, in all respects, to applicable Illinois law and provisions of Wintrust’s amended and restated articles of incorporation, as amended, and Wintrust’s amended and restated by-laws. Wintrust’s amended and restated articles of incorporation and Wintrust’s amended and restated by-laws are incorporated by reference and will be sent to shareholders of Wintrust and stockholders of HPK upon request. See “Where You Can Find More Information.”

Authorized capital stock

Under its amended and restated articles of incorporation, Wintrust has the authority to issue 100 million shares of common stock, without par value, and 20 million shares of preferred stock, without par value. As of July 31, 2012 there were issued and outstanding 36,364,203 shares of Wintrust common stock, 50,000 shares of series A preferred and 126,500 shares of series C preferred.

Wintrust common stock

Wintrust Common Stock Outstanding. The outstanding shares of Wintrust common stock are, and the shares of Wintrust common stock issued pursuant to the merger or issuable upon the conversion of the series A preferred and series C preferred will be, duly authorized, validly issued, fully paid and non-assessable. The rights, preferences and privileges of holders of Wintrust common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Wintrust preferred stock, including the series A preferred, series C preferred and any series of preferred stock that Wintrust may designate and issue in the future. Shares of Wintrust common stock may be certificated or uncertificated, as provided by the IBCA.

Voting Rights. Each holder of Wintrust common stock is entitled to one vote for each share held on all matters submitted to a vote of shareholders of Wintrust and does not have cumulative voting rights. Accordingly, holders of a majority of the shares of Wintrust common stock entitled to vote in any election of directors of Wintrust may elect all of the directors standing for election.

Dividend Rights. The holders of Wintrust common stock are entitled to receive dividends, if and when declared payable by the Wintrust board of directors from any funds legally available for the payment of dividends, subject to any preferential dividend rights of outstanding Wintrust preferred stock, including the series A preferred and series C preferred. Upon the liquidation, dissolution or winding up of Wintrust, the holders of Wintrust common stock are entitled to share pro rata in the net assets of Wintrust available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding Wintrust preferred stock, including the series A preferred and series C preferred.

Preemptive Rights. Under its restated articles of incorporation, the holders of Wintrust common stock have no preemptive, subscription, redemption or conversion rights.

Wintrust series A preferred stock

Series A Preferred Stock Outstanding. As of the date of this proxy statement/prospectus, Wintrust had 50,000 shares of series A preferred outstanding.

Dividends. Non-Cumulative Dividends on the series A preferred are payable quarterly in arrears if, when and as declared by Wintrust’s board of directors, at a rate of 8.00% per year on the liquidation preference of $1,000 per share. With certain limited exceptions, if Wintrust does not pay full cash dividends on the series A preferred for the most recently completed dividend period, Wintrust may not pay dividends on, or repurchase, redeem or make a liquidation payment with respect to, Wintrust common stock or other stock ranking equally with or junior to the series A preferred. The series A preferred is not redeemable by the holders thereof or by Wintrust.

Conversion. Holders of the series A preferred may convert their shares into common stock at any time. Wintrust may convert all of the series A preferred into common stock upon the consummation of certain Fundamental Transactions (as defined in the Series A Certificate of Designations) consummated on or after August 26, 2010, provided that Wintrust has declared and paid in full dividends on the series A preferred for the four most recently completed quarterly dividend periods. On or after August 26, 2013, Wintrust may convert any or all of the series A preferred into common stock if, for 20 trading days during any period of 30 consecutive trading days, the closing price of Wintrust common stock exceeds $35.59 and Wintrust has declared and paid in full dividends on the series A preferred for the four most recently completed quarterly dividend periods. The conversion price of the series A preferred is subject to customary anti-dilution adjustments.

Reorganization Events and Fundamental Transactions. If Wintrust consummates a Reorganization Event (as defined in the Series A Certificate of Designations), each share of the series A preferred will, without the consent of the holders, become convertible into the kind of securities, cash and other property receivable in such Reorganization Event by a holder of the shares of common stock.

Voting Rights. Holders of the series A preferred generally do not have any voting rights, except as required by law. However, Wintrust may not amend its articles of incorporation or by-laws in a manner adverse to the rights of the series A preferred, issue capital stock ranking senior to the series A preferred or take certain other actions without the approval of the holders of the series A preferred. In addition, holders of the series A preferred, together with the holders of other parity securities having similar voting rights, may elect two directors if Wintrust has not paid dividends on the series A preferred for four or more quarterly dividend periods, whether or not consecutive.

Wintrust series C preferred stock

Series C Preferred Stock Outstanding. As of the date of this proxy statement/prospectus, Wintrust had 126,500 shares of series C preferred outstanding.

Dividends. Non-Cumulative Dividends on the series C preferred are payable quarterly in arrears if, when and as declared by Wintrust’s board of directors, at a rate of 5.00% per year on the liquidation preference of $1,000 per share. With certain limited exceptions, if Wintrust does not pay full cash dividends on the series C preferred for the most recently completed dividend period, Wintrust may not pay dividends on, or repurchase, redeem or make a liquidation payment with respect to, Wintrust common stock or other stock ranking equally with or junior to the series C preferred. The series C preferred is not redeemable by the holders thereof or by Wintrust.

Conversion. Holders of the series C preferred may convert their shares into common stock at any time. On or after April 15, 2017, if the closing price of the common stock exceeds 130% of the conversion price then in effect for 20 trading days during any 30 consecutive trading day period, including the last trading day of such period, ending on the trading day preceding the date Wintrust gives notice of mandatory conversion, Wintrust may at its option cause some or all of the series C preferred to be automatically converted into common stock at the then prevailing conversion rate. In addition, in connection with a Make-Whole Acquisition (as defined in the Series C Certificate of Designations), Wintrust will, under certain circumstances, be required to pay an adjustment in the form of an increase in the conversion rate upon any conversions of the series C preferred that occur during the period beginning on the effective date of the Make-Whole Acquisition and ending on the date that is 30 days after the effective date of such Make-Whole Acquisition. The adjustment in the conversion rate in the event of a Make-Whole Acquisition will be payable in shares of common stock or the consideration into which the common stock has been converted or exchanged in connection with the Make-Whole Acquisition. The amount of the adjustment in the conversion rate in the event of a Make-Whole Acquisition, if any, will be based on the stock price and the effective date of the Make-Whole Acquisition. The conversion price of the series C preferred is subject to customary anti-dilution adjustments.

Reorganization Events and Fundamental Transactions. If Wintrust consummates a Reorganization Event (as defined in the Series C Certificate of Designations), each share of the series C preferred will, without the consent of the holders, become convertible into the kind of securities, cash and other property receivable in such Reorganization Event by a holder of the shares of common stock.

Voting Rights. Holders of the series C preferred generally do not have any voting rights, except as required by law. However, Wintrust may not amend its articles of incorporation in a manner adverse to the rights of the series C preferred, issue capital stock ranking senior to the series C preferred or take certain other actions without the approval of the holders of the series C preferred. In addition, holders of the series C preferred, together with the holders of other parity securities having similar voting rights (which do not include the series A preferred), may elect two directors if Wintrust has not paid dividends on the series C preferred for six or more quarterly dividend periods, whether or not consecutive.

Preferred stock

Blank Check Preferred Stock. Under its amended and restated articles of incorporation, the Wintrust board of directors has the authority to issue preferred stock in one or more classes or series, and to fix for each class or series the voting powers and the distinctive designations, preferences and relative, participation, optional or other special rights and such qualifications, limitations or restrictions, as may be stated and expressed in the resolution or resolutions adopted by the Wintrust board of directors providing for the issuance of such class or series as may be permitted by the IBCA, including dividend rates, conversion rights, terms of redemption and liquidation preferences and the number of shares constituting each such class or series, without any further vote or action by the shareholders of Wintrust.

Exchange agent and registrar

IST Shareholder Services is the exchange agent for the merger and the registrar for the Wintrust common stock.

LEGAL MATTERS

Certain matters pertaining to the validity of the authorization and issuance of the Wintrust common stock to be issued in the merger have been passed upon by Lisa J. Pattis, Wintrust’s Executive Vice President, General Counsel and Corporate Secretary. Ms. Pattis beneficially owns or has rights to acquire an aggregate of less than 1.0% of Wintrust’s common stock.

Certain matters pertaining to the federal income tax consequences of the merger have been passed upon by Barack Ferrazzano Kirschbaum & Nagelberg LLP, 200 West Madison Street, Suite 3900, Chicago, Illinois 60606.

EXPERTS

The consolidated financial statements of Wintrust Financial Corporation incorporated by reference in Wintrust Financial Corporation’s Annual Report on Form 10-K for the year ended December 31, 2011 and the effectiveness of Wintrust Financial Corporation’s internal control over financial reporting as of December 31, 2011 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon, incorporated by reference therein, and incorporated herein by reference. Such consolidated financial statements and Wintrust Financial Corporation’s management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2011 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

SHAREHOLDER PROPOSALS

The next annual meeting of Wintrust’s shareholders will be held in 2013. To be considered for inclusion in Wintrust’s proxy materials for that annual meeting, any shareholder proposal must have been received in writing at Wintrust’s principal office at 9700 W. Higgins Road, Suite 800, Rosemont, Illinois 60018, by December 28, 2012. All shareholder proposals submitted for inclusion in Wintrust’s proxy materials will be subject to the requirements of the proxy rules adopted under the Securities Exchange Act.

Furthermore, in order for any shareholder to properly propose any business for consideration at Wintrust’s 2013 annual meeting, including the nomination of any person for election as a director, on any matter raised other than pursuant to Rule 14a-8 of the proxy rules adopted under the Securities Exchange Act, written notice of the shareholder’s intention to make such proposal must be furnished to Wintrust in accordance with its by-laws. Under the existing provisions of Wintrust’s by-laws, the deadline for such notice is February 23, 2013.

WHERE YOU CAN FIND MORE INFORMATION

Wintrust files annual, quarterly and current reports, proxy statements and other information with the SEC. These filings are available to the public over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document Wintrust files with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Washington D.C. 20549. Copies of these documents also can be obtained at prescribed rates by writing to the Public Reference Section of the SEC, at 100 F Street, N.E., Washington D.C. 20549 or by calling 1-800-SEC-0330 for additional information on the operation of the public reference facilities. Wintrust’s SEC filings are also available on its Web site at http://www.wintrust.com.

Wintrust filed with the SEC a registration statement on Form S-4 under the Securities Act to register the shares of Wintrust common stock to be issued to HPK’s stockholders upon completion of the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Wintrust in addition to being a proxy statement of HPK for its special meeting. As permitted by the SEC rules, this proxy statement/prospectus does not contain all of the information that you can find in the registration statement or in the exhibits to the registration statement. The additional information may be inspected and copied as set forth above.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows Wintrust to incorporate by reference information into this proxy statement/prospectus. This means that Wintrust can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is an important part of this proxy statement/prospectus, except for any information superseded by information in this proxy statement/prospectus of any subsequent filing incorporated by reference in this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that Wintrust has filed previously with the SEC and any additional filings Wintrust makes with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this proxy statement/prospectus and before the special meeting; provided, however, that this proxy statement/prospectus does not incorporate by reference any documents, portions of documents or other information that is deemed to have been “furnished” and not “filed” with the SEC:

•	Wintrust’s Annual Report on Form 10-K for the year ended December 31, 2011;

•

the sections of Wintrust’s Definitive Proxy Statement for the 2012 Annual Meeting of Shareholders filed with the SEC on April 24, 2012 that are incorporated by reference in Wintrust’s Annual Report on Form 10-K for the year ended December 31, 2011;

•	Wintrust’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2012 and June 30, 2012;

•	Wintrust’s Current Reports on Form 8-K, filed with the SEC on January 13, March 19, May 25, September 19 and October 12, 2012; and

•

the description of Wintrust common stock, which is registered under Section 12 of the Securities Exchange Act, in Wintrust’s Form 8-A filed with the SEC on January 3, 1997, including any subsequently filed amendments and reports updating such description.

You may request, either orally or in writing, and Wintrust will provide, a copy of these filings without charge by contacting Lisa J. Pattis, Wintrust’s Corporate Secretary, at 9700 W. Higgins Road, Suite 800, Rosemont, Illinois 60018, (847) 939-9000. If you would like to request documents, please do so by November 26, 2012, to receive them before the special meeting.

All information concerning Wintrust and its subsidiaries has been furnished by Wintrust, and all information concerning HPK and its subsidiaries has been furnished by HPK.

You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus to vote on the proposals to HPK stockholders in connection with the merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated October 31, 2012. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing of this proxy statement/prospectus to stockholders nor the issuance of shares of Wintrust common stock as contemplated by the merger agreement will create any implication to the contrary.

Annex A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

WINTRUST FINANCIAL CORPORATION.

WINTRUST BHC MERGER CO.

AND

HPK FINANCIAL CORPORATION

Dated as of September 18, 2012

A-i

A-ii

A-iii

INDEX OF DEFINED TERMS

Term	Page
AAA	A-45
Acquisition Proposal	A-33
Aegis Properties	A-20
Aggregate Share Amount	A-2
Agreement	A-1
Audited Balance Sheet	A-10
Audited Balance Sheet Date	A-10
Bank	A-7
Barrett	A-40
Benefit Plans	A-21
BHCA	A-7
Cash Election	A-3
Cash Election Shares	A-4
Certificate of Merger	A-1
Claims	A-42
Closing	A-7
Closing Balance Sheets	A-40
Closing Date	A-7
Code	A-1
Combination Election	A-3
Commission	A-27
Company	A-1
Company Board	A-9
Company Common Stock	A-2
Company Indemnified Parties	A-42
Company Regulatory Reports	A-19
Company Stock Certificates	A-5
Confidentiality Agreement	A-31
Conversion Fund	A-5
CPP Shares	A-8
CRA	A-19
DGCL	A-1
Disposal	A-19
Dissenting Shares	A-7
Effective Time	A-1
Election Deadline	A-3
Election Form	A-3
Employees	A-20
Encumbrances	A-11
Environmental Condition	A-38
Environmental Laws	A-19
Environmental Survey	A-38
ERISA Affiliate	A-21
ERISA Plans	A-20
Escrow Agent	A-6
Escrow Agreement	A-6
Escrow Amount	A-6
Exchange Act	A-27
Exchange Agent	A-3

A-iv

Facilities Subsidiary	A-8
FDIC	A-19
Federal Reserve	A-9
Federal Reserve Application	A-9
Financial Statements	A-9
GAAP	A-8
Goodsell	A-40
Governmental Authority	A-9
Hazardous Materials	A-19
IDFPR	A-9
IDFPR Application	A-9
Indemnification Escrow Amount	A-2
Initial Environmental Notice	A-38
Intellectual Property	A-24
Interim Balance Sheet	A-10
Interim Financial Statements	A-10
Investment Securities	A-14
IRS	A-21
IT Assets	A-24
knowledge	A-48
Leased Premises	A-11
Letter of Transmittal	A-5
Licenses	A-15
Loans	A-10
Material Adverse Effect	A-7
Material Contracts	A-12
Maximum Amount	A-35
Maximum Cash Election Number	A-3
Maximum Stock Election Number	A-3
Merger	A-1
Merger Co.	A-1
Merger Consideration	A-2
Minimum Adjusted Net Worth	A-40
Multiemployer Plan	A-21
OCC	A-28
Ordinary Course of Business	A-10
Parties	A-1
Party	A-1
PBGC	A-23
Per Share Cash Consideration	A-2
Per Share Escrowed Consideration	A-2
Per Share Merger Consideration	A-2
Per Share Stock Consideration	A-2
Permitted Encumbrances	A-11
Phase II Survey	A-38
Phase II Survey Report	A-38
Preferred Stock	A-8
Prevailing Party	A-45
Real Property	A-11
Registration Statement	A-31
Rent Roll	A-13

A-v

Representatives	A-3
Securities Act	A-27
Series A Shares	A-8
Series B Shares	A-8
Series C Shares	A-8
Series D Shares	A-8
SERP	A-35
Stock Election	A-3
Stock Election Shares	A-4
Stockholders’ Agent	A-44
Stockholders’ Meeting	A-32
Subsidiaries	A-8
Subsidiary	A-8
Superior Acquisition Proposal	A-34
Surviving Corporation	A-1
Tail Coverage Period	A-35
Tail Policy	A-35
Tax	A-16
Tax Returns	A-16
Taxes	A-16
Tenant Estoppel Certificates	A-33
Tenant Leases	A-11
Tenants	A-11
Title IV Plan	A-22
U.S. Treasury	A-8
Wintrust	A-1
Wintrust Closing Date Price	A-4
Wintrust Common Stock	A-2
Wintrust Common Stock Price	A-2
Wintrust Indemnified Parties	A-42
Wintrust Regulatory Reports	A-28
Wintrust SEC Documents	A-27

A-vi

DISCLOSURE SCHEDULES

Ownership of Entities	2.1	(b)
Organizational Documents	2.2
Stockholders of the Company	2.3	(a)
Company Consents and Approvals	2.5
Company Financial Statements	2.6
Loans	2.8	(a)
Schedule of Real Property	2.9	(a)
Schedule of Leased Property (Rent Roll)	2.9	(b)(i)
Schedule of Condemnation Proceedings, Rezoning, Etc.	2.9	(b)(iii)
Schedule of Commissions Due on Tenant Leases	2.9	(b)(iv)
Schedule of Tangible Personal Property	2.9	(c)
Schedule of Material Contracts	2.10
Schedule of Investments	2.13	(a)
Schedule of Restricted Investment Securities	2.13	(b)
Legal Proceedings	2.14	(c)
Schedule of Insurance	2.15
Tax Jurisdictions	2.16	(b)(i)
Environmental Matters	2.17
Hazardous Materials	2.17	(c)
Employee Matters	2.20	(a)
Schedule of Employees	2.20	(b)
Continuation of Officers	2.20	(d)
Employee Benefit Plans	2.21	(b)
Multiemployer Plan	2.21	(c)
Benefit Plan Compliance	2.21	(e)
Section 409A Compliance	2.21	(j)
Post-Retirement Benefits	2.21	(k)
PBGC Liability	2.21	(l)
Payment under Benefit Plans	2.21	(m)
Schedule of Intellectual Property	2.22
Conduct of Business in Ordinary Course	2.24
Brokers’ and Finders’ Fees	2.26
Scheduled Compensation Changes	4.1	(c)
Tenant Estoppel Certificates	4.10
Employment Agreements	6.9
Change of Control Payments	6.11	(b)
Life Safety Evaluation Report	6.15

[Disclosure Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Wintrust undertakes to furnish supplementally to the SEC, upon request, a copy of any omitted schedule.]

A-vii

EXHIBITS

Exhibit A	Form of Voting Agreement

Exhibit B	Form of Escrow Agreement

Exhibit C	Form of Tenant Estoppel Certificate

Exhibit D	Form of Opinion of Company Counsel

Exhibit E	Form of Employment Agreement

Exhibit F	Form of Opinion of Wintrust Counsel

A-viii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), is entered into as of the 18th day of September, 2012, by and among WINTRUST FINANCIAL CORPORATION, an Illinois corporation (“Wintrust”), WINTRUST BHC MERGER CO., a Delaware corporation and wholly owned subsidiary of Wintrust (“Merger Co.”), and HPK FINANCIAL CORPORATION, a Delaware corporation (the “Company”). Wintrust, Merger Co. and the Company are each referred to in this Agreement as a “Party” and collectively in this Agreement as the “Parties.”

RECITALS

WHEREAS, the boards of directors of Wintrust, Merger Co. and the Company have approved and declared it advisable and in the best interests of the Parties and their respective shareholders or stockholders to effect a reorganization, whereby the Company will merge with and into Merger Co., in the manner and on the terms and subject to the conditions set forth in ARTICLE I (the “Merger”), as a result of which the Surviving Corporation (as defined below) will become a wholly owned subsidiary of Wintrust.

WHEREAS, for federal income tax purposes the Parties desire and intend that the Merger qualify as a reorganization in accordance with Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement constitute a “plan of reorganization” for purposes of Section 368 of the Code.

WHEREAS, certain stockholders of the Company have entered into a Voting Agreement, the form of which is attached hereto as Exhibit A, by which they have agreed to vote in favor of this Agreement.

NOW THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Upon the terms and subject to the conditions of this Agreement, on the Closing Date (as defined in Section 1.12) and in accordance with the Delaware General Corporation Law (the “DGCL”), the Company shall be merged with and into Merger Co., whereupon the separate corporate existence of the Company shall cease, and Merger Co. shall continue as the corporation surviving the Merger (the “Surviving Corporation”).

1.2 Effective Time. As of the Closing, the Parties will cause a Certificate of Merger (the “Certificate of Merger”) to be executed and filed with the Delaware Secretary of State as provided in the DGCL. The Merger shall become effective on the date and time (referred to as the “Effective Time”) at which the Certificate of Merger is duly filed with the Delaware Secretary of State, or at such other date and time as is agreed among the Parties and specified in the Certificate of Merger.

1.3 Effects of the Merger. At and as of the Effective Time:

(a) as a result of the Merger, the certificate of incorporation and the by-laws of Merger Co. shall be the certificate of incorporation and the by-laws of the Surviving Corporation;

(b) the persons serving as directors of Merger Co. shall comprise the board of directors of the Surviving Corporation, and the officers of the Company shall be the officers of the Surviving Corporation, in each case until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal; and

(c) the Merger shall have the effects set forth in Section 259 of the DGCL.

1.4 Merger Consideration; Conversion of Shares.

(a) Merger Consideration. The aggregate consideration to be paid in the Merger (the “Merger Consideration”) shall be $27,500,000, subject to adjustment pursuant to Section 6.11(b). The Merger Consideration is intended to be paid approximately fifty percent (50%) in cash and fifty percent (50%) in shares of common stock, without par value, of Wintrust (“Wintrust Common Stock”). Of the Merger Consideration, an amount equal to $2,750,000 in cash (the “Indemnification Escrow Amount”) will be deposited by Wintrust at Closing into a special purpose escrow account, to be held subject to an Escrow Agreement as further described in Section 1.9.

(b) “Per Share Merger Consideration” shall mean one of the following:

(i) an amount of cash equal to (A) the quotient obtained by dividing (I) $27,500,000 by (II) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time multiplied by (B) 0.9, plus the right to receive the per Share Escrowed Consideration (as defined below) (the “Per Share Cash Consideration”);

(ii) a number of shares of Wintrust Common Stock equal to (A) the quotient obtained by dividing (I) the Aggregate Share Amount (as defined below) by (II) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time multiplied by (B) 0.9, plus the right to receive the Per Share Escrowed Consideration (the “Per Share Stock Consideration”); or

(iii) a combination of the Per Share Cash Consideration and the Per Share Stock Consideration determined in accordance with Section 1.5(a).

(c) The “Aggregate Share Amount” shall be determined as follows:

(i) If the unweighted average of the high and low sale prices of a share of Wintrust Common Stock as reported on the Nasdaq Global Select Market for each of the ten (10) trading days ending on the second (2nd) trading day preceding the Closing Date (as defined in Section 1.12) (the “Wintrust Common Stock Price”) is at least $33.50 and no more than $43.50, the Aggregate Share Amount shall be the number of shares of Wintrust Common Stock equal to the quotient (rounded up to the nearest whole share) obtained by dividing (A) $27,500,000 by (B) the Wintrust Common Stock Price;

(ii) If the Wintrust Common Stock Price is less than $33.50, the Aggregate Share Amount shall be 820,896 shares of Wintrust Common Stock ($27,500,000 divided by $33.50); and

(iii) If the Wintrust Common Stock Price is greater than $43.50, the Aggregate Share Amount shall be 632,184 shares of Wintrust Common Stock ($27,500,000 divided by $43.50).

(d) “Per Share Escrowed Consideration” means the right to receive an amount in cash, to be paid from the Escrow Account in the manner described in Section 1.9 and as further set forth in the Escrow Agreement, equal to the quotient obtained by dividing (x) the total Escrow Amount remaining at the termination of the Escrow Account by (y) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time.

(e) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock of the Company, $1.00 par value per share (“Company Common Stock”), issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock to be cancelled and retired pursuant to Section 1.10 and Dissenting Shares (as defined in Section 1.11)) shall be converted into the right to receive the applicable elected or otherwise assigned Per Share Merger Consideration and thereupon shall no longer be outstanding and shall automatically be cancelled and shall cease to exist. Each certificate previously evidencing any such share of Company Common Stock (other than shares cancelled and retired pursuant to Section 1.10 and Dissenting Shares) shall thereafter represent only the right to receive, upon surrender of such certificate in accordance with Section 1.8, the applicable elected or otherwise assigned Per Share Merger Consideration (and cash in lieu of any fractional shares in accordance with Section 1.7). The holders of any such certificates previously evidencing such shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect thereto except as otherwise provided in this Agreement or by law.

(f) Notwithstanding the foregoing, the Merger Consideration is subject to adjustment pursuant to Section 6.11(b). In the event the Closing Balance Sheet of the Company reflects the Company’s stockholders’ equity at less than the Minimum Adjusted Net Worth applicable to the Company, the Merger Consideration shall be reduced dollar-for-dollar by an amount equal to the amount of such shortfall, subject to the Company’s termination right pursuant to Section 9.2(h). Any such reduction shall be allocated equally to the cash and stock portions of the Merger Consideration.

1.5 Election Procedures.

(a) Subject to the proration and redesignation procedures set forth in Section 1.6 below, each holder of record of shares of Company Common Stock (excluding shares to be canceled pursuant to Section 1.10 and Dissenting Shares) will be entitled to elect to receive for each such share (i) the Per Share Cash Consideration (a “Cash Election”); (ii) the Per Share Stock Consideration (a “Stock Election”); or (iii) fifty percent (50%) of the Per Share Cash Consideration and fifty percent (50%) of the Per Share Stock Consideration (a “Combination Election”). All such elections shall be made on a form designed for that purpose prepared by the Company and acceptable to Wintrust (an “Election Form”). Holders of record of shares of Company Common Stock who hold such shares as nominees, trustees or in other representative capacities (“Representatives”) may submit multiple Election Forms, provided that such Representative certifies that each such Election Form covers all the shares of Company Common Stock held by each such Representative for a particular beneficial owner.

(b) The maximum number of shares of Company Common Stock to be converted into the right to receive Per Share Cash Consideration for such shares, consisting of (i) those shares subject to Cash Elections and (ii) those shares subject to the cash portion of Combination Elections, as such terms are defined above, shall be forty-five percent (45%) of the number of shares of Company Common Stock outstanding immediately prior to the Effective Time (excluding shares to be canceled and retired pursuant to Section 1.10 and Dissenting Shares) (the “Maximum Cash Election Number”). The maximum number of shares of Company Common Stock to be converted into the right to receive Per Share Stock Consideration for such shares, consisting of (i) those shares subject to Stock Elections and (ii) those shares subject to the stock portion of Combination Elections, shall be fifty-five percent (55%) of the number of shares of Company Common Stock outstanding immediately prior to the Effective Time (excluding shares to be canceled and retired pursuant to Section 1.10 and Dissenting Shares) (the “Maximum Stock Election Number”). Notwithstanding the foregoing, the percentages used in the preceding definitions are subject to waiver or modification pursuant to Section 1.6(d) or adjustment pursuant to Section 9.2(f) or 9.2(g).

(c) The Election Form shall be mailed with the proxy statement/prospectus to all holders of record of shares of Company Common Stock as of the record date of the Stockholders’ Meeting. Thereafter, the Company and Wintrust shall each use its reasonable and diligent efforts to mail or make available the Election Form to all persons who become holders of shares of Company Common Stock during the period between the record date for the Stockholders’ Meeting and 5:00 pm., Chicago Time, on the date ten (10) business days prior to the anticipated Effective Time. To be effective, an Election Form must be received by IST Shareholder Services, Wintrust’s exchange agent (the “Exchange Agent”), on or before 5:00 p.m., Chicago Time, on the fifth (5th) business day prior to the Effective Time (the “Election Deadline”). An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. Subject to the terms of this Agreement and the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election has been properly or timely made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. All elections will be irrevocable.

(d) Any Election Form received by the Exchange Agent after the Election Deadline shall be deemed to be a Combination Election and any holder of Company Common Stock not returning an Election Form to the Exchange Agent shall be deemed to have made a Combination Election. In addition, if the Exchange Agent shall have determined that any purported Stock Election or Cash Election was not properly made, such purported Stock Election or Cash Election shall be deemed to be of no force and effect and the holder of shares of Company Common Stock making such purported Stock Election or Cash Election shall for all purposes hereof be deemed to have made a Combination Election.

1.6 Proration and Redesignation Procedures.

(a) All shares of Company Common Stock which are subject to Cash Elections, and that portion of shares of Company Common Stock which are subject to Combination Elections and would, but for the application of this Section 1.6, be converted into Per Share Cash Consideration, are referred to herein as “Cash Election Shares.” All shares of Company Common Stock which are subject to Stock Elections, and that portion of shares of Company Common Stock which are subject to Combination Elections and would, but for the application of this Section 1.6, be converted into Per Share Stock Consideration, are referred to herein as “Stock Election Shares.”

(b) If, after the results of the Election Forms are calculated, the number of shares of Company Common Stock to be converted into shares of Wintrust Common Stock exceeds the Maximum Stock Election Number, Wintrust shall cause the Exchange Agent to determine the number of Stock Election Shares which must be redesignated as Cash Election Shares in order to reduce the number of such shares to the Maximum Stock Election Number. All holders who have Stock Election Shares shall, on a pro rata basis, have such number of their Stock Election Shares redesignated as Cash Election Shares so that the Maximum Stock Election Number is achieved.

(c) If, after the results of the Election Forms are calculated, the number of shares of Company Common Stock to be converted into cash exceeds the Maximum Cash Election Number, Wintrust shall cause the Exchange Agent to determine the number of Cash Election Shares which must be redesignated as Stock Election Shares in order to reduce the amount of such cash to the Maximum Cash Election Number. All holders who have Cash Election Shares shall, on a pro rata basis, have such number of their Cash Election Shares redesignated as Stock Election Shares so that the Maximum Cash Election Number is achieved.

(d) Notwithstanding the foregoing, Wintrust may, in its sole discretion, taking into account the actual results of the election process described in Section 1.5, direct at any time prior to the Effective Time that the redesignation procedures provided in this Section 1.6 be waived in whole or in part. In such event, the percentage limits specified in Section 1.5(b) for the Maximum Cash Election Number and the Maximum Stock Election Number, respectively, shall be disregarded and the procedures provided for in clause (b) or (c) above shall be applied substituting such percentage limits as Wintrust shall designate between the percentage limits specified in Section 1.5(b) and the percentages reflected in the actual results of such election process; provided, however, that such actions would not adversely affect the Merger from qualifying as a reorganization under Section 368(a) of the Code.

(e) As contemplated by the foregoing proviso, and notwithstanding any provision in this Agreement to the contrary, the Maximum Cash Election Number shall be reduced to the extent necessary so that the aggregate fair market value of the shares of Wintrust Common Stock (based on the closing price of Wintrust Common Stock as reported on the NASDAQ Global Select Market on the second (2nd) trading day immediately preceding the Closing Date (the “Wintrust Closing Date Price”)) received by the holders of Company Common

Stock in the Merger shall be equal to at least forty-five percent (45%) of the aggregate amount of the cash portion of the Merger Consideration (i.e., including the Per Share Escrowed Consideration) plus the fair market value of the shares of Wintrust Common Stock (based on the Wintrust Closing Date Price) received by the holders of Company Common Stock in exchange for their shares of Company Common Stock in the Merger.

(f) After the redesignation procedures, if any, required by this Section 1.6 are completed, each Cash Election Share shall be converted into the right to receive the Per Share Cash Consideration, and each Stock Election Share shall be converted into the right to receive the Per Share Stock Consideration. Certificates previously evidencing shares of Company Common Stock (“Company Stock Certificates”) shall be exchanged, as applicable, for (i) certificates evidencing the Per Share Stock Consideration, or (b) the Per Share Cash Consideration, multiplied in each case by the number of shares previously evidenced by the canceled Company Stock Certificate, upon the surrender of such certificates in accordance with the provisions of Section 1.8, without interest.

1.7 No Fractional Shares. Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of Wintrust Common Stock shall be issued as Per Share Stock Consideration in the Merger. Each holder of shares of Company Common Stock who would otherwise be entitled to receive a fractional share of Wintrust Common Stock pursuant to this ARTICLE I shall instead be entitled to receive an amount in cash (without interest) rounded to the nearest whole cent, determined by multiplying the Wintrust Common Stock Price by the fractional share of Wintrust Common Stock to which such former holder would otherwise be entitled.

1.8 Exchange of Certificates.

(a) At or prior to the Effective Time, Wintrust shall authorize the issuance of and shall make available to the Exchange Agent, for the benefit of the holders of Company Stock Certificates for exchange in accordance with this ARTICLE I, (i) a sufficient number of shares of Wintrust Common Stock, to be issued by book-entry transfer pursuant to Section 1.4, for payment of the Per Share Stock Consideration pursuant to Section 1.4, (ii) sufficient cash for payment of the Per Share Cash Consideration pursuant to Section 1.4 and (iii) sufficient cash for payment of cash in lieu of any fractional shares of Wintrust Common Stock in accordance with Section 1.7. Such amount of cash and shares of Wintrust Common Stock, together with any dividends or distributions with respect thereto paid after the Effective Time, are referred to in this ARTICLE I as the “Conversion Fund.” Wintrust shall be solely responsible for the payment of any fees and expenses of the Exchange Agent.

(b) Within three (3) business days after the Closing Date, Wintrust shall cause the Exchange Agent to mail to each holder of record of one or more Company Stock Certificates a letter of transmittal (“Letter of Transmittal”), in a form to be agreed by the Parties, which specifies, among other things, that delivery shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such certificates to the Exchange Agent, together with instructions for use in effecting the surrender of the Company Stock Certificates pursuant to this Agreement.

(c) Upon proper surrender of a Company Stock Certificate for exchange to the Exchange Agent, together with a properly completed Letter of Transmittal, duly executed, the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor his, her or its portion of the Merger Consideration (in the form or forms elected by such holder subject to the proration and redesignation provisions set forth in this ARTICLE I) deliverable in respect of the shares of Company Common Stock represented by such Company Stock Certificate; thereupon such Company Stock Certificate shall forthwith be cancelled. No interest, other than interest payable under the Escrow Agreement with respect to the Per Share Escrowed Consideration, will be paid or accrued on the Per Share Merger Consideration deliverable upon surrender of a Company Stock Certificate.

(d) After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time.

(e) No dividends or other distributions declared with respect to Wintrust Common Stock and payable to the holders of record thereof after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate until the holder thereof shall surrender such Company Stock Certificate in accordance with this ARTICLE I. Promptly after the surrender of a Company Stock Certificate in accordance with this ARTICLE I, the record holder thereof shall be entitled to receive any such dividends or other distributions, without interest thereon, which theretofore had become payable with respect to shares of Wintrust Common Stock into which the shares of Company Common Stock represented by such Company Stock Certificate were converted at the Effective Time pursuant to Section 1.4(e). No holder of an unsurrendered Company Stock Certificate shall be entitled, until the surrender of such Company Stock Certificate, to vote the shares of Wintrust Common Stock into which such holder’s Company Common Stock shall have been converted.

(f) Any portion of the Conversion Fund that remains unclaimed by the stockholders of the Company twelve months after the Effective Time shall be paid to the Surviving Corporation, or its successors in interest. Any stockholders of the Company who have not theretofore complied with this ARTICLE I shall thereafter look only to the Surviving Corporation, or its successors in interest, for the issuance of the Per Share Stock Consideration, the payment of the Per Share Cash Consideration and the payment of cash in lieu of any fractional shares deliverable in respect of such stockholders’ shares of Company Common Stock, as well as any accrued and unpaid dividends or distributions on such Per Share Stock Consideration. Notwithstanding the foregoing, none of Wintrust, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g) In the event any Company Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Stock Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such amount as the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Company Stock Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Company Stock Certificate, and in accordance with this ARTICLE I, the Per Share Merger Consideration (in the form or forms elected by such holder subject to the proration and redesignation procedures set forth in this ARTICLE I) and cash in lieu of any fractional shares deliverable in respect thereof pursuant to this Agreement.

1.9 Escrow Agreement. At the Effective Time, Wintrust shall pay the Indemnification Escrow Amount to Wells Fargo Bank, National Association, as escrow agent (the “Escrow Agent”), to be held in escrow for the purpose of securing the Company’s indemnification obligations set forth in Section 8.2(a). The Indemnification Escrow Amount, together with any interest earned thereon (collectively, the “Escrow Amount”), shall be held, invested and released by the Escrow Agent in accordance with the terms of an Escrow Agreement in the form attached hereto as Exhibit B (the “Escrow Agreement”). Following release of the Escrow Disbursement (as such term is defined in the Escrow Agreement) by the Escrow Agent, the Exchange Agent shall then distribute to the stockholders of the Company such Escrow Disbursement as Per Share Escrowed Consideration, calculated by dividing the Escrow Disbursement by the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time. Distributions to the stockholders of the Company shall be made using the instructions previously provided by each such stockholder to the Exchange Agent in their Letter of Transmittal delivered in accordance with this Agreement, unless such delivery instructions are modified in writing in accordance with the terms of each such Letter of Transmittal.

1.10 Cancellation of Treasury Shares. At the Effective Time, each share of Company Common Stock held as treasury stock or otherwise held by the Company or Hyde Park Bank and Trust Company (the “Bank”) (other than in a fiduciary capacity), if any, immediately prior to the Effective Time shall automatically be cancelled and retired and cease to exist, and no Per Share Merger Consideration shall be exchanged therefor.

1.11 Dissenting Shares. Any holder of shares of Company Common Stock otherwise entitled to receive the Per Share Merger Consideration in exchange for each of his or her shares of Company Common Stock shall be entitled to demand payment in cash of the fair value for his or her shares of Company Common Stock as specified in Section 262 of the DGCL if the holder fully complies with the requirements specified therein (such shares hereinafter referred to as “Dissenting Shares”). No holder of Dissenting Shares shall, after the Effective Time, be entitled to receive any payment of the Per Share Merger Consideration pursuant to this Agreement, or be entitled to vote for any purpose or receive any dividends or other distributions with respect to any Wintrust Common Stock included in the Per Share Merger Consideration; provided, however, that shares of Company Common Stock held by a dissenting stockholder who subsequently withdraws a demand for payment, fails to comply with the requirements of Section 262 of the DGCL, or otherwise fails to establish the right of such stockholder to receive payment in cash of the fair value of such stockholder’s shares under the DGCL shall be deemed to be converted into the right to receive the Per Share Merger Consideration in exchange for each such share, upon surrender of the certificate or certificates that formerly evidenced such Dissenting Shares in the manner set forth in Section  1.8.

1.12 Closing. The consummation of the transactions contemplated by this Agreement shall take place at a closing (the “Closing”) to be held on the fifth (5th) business day following the date on which all of the conditions set forth in ARTICLE VI and ARTICLE VII have been satisfied, or on such other date as the Parties may mutually agree (the “Closing Date”). In the event of the filing of any motion for rehearing or any appeal from the decision of any regulatory authority approving the transactions contemplated in this Agreement or any legal proceedings of the type contemplated by Sections 6.6 or 7.7, Wintrust or the Company may postpone the Closing by written notice to the other parties until such approvals have been obtained or such motion, appeal or litigation has been resolved, but in no event shall such Closing be postponed beyond the close of business on December 31, 2012 (except as may be extended pursuant to Section 9.2(b)) without the consent of the boards of directors of Wintrust and the Company. The Closing shall take place at 10:00 a.m., Chicago time, on the Closing Date at the offices of Schiff Hardin LLP, 233 S. Wacker Drive, Suite 6600, Chicago, Illinois, or at such other place and time upon which the Parties may agree.

ARTICLE II

REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY

The Company hereby represents and warrants to Wintrust as follows:

2.1 Organization.

(a) The Company is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”), is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and authority to own its properties and to carry on its business as presently conducted. The Company is duly qualified and in good standing as a foreign corporation in each other jurisdiction where the location and character of its properties and the business conducted by it require such qualification, except where the failure to be so qualified would not have a Material Adverse Effect on the Company. As used in this Agreement, “Material Adverse Effect” shall mean changes, developments, occurrences or events having a material adverse effect on the financial condition, assets, liabilities, business or results of operations of the person referenced in such usage; provided, however, that “Material Adverse Effect” shall not be deemed to include the effects of (i) changes after the date hereof in general United States or global business, political, economic or market (including capital or financial markets) conditions, (ii) any outbreak, escalation or worsening of hostilities, declared or undeclared acts of war, sabotage, military action or terrorism, (iii) changes or proposed changes after the date hereof in United States generally accepted accounting principles (“GAAP”) or authoritative interpretations thereof, (iv) changes or proposed changes after the date hereof in applicable law (in the case of each of these clauses (i), (ii), (iii) or (iv), other than changes, developments occurrences or events to the extent that they have or would reasonably be expected to have a materially disproportionate adverse effect on the assets, liabilities, business or results of operations of the person referenced in such usage), (v) the negotiation, execution or announcement of the Merger or this Agreement, or (vi) any actions by the Parties as required or contemplated by this Agreement or taken with the consent of the other Parties.

(b) Other than (i) their ownership of the Bank and Hyde Park Facilities, Inc., an Illinois corporation and wholly owned subsidiary of the Bank (the “Facilities Subsidiary”, and together with the Bank, the “Subsidiaries”, and each, a “Subsidiary”), (ii) their investments in Investment Securities (as defined in Section 2.13(a)), (iii) securities owned in a fiduciary capacity, and (iv) as set forth on Schedule 2.1(b), none of the Company, the Bank nor the Facilities Subsidiary owns, whether directly or indirectly, any voting stock, equity securities or membership, partnership, joint venture or similar ownership interest in any corporation, association, partnership, limited liability company or other entity.

(c) The Bank is an Illinois state bank, duly chartered and organized, validly existing and currently authorized to transact the business of banking under the laws of the state of Illinois, and has the requisite power and authority to own its properties and to carry on its business as presently conducted.

(d) The Facilities Subsidiary is an Illinois corporation duly organized, validly existing and in good standing under the laws of the State of Illinois, and has the corporate power and authority to own its properties and to carry on its business as presently conducted.

2.2 Organizational Documents; Minutes and Stock Records. Except as set forth on Schedule 2.2, the Company has furnished Wintrust with copies of the certificate of incorporation and by-laws of the Company, the charter and by-laws of the Bank and the articles of incorporation and by-laws of the Facilities Subsidiary, in each case as amended to the date hereof, and with such other documents as requested by Wintrust relating to the authority of the Company, the Bank and the Facilities Subsidiary to conduct their respective businesses. All such documents are complete and correct. Except as set forth on Schedule 2.2, the stock registers and minute books of the Company, the Bank and the Facilities Subsidiary are each complete, correct and accurately reflect, in each case in all material respects, all meetings, consents, and other actions of the organizers, incorporators, stockholders, board of directors, and committees of the boards of directors of the Company, the Bank and the Facilities Subsidiary, respectively, and all transactions in each such entity’s capital stock occurring since the initial organization of the Company, the Bank and the Facilities Subsidiary, respectively.

2.3 Capitalization.

(a) The Company. The authorized capital stock of the Company consists of (i) 500,000 shares of common stock, $1.00 par value per share, of which 307,724 shares are issued and outstanding as of the date of this Agreement and 132,947 shares are held in treasury, and (ii) 100,000 shares of preferred stock, $1.00 par value per share (the “Preferred Stock”), of which 4,000 shares are designated “Fixed Rate Cumulative Perpetual Preferred Stock, Series A” (the “Series A Shares”), 200.20020 shares are designated “Fixed Rate Cumulative Perpetual Preferred Stock, Series B” (the “Series B Shares”), 5,000 shares are designated “Fixed Rate Cumulative Preferred Stock, Series C” (the “Series C Shares”, and 144.14414 shares are designated “Fixed Rate Cumulative Perpetual Preferred Stock, Series D” (the “Series D Shares”, and together with the Series A Shares, the Series B Shares and the Series C Shares, the “CPP Shares”), and of which 4,000 Series A Shares, 200 Series B Shares, 5,000 Series C Shares and 144 Series D Shares are issued and outstanding and held of record by the United States Department of Treasury (the “U.S. Treasury”) as of the date of this Agreement. The issued and outstanding shares of Company Common Stock and Preferred Stock have been duly and validly authorized and issued and are fully paid and nonassessable. Except for the CPP Shares, none of the shares of Company Common

Stock or Preferred Stock is subject to any preferences, qualifications, limitations, restrictions or special or relative rights under the Company’s certificate of incorporation as in effect as of the date of this Agreement. There are no options, warrants, agreements, contracts, or other rights in existence to purchase or acquire from the Company any shares of capital stock of the Company, whether now or hereafter authorized or issued. Except for the Voting Agreement to be entered into concurrently with this Agreement, there are no voting trusts, voting agreements, proxies or other agreements, instruments or undertakings with respect to the voting of any interests in the Company. Schedule 2.3(a) sets forth a true and complete list of all stockholders of record of the Company, indicating their name and address of record and number of shares of capital stock of the Company held by each such stockholder.

(b) The Bank. The authorized capital stock of the Bank consists of 258,000 shares of common stock, $10.00 par value per share, of which 258,000 shares are issued and outstanding. The issued and outstanding shares of common stock of the Bank have been duly and validly authorized and issued and are fully paid and nonassessable and owned by the Company. There are no options, agreements, contracts, or other rights in existence to purchase or acquire from the Bank any shares of capital stock of the Bank, whether now or hereafter authorized or issued.

(c) The Facilities Subsidiary. The authorized capital stock of the Facilities Subsidiary consists of 25,000 shares of common stock, $10.00 par value per share, of which 2,000 shares are issued and outstanding. The issued and outstanding shares of common stock of the Facilities Subsidiary have been duly and validly authorized and issued and are fully paid and nonassessable and owned by the Bank. There are no options, agreements, contracts, or other rights in existence to purchase or acquire from the Facilities Subsidiary any shares of capital stock of the Facilities Subsidiary, whether now or hereafter authorized or issued.

2.4 Authorization; No Violation. The execution and delivery of this Agreement and the performance of the Company’s obligations hereunder have been duly and validly authorized by the board of directors of the Company (the “Company Board”), and do not violate or conflict with the Company’s certificate of incorporation, by-laws, the DGCL, or any applicable law, court order or decree to which the Company or the Subsidiaries is a party or subject, or by which the Company or the Subsidiaries or their respective properties are bound. The execution and delivery of this Agreement and the performance of the Company’s obligations hereunder do not and will not result in any default or give rise to any right of termination, cancellation or acceleration under any material note, bond, mortgage, indenture or other agreement by which the Company or either Subsidiary or their respective properties are bound. This Agreement, when executed and delivered, and subject to the regulatory approvals described in Section 2.5, will be a valid, binding and enforceable obligation of the Company, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors generally and to general principles of equity.

2.5 Consents and Approvals. No consents or approvals of, or filings or registrations with, any court, administrative agency or commission or other governmental authority or instrumentality (each, a “Governmental Authority”) or with any third party are necessary in connection with the execution and delivery by the Company of this Agreement and the consummation by the Company of the Merger, except for (a) those third-party consents, approvals, filings or registrations set forth on Schedule 2.5, (b) the filing by Wintrust of an application with the Board of Governors of the Federal Reserve System (the “Federal Reserve”) under the BHCA (the “Federal Reserve Application”), (c) the filing by Wintrust of an application with the Illinois Department of Financial and Professional Regulation (the “IDFPR”) under the Illinois Banking Act (the “IDFPR Application”), (d) the filing of the Certificate of Merger with the Delaware Secretary of State under the DGCL, and (e) the approval of this Agreement and the Merger by the requisite vote of the stockholders of the Company.

2.6 Financial Statements. Schedule 2.6 sets forth true and complete copies of the following financial statements (collectively, the “Financial Statements”): (a) the audited consolidated balance sheets of the Company and the Subsidiaries as of December 31, 2009 and 2010 and the related statements of income, changes in stockholders’ equity and cash flows for the fiscal years then ended; (b) the audited consolidated balance sheet of the Company and the Subsidiaries as of December 31, 2011 (the “Audited Balance Sheet,” and such date, the “Audited Balance Sheet Date”) and the related statements of income, changes in stockholders’ equity and cash flows for the fiscal year then ended; and (c) the unaudited consolidated interim balance sheet of the Company and the Subsidiaries as of August 31, 2012 (the “Interim Balance Sheet”) and the related statement of income for the eight-month period then ended (together with the Interim Balance Sheet, the “Interim Financial Statements”). The Financial Statements are complete and correct and have been prepared in conformity with GAAP applied on a consistent basis throughout the periods involved. Each balance sheet (including any related notes) included in the Financial Statements presents fairly the consolidated financial position of the Company and the Subsidiaries as of the date thereof, and each income statement (including any related notes) and statement of cash flow included in the Financial Statements presents fairly the consolidated results of operations and cash flow, respectively, of the Company and the Subsidiaries for the period set forth therein; provided, however, that the Interim Financial Statements contain all adjustments necessary for a fair presentation, subject to normal, recurring year-end adjustments (which adjustments will not be, individually or in the aggregate, material), and lack footnotes. Each of the audited Financial Statements has been certified by the Company’s independent auditor, who has expressed an unqualified opinion on such Financial Statements, and each of the unaudited or Interim Financial Statements has been certified by the Company’s chief executive officer and principal accounting officer. The books, records and accounts of each of the Company and the Subsidiaries accurately and fairly reflect, in reasonable detail, all transactions and all items of income and expense, assets and liabilities and accruals relating to the Company and the Subsidiaries, as applicable.

2.7 No Undisclosed Liabilities. None of the Company or the Subsidiaries has any liabilities, whether accrued, absolute, contingent, or otherwise, existing or arising out of any transaction or state of facts existing on or prior to the date hereof, except (a) as and to the extent disclosed, reflected or reserved against in the Financial Statements, (b) as and to the extent arising under contracts, commitments, transactions, or circumstances identified in the Schedules provided for herein, excluding any liabilities for Company or Subsidiary breaches thereunder, and (c) liabilities, not material in the aggregate and incurred in the Ordinary Course of Business, which, under GAAP, would not be required to be reflected on a balance sheet prepared as of the date hereof. An action taken in the “Ordinary Course of Business” shall mean an action taken in the ordinary course of business of the Company, the Bank or the Facilities Subsidiary, as applicable, in conformity with past custom and practice (including with respect to quantity and frequency) and where for such action to be taken, no separate authorization by the Company Board or the board of directors of the Bank or the Facilities Subsidiary, as applicable, is required. Any liabilities incurred in connection with litigation or judicial, administrative or arbitration proceedings or claims against the Company or either Subsidiary shall not be deemed to be incurred in the Ordinary Course of Business.

2.8 Loans; Loan Loss Reserves.

(a) Each outstanding loan, loan agreement, note, lease or other borrowing agreement, any participation therein and any guaranty, renewal or extension thereof (collectively, “Loans”) reflected on the books and records of the Bank is evidenced by appropriate and sufficient documentation and constitutes the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, except to the extent such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights and remedies generally from time to time in effect and by applicable laws which may affect the availability of equitable remedies. No obligor named in any Loan has provided notice (whether written or, to the knowledge of the Company or the Bank, oral) to the Company or the Bank that such obligor intends to attempt to avoid the enforceability of any term of any Loan under any such laws or equitable remedies, and no Loan is subject to any valid defense, set-off, or counterclaim that has been threatened or asserted with respect to such Loan. All Loans that are secured, as evidenced by the appropriate and sufficient ancillary security documents, are so secured by valid and enforceable liens. Neither the Company nor any Subsidiary has entered into any loan repurchase agreements except in connection with loans sold by the Bank in the Ordinary Course of Business in the secondary market subject to 90-day repurchase obligations. Attached as Schedule 2.8(a) is a true and complete list of all such loans sold in the secondary market within the 90 days preceding the date of this Agreement.

(b) The reserves for loan and lease losses shown on each of the balance sheets contained in the Financial Statements are adequate in the judgment of management and consistent with applicable bank regulatory standards and under GAAP to provide for losses, net of recoveries relating to loans and leases previously charged off, on loans and leases outstanding (including accrued interest receivable) as of the applicable date of such balance sheet. The aggregate loan balances of the Bank as of August 31, 2012 in excess of such reserves as shown on the Interim Balance Sheet are, to the knowledge of the Company and the Bank, collectible in accordance with their terms.

2.9 Properties and Assets.

(a) Real Property; General. Attached as Schedule 2.9(a) is a Schedule of Real Property, which sets forth a complete and correct description of all real property owned or leased by the Company or the Subsidiaries or in which the Company or the Subsidiaries has an interest (other than as a mortgagee) (the “Real Property”). Except as set forth on Schedule 2.9(a), no real property or improvements are carried on the Bank’s books and records as Other Real Estate Owned. The Company and the Subsidiaries own, or have a valid right to use or a leasehold interest in, all Real Property used by them in the conduct of their respective businesses as such businesses are presently conducted. Except as otherwise set forth on Schedule 2.9(a), the ownership or leasehold interest of the Company and the Subsidiaries in such Real Property is not subject to any mortgage, pledge, lien, option, conditional sale agreement, encumbrance, security interest, title exceptions or restrictions or claims or charges of any kind (collectively, “Encumbrances”), except for Permitted Encumbrances. As used in this Agreement, “Permitted Encumbrances” shall mean (i) Encumbrances arising under conditional sales contracts and equipment leases with third parties under which the Company or either of the Subsidiaries is not delinquent or in default, (ii) carriers’, workers’, repairers’, materialmen’s, warehousemen liens’ and similar Encumbrances incurred in the Ordinary Course of Business, (iii) Encumbrances for taxes not yet due and payable or that are being contested in good faith and for which proper reserves have been established and reflected on the Interim Balance Sheet, (iv) minor exceptions or defects in title to real property or recorded easements, rights-of-way, covenants, conditions or restrictions that in each case do not materially impair the intended use thereof, (v) zoning and similar restrictions on the use of real property, and (vi) in the case of any leased assets, (A) the rights of any lessor and/or lessor’s lender under the applicable lease agreement or any Encumbrance granted by any such lessor and (B) any statutory lien for amounts not yet due and payable, or that are being contested in good faith and for which proper reserves have been established and reflected on the Interim Balance Sheet. All material certificates, licenses and permits required for the lawful use and occupancy of any of the Real Property by the Company or the Subsidiaries, as the case may be, have been obtained and are in full force and effect.

(b) Landlord Operations and Leased Premises.

(i) Schedule 2.9(b)(i) (the “Rent Roll”) sets forth a complete list of all premises for which the Company, the Bank or the Facilities Subsidiary leases any Real Property to any third party tenant(s) (the “Leased Premises”). The Company has made available to Wintrust true and complete copies of each lease, occupancy agreement, rental agreement, services agreement or license, and any amendments or modifications thereto, with respect to any of the Leased Premises (collectively, the “Tenant Leases”), and has identified on the Rent Roll the name and contact information for each tenant under the Tenant Leases (the “Tenants”) as set forth in the Company’s records. There is no person or entity in possession or having right to possession of the Leased Premises not listed on the Rent Roll.

(ii) The Rent Roll further sets forth (1) the unit leased to each Tenant, (2) the expiration date of the current term for each Tenant Lease, (3) the current rent under each Tenant Lease, (4) the current outstanding balance of all security deposits and the like held thereunder, (5) the current amounts owed by each

Tenant and the periods to which such amounts relate, and (6) any amounts owed by the Company or its Subsidiaries to each Tenant. The rents set forth on the Rent Roll are being collected on a current basis and no Tenant has paid rent more than one month in advance. No Tenant is entitled to rental concessions or abatements for any period subsequent to the Closing Date.

(iii) Except as set forth on Schedule 2.9(b)(iii), none of the Company or its Subsidiaries has received any written notice of any pending, nor has any knowledge of any proposed or threatened condemnation proceedings affecting the Leased Premises or any proposed or threatened proceeding for any rezoning that would affect the Leased Premises.

(iv) Each of the Tenant Leases is in full force and effect and enforceable against the Tenant in accordance with its terms. There are no pending or, to the knowledge of the Company or its Subsidiaries, threatened actions, suits, claims or legal proceedings against the Company, the Bank or the Facilities Subsidiary with regard to the Leased Premises or any of the Tenant Leases. Except as set forth on Schedule 2.9(b)(iv), no commissions to any broker or leasing agent or allowances to Tenants are due or will become due on account of any of the Tenant Leases. Except as set forth on Schedule 2.9(b)(iv), to the knowledge of the Company and its Subsidiaries, there are no breaches or defaults by any of the Tenants under their respective Tenant Leases (after giving effect to any applicable notice or cure periods) and there are no facts or circumstances which would give rise to such a breach or default.

(v) All work required to be performed by the Company or its Subsidiaries under the Tenant Leases or any other contract or agreement affecting the Leased Premises has been completed, or will be completed prior to the Closing Date, in a workmanlike manner and in accordance with the Tenant Leases and all applicable law and regulations.

(vi) To the knowledge of the Company and its Subsidiaries, there is not now pending nor has there been threatened or asserted any action, suit or proceeding against or affecting the Company or its Subsidiaries or the Leased Premises before or by any federal or state court, commission, regulatory body, administrative agency or other governmental or administrative body.

(c) Personal Property. Attached as Schedule 2.9(c) is a Schedule of tangible personal property, which sets forth a complete and correct description of all tangible personal property owned by the Company or the Subsidiaries or used by the Company or the Subsidiaries in the conduct of their respective businesses that is reflected as a capital asset in the Interim Balance Sheet. Except as otherwise set forth on Schedule 2.9(c), (i) the Company or a Subsidiary, as applicable, owns, or has a valid right to use or a leasehold interest in, all such personal property, (ii) all such property is owned free and clear of any Encumbrances, except for Permitted Encumbrances and (iii) all such property is in satisfactory working condition and repair, normal wear and tear excepted.

(d) Assets. The assets reflected on the Interim Balance Sheet or identified in this Agreement or on the Schedules provided for herein include all of the material assets (i) owned by the Company and the Subsidiaries, except for those assets subsequently disposed of or purchased by the Company or the Subsidiaries for fair value in the Ordinary Course of Business, and (ii) used, intended or required for use by the Company or the Subsidiaries in the conduct of their respective businesses as is currently conducted as of the date of the Agreement.

2.10 Material Contracts. Attached as Schedule 2.10 is a Schedule of Material Contracts. True and complete copies of which have been delivered to Wintrust, except with respect to the Tenant Leases which the Company made available to Wintrust during the course of its due diligence investigation and those Material Contracts described in Section 2.10(f) for which the Company has delivered to Wintrust a complete and correct list and made available to Wintrust during the course of its due diligence investigation. “Material Contracts” includes every contract, commitment, or arrangement (whether written or oral) of a material nature (or that assumes materiality because of its continuing nature) under which the Company or either of the Subsidiaries is obligated on the date hereof, including the following:

(a) all consulting arrangements, and contracts for professional, advisory, and other services, including contracts under which the Company or a Subsidiary performs services for others;

(b) the Tenant Leases and any other leases for real property for which the Company or its Subsidiaries is a tenant, and any leases of personal property;

(c) all contracts, commitments and agreements for the acquisition, development or disposition of real or personal property other than conditional sales contracts and security agreements whereunder total future payments are, in each instance, less than $75,000;

(d) all contracts relating to the employment, engagement, compensation or termination of directors, officers, employees, consultants or agents of the Company or either Subsidiary, and all pension, retirement, profit sharing, stock option, stock purchase, stock appreciation, insurance or similar plans or arrangements for the benefit of any employees, officers or directors of the Company or the Subsidiaries, including all Benefit Plans as defined in Section 2.21;

(e) all loans, loan commitments, promissory notes, letters of credit or other financial accommodations or arrangements or evidences of indebtedness, including modifications, waivers or amendments thereof, extended to or for the benefit of the Company or either Subsidiary;

(f) all loans, loan commitments, promissory notes, letters of credit or other financial accommodations or arrangements or evidences of indebtedness, including modifications, waivers or amendments thereof, extended to or for the benefit of any single borrower or related group of borrowers if the aggregate amount of all such loans, loan commitments, promissory notes, letters of credit or other financial accommodations or arrangements or evidences of indebtedness extended to such borrower or related group of borrowers exceeds $375,000;

(g) all agreements, contracts, mortgages, loans, deeds of trust, leases, commitments, indentures, notes, instruments and other arrangements which are with officers or directors of the Company or the Subsidiaries, any “affiliates” of the Company or the Bank within the meaning of Section 23A of the Federal Reserve Act or any record or beneficial owner of 5% or more of Company Common Stock, or any member of the immediate family or a related interest (as such terms are defined in 12 C.F.R. §215.2(m)) of any such person, excepting any ordinary and customary loans and deposits that comply with applicable banking regulations;

(h) any contract involving total future payments by the Company or a Subsidiary of more than $75,000 or which requires performance by the Company or a Subsidiary beyond the first (1st) anniversary of the Closing Date, that by its terms does not terminate or is not terminable by the Company or a Subsidiary without penalty within 30 days after the date of this Agreement;

(i) except for provisions of the certificate of incorporation and by-laws of the Company, the charter and by-laws of the Bank or the articles of incorporation and by-laws of the Facilities Subsidiary, all contracts under which the Company, the Bank or the Facilities Subsidiary has any obligation, direct, indirect, contingent or otherwise, to assume or guarantee any liability or to indemnify any person (other than in a fiduciary capacity);

(j) all joint venture or marketing agreements with any other person or entity; and

(k) all other material contracts, made other than in the Ordinary Course of Business of the Company or the Subsidiaries, to which any such person is a party or under which any such person is obligated.

2.11 No Defaults. Each of the Company and the Subsidiaries has fulfilled and taken all action reasonably necessary to date to enable it to fulfill, when due, all of its material obligations under all Material Contracts to which it is a party. There are no breaches or defaults by the Company or a Subsidiary under any Material Contract that could give rise to a right of termination or claim for material damages under such Material Contract, and no event has occurred that, with the lapse of time or the election of any other party, will become such a breach or default by the Company or a Subsidiary. To the knowledge of the Company or the Subsidiaries, no breach or default by any other party under any Material Contract has occurred or is threatened that will or could impair the ability of the Company or the Subsidiaries to enforce any of its rights under such Material Contract.

2.12 Conflict of Interest Transactions. No principal officer or director of the Company, the Subsidiaries, or holder of 10% or more of the Company Common Stock or any member of the immediate family or a related interest (as such terms are defined in 12 C.F.R. §215.2(m)) of such person: (a) has any direct or indirect ownership interest in (i) any entity which does business with, or is a competitor of, the Company or a Subsidiary (other than the ownership of not more than 1% of the outstanding capital stock of such entity if such stock is listed on a national securities exchange or market or is regularly traded in the over-the-counter market by a member of a national securities exchange or market) or (ii) any property or asset which is owned or used by the Company or a Subsidiary in the conduct of their respective businesses; or (b) has any financial, business or contractual relationship or arrangement with the Company or a Subsidiary, excluding any agreements and commitments entered into in respect of the Bank’s acceptance of deposits and investments or the making of any loans, in each case in the Ordinary Course of Business of the Bank.

2.13 Investments.

(a) Set forth on Schedule 2.13(a) is a complete and correct list and description as of August 31, 2012, of all investment and debt securities, mortgage-backed and related securities, marketable equity securities and securities purchased under agreements to resell that are owned by the Company or its Subsidiaries, other than, with respect to the Bank, in a fiduciary or agency capacity (the “Investment Securities”). Except as set forth on Schedule 2.13(a) with respect to each Investment Security, the Company and each Subsidiary has good and marketable title to all Investment Securities held by it, free and clear of all Encumbrances, except for Permitted Encumbrances and except to the extent such Investment Securities are pledged in the Ordinary Course of Business consistent with prudent banking practices to secure obligations of the Company or the Bank. A complete and correct list of such pledged Investment Securities is included on Schedule 2.13(a). The Investment Securities are valued on the books of the Company, the Bank and (if applicable) the Facilities Subsidiary in accordance with GAAP.

(b) Except as set forth on Schedule 2.13(b) and as may be imposed by applicable securities laws, none of the Investment Securities is subject to any restriction, whether contractual or statutory, that materially impairs the ability of the Company or a Subsidiary to dispose of such investment at any time. With respect to all material repurchase agreements to which the Company or a Subsidiary is a party, the Company or Subsidiary, as the case may be, has a valid, perfected first lien or security interest in the securities or other collateral securing each such repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under such agreement.

(c) None of the Company or the Subsidiaries has sold or otherwise disposed of any Investment Securities in a transaction in which the acquiror of such Investment Securities or other person has the right, either conditionally or absolutely, to require the Company or a Subsidiary to repurchase or otherwise reacquire any such Investment Securities.

(d) There are no interest rate swaps, caps, floors, option agreements or other interest rate risk management arrangements to which the Company or the Subsidiaries is bound.

2.14 Compliance with Laws; Legal Proceedings.

(a) The Company and the Subsidiaries are each in compliance with all applicable federal, state, county and municipal laws and regulations (i) that regulate or are concerned in any way with the ownership and operation of banks, their holding companies and their subsidiaries or the business of banking or of acting as a fiduciary, including those laws and regulations relating to the investment of funds, the taking of deposits, the lending of money, the collection of interest, the extension of credit and the location and operation of banking facilities, or (ii) that otherwise relate to or affect the business or assets of the Company or the Subsidiaries or the assets owned, used, occupied or managed by any of them, except for, with respect to each of (i) and (ii), matters concerning such compliance that would not be material to the Company or the Subsidiaries.

(b) The Company and the Subsidiaries hold all material licenses, certificates, permits, authorizations, franchises and rights from all appropriate federal, state or other Governmental Authorities necessary for the conduct of their respective businesses and the ownership of their respective assets (collectively, “Licenses”), all Licenses are in full force and effect, and none of the Company or the Subsidiaries has received any notice (whether written or, to the knowledge of the Company or the Subsidiaries, oral) of any pending or threatened action by any Governmental Authority to suspend, revoke, cancel or limit any License.

(c) There are no claims, actions, suits or proceedings pending or, to the knowledge of the Company or the Subsidiaries, threatened or contemplated against or affecting the Company or a Subsidiary, at law or in equity, or before any federal, state or other Governmental Authority or any arbitrator or arbitration panel, whether by contract or otherwise, including any claims, actions, suits or proceedings that might seek to challenge the validity or propriety of the Merger, and except as set forth on Schedule 2.14(c), there is no decree, judgment or order or supervisory agreement of any kind in existence against or restraining the Company or the Subsidiaries from taking any action of any kind in connection with their respective businesses. Except as set forth on Schedule 2.14(c), none of the Company or the Subsidiaries has received from any federal, state or other Governmental Authority any notice or threat (whether written or, to the knowledge of the Company or the Subsidiaries, oral) of enforcement actions, or any criticism or recommendation of a material nature, and none of the Company or the Subsidiaries has any reasonable basis for believing that any such notice or threat, criticism, recommendation or suggestion not otherwise disclosed herein is contemplated, concerning capital, compliance with laws or regulations, safety or soundness, fiduciary duties or other banking or business practices that has not been resolved to the reasonable satisfaction of such Governmental Authority.

2.15 Insurance. Attached as Schedule 2.15 is a Schedule of Insurance, which sets forth a complete and correct list of all policies of insurance in which the Company or a Subsidiary is named as an insured party, which otherwise relate to or cover any assets, properties, premises, operations or personnel of the Company or a Subsidiary, or which is owned or carried by the Company or a Subsidiary. All such policies are legal, valid, binding, enforceable and in full force and effect as of the date hereof and will continue in effect until Closing (or if such policies are cancelled or lapse prior to Closing, renewals or replacements thereof will be entered into in the Ordinary Course of Business). No application for any such policies included a material misstatement or omission. All premiums and costs with respect to such policies are set forth on Schedule 2.15 and have been paid to the extent due. None of the Company nor any Subsidiary is in breach or default under any such policy, and no event has occurred which, with notice or the lapse of time, would constitute a breach or default or permit termination, modification or acceleration, under such policy. No claim currently is pending under any such policy involving an amount in excess of $75,000. All material insurable risks in respect of the business and assets of the Company and Subsidiaries are covered by such insurance policies and the types and amounts of coverage provided therein are usual and customary in the context of the business and operations in which the Company and Subsidiaries are engaged. None of the Company or the Subsidiaries has received notice (whether written or, to the knowledge of the Company or the Subsidiaries, oral) from any party of interest in or to any such policies claiming any breach or violation of any provisions thereof, disclaiming or denying coverage thereof or canceling or threatening cancellation of any such insurance contracts.

2.16 Taxes.

(a) Definitions. For the purposes of this Agreement, the term “Tax” or, collectively, “Taxes” shall mean (1) any and all U.S. federal, state, local and non-U.S. taxes, duties, fees, premiums, assessments, imposts, levies, tariffs and other charges of any kind whatsoever imposed, assessed, reassessed or collected by any governmental entity, including all interest, penalties, fines, installments, additions to tax or other additional amounts imposed, assessed, reassessed or collected by any governmental entity in respect thereof, and including those related to, or levied on, or measured by, or referred to as, net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits, gross receipts, royalty, capital, capital gain, sales, goods and services, harmonized sales, use, value added, ad valorem, transfer, land transfer, real property, capital stock, personal property, environmental, business, property development, occupancy, franchise, license, withholding, payroll, employment, employer health, health insurance, social services, education, all surtaxes, unemployment or employment insurance premiums, workers compensation payments, excise, severance, stamp, premium, escheat, or windfall profits, alternative or minimum taxes, customs duties, import and export taxes, countervail and anti-dumping, and registration fees, whether disputed or not and whether payable directly or by withholding and whether or not requiring the filing of a Tax Return; (2) any liability of the Company for the Taxes described in clause (1) hereof arising as a result of being or ceasing to be a member of a consolidated, affiliated or combined group whether pursuant to Treasury Regulation §1.1502-6 (and any corresponding provision of state, local or foreign law) or otherwise; and (3) any liability for Taxes referenced in clauses (1) and (2) as a transferee, successor, guarantor, by contract or by operation of applicable laws or otherwise.

(b) Tax Returns and Audits.

(i) The Company has prepared and timely filed all material U.S. federal, state, local and non-U.S. returns, elections, notices, filings, declarations, forms, claims for refund, estimates, information statements, reports and other documents, including any amendments, schedules, attachments, supplements, appendices and exhibits thereto (“Tax Returns”), with the appropriate governmental entity in all jurisdictions in which such Tax Returns are required to be filed relating to any and all Taxes concerning or attributable to the Company. Such Tax Returns have been prepared and completed in accordance with applicable Legal Requirements in all material respects. Schedule 2.16(b)(i) lists all of the jurisdictions in which the Company or any of the Subsidiaries is required to file Tax Returns or pay Taxes.

(ii) The Company and each of the Subsidiaries has duly and timely paid, or caused to be duly and timely paid, all material Taxes that are due and payable by it (whether or not shown or required to be shown on any Tax Return).

(iii) The Company and each of the Subsidiaries has duly and timely withheld or deducted all material Taxes and other amounts required by applicable laws to be withheld or deducted by it, including Taxes and other amounts required to be deducted or withheld by it in respect of any amount paid or credited, or deemed to be paid or credited, by it to or for the account or benefit of any person, including any former or current Employees, officers or directors and any non-resident person, and has duly and timely remitted, or will duly and timely remit, as applicable, to the appropriate governmental entity such Taxes and other amounts required by applicable laws to be remitted by it, for all periods ending on or prior to the Closing Date.

(iv) The Company has not entered into any agreement or other arrangement, or executed any waiver, providing for any extension of time, including any statute of limitations on or outstanding extension of the period for the assessment or collection of any Tax, and the Company is not the beneficiary of any such extension of time, which will be outstanding and in effect on the Closing Date, within which (A) to file any Tax Return covering any Taxes for which the Company may be liable; (B) to file any elections, designations or similar filings relating to Taxes for which the Company may be liable; (C) the Company may be required to pay or remit Taxes or amounts on account of Taxes; or (D) any governmental entity may assess, reassess, or collect Taxes for which the Company may be liable.

(v) No audit or other examination of any Tax Return of the Company is currently in progress, nor has the Company been notified in writing of any request for such an audit or other examination.

(vi) There are no liens on the assets of the Company relating to or attributable to Taxes, except for inchoate tax liens that are attached by operation of law.

(vii) The Company has not been at any time a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(viii) The Company (1) has never been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated, combined, unitary or similar Tax Return (other than a group the common parent of which was Company), (2) does not owe any amount under any Tax sharing, indemnification, allocation or similar agreement, (3) has never been a party to or bound by any Tax sharing, indemnification, allocation or similar agreement, contract plan or arrangement allocating or sharing the payment of, indemnity for or liability for Taxes that will not be terminated on the Closing Date without any future liability to Wintrust, the Company or any of their respective subsidiaries, or (4) has no liability for the Taxes of any person (other than Company) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

(ix) No claim in writing has ever been made by any governmental entity in a jurisdiction in which the Company does not file Tax Returns that the Company is or may be subject to Taxes in such jurisdiction.

(x) The Company has not entered into, been a party to or otherwise participated (directly or indirectly) in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) or any other “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) or any transaction requiring disclosure under similar provisions of state, local or foreign Tax laws.

(xi) The Company has not applied for any Tax ruling which, if granted, would affect the computation of Tax liability of the Company for any periods (or portions thereof) beginning on or after the Closing Date.

(xii) The Company has not agreed to make, or is required to make, any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

(xiii) There is no contract covering any current or former employee or current or former independent contractor of the Company or any of the Subsidiaries that, individually or collectively, could give rise to a payment by the Company (or the provision by the Company of any other benefits such as accelerated vesting) that would not be deductible by the Company by reason of Code Section 280G or subject to an excise Tax under Code Section 4999. The Company has no indemnity obligations for any excise Taxes imposed under Code Section 4999 or for any Taxes of any employee, including the Taxes under Code 409A.

(xiv) The Company has disclosed on its Tax Returns all positions taken therein that could reasonably give rise to a substantial understatement of Taxes within the meaning of Code Section 6662.

2.17 Environmental Laws and Regulations.

(a) Except as set forth on Schedule 2.17, the Company and the Subsidiaries:

(i) have had and now have all material environmental approvals, consents, licenses, permits and orders required to conduct the businesses in which they have been or are now engaged; and

(ii) have been and are in compliance in all material respects with all applicable Environmental Laws (as defined in Section 2.17(e)).

(b) Except as set forth on Schedule 2.17:

(i) there are no claims, actions, suits or proceedings pending or, to the knowledge of the Company or the Subsidiaries, threatened or contemplated against, or involving, the Company or a Subsidiary, any assets of the Company or a Subsidiary, under any of the Environmental Laws (whether by reason of any failure to comply with any of the Environmental Laws or otherwise);

(ii) no decree, judgment or order of any kind under any of the Environmental Laws has been entered against the Company or a Subsidiary;

(iii) none of the Company or the Subsidiaries:

(A) is or was a generator or transporter of hazardous waste, or the owner, operator, lessor, sublessor, lessee or, to its knowledge, mortgagee of a treatment, storage, or Disposal facility or underground storage tank as those terms are defined under the Resource Conservation and Recovery Act, as amended, or regulations promulgated thereunder, or of real property on which such a treatment, storage or Disposal facility or underground storage tank is or was located;

(B) arranged for the Disposal or treatment, arranged with a transporter for transport for Disposal or treatment of Hazardous Materials at any facility from which there is a release or threat of release, or accepts or accepted Hazardous Materials for transport for Disposal or treatment at any facility;

(C) is or was the holder of a security interest where the party giving the security is or was, to the knowledge of the Company or the Subsidiaries, the owner or operator of a treatment, storage or Disposal facility, underground storage tank or any facility at which any Hazardous Materials are or were treated, stored in significant quantities, recycled or disposed, and where either the Company or the Bank participates or participated in management decisions concerning the facility’s Hazardous Materials Disposal activities; or

(D) owns, operates, leases, subleases or, to its knowledge, holds a security interest in, or owned, operated, leased or subleased (1) any facility at which any Hazardous Materials were treated, stored in significant quantities, recycled, disposed or are or were installed or incorporated into the structure or (2) any real property on which such a facility is or was located.

(c) With respect to the Leased Premises, except as set forth on Schedule 2.17(c):

(i) The Facilities Subsidiary requires Tenants to covenant and agree to not use and utilize Hazardous Materials on the Leased Premises. Each of the Company and Subsidiaries complies with all legal requirements applicable to the use, utilization, handling, storage and transportation on the Leased Premises of any Hazardous Materials.

(ii) The Facilities Subsidiary requires Tenants to covenant and agree to indemnify, defend and hold the Facilities Subsidiary harmless from any and all claims, losses, liabilities, penalties, costs or expenses of any kind or nature whatsoever, including attorney fees which may at any time during Tenant’s occupancy, be asserted or imposed against the Facilities Subsidiary and which arise out of and are caused by the Disposal of Hazardous Materials onto, under, from or upon the Leased Premises by Tenants, except to the extent that any of the same arises from the intentional or grossly negligent acts of the Facilities Subsidiary or the Facilities Subsidiary’s agents or employees.

(iii) None of the Company or its Subsidiaries has received notice (whether written or, to the knowledge of the Company or Subsidiaries, oral) from any Tenant or any adjoining or nearby property owner that a release of Hazardous Materials has occurred at any of the Leased Premises or adjoining or nearby property and has not been remediated, mitigated, abated or the like.

(d) To the knowledge of the Company or the Subsidiaries, there are no other facts, conditions or situations, whether now or heretofore existing, that could form the basis for any claim against, or result in any liability of, the Company or a Subsidiary under any of the Environmental Laws.

(e) For purposes of this Section 2.17, “Hazardous Materials” means (A) pollutants, contaminants, pesticides, petroleum or petroleum products, radioactive substances, solid wastes or hazardous or extremely hazardous, special, dangerous, or toxic wastes, substances, chemicals or materials within the meaning of any Environmental Law, including any “hazardous substance” as defined in or under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C., Sec. 9601, et seq., as amended and reauthorized, and any “hazardous waste” as defined in or under the Resource Conservation and Recovery Act, 42 U.S.C., Sec. 6902, et seq., and all amendments thereto and reauthorizations thereof, and (B) any other pollutants, contaminants, hazardous, dangerous or toxic chemicals, materials, wastes or other substances, including any industrial process or pollution control waste or asbestos, which pose a hazard to the environment or the health and safety of any person. “Disposal” means the discharge, deposit, injection, dumping, spilling, leaking, or placing any materials, wastes or substances into the environment. “Environmental Laws” means all federal, state and local statutes, regulations, ordinances, rules and policies, all court and administrative orders and decrees, all arbitration awards, and the common law, which pertain to environmental or natural resource matters or contamination of any type whatsoever.

2.18 Community Reinvestment Act Compliance. Neither the Company nor the Bank has received any notice of non-compliance with the applicable provisions of the Community Reinvestment Act (“CRA”) and the regulations promulgated thereunder, and the Bank has received a CRA rating of satisfactory or better from the Federal Deposit Insurance Corporation (the “FDIC”) or other applicable Governmental Authority. The Company knows of no facts or circumstances which would cause either the Company or the Bank to fail to comply with such provisions or the Bank to receive a rating less than satisfactory.

2.19 Company Regulatory Reports. Since January 1, 2011, the Company and the Subsidiaries have each timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, required to be filed with the Federal Reserve, the FDIC and any other Governmental Authority or self-regulatory organization with jurisdiction over any of the activities of the Company or the Subsidiaries (the “Company Regulatory Reports”), and have paid all fees and assessments due and payable in connection therewith. As of their respective dates, the Company Regulatory Reports complied in all material respects with the statutes, rules and regulations enforced or promulgated by the applicable regulatory authority with which they were filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statement therein, in light of the circumstances under which they were made, not misleading.

2.20 Employee Matters.

(a) Except as set forth on Schedule 2.20, (i) the Company and its Subsidiaries have not entered into, and are not otherwise bound by, any collective bargaining agreement that is now in effect with respect to their employees nor has any of them experienced any labor disturbance, slow-down, strike, lockout, material grievance, claim of unfair labor practices, or other dispute relating to any union or collective bargaining within the past three (3) years; (ii) there is no labor strike, labor dispute, or work slow-down, stoppage or lockout pending or, to the Company’s knowledge, threatened against or affecting the Company or its Subsidiaries; (iii) to the Company’s knowledge, no union organization campaign is threatened or in progress with respect to any of the employees of the Company or its Subsidiaries, and no question concerning representation exists respecting such employees; (iv) there is no unfair labor practice charge or complaint threatened or pending against the Company or its Subsidiaries before the National Labor Relations Board; and (v) neither the Company nor any of its Subsidiaries has agreed to recognize any union or other collective bargaining representative, and no union or other collective bargaining representative has been certified as the exclusive bargaining representative of any of the employees of the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries has committed any unfair labor practice. The Company, each Subsidiary and the Facilities Subsidiary’s agent Aegis Properties Corporation (“Aegis Properties”) have complied at all times and are in compliance with the collective bargaining agreement to which the Company or such Subsidiary or Aegis Properties is a party, and neither the Company nor the Facilities Subsidiary is aware of any facts or circumstances which could give rise to any liability on the part of the Company, its Subsidiaries or Aegis Properties under any such agreement. To the Company’s or the Subsidiaries’ knowledge, (1) no event has occurred or circumstance exists that could provide the basis for any work slow-down or stoppage or other labor dispute and (2) there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company or its Subsidiaries.

(b) Schedule 2.20(b) sets forth the name, job title and date of commencement of employment with respect to each employee of the Company and each of its Subsidiaries (the “Employees”).

(c) The Company and its Subsidiaries have complied and are in compliance in all material respects with all laws relating to the employment of labor, including any provisions thereof relating to (i) wages, hours, bonuses, commissions, termination pay, vacation pay, sick pay, fringe benefits, employee benefits, health insurance continuation (COBRA), and the payment and/or accrual of the same and all insurance and all other costs and expenses applicable thereto; (ii) unlawful, wrongful, retaliatory, harassing, or discriminatory employment or labor practices; (iii) occupational health and safety standards; (iv) employment taxes, deductions, reporting and licensure requirements, and (v) plant closing, mass layoff, immigration, workers’ compensation, disability, unemployment compensation, whistleblower laws, driver regulations, and other employment laws, regulations and ordinances. The Company and its Subsidiaries are in material compliance with the Immigration Reform and Control Act of 1986 and maintain a current Form I-9, as required by such Act, in the personnel file of each employee hired after November 9, 1986 and the Company and its Subsidiaries have verified that each and every employee who is currently working in the United States is eligible to work in the United States.

(d) All employees of the Company and its Subsidiaries have been or will have been on or before the Closing, paid in full by the Company or its Subsidiaries for all earned wages, salaries, commissions, bonuses (including any bonuses or incentive compensation related to the Merger), vacation pay, sick pay, and other compensation for all services performed by such employees up to and including the Closing or any such unpaid amounts existing at the time of the Closing will be properly reflected in the Closing Balance Sheet. All independent contractors who have worked for the Company or its Subsidiaries at any time are and have been properly classified as independent contractors pursuant to all applicable regulations. The Company and its Subsidiaries have withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to employees and are not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing. To the Company’s knowledge, no officer of any of the Company or its Subsidiaries intends to terminate employment with the Company and its Subsidiaries prior to or, except as set forth on Schedule 2.20(d), following the Closing.

2.21 Employee Benefit Plans.

(a) The Schedule of Material Contracts, attached as Schedule 2.10, includes a complete and correct list of each employee welfare benefit plan and employee pension benefit plan within the meaning of ERISA Sections 3(1) and 3(2), respectively (the “ERISA Plans”), each compensation, consulting, employment or collective bargaining agreement, and each stock option, stock purchase, stock appreciation right, life, health, disability or other insurance or benefit, bonus, deferred or incentive compensation, severance or separation, profit sharing, retirement, or other employee benefit plan, practice, policy or arrangement of any kind, oral or written, covering employees or former employees of the Company or the Subsidiaries which the Company or the Subsidiaries maintain or contribute to (or, with respect to any employee pension benefit plan has maintained or contributed to since the date of its incorporation) or to which the Company or a Subsidiary is a party or by which it is otherwise bound (collectively, together with the ERISA Plans, the “Benefit Plans”). None of the Company or the Subsidiaries has, and has ever had, an affiliate that would be treated as a single employer together with the Company or any Subsidiary (an “ERISA Affiliate”) under Section 414 of the Code other than the Company, the Bank and the Facilities Subsidiary with respect to each other. The Company previously has delivered to Wintrust true and complete copies of the following with respect to each Benefit Plan: (i) copies of each Benefit Plan, and all related plan descriptions; (ii) the last three (3) years’ Annual Returns on Form 5500, including all schedules thereto and the opinions of independent accountants; and (iii) other material plan documents. In addition, the Company has delivered to Wintrust true and complete copies of the following:

(i) all contracts with third party administrators, actuaries, investment managers, consultants, insurers, and independent contractors that relate to any Benefit Plan;

(ii) all notices and other communications that were given by the Company or any Benefit Plan to the IRS, the Department of Labor, the PBGC, or any participant or beneficiary, pursuant to applicable law, within the four years preceding the date of this Agreement;

(iii) all notices or other communications that were given by the IRS, the PBGC, or the Department of Labor to the Company or any Benefit Plan within the four (4) years preceding the date of this Agreement; and

(iv) with respect to Benefit Plans subject to ERISA Title IV, the Form PBGC-1 filed for each of the three (3) most recent plan years.

(b) Except as set forth on Schedule 2.21(b), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will cause an increase or acceleration of benefits or benefit entitlements to employees or former employees of the Company or the Subsidiaries under any Benefit Plan or any other increase in the liabilities of the Company or the Subsidiaries under any Benefit Plan as a result of the transactions contemplated by this Agreement.

(c) Except as set forth on Schedule 2.21(c), none of the Company or the Subsidiaries maintains or participates, and has ever maintained or participated, in a multiemployer plan within the meaning of Section 3(37) of ERISA (a “Multiemployer Plan”). None of the Company or the Subsidiaries or, to their knowledge, any director or employee of the Company or the Subsidiaries, or any fiduciary of any ERISA Plan has engaged in any transaction in violation of Section 406 or 407 of ERISA or, to the Company’s or the Subsidiaries’ knowledge, any “prohibited transaction” (as defined in Section 4975(c)(1) of the Code) for which no exemption exists under Section 408(b) of ERISA or Section 4975(d) of the Code in connection with such ERISA Plan. The Company and the Subsidiaries do not provide and have never provided medical benefits, life insurance or similar welfare benefits to former employees, except as required by Section 601 of ERISA.

(d) Each ERISA Plan that is intended to qualify under Section 401 and related provisions of the Code is the subject of a favorable determination letter from the Internal Revenue Service (“IRS”), or satisfies the provisions of IRS Announcement 2001-77, Section II, if applicable, to the effect that it is so qualified under the Code and that its related funding instrument is tax exempt under Section 501 of the Code (or the Company and the Subsidiaries are otherwise relying on an opinion letter issued to the prototype sponsor), and, to the Company’s or the Subsidiaries’ knowledge, there are no facts or circumstances that would adversely affect the qualified status of any ERISA Plan or the tax-exempt status of any related trust. The Company has provided Wintrust with copies of the most recent IRS determination letters (or opinion or advisory letters) for each Benefit Plan that is intended to qualify under Section 401 and related provisions of the Code.

(e) Except as set forth on Schedule 2.21(e), each Benefit Plan is, and since its inception, has been administered in material compliance with its terms and with all applicable laws, rules and regulations governing such Benefit Plan, including the rules and regulations promulgated by the U.S. Department of Labor, the Pension Benefit Guaranty Corporation and the IRS under ERISA, the Code or any other applicable law, including without limitation the requirement to file Annual Returns on Form 5500. Neither the Company nor any affiliate of the Company that is a fiduciary with respect to any Benefit Plan has breached any of the responsibilities, obligations or duties imposed on it by ERISA. No Benefit Plan is currently the subject of a submission under IRS Employee Plans Compliance Resolution System or any similar system, nor under any Department of Labor amnesty program, and neither the Company nor the Bank anticipates any such submission of any Benefit Plan.

(f) Other than routine claims for benefits made in the Ordinary Course of Business, there is no litigation, claim or assessment pending or, to the Company’s or the Subsidiaries’ knowledge, threatened by, on behalf of, or against any of the Benefit Plans or against the administrators or trustees or other fiduciaries of any of the Benefit Plans that alleges a violation of applicable state or federal law or violation of any Benefit Plan document or related agreement. To the Company’s or the Subsidiaries’ knowledge, there is no reasonable basis for any such litigation, claim or assessment.

(g) No Benefit Plan fiduciary or any other person has, or has had, any liability to any Benefit Plan participant, beneficiary or any other person under any provisions of ERISA or any other applicable law by reason of any action or failure to act in connection with any Benefit Plan, including any liability by any reason of any payment of, or failure to pay, benefits or any other amounts or by reason of any credit or failure to give credit for any benefits or rights. Every Benefit Plan fiduciary and official is bonded to the extent required by Section 412 of ERISA.

(h) All accrued contributions and other payments to be made by the Company or the Subsidiaries to any Benefit Plan (i) through the date hereof have been made or reserves adequate for such purposes have been set aside therefor and reflected in the Financial Statements and (ii) through the Closing Date will have been made or reserves adequate for such purposes will have been set aside therefore and reflected in the Financial Statements. None of the Company or the Subsidiaries is in default in performing any of its contractual obligations under any of the Benefit Plans or any related trust agreement or insurance contract. There are no outstanding liabilities with respect to any Benefit Plan other than liabilities for benefits to be paid to participants in such Benefit Plan and their beneficiaries in accordance with the terms of such Benefit Plan. Except to the extent reserved for and reflected in the Financial Statements in accordance with this subsection (h), none of the Company or the Subsidiaries has committed to, or announced, a change to any Benefit Plan that increases the cost of the Benefit Plan to the Company or the Subsidiaries.

(i) No Benefit Plan provides for payment of any amount which, considered in the aggregate with amounts payable pursuant to all other Benefit Plans, would exceed the amount deductible for federal income tax purposes by virtue of Section 280G or 162(m) of the Code.

(j) Except as set forth on Schedule 2.21(j), the provisions of any Benefit Plan that constitutes a “non-qualified deferred compensation plan” under Code Section 409A, and the operation of any such plan, have at all times been in compliance with Code Section 409A or guidance issued thereunder.

(k) Except as set forth on Schedule 2.21(k), there are no obligations or liabilities, whether outstanding or subject to future vesting, for any post-retirement benefits to be paid to participants under any of the Benefit Plans or otherwise. The Company has complied in all respects with the requirements for continued healthcare coverage under ERISA Section 601 et seq. and Code Section 4980B.

(l) With respect to each Benefit Plan that is subject to ERISA Title IV (a “Title IV Plan”):

(i) The Company has at all times met the minimum funding standard, and has made all contributions required, under ERISA § 302 and Code § 412;

(ii) The Company has paid all amounts due to the Pension Benefit Guaranty Corporation (the “PBGC”);

(iii) The Company has not ceased operations at any facility or withdrawn from any Title IV Plan in a manner that would subject any entity or the Company to liability under ERISA § 4062(e), § 4063, or § 4064;

(iv) The Company has not filed a notice of intent to terminate any Title IV Plan or adopted any amendment to treat a Title IV Plan as terminated. The PBGC has not instituted proceedings to treat any Title IV Plan as terminated. No event has occurred or circumstance exists that may constitute grounds under ERISA § 4042 for the termination of, or the appointment of a trustee to administer, any Title IV Plan;

(v) No amendment has been made, or is reasonably expected to be made, to any Title IV Plan that has required or could require the provision of security under ERISA § 307 or Code § 401(a)(29);

(vi) Since the last valuation date for each Title IV Plan, no event has occurred or circumstance exists that would increase the amount of benefits under any Title IV Plan or that would cause the excess of Title IV Plan assets over benefit liabilities (as defined in ERISA § 4001) to decrease, or the amount by which benefit liabilities exceed assets to increase;

(vii) No reportable event (as defined in ERISA § 4043 and in regulations issued thereunder) has occurred; and

(viii) Except as set forth on Schedule 2.21(l), the Company has no knowledge of any facts or circumstances that may give rise to any liability of the Company or Wintrust to the PBGC under Title IV of ERISA.

(m) Except as set forth on Schedule 2.21(m), the consummation of the transactions contemplated by this Agreement will not result in the payment, vesting, or acceleration of any benefit by the Company or under any Benefit Plan.

(n) No condition exists as a result of which the Company would have any liability, whether absolute or contingent, under any Benefit Plan with respect to any misclassification of a person performing services for the Company as an independent contractor rather than as an employee.

(o) The Company has the right to modify and terminate benefits to retirees (other than pensions provided pursuant to Title IV Plans) with respect to both retired and active employees.

(p) Neither the Company nor any Subsidiary has withdrawn, completely or partially, within the meaning of Section 4203 or 4205 of ERISA, from any Multiemployer Plan so as to incur liability under the Multiemployer Pension Plan Amendments Act of 1980 and there exists no fact which could reasonably be expected to result in any such liability. Neither the Company nor any Subsidiary has received notice from any Multiemployer Plan, or otherwise has knowledge, that (i) the Company or a Subsidiary has incurred withdrawal liability, (ii) the Multiemployer Plan intends to terminate, (iii) the PBGC has instituted proceedings under Section 4042 of ERISA to terminate the Multiemployer Plan, or (iv) the Multiemployer Plan is in endangered or critical status.

2.22 Technology and Intellectual Property.

(a) Attached as Schedule 2.22 is a Schedule of Intellectual Property, which sets forth a complete and correct list of all (i) registered trademarks, service marks, domain names, copyrights and patents; (ii) applications for registration or grant of any of the foregoing; (iii) unregistered trademarks, service marks, trade names, logos and assumed names; and (iv) licenses for any of the foregoing, in each case, owned by the Company or the Subsidiaries or used in or necessary to conduct the Company’s or the Subsidiaries’ businesses as presently conducted. The items on Schedule 2.22, together with all other trademarks, service marks, trade names, logos, assumed names, patents, copyrights, trade secrets, computer software, licenses, formulae, customer lists or other databases, business application designs and inventions currently used in or necessary to conduct the businesses of the Company and the Subsidiaries constitute the “Intellectual Property.”

(b) The Company or the Subsidiaries, as applicable, has ownership of, or such other rights by license, lease or other agreement in and to, the Intellectual Property as is necessary to permit the Company and the Subsidiaries to use the Intellectual Property in the conduct of their respective businesses as presently conducted. None of the Company or the Subsidiaries has received notice (whether written or, to the knowledge of the Company or the Subsidiaries, oral) alleging that the Company or a Subsidiary has infringed or violated any trademark, trade name, copyright, patent, trade secret right or other proprietary right of others, and to the Company’s or the Subsidiaries” knowledge, it has not committed any such violation or infringement. To the knowledge of the Company or the Subsidiaries, there are no facts or circumstances that, upon consummation of the transactions contemplated hereby, would cause the Company or the Subsidiaries to be in any way more restricted in their respective use of any of the Intellectual Property than it was on the date hereof under any contract to which the Company or each Subsidiary is a party or by which it is bound, or that use of such Intellectual Property by the Company or the Subsidiaries will, as a result of such consummation, violate or infringe the rights of any person, or subject Wintrust, the Company or the Subsidiaries to liability of any kind, under any such contract.

(c) The IT Assets operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Company and the Subsidiaries in connection with their respective businesses, and have not materially malfunctioned or failed within the past three (3) years. “IT Assets” means the computers, computer software, firmware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, and all associated documentation, owned or leased by the Company or the Subsidiaries. To the knowledge of the Company or the Subsidiaries, the IT Assets do not contain any worms, viruses, bugs, faults or other devices or effects that (i) enable or assist any person or entity to access without authorization the IT Assets, or (ii) otherwise significantly adversely affect the functionality of the IT Assets, except as disclosed in its documentation. To the knowledge of the Company or the Subsidiaries, no person or entity has gained unauthorized access to the IT Assets. The Company and the Subsidiaries have implemented reasonable back-up and disaster recovery technology consistent with industry practices. To the knowledge of the Company or the Subsidiaries and except for “off the shelf” software licensed by the Company or the Subsidiaries in the Ordinary Course of Business, none of the IT Assets contains any shareware, open source code, or other software the use of which requires disclosure or licensing of any intellectual property.

2.23 Absence of Certain Changes or Events. Other than as specifically disclosed in this Agreement, the Financial Statements, or the Schedules delivered pursuant to this Agreement, there has not occurred (a) since the Audited Balance Sheet Date, any Material Adverse Effect on the Company or the Subsidiaries, or (b) any change, condition, event, circumstance, fact or other occurrence, whether occurring before or since the Audited Balance Sheet Date that may reasonably be expected to have or result in a Material Adverse Effect on the Company or the Subsidiaries. No fact or condition exists with respect to the business, operations or assets of the Company or the Subsidiaries which the Company has reason to believe may cause the Federal Reserve Application, the IDFPR Application or any of the other regulatory approvals referenced in Section 6.3 or 7.3 to be denied or unduly delayed.

2.24 Operations since Audited Balance Sheet Date. Except as set forth on Schedule 2.24, since the Audited Balance Sheet Date the businesses of each of the Company and the Subsidiaries have been conducted only in the Ordinary Course of Business. Without limiting the generality of the foregoing, since the Audited Balance Sheet Date, except as set forth on such Schedule, none of the Company or the Subsidiaries has taken, or has caused, suffered or permitted to be taken any of the following actions:

(a) sold, leased (as lessor), transferred or otherwise disposed of (including any transfers to any of its Affiliates), or mortgaged or pledged, or imposed or suffered to be imposed any Encumbrance on, any of the assets reflected on the Audited Balance Sheet or any assets acquired by the Company or the Subsidiaries after the Audited Balance Sheet Date, except for (i) OREO, loans held for sale and Investment Securities sold or otherwise disposed of in the Ordinary Course of Business, (ii) real estate loans pledged as collateral for Federal Home Loan Bank advances and (iii) Permitted Encumbrances;

(b) cancelled any debts owed to or claims held by the Company or a Subsidiary (including the settlement of any claims or litigation) other than in the Ordinary Course of Business;

(c) created, incurred or assumed, or agreed to create, incur or assume, any indebtedness for borrowed money in respect of the Company or a Subsidiary or entered into, as lessee, any capitalized lease obligations (as defined in Accounting Standards Codification Topic 840), in either case other than in the Ordinary Course of Business;

(d) accelerated or delayed collection of notes, accounts or loans receivable generated by the Company or a Subsidiary in advance of or beyond their regular due dates or the dates when the same would have been collected in the Ordinary Course of Business;

(e) delayed or accelerated payment of any account payable or other liability of the Company or a Subsidiary beyond or in advance of its due date or the date when such liability would have been paid in the Ordinary Course of Business;

(f) declared or paid any dividend or other distribution (other than to the Company or a Subsidiary or on the CPP Shares);

(g) instituted any increase in any compensation payable to any employee of the Company or a Subsidiary, other than routine increases in the Ordinary Course of Business, or instituted any increase in any profit-sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other benefits made available to employees of the Company or a Subsidiary;

(h) prepared or filed any Tax Return inconsistent with past practice or, on any such Tax Return, taken any position, made any election, or adopted any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods); or

(i) made any change in the accounting principles and practices used by the Company and Subsidiaries from those applied in the preparation of the Audited Balance Sheet and the related statements of income and cash flow for the period then ended.

2.25 Change in Business Relationships. Neither the Company nor either of the Subsidiaries has received notice (whether written or, to their knowledge, oral), whether on account of the transactions contemplated by this Agreement or otherwise, (a) that any customer, agent, representative, supplier, vendor or business referral source of the Company or the Subsidiaries intends to discontinue, diminish or change its relationship with the Company or the Bank, the effect of which would be material to the business, assets or operations of the Company or the Subsidiaries, or (b) that any executive officer of the Company or the Subsidiaries intends to terminate or substantially alter the terms of his or her employment. There have been no complaints or disputes (in each case set forth in writing) with any customer, employee, agent, representative, supplier, vendor, business referral source or other parties that have not been resolved which are reasonably likely to be material to the business, assets or operations of the Company or the Subsidiaries.

2.26 Brokers’ and Finders’ Fees. Except as set forth on Schedule 2.26, none of the Company or the Subsidiaries has incurred any liability for brokerage commissions, finders’ fees, or like compensation with respect to the transactions contemplated by this Agreement.

2.27 Section 280G Payments. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in any payment that would be deemed an “excess parachute payment” under Section 280G of the Code.

2.28 No Omissions. None of the representations and warranties contained in ARTICLE II, in the Schedules provided for herein by the Company is false or misleading in any material respect or omits to state a fact herein or therein necessary to make such statements not misleading in any material respect.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

CONCERNING WINTRUST AND MERGER CO.

Wintrust and Merger Co. hereby jointly and severally represent to the Company as follows:

3.1 Organization.

(a) Wintrust is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois, has the corporate power and authority to own its own properties and to carry on its business as it is now being conducted, and is duly qualified and in good standing as a foreign corporation in each jurisdiction where the location and character of its properties and the business conducted by it require such qualification, except where the failure to be so qualified would not have a Material Adverse Effect on Wintrust.

(b) Merger Co. is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. Merger Co. has conducted no business other than in connection with the execution and delivery of this Agreement.

3.2 Capitalization.

(a) The authorized capital stock of Wintrust consists of (i) 100,000,000 shares of common stock, no par value per share, of which 36,402,749 shares were issued and outstanding as of July 31, 2012, (ii) 20,000,000 shares of preferred stock, no par value per share, $1,000 liquidation value per share, of which 176,500 shares are issued and outstanding, and (iii) 239,762 shares are held in treasury. The issued and outstanding shares of Wintrust Common Stock have been duly and validly authorized and issued and are fully paid and nonassessable. As of August 31, 2012, there were (i) outstanding options and restricted stock units in respect of 2,185,977 shares of Wintrust Common Stock and outstanding performance share awards that, if awarded per their terms, could total 430,440 shares of Wintrust Common Stock, and (ii) outstanding warrants for the purchase of 1,644,295 shares of Wintrust Common Stock. Such options, restricted stock units and warrants have been duly authorized by all necessary corporate action (including shareholder approval, if necessary) and have been validly executed, issued and delivered by Wintrust, and constitute the legal, valid and binding obligations of Wintrust, and are enforceable as to Wintrust in accordance with their terms. The shares of Wintrust Common Stock to be issued upon exercise of such options, restricted stock units and warrants are validly authorized and, upon such exercise in accordance with their terms, will be validly issued, fully paid, and nonassessable. The Wintrust Common Stock is subject to certain preferences, qualifications, limitations, restrictions or special or relative rights under Wintrust’s articles of incorporation, a true and complete copy of which has been previously provided to the Company. Except as disclosed on Schedule 3.2, there are no options, agreements, contracts or other rights in existence to purchase or acquire from Wintrust any shares of capital stock of Wintrust, whether now or hereafter authorized or issued, other than shares issuable pursuant to employee benefit or compensation plans referred to in the Wintrust SEC Documents.

(b) The authorized capital stock of Merger Co. consists of 1,000 shares of common stock, no par value per share, all of which are issued and outstanding. The issued and outstanding shares of Common Stock of Merger Co. have been duly authorized and issued and are fully paid and nonassessable and owned by Wintrust.

3.3 Authorization; No Violations. The execution and delivery of this Agreement by Wintrust and Merger Co. and the performance of Wintrust’s and Merger Co.’s obligations hereunder have been duly and validly authorized by the boards of directors of Wintrust and Merger Co. and by Wintrust as the sole stockholder of Merger Co., do not violate or conflict with the articles of incorporation or by-laws of Wintrust, the certificate of incorporation or by-laws of Merger Co., the Illinois BCA, the DGCL or any applicable law, court order or decree to which Wintrust or Merger Co. is a party or subject, or by which Wintrust or Merger Co. is bound, and require no further corporate or shareholder approval on the part of Wintrust or Merger Co. The execution and delivery of this Agreement by Wintrust and Merger Co. and the performance of Wintrust’s and Merger Co.’s obligations hereunder do not and will not result in any default or give rise to any right of termination, cancellation or acceleration under any material note, bond, mortgage, indenture or other agreement by which Wintrust or Merger Co. is bound. This Agreement, when executed and delivered, and subject to the matters described in Section 3.4, will be a valid, binding and enforceable obligation of each of Wintrust and Merger Co., subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors generally and to general principles of equity.

3.4 Consents and Approvals. No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are necessary in connection with the execution and delivery by Wintrust or Merger Co. of this Agreement and the consummation by Wintrust and Merger Co., as of the Effective Date, of the Merger except for (a) the filing by Wintrust of the Federal Reserve Application and the IDFPR Application, (b) the filing by Wintrust with the Securities and Exchange Commission (the “Commission”) of a registration statement on an appropriate form under the Securities Act of 1933, as amended (the “Securities Act”), relating to the shares of Wintrust Common Stock issuable in the Merger and (c) the filing of the Certificate of Merger with the Delaware Secretary of State under the DGCL.

3.5 Wintrust SEC Filings and Financial Statements.

(a) Since January 1, 2011, Wintrust has timely filed all reports, registration statements and other documents (including any amendments thereto) required to be filed with the Commission under the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations of the Commission (the “Wintrust SEC Documents”), and all such Wintrust SEC Documents have complied in all material respects, as of their respective filing dates and effective dates, as the case may be, with all applicable requirements of the Securities Act or the Exchange Act. As of their respective filing and effective dates, none of the Wintrust SEC Documents contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The audited consolidated financial statements contained or incorporated by reference in Wintrust’s Annual Report on Form 10-K for the year ended December 31, 2011 and the unaudited interim financial statements included in Wintrust’s most recent Quarterly Report on Form 10-Q have been prepared in conformity with GAAP applied on a consistent basis, and, together with the notes thereto, present fairly the consolidated financial position of Wintrust and its subsidiaries at the dates shown and the consolidated results of their operations, changes in shareholders’ equity and cash flows for the periods then ended. The interim financial statements as of, and for, the periods ending after December 31, 2011 included in Wintrust’s Quarterly Report on Form 10-Q, as filed with the Commission, include all adjustments necessary for a fair presentation of the financial position of Wintrust and its subsidiaries and the results of their operations for the interim periods presented, subject to normal, recurring year-end adjustments and the omission of footnote disclosure.

(c) The allowances for loan losses shown on each of the balance sheets contained in the Wintrust SEC Documents are adequate in the judgment of management and consistent with applicable regulatory standards and under GAAP to provide for losses, net of recoveries relating to loans previously charged off, on loans and leases outstanding (including accrued interest receivable) as of the applicable date of such balance sheet. The aggregate loan balances of the subsidiaries of Wintrust as of June 30, 2012 in excess of such reserves as shown on the Wintrust SEC Documents are, to the knowledge of Wintrust, collectible in accordance with their terms.

3.6 Compliance with Laws; Legal Proceedings.

(a) Wintrust and its subsidiaries are each in compliance with all applicable federal, state, county and municipal laws and regulations (i) that regulate or are concerned in any way with the ownership and operation of banks, their holding companies and their subsidiaries or the business of banking or of acting as a fiduciary, including those laws and regulations relating to the investment of funds, the taking of deposits, the lending of money, the collection of interest, the extension of credit and the location and operation of banking facilities, or (ii) that otherwise relate to or affect the business or assets of Wintrust or any of its subsidiaries or the assets owned, used, occupied or managed by Wintrust or any of its subsidiaries, except for such noncompliance which individually or in the aggregate would not have a Material Adverse Effect on Wintrust. Wintrust and its subsidiaries (direct and indirect) hold all material licenses, certificates, permits, franchises and rights from all appropriate federal, state or other Governmental Authorities necessary for the conduct of their respective businesses and the ownership of their respective assets.

(b) Except as may be disclosed in the Wintrust SEC Documents, there are no material claims, actions, suits or proceedings pending or, to the knowledge of Wintrust, threatened or contemplated against or affecting Wintrust or its subsidiaries, at law or in equity, or before any federal, state or other Governmental Authority or any arbitrator or arbitration panel, whether by contract or otherwise, including any claims, actions, suits or proceedings that might seek to challenge the validity or propriety of the Merger, and there is no decree, judgment or order or supervisory agreement of any kind in existence against or restraining Wintrust or its subsidiaries from taking any action of any kind in connection with their respective businesses. Except as may be disclosed in the Wintrust SEC Documents, none of Wintrust or its subsidiaries has received from any federal, state or other Governmental Authority any notice or threat (whether written or, to the knowledge of Wintrust, oral) of any enforcement action, criticism or recommendation concerning capital, compliance with laws or regulations, safety or soundness, fiduciary duties or other banking or business practices that has not been resolved to the reasonable satisfaction of such Governmental Authority and that would be materially adverse to Wintrust and its subsidiaries taken as a whole, and Wintrust has no reasonable basis to believe that any such enforcement action, criticism or recommendation not otherwise disclosed herein is contemplated.

3.7 Wintrust Regulatory Reports. Since January 1, 2011, Wintrust and its subsidiaries have filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, required to be filed with the Federal Reserve, the FDIC, the IDFPR, the Office of the Comptroller of the Currency (the “OCC”) and any other Governmental Authority or self-regulatory organization with jurisdiction over any of the activities of Wintrust or its subsidiaries (the “Wintrust Regulatory Reports”), and have paid all fees and assessments due and payable in connection therewith. As of their respective dates, the Wintrust Regulatory Reports complied in all material respects with the statutes, rules and regulations enforced or promulgated by the applicable regulatory authority with which they were filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.8 No Adverse Change. Except as disclosed in the Wintrust SEC Documents or this Agreement, there has not occurred (a) since December 31, 2011, any Material Adverse Effect on Wintrust, or (b) any change, condition, event, circumstance, fact or other occurrence, whether occurring before or since December 31, 2011 that may reasonably be expected to have or result in a Material Adverse Effect on Wintrust. No fact or condition exists with respect to the business, operations or assets of Wintrust or its subsidiaries which Wintrust has reason to believe may cause the Federal Reserve Application, the IDFPR Application or any of the other regulatory approvals referenced in Section 6.3 or 7.3 to be denied or unduly delayed.

3.9 Brokers’ and Finders’ Fees. Neither Wintrust nor Merger Co. has incurred any liability for brokerage commissions, finders’ fees, or like compensation with respect to the transactions contemplated by this Agreement.

3.10 Taxation of the Merger. Neither Wintrust nor any subsidiary of Wintrust has taken any action or agreed to take any action that would preclude the Merger from qualifying as a reorganization under Section 368(a) of the Code and, to the knowledge of Wintrust, there are no agreements or arrangements to which Wintrust or any subsidiary of Wintrust is a party that would prevent the Merger from so qualifying.

3.11 No Omissions. None of the representations and warranties contained in ARTICLE III or in the Schedules provided for herein is false or misleading in any material respect or omits to state a fact herein necessary to make such statements not misleading in any material respect.

ARTICLE IV

AGREEMENTS AND COVENANTS

4.1 Conduct of Business. As required in Section 6.2, as a condition precedent to the obligations of Wintrust and Merger Co., the Company shall certify as to the fulfillment of the Company’s agreement that during the period commencing on the date hereof and continuing until the Effective Time, the Company shall conduct the Company’s business and shall cause the Subsidiaries to conduct their respective businesses in the Ordinary Course of Business consistent with prudent banking practice. Without limiting the generality of the foregoing, without the prior written consent of Wintrust:

(a) no change shall be made in the certificate of incorporation or by-laws of the Company, or the charter or by-laws of the Bank or the articles of incorporation or by-laws of the Facilities Subsidiary;

(b) no change shall be made in the capitalization of the Company or the Subsidiaries or in the number of issued and outstanding shares of Company Common Stock;

(c) except as set forth on Schedule 4.1(c), the compensation of officers or key employees of the Company or the Subsidiaries shall not be increased, nor any bonuses paid except in the Ordinary Course of Business; Schedule 4.1(c) sets forth a description of any such changes to compensation or bonuses anticipated to be made during the next six (6) months;

(d) no Loan, or renewal or restructuring of a Loan, in the amount of $375,000 or more (including Loans to any one borrower or related group of borrowers which, in the aggregate, equal or exceed $375,000) shall be made by the Bank except after delivering to Wintrust a complete loan package for such Loan, renewal or restructuring, in a form consistent with the Bank’s policies and practice, and obtaining Wintrust’s prior consent, which consent shall not be unreasonably withheld or delayed and shall be deemed given if Wintrust shall have not responded to the Company’s request within two (2) business days after receipt of such complete loan package, and such Loan or renewal or restructuring of a Loan shall be made in the Ordinary Course of Business consistent with prudent banking practices, the Bank’s current loan policies and applicable rules and regulations of applicable Governmental Authorities with respect to amount, term, security and quality of such borrower’s or borrowers’ credit;

(e) other than dividends on the CPP Shares in the Ordinary Course of Business, no dividends or other distributions shall be declared or paid by the Company to the extent it would cause the stockholders’ equity in the Company, as adjusted pursuant to Section 6.11 below, to fall below the Minimum Adjusted Net Worth, or as otherwise would not be permitted under applicable law;

(f) except as required in connection with the repurchase or redemption of the CPP Shares, no dividends or other distributions shall be declared or paid by the Bank to the extent it would cause the minimum net worth of the Bank to fall below well-capitalized status, as defined by applicable FDIC regulations, or as would not be permitted under applicable law;

(g) the Company and the Subsidiaries shall each use their commercially reasonable efforts to maintain their present insurance coverage in respect of its properties and business;

(h) no significant changes shall be made in the general nature of the business conducted by the Company or the Subsidiaries;

(i) except as contemplated pursuant to Section 6.9, no employment, consulting or similar agreements shall be entered into by the Company or a Subsidiary that are not terminable by the Company or such Subsidiary on 30 days’ or fewer notice without penalty or obligation, nor shall the Bank terminate the employment of any officer without first notifying Wintrust;

(j) except as expressly provided in this Agreement, none of the Company or the Subsidiaries shall take any action that would result in a termination, partial termination, curtailment, discontinuance of a Benefit Plan or merger of any Benefit Plan into another plan or trust;

(k) the Company and the Subsidiaries shall file all Tax Returns in a timely manner and shall not make any application for or consent to any extension of time for filing any Tax Return or any extension of the period of limitations applicable thereto;

(l) none of the Company or the Subsidiaries shall make any expenditure for fixed assets in excess of $50,000 for any single item, or $200,000 in the aggregate, or shall enter into leases of fixed assets having an annual rental in excess of $50,000;

(m) none of the Company or the Subsidiaries shall incur any liabilities or obligations, make any commitments or disbursements, acquire or dispose of any property or asset, make any contract or agreement, or engage in any transaction except in the Ordinary Course of Business consistent with prudent banking practices and the Company’s and the Subsidiaries’ current policies;

(n) none of the Company or the Subsidiaries shall do or fail to do anything that will cause a breach by the Company or the Subsidiaries of, or default by the Company or the Subsidiaries under, any Material Contract;

(o) the Bank shall not engage or agree to engage in any “covered transaction” within the meaning of Sections 23A or 23B of the Federal Reserve Act (without regard to the applicability of any exemptions contained in Section 23A) or any transaction of the kind referred to in Section 2.12, unless the Bank has complied with Sections 23A and 23B of the Federal Reserve Act;

(p) the Bank shall only purchase or invest in obligations of the government of the United States or agencies of the United States or state or local governments having maturities of not more than five (5) years and which municipal obligations have been assigned a rating of A or better by Moody’s Investors Service or by Standard and Poor’s;

(q) the Bank shall not (i) accept or renew any brokered deposits (except for renewals of existing CDARS deposits), (ii) incur additional Federal Home Loan Bank advances or other types of ordinary course wholesale funding (except for renewals of existing Federal Home Loan Bank advances or Federal funds purchased) or (iii) enter into any new term repurchase agreements; and

(r) no changes of a material nature shall be made in either the Company’s or the Subsidiaries’ accounting procedures, methods, policies or practices or the manner in which the Company or the Subsidiaries maintain their records.

4.2 Access to Information and Premises.

(a) The Company shall provide and shall cause the Subsidiaries to provide Wintrust and its representatives full access, during normal business hours and on reasonable advance notice to the Company, to further information (to the extent permissible under applicable law) and the Subsidiaries’ premises for purposes of (i) observing the Subsidiaries’ business activities and operations and to consult with their officers and employees regarding the same on an ongoing basis to verify compliance by the Company with all terms of this Agreement, and (ii) making all necessary preparations for conversion of the Bank’s IT systems; provided, however, that the foregoing actions shall not unduly interfere with the business operations of the Company or the Subsidiaries.

(b) Wintrust will use such information as is provided to it by the Company or the Subsidiaries, or representatives thereof, solely for the purpose of conducting business, legal and financial reviews of the Company and the Subsidiaries and for such other purposes as may be related to this Agreement, and Wintrust will, and will direct all of its agents, employees and advisors to, maintain the confidentiality of all such information in accordance with the terms of the letter agreement regarding confidentiality entered into by and between the Company and Wintrust dated March 22, 2012 (the “Confidentiality Agreement”).

4.3 Board of Directors’ Notices and Minutes. The Company shall give reasonable notice to Wintrust of all meetings of the Company Board and any of its committees, and the board of directors of the Subsidiaries and any of their respective committees, and if known, the agenda for or business to be discussed at such meetings. To the extent permissible under law, the Company shall promptly transmit to Wintrust copies of all notices, minutes, consents and other materials that the Company or either of the Subsidiaries provides to their respective directors. Wintrust agrees to hold in confidence all such information pursuant to the Confidentiality Agreement. Notwithstanding the foregoing, the Company will not be required to provide any information called for in this Section 4.3 that (i) if received by Wintrust would result in a waiver of the Company’s attorney-client privilege, (ii) relates to the negotiation, interpretation or implementation of this Agreement or (iii) relates to the Company Board’s deliberations regarding an Acquisition Proposal (as defined in Section 4.11(a)), other than the information required to be provided to Wintrust pursuant to Section 4.11(c).

4.4 Registration Statement and Wintrust Regulatory Filings.

(a) Wintrust shall file with the Commission within 30 days after the execution of this Agreement or as soon as practicable thereafter, a registration statement on an appropriate form under the Securities Act covering Wintrust Common Stock to be issued pursuant to the Merger and shall use its reasonable and diligent efforts to cause the same to become effective and thereafter, until the Effective Time or termination of this Agreement, to keep the same effective and, if necessary, amend and supplement the same. Such registration statement and any amendments and supplements thereto are referred to herein as the “Registration Statement”). The Registration Statement shall include a proxy statement/prospectus acceptable to Wintrust and the Company, prepared by Wintrust and the Company for use in connection with the Stockholders’ Meeting, all in accordance with the rules and regulations of the Commission, it being understood that Wintrust shall have final approval authority with respect to the content of the proxy statement/prospectus. Wintrust shall, as soon as practicable after the execution of this Agreement, make all filings, if any, required to obtain all blue sky permits, authorizations, consents or approvals required for the issuance of Wintrust Common Stock. In advance of the filing of the Registration Statement, Wintrust shall provide the Company and its counsel with an opportunity to comment thereon, and thereafter shall promptly advise the Company and its counsel of any material communication received by Wintrust or its counsel from the Commission with respect to the Registration Statement. None of the information furnished by Wintrust or the Company for inclusion in the Registration Statement, the proxy statement/prospectus included therein or any other document filed with the Commission or any state securities commission, at the respective times at which such documents are filed with the Commission or such state securities commission or, in the case of the Registration Statement, when it becomes effective or, in the case of the proxy statement/prospectus contained therein, when mailed or at the time of the Stockholders’ Meeting, shall be false or misleading with respect to any material fact or shall omit to state any material fact necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading.

(b) Within 20 days following execution and delivery of this Agreement, Wintrust will file the Federal Reserve Application and the IDFPR Application and take all other appropriate actions necessary to obtain the regulatory approvals referred to in Sections 6.3 and 7.3 hereof, and the Company will use all reasonable and diligent efforts to assist in obtaining all such approvals. The obligation of Wintrust to take all appropriate actions shall not be construed as including an obligation to accept any terms of or conditions to a consent, authorization, order, or approval of, or any exemption by, any Governmental Authority or other party that are not acceptable to Wintrust, in its sole reasonable discretion, or to change the business practices of Wintrust or any of its subsidiaries in a manner not acceptable to Wintrust, in its sole reasonable discretion. In advance of filing any applications for such regulatory approvals, Wintrust shall provide the Company and its counsel with a copy of such applications (but excluding any information contained therein regarding Wintrust and its business or operations for which confidential treatment has been requested) and provide an opportunity to comment thereon, and thereafter shall promptly advise the Company and its counsel of any material communication received by Wintrust or its counsel from any regulatory authorities with respect to such applications.

4.5 Company Regulatory Filings. Within 20 days following execution and delivery of this Agreement, the Company will file an application with the Federal Reserve and, if necessary, the FDIC and the U.S. Treasury, and thereafter shall use all reasonable and diligent efforts to obtain the approval of the Federal Reserve and, if necessary, the FDIC and the U.S. Treasury for the repurchase or redemption, effective on or before the Closing Date, of the CPP Shares, and Wintrust will use all reasonable and diligent efforts to assist in obtaining all such approvals. In advance of filing any applications for such regulatory approvals, the Company shall provide Wintrust and its counsel with a copy of such applications (but excluding any information contained therein regarding the Company and its business or operations for which confidential treatment has been requested) and provide an opportunity to comment thereon, and thereafter shall promptly advise Wintrust and its counsel of any material communication received by the Company or its counsel from any regulatory authorities with respect to such applications.

4.6 Meeting of Stockholders of the Company. As soon as practicable after the Registration Statement becomes effective, the Company shall call and hold a meeting of its stockholders for the purpose of voting upon this Agreement, the Merger and the transactions contemplated hereby, including the appointment of a Stockholders’ Agent (as defined and further described in Section 8.4), in accordance with the Company’s certificate of incorporation, its by-laws and the DGCL (the “Stockholders’ Meeting”). The Company shall, through the Company Board, recommend to its stockholders, subject to its fiduciary duties, approval of this Agreement, the Merger and the transactions contemplated hereby.

4.7 Listing of Shares. Wintrust shall use all reasonable and diligent efforts to cause the shares of Wintrust Common Stock issuable in the Merger to be approved for listing on the Nasdaq Global Select Market.

4.8 Redemption of CPP Shares. On or before the Closing and in accordance with the approvals obtained as contemplated in Section 4.5, the Company shall redeem the CPP Shares in accordance with their terms as set forth in the corresponding Certificates of Designation contained in the Company’s Certificate of Incorporation. If Wintrust is the holder of the CPP Shares, Wintrust will use all reasonable and diligent efforts to assist in effecting such redemption.

4.9 Business Relations and Publicity. The Company shall use reasonable and diligent efforts to preserve the reputation and relationship of the Company and the Subsidiaries with suppliers, clients, customers, employees, and others having business relations with the Company or the Subsidiaries. Wintrust and the Company shall coordinate all publicity relating to the transactions contemplated by this Agreement and, except as otherwise required by applicable law or the rules of the Nasdaq Global Select Market, or with respect to employee meetings, neither Party shall issue any press release, publicity statement or other public notice or communication, whether written or oral, relating to this Agreement or any of the transactions contemplated hereby without obtaining the prior consent of the other, which consent shall not be unreasonably withheld, conditioned or delayed. The Company shall obtain the prior consent (which shall not be unreasonably withheld, conditioned or delayed) of Wintrust to the content of any communication to the Company’s stockholders.

4.10 Tenant Estoppel Certificates. The Company shall use reasonable and diligent efforts to obtain and deliver to Wintrust an estoppel certificate signed by the Tenant under each of the Tenant Leases set forth on Schedule 4.10 substantially in the form set forth on Exhibit C attached hereto (collectively, the “Tenant Estoppel Certificates”). In addition, the Company shall deliver to each other Tenant a written request to execute an estoppel certificate substantially in the form set forth on Exhibit C, and shall deliver to Wintrust copies of all executed estoppel certificates received from such Tenants.

4.11 No Conduct Inconsistent with this Agreement.

(a) The Company shall not, and shall cause the Subsidiaries to not, during the term of this Agreement, directly or indirectly, solicit, encourage or facilitate inquiries or proposals or enter into any agreement with respect to, or initiate or participate in any negotiations or discussions with any person or entity concerning, any proposed transaction or series of transactions involving or affecting the Company or the Subsidiaries (or the securities or assets of either) that, if effected, would constitute an acquisition of control of either the Company or the Subsidiaries within the meaning of 12 U.S.C.A. §1817(j) (disregarding the exceptions set forth in 12 U.S.C.A. §1817(j)(17)) and the regulations of the Federal Reserve thereunder (each, an “Acquisition Proposal”), or furnish any information to any person or entity proposing or seeking an Acquisition Proposal.

(b) Notwithstanding the foregoing, in the event that the Company Board determines in good faith and after consultation with outside counsel, that in light of an Acquisition Proposal (other than an Acquisition Proposal the terms of which were made known to the Company Board prior to the date hereof), it is necessary to provide such information or engage in such negotiations or discussions in order to act in a manner consistent with such Board’s fiduciary duties, the Company Board may, in response to an Acquisition Proposal which was not solicited by or on behalf of the Company or the Bank or which did not otherwise result from a breach of Section 4.11(a), subject to its compliance with Section 4.11(c), (i) furnish information with respect to the Company or the Subsidiaries to such person or entity making such Acquisition Proposal pursuant to a customary confidentiality agreement that is no less restrictive than the Confidentiality Agreement and (ii) participate in discussions or negotiations regarding such Acquisition Proposal. In the event that the Company Board determines in good faith and after consultation with outside counsel, that the Acquisition Proposal is a Superior Acquisition Proposal (as defined below) and that it is necessary to pursue such Superior Acquisition Proposal in order to act in a manner consistent with such Board’s fiduciary duties, the Company may (A) withdraw, modify or otherwise change in a manner adverse to Wintrust, the Company’s recommendation to its stockholders with respect to this Agreement and the Merger, and/or (B) terminate this Agreement in order to concurrently enter into an agreement with respect to such Superior Acquisition Proposal; provided, however, that the Company Board may not terminate this Agreement pursuant to this Section 4.11(b) unless and until (x) five (5) business days have elapsed following the delivery to Wintrust of a written notice of such determination by the Company Board and during such five (5) business-day period, the Company and the Bank otherwise cooperate with Wintrust with the intent of enabling the Parties to engage in good faith negotiations so that the Merger and other transactions contemplated hereby may be effected and (y) at the end of such five (5) business-day period the Company Board continues reasonably to believe the Acquisition Proposal at issue constitutes a Superior Acquisition Proposal. A “Superior Acquisition Proposal” shall mean any Acquisition Proposal containing terms which the Company Board determines in its good faith judgment (based on the advice of an independent financial advisor) to be more favorable to the Company’s stockholders than the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Company Board, is reasonably capable of being obtained by such third party, but shall exclude any Acquisition Proposal the terms of which were made known to the Company Board prior to the date of this Agreement.

(c) In addition to the obligations of the Company set forth in Section 4.11(a) and (b), the Company shall immediately advise Wintrust orally and in writing of any request for information or of any Acquisition Proposal, the material terms and conditions of such request or Acquisition Proposal and the identity of the person or entity making such request or Acquisition Proposal. The Company shall keep Wintrust reasonably informed of the status and details (including amendments or proposed amendments) of any such request or Acquisition Proposal, including the status of any discussions or negotiations with respect to any Superior Acquisition Proposal.

4.12 Loan Charge-Off; Pre-Closing Loan Review.

(a) The Company shall cause the Bank, prior to the Closing Date, (i) to write off all Loans of the Bank that are required to be written off by the Bank’s regulators or that, in conformity with past practices and policies of the Bank and GAAP, should be written off as Loan losses and (ii) to write down potential Loan losses in conformity with past practices and policies of the Bank and GAAP. Any such write down shall not have any effect on, or result in a breach of, the representations and warranties under Section 2.8 made by the Company as of the date of this Agreement and shall not result in a Material Adverse Effect on the Company, but shall be taken into account in determining the Minimum Adjusted Net Worth (as defined in Section 6.11 below) of the Company as of the Closing Date; and nothing in this Section 4.12(a) shall require the Company to make any additional provision to the Bank’s reserve for loan losses so long as such reserve, determined as described in Section 2.8 and in compliance with the second sentence of Section 4.14 below, is adequate and in compliance with GAAP.

(b) The Company shall make available to Wintrust the files maintained by the Bank with respect to, and information regarding the status of, each Loan contained in the Loan portfolio of the Bank, as of a date not more than 15 days prior to the Closing Date.

4.13 Director and Officer Insurance Coverage.

(a) Wintrust agrees to provide each person who serves as a director or officer of the Company and the Subsidiaries after the Effective Time substantially the same insurance coverage against personal liability for actions taken after the Effective Time as is provided to other directors and officers of Wintrust and its subsidiary banks. Wintrust further agrees to cause the Surviving Corporation, to the extent permitted by applicable law, to indemnify the current and past directors and officers of the Company and the Subsidiaries after the Effective Time, for the duration of the Tail Coverage Period (as defined below), for all actions taken by them prior to the Effective Time in their respective capacities as directors and officers of the Company and the Subsidiaries to the same extent (and subject to the same limitations) as the indemnification provided by the Company and the Subsidiaries under their respective charters and by-laws (as applicable) to such directors and officers immediately prior to the Effective Time.

(b) Wintrust agrees that for the duration of the Tail Coverage Period, Wintrust shall cause to be maintained in effect the Company’s and the Subsidiaries’ current policy (as in effect on the Closing Date) of directors’ and officers’ liability and other professional insurance coverage maintained by the Company and the Subsidiaries with respect to actions and omissions occurring on or prior to the Effective Time, subject to the following conditions:

(i) On or prior to the Closing Date, the Company shall purchase, at the Surviving Corporation’s expense, for the benefit of the Company (including its successors) and persons who were officers or directors of the Company or the Subsidiaries immediately prior to the Closing Date, a tail policy or policies from the Company’s current directors’ and officers’ liability insurer providing coverages equivalent to the level and scope of directors’ and officers’ liability and other professional insurance coverages as set forth in the Company’s and the Subsidiaries’ current directors’ and officers’ liability and other professional insurance policies in effect as of the Closing (together, such tail policy or policies are referred to as the “Tail Policy”).

(ii) The term of the Tail Policy shall be for a period of six (6) years or, if such term of coverage is not available, such other maximum period of coverage available at a cost not exceeding the Maximum Amount (as defined below) (the “Tail Coverage Period”).

(iii) In the event such insurer declines to provide the Tail Policy prior to the Closing Date, or after the Effective Time terminates the Tail Policy, the Company (if prior to the Closing Date) or Wintrust (if after the Effective Time) shall use its commercially reasonable efforts to identify and obtain similar coverage from another insurance carrier of substantially similar size and reputation to that of such former insurer, if such coverage is reasonably obtainable from the marketplace. If after such reasonable efforts another such insurance carrier is unable or unwilling to provide such similar coverage, the Company (if prior to the Closing Date) or Wintrust (if after the Effective Time) shall obtain the best coverage available, as determined in the reasonable judgment of the Company or Wintrust, as applicable, for a cost up to but not exceeding the Maximum Amount (as defined below).

(iv) In no event shall Wintrust or the Surviving Corporation be obligated to expend, in order to provide or maintain the insurance coverages pursuant to this Section 4.13(b), any amount, in aggregate, in excess of $125,000 (the “Maximum Amount”). If the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Wintrust shall use reasonable efforts to maintain the most advantageous policies of directors’ and officers’ insurance obtainable for a total cost equal to the Maximum Amount.

(v) Prior to the Effective Time, the Company shall notify the appropriate directors’ and officers’ liability insurers of the Merger and of all pending or threatened claims, actions, suits, proceedings or investigations asserted or claimed against any officer or director of the Company or its Subsidiaries, or circumstances likely to give rise thereto to the extent known by the Company, in accordance with the terms and conditions of the applicable policies.

(vi) The Company’s directors and officers shall use reasonable and diligent efforts to cooperate with the Company (if prior to the Closing Date) or Wintrust (if after the Effective Time) in obtaining the above-described insurance coverages.

4.14 Corrective Action Regarding SERP. Prior to the Closing Date, the Company shall (a) correct the operational violation that has occurred under the Company’s Supplemental Retirement Benefits Plan (“SERP”) with respect to distributions previously made in 2011 and 2012, in accordance with the procedures set forth in IRS Notice 2008-113, (b) terminate the SERP in accordance with Section 8.2(b) thereunder and make a lump sum distribution to the sole participant, and (c) provide Wintrust with copies of all corrective materials.

4.15 Interim Financial Statements. Prior to the Closing Date, the Company shall deliver to Wintrust a monthly balance sheet, income statement and statement of stockholders’ equity of the Company and the Subsidiaries as of the end of each month as promptly as practicable after they become available. Such monthly financial statements shall be prepared consistent with past practice and in conformity in all material respects with GAAP (excluding footnote disclosure) applied on a basis consistent with the Financial Statements.

4.16 Dissent Process. The Company will give to Wintrust prompt notice of any written notice or demands for appraisal for any Company Common Stock, any attempted withdrawals of such demands and any other notice given or instrument served relating to the exercise of dissenters’ rights granted under the DGCL, including the name of each dissenting stockholder and the number of shares of Company Common Stock to which the dissent relates. Wintrust will have the right to participate in all negotiations and proceedings relating thereto, except as otherwise required by law. The Company will not make any payment with respect to, or settle or offer to settle, any appraisal demands without Wintrust’s prior written consent.

4.17 Section 368(a) Reorganization. Either prior to or after the Closing Date, none of the Parties shall take or cause to be taken any action, or omit to take any action or cause any omission, which would cause the Merger not to qualify as a reorganization under Section 368(a) of the Code.

4.18 Untrue Representations and Warranties. During the term of this Agreement, if any Party becomes aware of any facts, circumstances or of the occurrence or impending occurrence of any event that would cause one or more of such Party’s representations and warranties contained in this Agreement to be or to become untrue as of the Closing Date then:

(a) such Party shall promptly give detailed written notice thereof to the other Parties; and

(b) such Party shall use reasonable and diligent efforts to change such facts or events to make such representations and warranties true, unless the same shall have been waived in writing by the other Party.

4.19 Reasonable and Diligent Efforts. The Parties shall use reasonable and diligent efforts in good faith to satisfy the various conditions to Closing and to consummate the Merger as soon as practicable. None of the Parties will intentionally take or intentionally permit to be taken any action that would be in breach of the terms or provisions of this Agreement (including any action that would impair or impede the timely obtainment of the regulatory approvals referenced in Sections 6.3 and 7.3) or that would cause any of the representations contained herein to be or become untrue.

ARTICLE V

EMPLOYEE BENEFIT MATTERS

5.1 Benefit Plans. To the extent Employees participate in any Wintrust benefit plans, Employees shall be given credit for amounts paid under a corresponding Benefit Plan during the plan year in which the Closing occurs for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of such Wintrust benefit plan for the plan year in which the Closing occurs. The Company shall request that its health insurance provider, to the extent permitted under applicable law, (i) provide to Wintrust a schedule of de-identified information regarding the claims experience of insured Persons under the applicable Benefit Plans, and (ii) provide Wintrust with de-identified information as to any significant pre-existing conditions of any insured persons that are not reflected in such schedule. Wintrust shall use its reasonable and diligent efforts to cause any pre-existing condition limitations (as administered in accordance with applicable law) under Wintrust’s medical benefit plans to be waived to the extent such conditions have been waived under the Company’s health insurance plans. For purposes of determining eligibility to participate in and, where applicable, vesting under Wintrust’s applicable retirement savings plan and employee stock purchase plan, Wintrust’s short-term disability plans and vacation policy, each Employee shall receive past service credit for his or her prior employment with the Company as if such

Employee had then been employed by Wintrust. Wintrust reserves the right to change or terminate its employee benefit plans at any time. On or before the Closing Date, the Company Board shall cause the Company to terminate the SERP, in accordance with Section 4.14, and the Hyde Park Bank and Trust Company Split-Dollar Insurance Agreement for Key Employee with Timothy G. Goodsell, dated September 29, 1990, and the Hyde Park Bank and Trust Company Split-Dollar Insurance Agreement for Key Employee with Patrick J. Barrett, dated September 29, 1990, and pay out in single lump sum payments any amounts due and arising under such plan and agreements in accordance with the applicable provisions of the Treasury Regulations under Code Section 409A.

5.2 No Rights or Remedies. Nothing in this Article shall confer upon any Employee or his or her legal representative, any rights or remedies, including any right to employment, or continued employment, for any specified period, or any nature or kind whatsoever under or by reason of this Agreement.

ARTICLE VI

CONDITIONS PRECEDENT TO

OBLIGATIONS OF WINTRUST AND MERGER CO.

Unless the conditions are waived by Wintrust, all obligations of Wintrust and Merger Co. under this Agreement are subject to the fulfillment, on or before the Closing, of each of the following conditions:

6.1 Representations and Warranties; Performance of Agreements. Each of the representations and warranties contained in ARTICLE II that are qualified by materiality shall be true and correct in all respects as of the Closing Date, and each of the representations and warranties contained in ARTICLE II that are not qualified by materiality shall be true and correct in all material respects, except to the extent such representations and warranties speak as of an earlier date, they shall be tested as of such earlier date. The Company shall have performed in all material respects all agreements herein required to be performed by the Company on or before the Closing.

6.2 Closing Certificate. Wintrust shall have received a certificate of the Company signed by a senior executive officer of the Company, dated as of the Closing Date, certifying in such detail as Wintrust may reasonably request (including, that the Bank has conducted its business as described in Section 4.1), as to the fulfillment of the conditions to the obligations of Wintrust set forth in this Agreement that are required to be fulfilled by the Company on or before the Closing.

6.3 Regulatory and Other Approvals. Wintrust shall have obtained the approval of all appropriate regulatory entities of the transactions contemplated by this Agreement and the Merger, all required regulatory waiting periods shall have expired, and there shall be pending on the Closing Date no motion for rehearing or appeal from such approval or any suit or action seeking to enjoin the Merger or to obtain substantial damages in respect of such transaction. The Company shall have obtained the approval of all appropriate regulatory entities for the repurchase or redemption of the CPP Shares.

6.4 Approval of Merger and Delivery of Certificate of Merger. This Agreement and the transactions and agreements contemplated hereby, including the Merger, the Escrow Agreement and the appointment of the Stockholders’ Agent, shall have been approved by the stockholders of the Company in accordance with the Company’s certificate of incorporation, by-laws and the DGCL, and the proper officers of the Company shall have executed and delivered to Wintrust the Certificate of Merger, in form suitable for filing with the Delaware Secretary of State, and shall have executed and delivered all such other certificates, statements or instruments as may be necessary or appropriate to effect such a filing.

6.5 Effectiveness of the Registration Statement. The Registration Statement shall have become effective with respect to the shares of Wintrust Common Stock to be issued in the Merger, no stop order suspending the effectiveness of such Registration Statement shall have been issued, and no proceeding for that purpose shall have been instituted or threatened in writing.

6.6 No Litigation. No suit or other action shall have been instituted or threatened in writing seeking to enjoin the consummation of the Merger or to obtain other relief in connection with this Agreement or the transactions contemplated herein that Wintrust believes, in good faith and with the written advice of outside counsel, makes it undesirable or inadvisable to consummate the Merger by reason of the probability that the proceeding would result in the issuance of an order enjoining the Merger or in a determination that the Company or the Subsidiaries have failed to comply with applicable legal requirements of a material nature in connection with the Merger or actions preparatory thereto or would have a Material Adverse Effect on the Company or the Subsidiaries.

6.7 Environmental Review.

(a) Environmental Surveys. The Company has provided to Wintrust copies of all existing environmental assessments and reports that the Company or the Subsidiaries have commissioned, and any other existing environmental assessments or reports commissioned by others that are in the Company’s or such Subsidiaries’ possession or control, and in connection with any of the Real Property (including the Leased Premises). Within 30 days following the date of this Agreement, Wintrust may complete, at Wintrust’s expense, a Phase I environmental assessment or an update of the existing Phase I environmental assessment or a Hazardous Materials survey (each, an “Environmental Survey”) of the Real Property or Leased Premises. In the event any Environmental Survey indicates, in the sole discretion of Wintrust as reasonably supported by such Environmental Survey, the presence or suspected presence of an Environmental Condition other than those environmental matters as disclosed on Schedule 2.17 (it being understood that Schedule 2.17 discloses the existence of known environmental matters but not the extent, severity or impact of such environmental matters), Wintrust will give the Company written notice (an “Initial Environmental Notice”) of the presence or the suspected presence of the Environmental Condition within ten Business Days of receipt of the Environmental Survey (together with all information it possesses relating to the Environmental Condition). For purposes of this Agreement, an “Environmental Condition” shall mean (i) an above ground storage tank, underground storage tank, subsurface structure or container, and its associated piping, which is present at the Real Property or Leased Premises which violates an Environmental Law; (ii) a Hazardous Material found in building materials at the Real Property or Leased Premises, such as asbestos-containing building materials, lead paint or mold, the presence of which poses health risks or hazards to occupants or Tenants or violates an Environmental Law; (iii) a Hazardous Material present in soil and/or groundwater at the Real Property or Leased Premises which violates an Environmental Law; (iv) a discharge, emission or release of a Hazardous Material related to the Real Property or Leased Premises which violates an Environmental Law; (v) an event or condition that likely has occurred or exists with respect to the Real Property or Leased Premises which constitutes a violation of an Environmental Law; or (vi) an event or condition related to the Real Property or Leased Premises which requires cleanup, remedy, abatement or restoration of contaminated surface water, groundwater, soil or natural resource under an Environmental Law; provided, however, that for purposes of the indemnification obligations of the Company under ARTICLE VIII, Schedule 2.17 shall automatically be deemed to be updated and amended as of the Closing to include the contents of any Environmental Survey or Phase II Survey Report (as defined below), subject to Section 6.7(c) below.

(b) Phase II Survey. Within ten (10) Business Days after delivery of the Initial Environmental Notice, Wintrust will notify the Company of whether it will elect to complete, at its sole discretion and expense, a physical examination and investigation of the Environmental Condition indicated in the Environmental Survey (the “Phase II Survey”). The completion of a Phase II Survey shall not be prerequisite for the exercise of any termination or modification rights set forth in clause (c) below. The subject, scope, manner and method of the Phase II Survey will be subject to the Company’s prior review and reasonable approval, which approval shall not be unreasonably delayed, conditioned or withheld. At all times the Company shall have access to all field data, analytical data and analytical results obtained or generated in connection with the Phase II Survey. Upon Wintrust’s receipt of a final written report of the Phase II Survey, Wintrust shall promptly deliver to the Company copies of the Phase II Survey report, all written reports, analytical data, correspondence, notices or other written materials relating thereto (which collectively constitutes the “Phase II Survey Report”).

(c) If any Environmental Survey or Phase II Survey Report indicates or confirms, in the sole discretion of Wintrust, the presence of an Environmental Condition related to the Real Property or Leased Premises other than those environmental matters disclosed on Schedule 2.17 (provided, however, that if the Environmental Survey or Phase II Survey Report indicates that remediation or repair work above and beyond that which has historically been performed by the Company or Facilities Subsidiary in the Ordinary Course of Business in connection with periodic repair or maintenance, is necessary to remediate or correct such previously disclosed environmental matters, such remediation or repair work would apply to this Section 6.7(c)), Wintrust will have until the later of (i) ten (10) Business Days from its receipt of the Phase II Survey Report (if a Phase II Survey is conducted) or (ii) thirty (30) days after its delivery of the Initial Environmental Notice to the Company (if a Phase II Survey is not conducted), to either (A) accept the Real Property in its current condition subject to a reduction in the Merger Consideration equal to an amount to be mutually agreed upon in good faith by Wintrust and the Company, or (B) notify the Company in writing that Wintrust has elected to terminate this Agreement; provided, however, that in the event the estimated cost of remediation of such Environmental Condition(s) is less than $250,000, at Wintrust’s election, in lieu of exercising its termination rights, Wintrust may accept the Real Property in its current condition but for purposes of Section 6.11, the Stockholders’ Equity set forth in the Closing Balance Sheets shall be reduced by the amount of such estimated cost of remediation, and the Company shall agree to such reduction, in which case the updated representations and disclosures referenced in the last sentence of Section 6.7(a) shall be deemed made. For purposes of clarification, if the parties are able to agree in good faith upon a reduction in the Merger Consideration pursuant to clause (A) in the preceding sentence, such same updated representations and disclosures referenced in the last sentence of Section 6.7(a) shall be deemed made.

6.8 Opinion of Counsel. Wintrust shall have received the opinion of Barack Ferrazzano Kirschbaum & Nagelberg LLP, counsel for the Company, dated as of the Closing Date, and in form substantially similar to Exhibit D and reasonably satisfactory to Wintrust and its counsel.

6.9 Employment Agreements. Those persons identified on Schedule 6.9 shall each have entered into an employment agreement with Wintrust or the Bank, executed and delivered on the date hereof and to become effective as of the Closing Date, in the form attached as Exhibit E, and shall each be capable of performing his duties under his employment agreement as of the Closing Date.

6.10 No Adverse Changes. Between the date of this Agreement and the Closing Date, the business of the Company and the Bank, taken as a whole, shall have been conducted in the Ordinary Course of Business, except as otherwise required under this Agreement, in all respects consistent with prudent banking practices, and there shall not have occurred any change or any condition, event, circumstance, fact or occurrence, other than as required under this Agreement, that would have a Material Adverse Effect on the Company.

6.11 Minimum Net Worth and Loan Loss Reserve Requirements.

(a) The Company shall have delivered to Wintrust balance sheets for the Company and each of the Subsidiaries as of the Closing Date reflecting the Company’s good faith estimate of the accounts of the Company and the Subsidiaries, as applicable, as of the Closing Date (which, for the avoidance of doubt, shall include net income estimated to be earned by the Company and the Bank through and including the Closing Date), prepared in conformity with past practices and policies of the Company and the Subsidiaries and in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements, and adjusted to reflect the following adjustments, specifications and charges:

(i) there shall be no outstanding indebtedness for borrowed monies of the Company reflected on the Closing Balance Sheets;

(ii) any applicable adjustments contemplated by Section 6.7(c) shall be made; and

(iii) the Bank’s reserve for loan losses, determined as described in Section 2.8, shall be not less than 1.30% of the Bank’s net Loans (gross Loans less unearned discounts).

Wintrust shall have had an opportunity to review and comment on such estimated balance sheets. Such estimated balance sheets, as revised to reflect any comments agreed to by the Company and Wintrust, are referred to as the “Closing Balance Sheets”.

(b) If the Closing Balance Sheets reflect, as applicable, stockholders’ equity in the Company equal to or greater than $26,300,000.00 less the after-tax impact of the cost of those change of control payments as set forth on Schedule 6.11(b) (the “Minimum Adjusted Net Worth”), then there will be no adjustment to the Merger Consideration. If the Closing Balance Sheets reflect the Company’s stockholders’ equity is less than the Minimum Adjusted Net Worth, subject to the Company’s termination right in Section 9.2(h), the Merger Consideration shall be reduced dollar-for-dollar by an amount equal to the amount of such shortfall, and any such reduction shall be allocated equally to the cash and stock portions of the Merger Consideration.

6.12 Repurchase or Redemption of CPP Shares and Change of Control Payments. The Company shall have consummated the repurchase or redemption of the CPP Shares effective no later than immediately prior to the Closing Date. Following such repurchase or redemption, the Company shall take such action as may be necessary to effectuate, in a manner that is permitted pursuant to 31 C.F.R. Part 30, the payments due and owing to Timothy A. Goodsell (“Goodsell”) and Patrick J. Barrett (“Barrett”) pursuant to the Change in Control Agreements, dated April 20, 2009, by and among each of Goodsell and Barrett and the Company and the Bank, each as reinstated and amended by letter agreement dated February 15, 2012.

6.13 Tenant Estoppel Certificates. Wintrust shall have received signed Tenant Estoppel Certificates from each Tenant on the Leased Premises set forth on Schedule 4.10.

6.14 Management Agreement. The Company and its property manager, Aegis Properties shall have executed and delivered an amended and restated management agreement containing terms and conditions (including compliance and reporting, standard of care, and termination) reasonably acceptable to Wintrust, to become effective as of the Closing Date.

6.15 Life Safety Evaluation Report. The Company and Facilities Subsidiary shall have remedied the deficiencies and completed the corrective actions set forth on Schedule 6.15 as are reflected in the Revised Life Safety Evaluation Report dated July 19, 2012, previously delivered to the Facilities Subsidiary. The Company shall use commercially reasonable efforts to obtain a satisfactory certification from the City of Chicago Department of Buildings prior to Closing.

6.16 Delivery of Certificate of Merger. The proper officers of the Company shall have executed and delivered to Merger Co. the Certificate of Merger, in form suitable for filing with the Delaware Secretary of State, and shall have executed and delivered all such other certificates, statements or instruments as may be necessary or appropriate to effect such a filing.

6.17 Consents. The Company shall have obtained or caused to be obtained (a) all written consents under those Material Contracts set forth on Schedule 2.10, and (b) all other written consents, permissions and approvals as required under any agreements, contracts, appointments, indentures, plans, trusts or other arrangements with third parties required to effect the transactions contemplated by this Agreement, in each case where failure to obtain such consents, permissions and approvals would have a Material Adverse Effect on the Company or Wintrust’s rights under this Agreement.

6.18 Other Documents. Wintrust shall have received at the Closing such other customary documents, certificates, or instruments as they may have reasonably requested evidencing compliance by the Company with the terms and conditions of this Agreement.

ARTICLE VII

CONDITIONS PRECEDENT TO OBLIGATIONS

OF THE COMPANY

Unless the conditions are waived by the Company, all obligations of the Company under this Agreement are subject to the fulfillment, on or before the Closing, of each of the following conditions:

7.1 Representations and Warranties; Performance of Agreements. Each of the representations and warranties contained in ARTICLE III that are qualified by materiality shall be true and correct in all respects as of the Closing Date, and each of the representations and warranties contained in ARTICLE III that are not qualified by materiality shall be true and correct in all material respects, except to the extent such representations and warranties speak as of an earlier date, they shall be tested as of such earlier date. Wintrust shall have performed in all material respects all agreements herein required to be performed by Wintrust on or before the Closing.

7.2 Closing Certificates. The Company shall have received certificates signed by the Chief Executive Officer, a Senior Executive Vice President, an Executive Vice President, or a Senior Vice President of Wintrust dated as of the Closing Date, certifying in such detail as the Company may reasonably request, as to the fulfillment of the conditions to the obligations of the Company as set forth in this Agreement.

7.3 Regulatory and Other Approvals. Wintrust shall have obtained the approval of all appropriate regulatory entities of the transactions contemplated by this Agreement and the Merger, all required regulatory waiting periods shall have expired, and there shall be pending on the Closing Date no motion for rehearing or appeal from such approval or any suit or action seeking to enjoin the Merger or to obtain substantial damages in respect of such transaction. The Company shall have obtained the approval of all appropriate regulatory entities for the repurchase or redemption of the CPP Shares.

7.4 Delivery of Certificate of Merger. The proper officers of Merger Co. shall have executed and delivered to the Company the Certificate of Merger, in form suitable for filing with the Delaware Secretary of State, and shall have executed and delivered all such other certificates, statements or instruments as may be necessary or appropriate to effect such a filing.

7.5 Effectiveness of the Registration Statement. The Registration Statement shall have become effective with respect to the shares of Wintrust Common Stock to be issued in the Merger, no stop order suspending the effectiveness of such Registration Statement shall have been issued, and no proceeding for that purpose shall have been instituted or threatened in writing.

7.6 Nasdaq Listing. The shares of Wintrust Common Stock to be issued in connection with the Merger shall have been approved for listing on the Nasdaq Global Select Market.

7.7 No Litigation. No suit or other action shall have been instituted or threatened in writing seeking to enjoin the consummation of the Merger or to obtain other relief in connection with this Agreement or the transactions contemplated herein that the Company believes, in good faith and with the written advice of outside counsel, makes it undesirable or inadvisable to consummate the Merger by reason of the probability that the proceeding would result in the issuance of an order enjoining the Merger or in a determination that Wintrust has failed to comply with applicable legal requirements of a material nature in connection with the Merger or actions preparatory thereto or would have a Material Adverse Effect on Wintrust.

7.8 Opinions of Counsel.

(a) The Company shall have received the opinion of Schiff Hardin LLP, special counsel for Wintrust, dated as of the Closing Date, and in form substantially similar to Exhibit F and reasonably satisfactory to the Company and its counsel.

(b) The Company shall have received the opinion of Barack Ferrazzano Kirschbaum & Nagelberg LLP, counsel for the Company, dated as of the Closing Date, to the effect that the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code, that the Company and Wintrust will each be a party to such reorganization within the meaning of Section 368(a) of the Code, and that no gain or loss will be recognized by the holders of shares of Company Common Stock upon the receipt of shares of Wintrust Common Stock in exchange for their shares of Company Common Stock, except to the extent of any Cash Consideration received in the Merger and any cash received in lieu of fractional shares of Wintrust Common Stock. The tax opinion shall be supported by one or more fact certificates or affidavits from Wintrust and the Company, in such form and content as may reasonably be requested by counsel to the Company.

7.9 No Adverse Changes. Between the date of this Agreement and the Closing Date, there shall not have occurred any change or any condition, event, circumstance, fact or occurrence, other than as provided in this Agreement, that would have a Material Adverse Effect on Wintrust.

7.10 Other Documents. The Company shall have received at the Closing all such other customary documents, certificates, or instruments as they may have reasonably requested evidencing compliance by Wintrust with the terms and conditions of this Agreement.

ARTICLE VIII

SURVIVAL; INDEMNIFICATION

8.1 Survival of Representations. All representations and warranties made by the parties hereto shall survive until the last day of the fifteenth (15th) calendar month following the month in which the Closing Date occurs, and shall thereafter expire. Any investigation by a party to be indemnified on account of any breach or incorrectness of such statements, representations, warranties or agreements shall not be a defense to a claim for indemnification.

8.2 Indemnification.

(a) The Company agrees that Wintrust, and each of its subsidiaries (including the Surviving Corporation) and affiliates (the “Wintrust Indemnified Parties”), shall be indemnified against and held harmless from (i) any and all losses, liabilities, claims, causes of actions, suits, damages or penalties (excluding punitive damages (other than punitive damages claimed by third parties) and damages solely attributable to lost profits) (“Claims”) arising out of or resulting from (A) any breach or incorrectness of any of the representations and warranties contained in ARTICLE II of this Agreement (including the Company Schedules thereto) or in any certificates delivered to Wintrust by the Company or with their express authorization, or (B) any breach of any covenant or agreement made by the Company in this Agreement, and (ii) the reasonable out-of-pocket expenses or costs incurred by the Wintrust Indemnified Parties, including reasonable attorneys’ fees, in connection with investigating, attempting to correct or defending against any claims, liens or charges that are asserted against the Wintrust Indemnified Parties for which any of the Wintrust Indemnified Parties is entitled to indemnity pursuant to the foregoing provisions; provided, however, that notwithstanding the foregoing, the Wintrust Indemnified Parties shall not be indemnified for any Taxes arising from the Merger failing to qualify as a reorganization under Section 368(a) of the Code. Absent intentional breach or fraud, the foregoing indemnity obligations shall be satisfied solely against the Escrow Amount pursuant to the procedures set forth below and specified in the Escrow Agreement. To the extent a Claim arises out of or results from a breach or incorrectness of a representation or warranty of the Company, such Claim shall not be eligible to be satisfied against the Escrow Amount unless such Claim has been asserted by a written notice given to the Stockholders’ Agent on or before the expiration of such representation or warranty.

(b) Wintrust shall indemnify the holders of Company Common Stock as of immediately prior to the Effective Time (the “Company Indemnified Parties”) against and hold them harmless from (i) any and all Claims arising out of or resulting from (A) any breach or incorrectness of any of the representations and warranties contained in ARTICLE III or in any certificates delivered to the Company by Wintrust or with its express authorization, or (B) any breach of any covenant or agreement made by Wintrust or Merger Co. in this Agreement, and (ii) the reasonable out-of-pocket expenses or costs incurred by the Company Indemnified Parties and the Stockholders’ Agent, including reasonable attorneys’ fees, in connection with investigating, attempting to correct or defending against any claims, liens or charges that are asserted against the Company Indemnified Parties for which they are entitled to indemnity pursuant to the foregoing provisions. To the extent a Claim arises out of or results from a breach or incorrectness of a representation or warranty of Wintrust or Merger Co., Wintrust shall not be liable under this Section 8.2(b) unless such Claim has been asserted by a written notice which is given to Wintrust on or before the expiration of such statement, representation or warranty.

(c) In the event a Claim results in a reduction in the amount of federal, state or foreign income taxes payable by the indemnified party by reason of any deduction or adjustment allowed such party as a result of the payment, settlement or satisfaction of such Claim, or in the event the indemnified party receives any other monetary benefit (by way of counterclaim, set-off or otherwise) as a result of a judgment, compromise or settlement of a Claim and such monetary benefit arises out of the same transaction or occurrence that is the subject matter of such Claim, the indemnifying party’s indemnification obligation shall be net of the amount of such tax or monetary benefit, provided such tax or monetary benefit is sufficient to compensate the indemnified party for any additional income taxes payable by the indemnified party as a result of any indemnification payments hereunder.

(d) Notwithstanding anything to the contrary contained in this Section 8.2:

(i) no indemnified party shall be entitled to indemnification under clause (i)(A) of Section 8.2(a) (in the case of the Wintrust Indemnified Parties) or clause (i)(A) of Section 8.2(b) (in the case of the Company Indemnified Parties) until the aggregate amount of liability suffered by the indemnified parties with respect to which they are entitled to indemnification under the applicable clause (i)(A) exceeds $500,000, whereupon the indemnified parties shall be entitled to indemnification hereunder for only the aggregate of all liabilities suffered in excess of $500,000;

(ii) the aggregate amount by which the Wintrust Indemnified Parties may be indemnified pursuant to Section 8.2 shall not exceed the Escrow Amount;

(iii) the aggregate obligation of Wintrust to indemnify the Company Indemnified Parties pursuant to this Section 8.2 shall not exceed an amount equal to the Indemnification Escrow Amount;

(iv) in no event will any Company stockholder be deemed to have any liability pursuant to this ARTICLE VIII in excess of the Per Share Escrowed Consideration that would be payable in respect of such stockholder’s shares of Company Common Stock; and

(v) the indemnified party shall use commercially reasonable efforts to mitigate any Claims and obtain or realize any insurance proceeds or tax deductions or tax benefits with respect to such Claims.

8.3 Indemnification Procedure. A party seeking indemnification (which in the case of the stockholders of the Company shall be the Stockholders’ Agent acting on their behalf) shall assert a claim for indemnification under Section 8.2 by giving prompt notice in writing to the indemnifying party of the facts and circumstances giving rise to such Claim. Subject to the limitations of any contract of insurance, an indemnified party shall tender to the indemnifying parties the opportunity to manage and control any defense against any such Claim with counsel chosen by the indemnifying party, subject to the indemnified party’s approval of such counsel (which approval shall not be withheld unreasonably) and to such other conditions as the indemnified party reasonably determines in good faith to be necessary for the protection of its interests. If the indemnifying party assumes management and control of such defense, the indemnified parties shall cooperate reasonably with the indemnifying parties in the conduct of any such defense, and the indemnifying party shall have full rights to negotiate and enter into any compromise or settlement which is dispositive of such Claim, provided that any compromise or settlement that will not be paid in full by the indemnifying party or that involves any remedy other than the payment of money damages shall be subject to the consent of the indemnified party. The indemnified parties shall be entitled to participate in the defense of such action at their own expense. In the event the indemnifying party fails to accept the management and control of such defense in a timely manner, the indemnified parties shall have the right to choose counsel and to assume management and control of the defense at the indemnifying parties’ expense, and the indemnifying party shall be entitled to participate in such defense at its own expense.

8.4 Appointment of Stockholders’ Agent. The decisions of the stockholders of the Company with respect to taking any and all actions specified or contemplated by this ARTICLE VIII or as provided under the Escrow Agreement shall be determined by Timothy G. Goodsell, President and Chief Executive Officer of the Company, who upon the requisite approval by the Company’s stockholders at the Stockholders Meeting’ shall be constituted and appointed as the stockholders’ exclusive agent and attorney-in-fact in connection with the foregoing (“Stockholders’ Agent”). The Company Board shall cause the appointment of the Stockholders’ Agent at the Stockholders’ Meeting to constitute the authorization by each stockholder of the Company, without regard to whether such stockholder voted to appoint the Stockholders’ Agent, that the powers granted to the Stockholders’ Agent are coupled with an interest and shall be irrevocable and that Stockholders’ Agent shall be fully protected, held harmless and indemnified by the Company’s stockholders in exercising, or in declining to exercise, a power provided for or contemplated by this Agreement or as provided for in the Escrow Agreement for the benefit of all stockholders, as he or she shall determine, whether upon consultation with the stockholders or in his or her sole discretion, to be in the interests of all stockholders of the Company. The actions of the Stockholders’ Agent pursuant to this Agreement and the Escrow Agreement shall bind each stockholder of the Company, and no notice to or approval by the stockholders of such action shall be required. Wintrust shall be entitled to rely on any action taken by the Stockholders’ Agent (i) as may be contemplated by this Agreement and on any certificate or instrument related thereto provided by the Stockholders’ Agent in his or her capacity as agent for the stockholders of the Company, and (ii) pursuant to the Escrow Agreement, for the benefit of all stockholders of the Company, and shall have no duty to inquire into the circumstances in which any such action is taken or such written instrument is provided. If the initial Stockholders’ Agent, Goodsell, should die or become unable or unwilling to perform his duties, and unable or unwilling to appoint a successor, then Barrett shall be appointed as the successor Stockholders’ Agent, to serve in the same capacity as the prior Stockholders’ Agent. If Barrett, as successor Stockholders’ Agent, should die or become unable or unwilling to perform his duties, and unable or unwilling to appoint a successor, then David Sensibar shall be appointed as the successor Stockholders’ Agent, to serve in the same capacity as the prior Stockholders’ Agent. If the Stockholders’ Agent or any successor thereto named in this Agreement should die or become unable or unwilling to perform his duties, and unable or unwilling to appoint a successor, then Wintrust shall appoint any reasonable successor Stockholders’ Agent. Any successor Stockholders’ Agent so appointed shall be vested with the same power and authority as the Stockholders’ Agent named in this Agreement.

8.5 Indemnification Escrow; Adjustment to Merger Consideration. Claims on the part of the Wintrust Indemnified Parties shall be paid solely out of the Escrow Amount pursuant to the terms of the Escrow Agreement. All amounts paid with respect to Claims under this Agreement shall be treated by the parties hereto for all Tax purposes as adjustments to the Merger Consideration.

8.6 Release of Escrow. The Escrow Amount shall be held and invested by the Escrow Agent in accordance with the terms of the Escrow Agreement. Upon termination of the Escrow Agreement in accordance with its terms, any amounts remaining in the Escrow Amount shall be distributed to the former holders of Company Common Stock as Per Share Escrowed Consideration.

8.7 Sole and Exclusive Remedy. Except as set forth in Section 9.1 or for claims based upon fraud or willful misconduct, the indemnification provisions of this ARTICLE VIII shall constitute the sole and exclusive remedy of Wintrust and the stockholders of the Company for any breach of representations or warranties or covenants under this Agreement.

8.8 Arbitration.

(a) Any dispute, claim or controversy arising out of or relating to this Article VIII or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be resolved by arbitration in Chicago, Illinois, before one arbitrator who is an attorney. The arbitration shall be administered by the Chicago, Illinois, office of the American Arbitration Association (“AAA”) pursuant to this Section 8.8, the AAA Commercial Arbitration Rules and the Federal Arbitration Act. In the event of a conflict, this Section 8.8 shall govern. The parties agree that the arbitrator shall have the power to provide any relief available at law or in equity under the laws of the State of Illinois. The arbitrator shall issue a reasoned award to the parties deciding the issues in dispute within thirty (30) days of the evidentiary hearing, or, if no such hearing is held, within thirty (30) days of receiving all of the parties’ submissions. Judgment on the award may be entered in any court that may properly assert jurisdiction over the parties against which judgment will be enforced.

(b) The arbitrator shall, in the award, allocate the costs of the arbitration, including the fees of the arbitrator and the reasonable attorneys’ fees of the Prevailing Party against the non-prevailing party. The “Prevailing Party,” as it is used in this Section 8.8, shall be determined by the arbitrator, who shall consider, among other things, the good faith of the parties, the party that prevails on the majority of the claims and counterclaims before the arbitrator and the monetary value of the claims or counterclaims decided by the arbitrator.

ARTICLE IX

GENERAL

9.1 Termination Fees; Expenses. Except as otherwise provided in this Section 9.1, all costs and expenses incurred in the consummation of this transaction, including any brokers’ or finders’ fees, shall be paid by the Party incurring such cost or expense.

(a) In the event that this Agreement is terminated by Wintrust because the Company committed a material breach of its material obligations under this Agreement, unless such breach is a result of the failure by Wintrust to perform and comply in all material respects with any of its material obligations under this Agreement which are to be performed or complied with by it prior to or on the date of such termination, then, provided Wintrust is in material compliance with all of its material obligations under this Agreement, the Company shall pay to Wintrust a termination fee of $750,000, plus documented out-of-pocket expenses and costs (up to a maximum of an additional $200,000 in such expenses and costs), including reasonable attorneys’ fees, subject to verification thereof, that Wintrust (i) has incurred in furtherance of this Agreement and the transactions contemplated herein and (ii) is reasonably expected to incur as a result of the Company’s breach of this Agreement, including reasonable fees of professionals engaged for such purpose by or on behalf of Wintrust. Except as provided in the following sentence and in Section 9.1(b), such sums shall constitute liquidated damages and the receipt thereof shall be Wintrust’s sole and exclusive remedy under this Agreement. Notwithstanding the foregoing, if this Agreement is terminated by Wintrust as a result of the Company’s willful breach of this Agreement, then in addition to recovery of its out-of-pocket expenses and costs, Wintrust shall be entitled to recover such other amounts, including consequential damages, as it may be entitled to receive at law or in equity.

(b) In the event that this Agreement is terminated (i) by Wintrust as a result of a breach by the Company of its covenant in Section 4.11, (ii) by the Company pursuant to Section 9.2(e), or (iii) pursuant to

Section 9.2(b) or 9.2(c) and (in the case of this clause (iii)) within six (6) months after the date of such termination the Company or the Bank has either consummated or entered into a definitive agreement relating to an Acquisition Proposal which was made known to any member of the Company Board or the boards of directors of the Subsidiaries and not disclosed to Wintrust prior to the date of such termination, then the Company shall pay to Wintrust a termination fee equal to $1,500,000, plus documented out-of-pocket expenses and costs (up to a maximum of an additional $200,000 in such costs and expenses) including reasonable attorneys’ fees, subject to verification thereof, that Wintrust (i) has incurred in furtherance of this Agreement and the transactions contemplated herein and (ii) is reasonably expected to incur as a result of the Company’s conduct described in this clause (b) above, including reasonable fees of professionals engaged for such purpose by or on behalf of Wintrust. Except as provided in Section 9.1(a), such sums shall constitute liquidated damages and the receipt thereof shall be Wintrust’s sole and exclusive remedy under this Agreement; provided that in no event shall Wintrust be entitled to a termination fee under both Sections 9.1(a) and 9.1(b).

(c) In the event that this Agreement is terminated by the Company because Wintrust committed a material breach of its material obligations under this Agreement, unless such breach is a result of the failure by the Company or the Bank to perform and comply in all material respects with any of its material obligations under this Agreement which are to be performed or complied with by it prior to or on the date of such termination, then, provided the Company is in material compliance with all of its material obligations under this Agreement, Wintrust shall pay the Company a termination fee of $750,000, plus documented out-of-pocket expenses and costs (up to a maximum of an additional $200,000 in such expenses and costs), including reasonable attorneys’ fees, subject to verification thereof, that the Company (i) has incurred in furtherance of this Agreement and the transactions contemplated herein and (ii) is reasonably expected to incur as a result of Wintrust’s breach of this Agreement, including reasonable fees of professionals engaged for such purpose by or on behalf of the Company. Except as provided in the following sentence, such sums shall constitute liquidated damages and the receipt thereof shall be the Company’s sole and exclusive remedy under this Agreement. Notwithstanding the foregoing, if this Agreement is terminated by the Company as a result of Wintrust’s willful breach of this Agreement, then in addition to recovery of its out-of-pocket expenses and costs, the Company shall be entitled to recover such other amounts, including consequential damages, as it may be entitled to receive at law or in equity.

9.2 Termination. This Agreement may be terminated:

(a) at any time by written agreement between Wintrust and the Company;

(b) by either Wintrust or the Company if the Closing has not occurred (other than through the failure of any Party seeking to terminate this Agreement to comply fully with its material obligations under this Agreement) by December 15, 2012, or such later date agreed to by the Parties, provided, however, that such termination date shall automatically be extended until January 31, 2013, if the sole impediment to Closing is a delay in the approval by the IDFPR of the IDFPR Application or the Federal Reserve’s approval of the Federal Reserve Application;

(c) by Wintrust by written notice to the Company, if (i) any of the conditions in ARTICLE VI has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Wintrust or Merger Co. to comply with its obligations under this Agreement); and (ii) Wintrust has not waived such condition on or before the Closing Date;

(d) by the Company by written notice to Wintrust, if (i) any of the conditions in ARTICLE VII has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Company or the Bank to comply with its obligations under this Agreement); and (ii) the Company has not waived such condition on or before the Closing Date;

(e) by the Company pursuant to Section 4.11(b) or by Wintrust if an Acquisition Proposal from a third party is accepted by the Company or consummated, in each case by written notice to the other Party;

(f) by the Company, if at the time all of the conditions to the Closing set forth in ARTICLE VI and ARTICLE VII are satisfied, the Wintrust Common Stock Price is less than $33.50; provided, however, that the Company may not terminate the Agreement pursuant to this Section 9.2(f) unless and until five (5) business days have elapsed following the receipt by Wintrust of written notice of the Company’s intent to terminate, and prior to the end of such five (5) business-day period Wintrust fails to notify the Company in writing that Wintrust elects to increase the Merger Consideration to provide for an amount of cash (or additional shares of Wintrust Common Stock, if necessary pursuant to Section 1.6(e)) to be paid in exchange for each Stock Election Share (after application of the proration and redesignation procedures provided for in Section 1.6) so that the amount of consideration exchanged for each such Stock Election Share (valuing Wintrust Common Stock at the unweighted average of the high and low sales prices of a share of Wintrust Common Stock as reported on the Nasdaq Global Select Market for each of the ten trading days ending on the second trading day preceding the Closing Date) is equivalent to that amount of Per Share Stock Consideration which would be obtained using $33.50 as the Wintrust Common Stock Price;

(g) by Wintrust, if at the time all of the conditions to the Closing set forth in ARTICLE VI and ARTICLE VII are satisfied, the Wintrust Common Stock Price is more than $46.50; provided, however, that Wintrust may not terminate the Agreement pursuant to this Section 9.2(g) unless and until five (5) business days have elapsed following the receipt by the Selling Shareholders’ Agent of written notice of Wintrust’s intent to terminate, and prior to the end of such five (5) business-day period the Parties in good faith are unable to reach agreement as to an amendment to this Agreement containing terms acceptable to both Parties so that the Merger and transactions contemplated hereby may be effected; or

(h) by the Company, if the Merger Consideration would be reduced by more than $5,500,000 pursuant to the adjustments provided by Section 6.11(b).

Any termination of this Agreement shall not affect any rights accrued prior to such termination.

9.3 Confidential Information. Wintrust and the Company each covenant that, in the event the transactions contemplated by this Agreement are not consummated, each such Party will keep in strict confidence and either return or destroy (and certify in writing as to such destruction) all documents containing any information concerning the properties, business, and assets of the other Parties that may have been obtained in the course of negotiations or examination of the affairs of each other Party either prior or subsequent to the execution of this Agreement (other than such information as shall be in the public domain or otherwise ascertainable from public or outside sources), except to the extent that disclosure is required by judicial process or governmental or regulatory authorities or to the extent that retention of such documents is required by applicable laws, rules or regulations governing record retention.

9.4 Non-Assignment. Neither this Agreement nor any of the rights, interests or obligations of the Parties under this Agreement shall be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of the other Party. Notwithstanding the foregoing, Wintrust may assign its rights hereunder to another wholly owned subsidiary of Wintrust, provided that no such assignment shall relieve Wintrust of its obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the Parties.

9.5 Notices. All notices, requests, demands, and other communications provided for in this Agreement shall be in writing and shall be deemed to have been given (a) when delivered in person, (b) the third (3rd) business day after being deposited in the United States mail, registered or certified mail (return receipt requested), (c) the first (1st) business day after being deposited with Federal Express or any other recognized national overnight courier service, or (d) if delivered by facsimile transmission, upon receipt, in each case addressed as follows or at such other address as provided by a Party to the other Parties in accordance with these procedures:

(i)	If to the Company, addressed to:

HPK Financial Corporation

1525 East 53rd Street

Chicago, Illinois 60615

Facsimile:        (773) 753-9624

Attention:         Timothy Goodsell, President

with a copy to:

Barack Ferrazzano Kirschbaum & Nagelberg LLP

200 W. Madison Street, Suite 3900

Chicago, Illinois 60606

Facsimile:        (312) 984-3150

Attention:         Robert M. Fleetwood, Esq.

(ii)	If to Wintrust, addressed to:

Wintrust Financial Corporation

9700 W. Higgins Road, Suite 800

Rosemont, Illinois 60018

Facsimile:        (877) 873-5406

Attention:         Lisa J. Pattis

Executive Vice President and

General Counsel

with a copy to:

Schiff Hardin LLP

233 S. Wacker Drive, Suite 6600

Chicago, Illinois 60606-6473

Facsimile:        (312) 258-5600

Attention:         Matthew G. Galo, Esq.

9.6 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if the signatures to each counterpart were upon the same instrument.

9.7 Knowledge. References in this Agreement to the “knowledge” of a party shall mean: (a) with respect to a natural person, the actual knowledge of such person after his or her reasonable investigation into the subject matter at issue; (b) with respect to the Company and the Subsidiaries, the actual knowledge of Timothy Goodsell, President of the Company, Patrick Barrett, Treasurer and Secretary of the Company and Chief Financial Officer of the Bank, Michael McGarry, President of the Bank, Claudio Ricci, Senior Vice President of Lending, Anthony Serratore, Vice President and Controller of the Bank, or Sheldon Dugan, Human Resources Officer of the Bank, after their reasonable investigation into the subject matter at issue, it being understood that with respect to all subject matters under this Agreement involving the Real Property or Leased Premises, or the management, maintenance or compliance with laws of such properties or of any operations or activities thereon, “reasonable investigation” shall include the inquiry of Aegis Properties; and (c) with respect to Wintrust, the actual knowledge of Edward J. Wehmer, President and Chief Executive Officer, David A. Dykstra, Senior Executive Vice President and Chief Operating Officer, Richard B. Murphy, Executive Vice President and Chief Credit Officer, David L. Stoehr, Executive Vice President and Chief Financial Officer, or Leona A. Gleason, Executive Vice President and Chief Administrative Officer after their reasonable investigation into the subject matter at issue.

9.8 Interpretation. The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole. Article, Section, Exhibit and Schedule references are to the Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes,” “including” or similar expressions are used in this Agreement, they will be understood to be followed by the words “without limitation.” The words describing the singular shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations, partnerships and other entities and vice versa. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

9.9 Entire Agreement. This Agreement, including the Schedules and agreements delivered pursuant hereto, and the Confidentiality Agreement, sets forth the entire understanding of the Parties and supersedes all prior agreements, arrangements, and communications, whether oral or written. This Agreement shall not be modified or amended other than by written agreement of the Parties hereto. Captions appearing in this Agreement are for convenience only and shall not be deemed to explain, limit, or amplify the provisions hereof.

9.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without giving effect to the conflicts of laws principles thereof.

9.11 Severability. In the event that a court of competent jurisdiction shall finally determine that any provision of this Agreement or any portion thereof is unlawful or unenforceable, such provision or portion thereof shall be deemed to be severed from this Agreement, and every other provision and portion thereof that is not invalidated by such determination shall remain in full force and effect. To the extent that a provision is deemed unenforceable by virtue of its scope but may be made enforceable by limitation thereof, such provision shall be enforceable to the fullest extent permitted under the laws and public policies of the state whose laws are deemed to govern enforceability.

** Signature Page Follows **

IN WITNESS WHEREOF, Wintrust, the Company and Merger Co. have each executed this Agreement and Plan of Merger as of the day and year first written above.

WINTRUST FINANCIAL CORPORATION

By:	/s/ David A. Dykstra
Name:	David A. Dykstra
Title:	Senior Executive Vice President

HPK FINANCIAL CORPORATION

By:	/s/ Timothy G. Goodsell
Name:	Timothy G. Goodsell
Title:	President

WINTRUST BHC MERGER CO.

By:	/s/ David A. Dykstra
Name:	David A. Dykstra
Title:	Senior Executive Vice President

[Signature Page to Agreement and Plan of Merger]

Exhibit B

FORM OF ESCROW AGREEMENT

This Escrow Agreement (“Escrow Agreement”) is made and entered into as of                         , 2012 (the “Effective Date”) by and among Wintrust Financial Corporation, an Illinois corporation (“Wintrust”), Timothy G. Goodsell, as the exclusive agent (including any successors thereof, the “Stockholders’ Agent”) of the stockholders of HPK Financial Corporation, a Delaware corporation (the “Company”), and Wells Fargo Bank, National Association, a national association (the “Escrow Agent”).

RECITALS

WHEREAS, Wintrust, Wintrust BHC Merger Co., a Delaware corporation and wholly owned subsidiary of Wintrust (“Merger Co.”), and the Company are parties to that certain Agreement and Plan of Merger, dated as of September     , 2012 (the “Merger Agreement”). The Merger Agreement provides for, among other things, the merger of the Company with and into Merger Co., as a result of which the Surviving Corporation will become a wholly owned subsidiary of Wintrust. Capitalized terms used but not otherwise defined in this Escrow Agreement have the meanings given to them in the Merger Agreement.

WHEREAS, Sections 1.4 and 1.9 of the Merger Agreement provide that at Closing, Wintrust shall deposit a portion of the Merger Consideration in cash in the amount of $2,750,000 into an escrow account to secure the obligations of the Company to indemnify and hold the Wintrust Indemnified Parties harmless with respect to Claims that may arise or result from certain matters as further set forth in Section 8.2(a) of the Merger Agreement. Such Indemnification Escrow Amount shall be held pursuant to this Escrow Agreement until such time as it may be released in accordance with the terms hereunder pro rata to the stockholders of the Company as Per Share Escrowed Consideration.

WHEREAS, Timothy G. Goodsell was appointed Stockholders’ Agent by all necessary corporate and stockholder action of the Company at the Stockholders’ Meeting held pursuant to the Merger Agreement on [            ], 2012. Such appointment included (i) authorization to act on behalf of all holders of Common Stock of the Company (the “Stockholders”) in connection with the indemnification obligations of the Company set forth in Article VIII of the Merger Agreement, including actions to be taken pursuant to this Escrow Agreement, (ii) indemnification by the Stockholders with respect to any actions that may be taken by the Stockholders’ Agent pursuant to this Escrow Agreement on behalf of all Stockholders, and (iii) acknowledgment that Wintrust and the Wintrust Indemnified Parties may rely on all such actions taken by the Stockholders’ Agent in such capacities.

WHEREAS, Schedule I to this Agreement sets forth the wire transfer instructions for Wintrust, IST Shareholder Services, Wintrust’s exchange agent (“Exchange Agent”) and Stockholders’ Agent.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties herein contained, the parties agree as follows:

1. Establishment of Escrow Account.

1.1 Appointment of Escrow Agent; Deposit of Funds. Wintrust and the Stockholders’ Agent hereby appoint the Escrow Agent to act in accordance with the express terms and provisions of this Escrow Agreement, and the Escrow Agent hereby accepts such appointment on the express terms and provisions of this Escrow Agreement. Wintrust shall deposit or cause to be deposited with the Escrow Agent on behalf of the stockholders of the Company at Closing Two Million Seven Hundred Fifty Thousand and No/100 Dollars (US$2,750,000) in immediately available funds (such amount, together with any interest accrued thereon, and any distributions made therefrom, is referred to hereafter as the “Escrow Amount”).

1.2 Power to Transfer Escrow. The Escrow Agent is hereby granted the power and is directed to effect any transfer of any portion of the Escrow Amount as provided for in this Escrow Agreement.

1.3 Establishment of Escrow Account. As of the Effective Date, the Escrow Agent shall deposit the Escrow Amount into an escrow account (the “Escrow Account”). The Escrow Agent hereby agrees to hold, invest, and disburse funds held in the Escrow Account as provided in this Escrow Agreement. The Escrow Agent shall hold and safeguard the Escrow Amount and the Escrow Account during the term of this Escrow Agreement, shall treat the Escrow Amount in accordance with the terms of this Escrow Agreement and not as the property of Wintrust, and shall hold and dispose of the Escrow Amount only in accordance with the express terms of this Escrow Agreement.

1.4 Interest on Escrow.

(a) The Escrow Agent agrees to invest and reinvest all available funds in the Escrow Account in the Wells Fargo Bank Money Market Deposit Account (the “MMDA”) or a successor or similar fund or account offered by the Escrow Agent, unless otherwise directed, in writing, by Wintrust with the express written concurrence of the Stockholders’ Agent. Amounts on deposit in the MMDA are insured up to a total of $250,000 per depositor, per insured bank (including principal and accrued interest) by the Federal Deposit Insurance Corporation (FDIC), subject to applicable rules and regulations of the FDIC. The parties understand that deposits in the MMDA are not secured. As used in this Escrow Agreement, “Permitted Investment” means any investment of the Escrow Amount by the Escrow Agent made in accordance with this Section 1.4(a).

(b) The parties recognize and agree that the Escrow Agent will not provide supervision, recommendations or advice relating to either the investment of monies held in the Escrow Account or the purchase, sale, retention or other disposition of any Permitted Investment.

(c) The Escrow Agent is hereby authorized to execute purchases and sales of Permitted Investments through the facilities of its own trading or capital markets operations or those of any affiliated entity. The Escrow Agent shall send statements to each of the parties hereto on a monthly basis reflecting activity in the Escrow Account for the preceding month. In doing so, the Escrow Agent may provide a statement containing information regarding any deposits and disbursements and a separate statement reflecting the investment detail, including the balance, purchases, sales, maturities, and dividend or interest postings. Although Wintrust and the Stockholders’ Agent each recognizes that Wintrust or the Stockholders’ Agent may obtain a broker confirmation or written statement containing comparable information at no additional cost, Wintrust and the Stockholders’ Agent hereby agree that confirmations of Permitted Investments are not required to be issued by the Escrow Agent for each month in which a monthly statement is rendered.

(d) Wintrust and the Stockholders’ Agent acknowledge and agree that the delivery of the Escrow Amount is subject to the sale and final settlement of Permitted Investments. Proceeds of a sale of Permitted Investments will be delivered on the business day on which the appropriate instructions are delivered to the Escrow Agent if received prior to the deadline for same day sale of such Permitted Investments. If such instructions are received after the applicable deadline, proceeds will be delivered on the next succeeding business day.

1.5 Taxes and Charges on Escrow Amount. Prior to the execution of this Escrow Agreement, the Stockholders’ Agent will deliver to the Escrow Agent a completed IRS Form W-9 for each of the Stockholders. The Stockholders shall be responsible for and shall pay and discharge all taxes, assessments and governmental charges imposed on or with respect to the Escrow Amount based on their percentage interests set forth on Schedule II. The Stockholders’ Agent agrees to provide the Escrow Agent with a certified tax identification number by returning a Form W-9 for each of the Stockholders, regardless of whether any of the Stockholders is exempt from reporting or withholding requirements under the Internal Revenue Code. Until the termination of this Agreement, all interest and other income earned on the Escrow Amount shall be reported as taxable income

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of the Stockholders based on their percentage interests set forth on Schedule II, and the Stockholders shall file applicable tax returns and forms consistent with such treatment. No later than 45 days after the end of each calendar year, the Escrow Agent shall deliver to each of the Stockholders a copy of an IRS Form 1099 reflecting the net taxable income reported as having been earned by the Escrow Amount during the previous calendar year which is attributable to such Stockholder.

2. Disbursement of Escrow Amount. Subject to Sections 3, 5 and 6.3 below, on [            ]1 (the “Release Date”), of which date the Escrow Agent shall be notified in writing, by Wintrust, with a copy simultaneously sent to the Stockholders’ Agent, the Escrow Agent shall distribute to the Exchange Agent, on behalf of the Stockholders’ Agent, an amount equal to (a) the amount of the then-remaining Escrow Amount minus (b) the aggregate dollar amount of all pending Indemnity Claims, as defined in Section 3.1 below (the “Pending Claim Amount”) minus (c) the aggregate dollar amount of any indemnification claims pursuant to Section 6.3 below, as instructed to the Escrow Agent, in writing prior to the Release Date, by the Stockholders’ Agent, which amount shall be paid to the Stockholders’ Agent promptly after the Release Date (the “Escrow Disbursement”). Wintrust shall cause the Exchange Agent to distribute the Escrow Disbursement to the Stockholders as Per Share Escrowed Consideration, calculated by dividing the total Escrow Disbursement by the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time. Distributions to the Stockholders shall be made using the instructions previously provided by each Stockholder to the Exchange Agent in their Letter of Transmittal delivered in accordance with the Merger Agreement, unless such delivery instructions are modified in writing in accordance with the terms of each such Letter of Transmittal. All interest thereafter accruing on a Pending Claim Amount shall be paid to the recipient of such Pending Claim Amount. All interest thereafter accruing on a Pending Claim Amount shall be paid to the recipient of such Pending Claim Amount. The Escrow Agent shall have no duties or responsibilities for the further distribution of funds from the Exchange Agent.

3. Indemnity Claims and Release Administration.

3.1 Indemnity Claims against Escrow Amount.

(a) In the event and to the extent Wintrust makes a Claim for which a Wintrust Indemnified Party is entitled to indemnification pursuant to Article VIII of the Merger Agreement (an “Indemnity Claim”), Wintrust shall issue or cause to be issued a written notice via facsimile or overnight mail (“Indemnity Claim Notice”) to the Stockholders’ Agent and the Escrow Agent setting forth the details of the Indemnity Claim, including: (i) the fact that Wintrust has suffered, or anticipates suffering, an Indemnity Claim; (ii) a specification of the amount of the actual or anticipated Indemnity Claim, including a reference to the applicable section(s) of the Merger Agreement; (iii) a description of the facts giving rise to the actual or anticipated Indemnity Claim; (iv) a direction that the Escrow Agent deliver, subject to Sections 3.1(b) and 3.1(c) hereof, an amount equal to such actual or anticipated Indemnity Claim in immediately available funds to Wintrust from the Escrow Account to the extent available, or, if the Indemnity Claim amount is greater than the amount of the Escrow Account, the entire amount of the Escrow Account; and (v) wire transfer instructions for such amount.

(b) If the Stockholders’ Agent does not deliver an Indemnity Objection Notice (as defined in the next sentence) to the Escrow Agent and Wintrust on or before the date which is thirty (30) calendar days after the date of the Stockholders’ Agent’s receipt of the Indemnity Claim Notice, then on the next business day, the Escrow Agent shall deliver to Wintrust that portion of the Escrow Amount in the amount stated in, and in accordance with the terms of, the Indemnity Claim Notice. An “Indemnity Objection Notice” shall mean a written notice from the Stockholders’ Agent to Wintrust and the Escrow Agent which sets forth: (i) an objection to delivery of all or any portion of the Escrow Amount in accordance with the terms of the Indemnity Claim Notice; (ii) a

[1]	Final Escrow Agreement to insert date which is the last day of the 15th calendar month following the month in which the Closing Date occurs (see Section 8.1 of Merger Agreement).

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description of the facts which constitute the basis for the objection, and (iii) a description of the applicable section(s) of the Merger Agreement which support the basis for such objection.

(c) If an Indemnity Objection Notice is timely received, the Escrow Agent thereafter shall not make the delivery of the contested portion of the applicable Indemnity Claim except in accordance with a Final Determination (as defined below). If the contested portion of the Indemnity Claim is greater than the amount of the funds in the Escrow Account, the Escrow Agent shall retain the entire amount of the Escrow Account until authorized to release the funds in the Escrow Account.

3.2 Release Administration.

(a) At least five (5) business days prior to the Release Date as defined in Section 2 above, Wintrust shall issue or cause to be issued a written notice via facsimile or overnight mail (“Release Notice”) to the Stockholders’ Agent and the Escrow Agent instructing the Escrow Agent to deliver to the Exchange Agent, on behalf of the Stockholders’ Agent the amount of the Escrow Amount to be released thereon, calculated as set forth in Section 2.

(b) If Wintrust indicates in its Release Notice that the full amount remaining in the Escrow Account shall be paid to the Exchange Agent on behalf of the Stockholders’ Agent, then Wintrust may give unilateral written notice to the Escrow Agent to release on the Release Date the Escrow Amount in the amount stated in, and accordance with the terms of, the Release Notice, calculated as set forth in Section 2.

(c) If (i) Wintrust indicates in its Release Notice that less than the full amount remaining in the Escrow Account shall be paid to the Exchange Agent on behalf of the Stockholders’ Agent and (ii) the Stockholders’ Agent does not deliver a Release Objection Notice (as defined below) to the Escrow Agent and Wintrust on or before the date which is fifteen (15) calendar days after the date of the Stockholders’ Agent’s receipt of the Release Notice, then on the next business day, the Escrow Agent shall release such portion of the Escrow Amount to the Stockholders’ Agent or Wintrust, as the case may be, in the amount stated in, and accordance with the terms of, the Release Notice, calculated as set forth in Section 2.

(d) If a Release Notice is not received, or if a Release Objection Notice is timely received, the Escrow Agent thereafter shall not make the delivery of any contested portion of the Escrow Amount except in accordance with a Final Determination (as defined below). The Escrow Agent shall have no duty or obligation with respect to the Final Determination unless and until it receives written notice of the occurrence.

3.3 Certain Definitions.

(a) A “Release Objection Notice” shall mean a written notice from the Stockholders’ Agent to Wintrust and the Escrow Agent which sets forth: (i) an objection to delivery (or non-delivery, as the case may be) of all or any portion of the Escrow Amount in accordance with the terms of the Release Notice; (ii) a description of the facts which constitute the basis for the objection and (iii) reference to the applicable section(s) of the Merger Agreement which support the Stockholders’ Agent’s objection.

(b) A “Final Determination” means: (i) joint written instructions executed by Wintrust and the Stockholders’ Agent; (ii) a settlement agreement between Wintrust and the Stockholders’ Agent with respect to the contested portion of the Escrow Amount; or (iii) final determination of the parties rights with respect to the contested Escrow Amount in accordance with the Merger Agreement. Any distributions to the Stockholders following a Final Determination shall be made as Escrow Disbursements in accordance with the procedures set forth in Section 2 above. In the event that a Final Determination does not reference a date for disbursement of funds, the Escrow Agent shall disburse funds no later than ten (10) business days from the date of receipt of Final Determination by the Escrow Agent.

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4. Escrow Agent.

4.1 Duties. The duties of the Escrow Agent hereunder shall be entirely ministerial in nature, and shall under no circumstances be deemed a fiduciary for any of the parties to this Agreement. The duties, responsibilities, and obligations of the Escrow Agent shall be limited to those expressly set forth herein and the Escrow Agent shall not have any responsibility as to the accuracy of, and shall incur no liability with respect to, any written notice, instruction, direction, request or other communication, statement, representation, warranty, agreement (including without limitation the Merger Agreement), or covenant made by any other party hereto (even if any reference thereto is made herein). Other than as set forth in Section 1.4 with respect to interest and as set forth in Section 1.5 with respect to tax, the Escrow Agent is not obligated to make any independent calculations under this Escrow Agreement. The Escrow Agent shall be obligated to act only in accordance with written instructions received by it as provided in this Escrow Agreement and is authorized hereby to comply with any orders, judgments, or decrees of any court with or without jurisdiction or decision of any arbitrator and shall not be liable as a result of its compliance with the same. The Escrow Agent will not be deemed to have knowledge of any event under this Escrow Agreement unless and until it receives written notice of such event. None of the provisions of this Escrow Agreement shall require the Escrow Agent to use or advance its own funds in the performance of any of its duties hereunder, nor will the Escrow Agent be required to make any payments under this Escrow Agreement unless and until it will have received sufficient funds to make such payments. The Escrow Agent may execute any of its powers and may perform any of its duties under this Escrow Agreement by or through attorneys, agents, or employees. Notwithstanding anything herein to the contrary, the Escrow Agent is not responsible for nor assumed to have any knowledge of the contents of the Merger Agreement.

(a) The Escrow Agent shall be fully protected in acting upon any written notice, instruction, direction, request or other communication, paper or document which the Escrow Agent believes to be genuine, and shall have no duty to inquire into or investigate the validity, accuracy or content of any thereof. Concurrent with the execution of this Agreement Wintrust and the Stockholders’ Agent shall deliver to the Escrow Agent Exhibit A-1 and A-2 which contain an authorized signer designation in Part A thereof.

(b) The Escrow Agent may engage or be interested in financial or other transactions with Wintrust or any party hereto or affiliate thereof, and may act on, or as depositary, trustee or agent for, any committee or body of holders of obligations of such party or affiliate, as freely as if it were not the Escrow Agent hereunder.

(c) The Escrow Agent shall not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation: acts of God; earthquakes; fire; flood; wars; acts of terrorism; civil or military disturbances; sabotage; epidemic; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental action; it being understood that the Escrow Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances.

4.2 Legal Opinions. As to any legal questions or other uncertainties arising in connection with the administration of this Escrow Agreement, the Escrow Agent may rely absolutely upon the joint written instruction of Wintrust and the Stockholders’ Agent or the opinions or advice given to the Escrow Agent by its counsel (who may be an employee of the Escrow Agent and may also be counsel to one or more other parties to this Escrow Agreement) and shall be free of liability resulting from any delay due to waiting for, taking, suffering, or omitting to take any action in reliance upon such opinions or advice.

4.3 Signatures. The Escrow Agent may rely absolutely upon the genuineness and authorization of the signature and purported signature of any party upon any instruction, notice, release, receipt or other document delivered to it pursuant to this Escrow Agreement.

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4.4 Receipts and Releases. In addition to the release requirements set forth above, the Escrow Agent may, as a condition to the disbursement of monies or disposition of securities as provided herein, require from the payee or recipient a receipt therefor and, upon final payment or disposition, a release of the Escrow Agent from any liability arising out of its execution or performance of this Escrow Agreement, such release to be in a form reasonably satisfactory to the Escrow Agent.

4.5 Refrain from Action. The Escrow Agent shall be entitled to refrain from taking any action contemplated by this Escrow Agreement in the event it becomes aware of any dispute between the Stockholders’ Agent and Wintrust and will be fully protected and will not be liable in any way to the Stockholders’ Agent, Wintrust, or any other person or entity for failure or refusal to take such action. In the event the Escrow Agent believes any ambiguity or uncertainty exists hereunder or in any notice, instruction, direction, request, or other communication, paper, or document received by the Escrow Agent hereunder, the Escrow Agent, may, in its sole discretion, refrain from taking any action, and shall be fully protected and shall not be liable in any way to Wintrust or the Stockholders’ Agent or any other person or entity for refraining from taking such action, unless the Escrow Agent receives written instructions signed by Wintrust and the Stockholders’ Agent that eliminates such ambiguity or uncertainty to the satisfaction of the Escrow Agent.

4.6 Interpleader. If any controversy arises between Wintrust and the Stockholders’ Agent or with any third person, the Escrow Agent shall not be required to determine the same or to take any action, but the Escrow Agent in its discretion may institute such interpleader or other proceedings in connection therewith as the Escrow Agent may deem proper, and in following either course, the Escrow Agent shall not be liable.

5. Stockholders’ Agent.

5.1 Expenses of Stockholders’ Agent.

(a) The Stockholders’ Agent shall be entitled to reimbursement out of the Escrow Account for all reasonable out-of-pocket costs and expenses he may incur, if any, in performing the duties assigned to him by the Merger Agreement and the Escrow Agreement. The Stockholders’ Agent may consult with, and obtain advice from, third-party advisors, including legal counsel and financial advisors, and the Escrow Account shall be used to reimburse the Stockholders’ Agent for all reasonable expenses incurred in consulting with such advisors, including all reasonable expenses incurred by the Stockholders’ Agent (including third-party advisor fees) in reviewing and responding to any Indemnity Claim Notice or Release Notice and in preparing any Indemnity Objection Notice or Release Objection Notice or in connection with any Final Determination.

(b) In the event and to the extent the Stockholders’ Agent makes a claim for reimbursement of his reasonable out-of-pocket costs and expenses, he shall issue a written notice (an “Expense Notice”) to Wintrust and the Escrow Agent setting forth the amount of the expenses and appropriate supporting documentation. If Wintrust does not deliver a written notice (an “Expense Notice Objection”) to the Stockholders’ Agent and the Escrow Agent within five (5) calendar days of receiving an Expense Notice, then on the next business day, the Escrow Agent shall deliver to the Stockholders’ Agent that portion of the Escrow Amount in the amount stated in the Expense Notice. If an Expense Notice is timely received, the Escrow Agent thereafter shall not make the delivery of the contested portion of the Expense Notice except in accordance with a Final Determination.

5.2 Change to Initial Stockholders’ Agent. If the initial Stockholders’ Agent, Timothy G. Goodsell, should die or become unable or unwilling to perform his duties, and unable or unwilling to appoint a successor, then Patrick J. Barrett shall be appointed as the successor Stockholders’ Agent, to serve in the same capacity as the prior Stockholders’ Agent. If Patrick J. Barrett, as successor Stockholders’ Agent, should die or become unable or unwilling to perform his duties, and unable or unwilling to appoint a successor, then David Sensibar shall be appointed as the successor Stockholders’ Agent, to serve in the same capacity as the prior Stockholders’ Agent. If the Stockholders’ Agent or any successor thereto named in this Escrow Agreement should die or become unable or unwilling to perform his duties, and unable or unwilling to appoint a successor, then Wintrust

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shall appoint any reasonable successor Stockholders’ Agent. Any successor Stockholders’ Agent so appointed shall be vested with the same power and authority as the Stockholders’ Agent named in this Escrow Agreement. The existing Stockholders’ Agent shall notify the Escrow Agent and Wintrust of any such change in the Stockholders’ Agent; provided, however, that if such notification is not possible, the successor Stockholders’ Agent shall notify the Escrow Agent and Wintrust of any such change.

6. Indemnification.

6.1 Waiver and Indemnification. Each of Wintrust and the Stockholders’ Agent agrees to and hereby does waive any suit, claim, demand, or cause of action of any kind that they may have or may assert against the Escrow Agent and the Escrow Agent shall not be liable for any action taken, suffered, or omitted to be taken hereunder arising out of or relating to the execution, administration, or performance by the Escrow Agent of this Escrow Agreement, unless such suit, claim, demand, or cause of action is based upon the willful misconduct or gross negligence of the Escrow Agent, each as determined by a final, non-appealable judgment of a court of competent jurisdiction; provided, however, that notwithstanding anything in this Escrow Agreement to the contrary, the Escrow Agent shall not be liable, directly or indirectly, for any (i) damages, losses or expenses arising out of the services provided hereunder, other than damages, losses or expenses which have been finally adjudicated to have directly resulted from the Escrow Agent’s willful misconduct or gross negligence, or (ii) special, punitive, indirect, incidental, or consequential damages, losses or expenses of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action. Each of Wintrust and the Stockholders’ Agent further agrees to jointly and severally indemnify the Escrow Agent and its affiliates and their respective successors, directors, officers, employees, and consultants (collectively, the “Indemnitees”) and to defend and to hold the Indemnitees harmless against and from any and all claims, demands, costs, damages, losses, penalties, liabilities, and expenses, including reasonable attorneys’ fees, that may be asserted against them or to which they may be exposed or that the Indemnitees may incur for any action taken, suffered, or omitted to be taken, by reason of the execution, administration, or performance of this Escrow Agreement, except to the extent attributable to such Indemnitees’ willful misconduct or gross negligence, each as determined by a final, non-appealable judgment of a court of competent jurisdiction. This paragraph shall survive the resignation, removal or replacement of the Escrow Agent and the termination of this Escrow Agreement until extinguished by any applicable statute of limitations.

6.2 Notice of Litigation. In case any litigation is brought against the Escrow Agent or other Indemnitee in respect of which indemnification may be sought hereunder, the Escrow Agent shall give prompt notice of that litigation to Wintrust and the Stockholders’ Agent, and upon receipt of that notice Wintrust and the Stockholders’ Agent shall have the obligation to pay the reasonable attorneys’ fees and expenses for such attorneys. The parties hereto shall not be liable for any settlement without their respective consents.

6.3 Indemnification of Stockholders’ Agent. The Escrow Disbursement, if any, shall be used to indemnify and hold the Stockholders’ Agent harmless against and from any and all claims, demands, costs, damages, losses, penalties, liabilities, and expenses, including reasonable attorneys’ fees, arising out of, from, or in conjunction with the Stockholders’ Agent’s performance or inaction under this Escrow Agreement, except to the extent attributable to the Stockholders’ Agent’s willful misconduct or gross negligence, each as determined by a final, non-appealable judgment of a court of competent jurisdiction.

7. Acknowledgment by the Escrow Agent. By execution and delivery of this Escrow Agreement, the Escrow Agent acknowledges that the terms and provisions of this Escrow Agreement are acceptable and it agrees to carry out the express (and not implied) provisions of this Escrow Agreement on its part.

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8. Resignation or Removal of Escrow Agent; Successor.

8.1 Resignation and Removal.

(a) Notice. The Escrow Agent may resign as such following not less than thirty (30) calendar days’ prior written notice to Wintrust and the Stockholders’ Agent. Similarly, the Escrow Agent may be removed and replaced following not less than thirty (30) days’ prior written notice to the Escrow Agent jointly by the Stockholders’ Agent and Wintrust. In either event, the duties of the Escrow Agent shall terminate thirty (30) days after the date of such notice (or as of such earlier date as may be mutually agreeable), and the Escrow Agent shall then deliver the balance of the Escrow Amount then in its possession to a successor Escrow Agent as shall be appointed by the other parties hereto as evidenced by a written notice filed with the Escrow Agent.

(b) Court Appointment. If Wintrust and the Stockholders’ Agent are unable to agree upon a successor or shall have failed to appoint a successor prior to the expiration of thirty (30) calendar days following the date of the notice of resignation or removal of the acting Escrow Agent, then the acting Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor Escrow Agent or other appropriate relief, and any such resulting appointment shall be binding upon all of the parties hereto.

8.2 Successors. Every successor Escrow Agent appointed hereunder shall execute, acknowledge, and deliver to its predecessor, the Stockholders’ Agent and Wintrust a written acceptance of such appointment, and thereupon such successor, without any further act, shall become fully vested with all the duties, responsibilities, and obligations of its predecessor; but such predecessor shall, nevertheless, on the written request of its successor or Wintrust or the Stockholders’ Agent, execute and deliver an instrument or instruments transferring to such successor all the rights of such predecessor hereunder, and shall duly assign, transfer, and deliver all property, securities, and monies held by it pursuant to this Escrow Agreement to its successor.

8.3 New Escrow Agent. In the event of an appointment of a successor Escrow Agent, the predecessor shall cease to be Escrow Agent of any funds and records it may hold pursuant to this Escrow Agreement and the successor shall become the Escrow Agent hereunder.

8.4 Release. Upon written acknowledgment by any successor Escrow Agent of the receipt of the then remaining balance of the Escrow Amount, the then acting Escrow Agent shall be fully released and relieved of all duties, responsibilities, and obligations under this Escrow Agreement that may arise and accrue thereafter.

9. Fees of Escrow Agent. Wintrust will pay one half of the Escrow Agent’s fees for administering the Escrow Account in accordance with the fee schedule attached hereto as Exhibit B, with the other half to be paid out of the Escrow Account. In the event the Escrow Agent is made a party to litigation with respect to the property held hereunder, or brings an action in interpleader, or the Escrow Agent agrees in writing to render any service not provided for in this Escrow Agreement and fee schedule, or there is any assignment of the interests under this Escrow Agreement or any modification hereof agreed to in writing by the Escrow Agent, the Escrow Agent shall be entitled to reasonable compensation from Wintrust and Escrow Account for such services and reimbursement for all fees, costs, liability, and expenses, including but not limited to reasonable attorneys’ fees, which compensation and reimbursement obligations shall be shared 50/50 by Wintrust and Escrow Account. The Escrow Agent shall have, and is hereby granted, a prior lien and the right to set off and deduct from the Escrow Amount, with respect to its unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights, superior to the interests of any other persons or entities. The provisions of this Section 8 shall survive the termination of this Escrow Agreement and the resignation, removal or replacement of the Escrow Agent with respect to all fees earned and expenses incurred prior to such events.

10. Termination. Except as otherwise set forth herein, this Escrow Agreement and the escrow created hereby shall terminate following the Escrow Agent’s final delivery of the balance of any remaining Escrow Amount to the Stockholders’ Agent and/or Wintrust pursuant to the terms of this Escrow Agreement. Notwithstanding the

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foregoing, the provisions of Sections 5 and 8 of this Escrow Agreement shall survive the termination of this Escrow Agreement and the resignation, removal or replacement of the Escrow Agent.

11. Miscellaneous Provisions.

11.1 Parties in Interest. Otherwise as expressly set forth herein, this Escrow Agreement is not intended, nor shall it be construed, to confer any enforceable rights on any person not a party hereto. All of the terms and provisions of this Escrow Agreement will be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.

11.2 Entire Agreement. This Escrow Agreement constitutes the final and entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior arrangements or understandings. Notwithstanding the foregoing, the Escrow Agent shall not be subject to, nor be required to comply with, or determine if any person or entity has complied with, the Merger Agreement or any other agreement between or among the parties hereto other than this Escrow Agreement, even though reference thereto may be made in this Escrow Agreement.

11.3 Notices. All notices, requests, demands, or other communications that are required or may be given pursuant to the terms of this Escrow Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery if personally delivered by hand, (b) one day after such notice is sent by an internationally recognized overnight express courier, specifying next day delivery, with written verification of receipt, or (c) if by facsimile, upon written confirmation (other than the automatic confirmation that is received from the recipient’s facsimile machine) of receipt from the recipient. All communications shall be sent to the address as set forth below or at such other address as such party may designate from time to time by means of five (5) days advance written notice to the other parties hereto given in the manner provided in this Section 10.3.

If to the Escrow Agent:

Wells Fargo Bank, National Association

230 W. Monroe Street

29th Floor, Corporate Trust Department

Chicago, IL 60606

Telephone: 312-726-2137

Facsimile: 312-726-2158

Attention:   Timothy P. Martin

Vice President

If to Wintrust:

Wintrust Financial Corporation

9700 W. Higgins Road, Suite 800

Rosemont, Illinois 60018

Telephone: (847) 939-9090

Facsimile: (877) 873-5406

Attention:   Lisa J. Pattis

Executive Vice President and
General Counsel

With a copy to:

Schiff Hardin LLP

233 S. Wacker Drive, Suite 6600

Chicago, Illinois 60606

Facsimile: (312) 258-5600

Attention: Matthew G. Galo

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and

If to the Stockholders’ Agent:

Timothy G. Goodsell

[Address 1]

[Address 2]

Telephone:

Facsimile: [                    ]

With a copy to:

Barack Ferrazzano Kirschbaum & Nagelberg LLP

200 West Madison Street, Suite 3900

Chicago, Illinois 60606

Facsimile: (312) 984-3150

Attention:   Robert M. Fleetwood

11.4 Changes. The terms of this Escrow Agreement may not be modified or amended, or any provisions waived, temporarily or permanently, except pursuant to the written agreement of Wintrust, the Stockholders’ Agent and the Escrow Agent. Such amendment, modification or waiver shall be effective only in the specific instance and for the specific purpose given.

11.5 Severability. In the event of any conflict between the terms and provisions of this Escrow Agreement and those of the Merger Agreement, the terms and conditions of this Escrow Agreement will apply. If any term or provision of this Escrow Agreement or the application thereof as to any person or circumstance is held invalid or unenforceable to any extent, the remaining terms and provisions of this Escrow Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby and each term and provision of this Escrow Agreement shall be valid and enforceable to the fullest extent permitted by law.

11.6 Counterparts. This Escrow Agreement may be executed in two or more counterparts, each of which shall be deemed an original and shall bind the signatory, but all of which together shall constitute one and the same instrument. The execution and delivery (including via facsimile or electronic mail) of a signature page in the form attached to this Escrow Agreement by any party hereto who has been furnished the final form of this Escrow Agreement shall constitute the execution and delivery of this Escrow Agreement by such party. Facsimile and PDF signatures shall be treated as if they were originals.

11.7 Headings. The headings of the sections of this Escrow Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Escrow Agreement.

11.8 Assignment. This Escrow Agreement may not be assigned, or otherwise transferred, in whole or in part, by either party without the prior written consent of the other party, which the other party will not unreasonably withhold, condition or delay; except that consent is not required for a merger, conversion, consolidation with or assignment to an affiliate of Wintrust. Any attempted assignment in violation of the foregoing will be void.

11.9 Governing Law. This Escrow Agreement shall be construed and controlled by the laws of the State of Illinois without regard to the principles of conflicts of laws.

11.10 Binding Effect. This Escrow Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, affiliates, successors, and assigns.

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10.11 Merger. Any banking association or corporation into which the Escrow Agent may be merged, converted or with which the Escrow Agent may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent shall be a party, or any banking association or corporation to which all or substantially all of the corporate trust business of the Escrow Agent shall be transferred, shall succeed to all the Escrow Agent’s rights, obligations and immunities hereunder without the execution or filing of any instrument or any further act, deed or conveyance on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

10.12 Security Procedure For Funds Transfer. The Escrow Agent shall confirm each funds transfer instruction received in the name of a party by means of the security procedure selected by such party and communicated to the Escrow Agent in the form of Exhibit A-1 and A-2 attached hereto, which upon receipt by the Escrow Agent shall become a part of this Agreement. Once delivered to the Escrow Agent, Exhibit A-1 and A-2 may be revised or rescinded only by a writing signed by an authorized representative of the party. Such revisions or rescissions shall be effective only after actual receipt and following such period of time as may be necessary to afford the Escrow Agent reasonable opportunity to act on it. If a revised Exhibit A-1 or A-2 or a rescission of an existing Exhibit A-1 or A-2 is delivered to the Escrow Agent by an entity that is a successor-in-interest to a party, such document shall be accompanied by additional documentation satisfactory to the Escrow Agent showing that such entity has succeeded to the rights and responsibilities of the party under this Agreement. The parties understand that the Escrow Agent’s inability to receive or confirm funds transfer instructions pursuant to the security procedure selected by such party may result in a delay in accomplishing such funds transfer, and agree that the Escrow Agent shall not be liable for any loss caused by any such delay.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Escrow Agreement as of the date first above written.

WINTRUST:

WINTRUST FINANCIAL CORPORATION

By:
Name:	David A. Dykstra
Title:	Senior Executive Vice President & Chief Operating Officer

STOCKHOLDERS’ AGENT:

ESCROW AGENT:

WELLS FARGO BANK, NATIONAL ASSOCIATION, AS ESCROW AGENT

By:
Name:
Title:

SCHEDULE I

WIRE TRANSFER INSTRUCTIONS

WINTRUST

STOCKHOLDERS’ AGENT

EXCHANGE AGENT

SCHEDULE II

STOCKHOLDER PERCENTAGE INTERESTS

[To be provided.]

EXHIBIT A-1

Wintrust Security Procedure

Wintrust hereby certifies that the names, titles, telephone numbers, email addresses and specimen signatures set forth below identify the persons authorized to provide direction and initiate or confirm transactions, including funds transfer instructions, on behalf of the Wintrust, and that the option checked in Part C of this Exhibit A-1 is the security procedure selected by the Wintrust for use in verifying that a funds transfer instruction received by the Escrow Agent is that of the Wintrust.

Wintrust has reviewed each of these security procedures and has determined that the option checked in Part C of this Exhibit A-1 best meets its requirements; given the size, type and frequency of the instructions it will issue to the Escrow Agent. By selecting the security procedure specified in Part C of this Exhibit A-1, the Wintrust acknowledges that it has elected to not use the other security procedures described below and agrees to be bound by any funds transfer instruction, whether or not authorized, issued in its name and accepted by the Escrow Agent in compliance with the particular security procedure chosen by the Wintrust.

NOTICE: The security procedure selected by the Wintrust will not be used to detect errors in the funds transfer instructions given by the Wintrust. If a funds transfer instruction describes the beneficiary of the payment inconsistently by name and account number, payment may be made on the basis of the account number even if it identifies a person different from the named beneficiary. If a funds transfer instruction describes a participating financial institution inconsistently by name and identification number, the identification number may be relied upon as the proper identification of the financial institution. Therefore, it is important that the Wintrust take such steps as it deems prudent to ensure that there are no such inconsistencies in the funds transfer instructions it sends to the Escrow Agent.

Part A

Name, Title, Telephone Number, Email Address and Specimen Signature for person(s) designated to provide direction, including but not limited to funds transfer instructions, and to otherwise act on behalf of the Wintrust

Name	Title	Telephone Number	Email Address	Specimen Signature

[list more if desired]

Part B

Name, Title, Telephone Number and Email Address for person(s) designated to confirm funds transfer instructions

Name	Title	Telephone Number	Email Address

[list more if desired]

Part C

Means for delivery of instructions and/or confirmations

The security procedure to be used with respect to funds transfer instructions is checked below:

☐	Option 1. Confirmation by telephone call-back. The Escrow Agent shall confirm funds transfer instructions by telephone call-back to a person at the telephone number designated on Part B above. The person confirming the funds transfer instruction shall be a person other than the person from whom the funds transfer instruction was received, unless only one person is designated in both Parts A and B of this Exhibit.

☐	CHECK box, if applicable:

If the Escrow Agent is unable to obtain confirmation by telephone call-back, the Escrow Agent may, at its discretion, confirm by email, as described in Option 2.

☐	Option 2. Confirmation by email. The Escrow Agent shall confirm funds transfer instructions by email to a person at the email address specified for such person in Part B of this Exhibit. The person confirming the funds transfer instruction shall be a person other than the person from whom the funds transfer instruction was received, unless only one person is designated in both Parts A and B of this Exhibit. The Wintrust understands the risks associated with communicating sensitive matters, including time sensitive matters, by email. The Wintrust further acknowledges that instructions and data sent by email may be less confidential or secure than instructions or data transmitted by other methods. The Escrow Agent shall not be liable for any loss of the confidentiality of instructions and data prior to receipt by the Escrow Agent.

☐	CHECK box, if applicable:

If the Escrow Agent is unable to obtain confirmation by email, the Escrow Agent may, at its discretion, confirm by telephone call-back, as described in Option 1.

☐	Option 3. Delivery of funds transfer instructions by password protected file transfer system only—no confirmation. The Escrow Agent offers the option to deliver funds transfer instructions through a password protected file transfer system. If the Wintrust wishes to use the password protected file transfer system, further instructions will be provided by the Escrow Agent. If the Wintrust chooses this Option 3, it agrees that no further confirmation of funds transfer instructions will be performed by the Escrow Agent.

☐	Option 4. Delivery of funds transfer instructions by password protected file transfer system with confirmation. Same as Option 3 above, but the Escrow Agent shall confirm funds transfer instructions by ☐ telephone call-back or ☐ email (must check at least one, may check both) to a person at the telephone number or email address designated on Part B above. By checking a box in the prior sentence, the party shall be deemed to have agreed to the terms of such confirmation option as more fully described in Option 1 and Option 2 above.

Dated this              day of             , 20        .

By

Name:

Title:

EXHIBIT A-2

Stockholders’ Agent Security Procedure

Stockholders’ Agent hereby certifies that the names, titles, telephone numbers, email addresses and specimen signatures set forth below identify the persons authorized to provide direction and initiate or confirm transactions, including funds transfer instructions, on behalf of the Stockholders’ Agent, and that the option checked in Part C of this Exhibit A-2 is the security procedure selected by the Stockholders’ Agent for use in verifying that a funds transfer instruction received by the Escrow Agent is that of the Stockholders’ Agent.

Stockholders’ Agent has reviewed each of these security procedures and has determined that the option checked in Part C of this Exhibit A-2 best meets its requirements; given the size, type and frequency of the instructions it will issue to the Escrow Agent. By selecting the security procedure specified in Part C of this Exhibit A-2, the Stockholders’ Agent acknowledges that it has elected to not use the other security procedures described below and agrees to be bound by any funds transfer instruction, whether or not authorized, issued in its name and accepted by the Escrow Agent in compliance with the particular security procedure chosen by the Stockholders’ Agent.

NOTICE: The security procedure selected by the Stockholders’ Agent will not be used to detect errors in the funds transfer instructions given by the Stockholders’ Agent. If a funds transfer instruction describes the beneficiary of the payment inconsistently by name and account number, payment may be made on the basis of the account number even if it identifies a person different from the named beneficiary. If a funds transfer instruction describes a participating financial institution inconsistently by name and identification number, the identification number may be relied upon as the proper identification of the financial institution. Therefore, it is important that the Stockholders’ Agent take such steps as it deems prudent to ensure that there are no such inconsistencies in the funds transfer instructions it sends to the Escrow Agent.

Part A

Name, Title, Telephone Number, Email Address and Specimen Signature for person(s) designated to provide direction, including but not limited to funds transfer instructions, and to otherwise act on behalf of the Stockholders’ Agent

Name	Title	Telephone Number	Email Address	Specimen Signature

[list more if desired]

Part B

Name, Title, Telephone Number and Email Address for person(s) designated to confirm funds transfer instructions

Name	Title	Telephone Number	Email Address

[list more if desired]

Part C

Means for delivery of instructions and/or confirmations

The security procedure to be used with respect to funds transfer instructions is checked below:

☐	Option 1. Confirmation by telephone call-back. The Escrow Agent shall confirm funds transfer instructions by telephone call-back to a person at the telephone number designated on Part B above. The person confirming the funds transfer instruction shall be a person other than the person from whom the funds transfer instruction was received, unless only one person is designated in both Parts A and B of this Exhibit.
☐	CHECK box, if applicable:

If the Escrow Agent is unable to obtain confirmation by telephone call-back, the Escrow Agent may, at its discretion, confirm by email, as described in Option 2.

☐	Option 2. Confirmation by email. The Escrow Agent shall confirm funds transfer instructions by email to a person at the email address specified for such person in Part B of this Exhibit. The person confirming the funds transfer instruction shall be a person other than the person from whom the funds transfer instruction was received, unless only one person is designated in both Parts A and B of this Exhibit. The Stockholders’ Agent understands the risks associated with communicating sensitive matters, including time sensitive matters, by email. The Stockholders’ Agent further acknowledges that instructions and data sent by email may be less confidential or secure than instructions or data transmitted by other methods. The Escrow Agent shall not be liable for any loss of the confidentiality of instructions and data prior to receipt by the Escrow Agent.
☐	CHECK box, if applicable:

If the Escrow Agent is unable to obtain confirmation by email, the Escrow Agent may, at its discretion, confirm by telephone call-back, as described in Option 1.

☐	Option 3. Delivery of funds transfer instructions by password protected file transfer system only—no confirmation. The Escrow Agent offers the option to deliver funds transfer instructions through a password protected file transfer system. If the Stockholders’ Agent wishes to use the password protected file transfer system, further instructions will be provided by the Escrow Agent. If the Stockholders’ Agent chooses this Option 3, it agrees that no further confirmation of funds transfer instructions will be performed by the Escrow Agent.

☐	Option 4. Delivery of funds transfer instructions by password protected file transfer system with confirmation. Same as Option 3 above, but the Escrow Agent shall confirm funds transfer instructions by ☐ telephone call-back or ☐ email (must check at least one, may check both) to a person at the telephone number or email address designated on Part B above. By checking a box in the prior sentence, the party shall be deemed to have agreed to the terms of such confirmation option as more fully described in Option 1 and Option 2 above.

Dated this              day of             , 20        .

By

Name:

Title:

EXHIBIT B

SCHEDULE OF ESCROW AGENT FEES

Annual Charge                                 $3,300.00

Any out-of-pocket expenses, or extraordinary fees or expenses such as attorney’s fees or messenger costs, are additional and are not included in the above schedule.

These fees cover a full year, or any part thereof, and thus are not prorated in the year of termination. The annual fee is billed in advance and payable prior to that year’s service.

Exhibit C

FORM OF TENANT ESTOPPEL CERTIFICATE

To:	Hyde Park Facilities, Inc. (“Landlord”) and HPK Financial Corporation (“Company”)

Re:

Office Lease dated as of                  (“Lease”), between Landlord and the undersigned tenant (“Tenant”) for that certain space known as              (the “Property”) in the building commonly known as 1525 East 53rd Street, Chicago, Illinois 60615.

Tenant hereby certifies to Landlord and the Company as follows:

1. The current monthly rent amount due under the Lease is $            .

2. The Lease term ends on                          (unless Tenant exercises its renewal option, if any, under the Lease). Tenant has the following option(s) to extend the Lease:

                                                                                                  .

3. Tenant is the current tenant under the Lease. The Lease represents the entire agreement between Tenant and Landlord with respect to the leasing and occupancy of the Property. A true and correct copy of the Lease (including any modifications or amendments) is attached to this certificate. The Lease is in full force and effect and has not been supplemented or amended, nor has any portion of the Property been sublet by Tenant, except as follows (if none or inapplicable, write “none”):

                                                                                                                                                                                .

4. No deposits or other security have been given to Landlord except the $             security deposit given pursuant to the Lease.

5. The address for notices to be sent to Tenant is:                         .

6. The monthly rent due is continuing and is not past due or delinquent in any respect. Tenant has not prepaid rent under the Lease more than one (1) month in advance. As of the date of this certificate, there are no outstanding sums due to Tenant pursuant to the terms of the Lease, and Tenant has no defense as to its obligations under the Lease and asserts no set-off, claim, or counterclaim against Landlord.

7. Neither Tenant nor Landlord is in default under the Lease, and all obligations of Landlord to be performed or complied with by Landlord through the date hereof have been fully performed or complied with.

8. Tenant is not aware of any material defects in the condition of the Property.

Tenant has delivered this certificate for the use and benefit of Landlord and Company with the understanding that they, and their successors, will rely upon it in connection with the ownership and the acquisition of the Property.

IN WITNESS WHEREOF, this certificate has been duly executed and delivered by Tenant as of                                                          , 2012.

TENANT:

Exhibit D

Form of Opinion of Company Counsel

(a) The Company is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, and is a corporation validly existing and in good standing under the laws of the State of Delaware. The Bank is an Illinois state bank validly existing and currently authorized to transact the business of banking under the laws of the state of Illinois.

(b) The Company has the corporate power and authority to execute, deliver and perform its obligations under the Merger Agreement, and the execution, delivery and performance thereof by the Company have been duly authorized by all necessary corporate action on the part of the Company.

(c) The authorized capital stock of the Company consists of [--------—] shares of common stock, $1.00 par value per share and [------—] shares of preferred stock, $1.00 par value per share.1 To our knowledge based solely upon the stock records and corporate minutes of the Company, immediately prior to the Effective Time (as defined in the Merger Agreement) there are [----—] shares of common stock issued and outstanding, [---—] shares of common stock held in treasury, and [--—] shares of preferred stock outstanding and held of record by [-------— ]. The issued and outstanding shares of common stock and preferred stock of the Company have been duly and validly authorized and issued and are fully paid and nonassessable. [Except for the {preferred stock}], the common stock of the Company is subject to no preferences, qualifications, limitations, restrictions or special or relative rights under the Company’s certificate of incorporation other than as set forth therein. To our knowledge, there are no options, agreements, contracts, or other rights in existence to purchase or acquire from the Company any shares of capital stock of the Company, whether now or hereafter authorized or issued.

(d) The authorized capital stock of the Bank consists of [---—] shares of common stock, $10.00 par value per share. To our knowledge based solely upon the stock records and corporate minutes of the Bank, [------—] of such shares of common stock are issued and outstanding. The issued and outstanding shares of common stock of the Bank have been duly and validly authorized and issued and are fully paid and nonassessable (except as provided in 12 U.S.C. §55) and owned by the Company. To our knowledge, there are no options, agreements, contracts or other rights in existence to purchase or acquire from the Bank any shares of capital stock of the Bank, whether now or hereafter authorized or issued.

(e) The Merger Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors generally and to general principles of equity.

(f) The execution and delivery by the Company of the Merger Agreement do not, and the performance by the Company of its obligations under the Merger Agreement will not, (i) violate or conflict with the certificate of incorporation or by-laws of the Company, (ii) violate any banking law, rule or regulation applicable to the Company or the Bank, (iii) violate any judgment, injunction, order or decree which is listed on the Officer’s Certificate of the Company attached to this opinion letter or (iv) breach or result in a default under any indenture, mortgage, instrument or agreement listed on the Officer’s Certificate of the Company attached to this opinion letter.

(g) The execution and delivery by the Company of the Merger Agreement does not require any consent or approval of, or filing or registration with, any Governmental Authority (as such term is defined in the Merger Agreement), except such as have been obtained or made pursuant to the Merger Agreement.

In rendering its opinion, such counsel may rely as to matters of fact upon such certificates of the officers of the Company and the Bank or governmental officials as such counsel deems appropriate.

[1]	Reference to preferred stock to be updated to reflect capitalization at Closing.

Exhibit E

FORM OF EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made by and between Hyde Park Bank and Trust Company, an Illinois state bank (“Employer”) and                             , an individual resident in the State of Illinois (“Executive”) as of September         , 2012.

WITNESSETH THAT:

WHEREAS, Employer is engaged in the business of general banking;

WHEREAS, Employer’s parent company, HPK Financial Corporation, a Delaware corporation (the “Parent”), and Wintrust Financial Corporation (“Wintrust”), have executed and delivered as of the date hereof an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Wintrust shall acquire, in accordance with the terms and conditions set forth in the Merger Agreement, the Parent via the Merger (as such term is defined therein), upon which Employer shall become a wholly owned subsidiary of Wintrust;

WHEREAS, the Merger Agreement provides that, as a condition to Closing (as such term is defined therein), Executive shall have entered into this Agreement on the terms and conditions set forth herein, which Agreement is to become effective as of the consummation of the Merger (the “Effective Date”);

WHEREAS, Executive acknowledges and agrees that this Agreement is ancillary to the Merger Agreement and that Wintrust would not enter into the transactions contemplated by the Merger Agreement if the Executive did not execute and deliver this Agreement;

WHEREAS, Executive has particular expertise and knowledge concerning the business of Employer;

WHEREAS, by virtue of Executive’s employment with Employer, Executive will become acquainted with certain confidential information regarding the services, customers, methods of doing business, strategic plans, marketing, and other aspects of the business of Employer, Wintrust or its Affiliates;

WHEREAS, Employer and Executive desire to state and set forth in this Agreement the terms, conditions and obligations of the parties with respect to such employment; and as of the Effective Date this Agreement is intended by the parties to supersede all previous agreements and understanding, whether written or oral, concerning such employment.

NOW THEREFORE, in consideration of the covenants and agreements contained herein, of Executive’s employment, of the compensation to be paid by Employer for Executive’s services, and of Employer’s other undertakings in this Agreement, the parties hereto do hereby agree as follows:

1. Scope of Employment. Executive will be employed as [Title] of Employer and shall perform such duties as may be assigned to Executive by the Chief Executive Officer and/or the Board of Directors of Employer in such position. Executive agrees that during Executive’s employment Executive will be subject to and abide by the written policies and practices of Employer and Wintrust. Executive also agrees to assume such new or additional positions and responsibilities commensurate with the position of [Title] of Employer as Executive may from time to time be assigned for or on behalf of Employer or Wintrust, it being understood that in the event Wintrust decides to combine Employer or certain of its operations with those of Employer’s Affiliate Beverly Bank & Trust, that the position of “[Title] — Beverly Bank & Trust” of such combined entity shall be within the scope of Executive’s employment hereunder and that, following such combination, references to Employer hereunder shall include references to Beverly Bank & Trust. Notwithstanding the foregoing, during the Term (as defined in Section 8 herein) of this Agreement, Executive will not be required without Executive’s consent to move Executive’s principal business location to another location more than a 35 mile radius from Executive’s

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principal business location. For purposes of this Agreement, the term “Affiliate” shall include but not be limited to the entities listed in Exhibit A to this Agreement and any subsidiary of any of such entities and shall further include any present or future affiliate of any of them as defined by the rules and regulations of the Federal Reserve Board. In the event Executive shall perform services for Wintrust or any Affiliate, the provisions of this Agreement shall also apply to the performance of such services by Executive on behalf of Wintrust or any Affiliate.

2. Compensation and Benefits. During the Term, Executive shall be entitled to the following compensation and benefits:

(a) Executive’s annual base salary (the “Annual Base Salary”) shall be as set forth in Schedule A, and shall be payable in accordance with the normal payroll practices of Employer. During the Term, the Annual Base Salary may be increased or decreased by Employer, its sole and absolute discretion, provided that the Annual Base Salary may not be decreased below the amount set forth on Schedule A without Executive’s consent so long as Executive remains a full-time employee of Employer.

(b) Executive shall be eligible to receive an annual performance-based bonus (the “Incentive Bonus”) as set forth in Schedule A. The actual amount of the Incentive Bonus (if any) earned by and payable to the Executive for each fiscal year in the Term shall be determined by the Compensation Committee of Wintrust’s Board of Directors and/or the Board of Directors of Employer, in their sole and absolute discretion, based upon the satisfaction of goals and objectives applicable to Executive and established by the Compensation Committee of Wintrust’s Board of Directors and/or the Board of Directors of Employer. Any Incentive Bonus payable pursuant to this Section 2(b) shall be subject to, and paid to Executive in accordance with, the terms and conditions of the Employer’s annual bonus guidelines as in effect from time to time.

(c) Executive will be entitled to coverage under such compensation plans, insurance plans and other fringe benefit plans and programs as may from time to time be established for similarly-situated employees of Employer, Wintrust and its Affiliates in accordance with the terms and conditions of such plans and programs. Executive shall also be eligible to participate in the Wintrust 2007 Stock Incentive Plan or any successor Plan thereto.

3. Extent of Service. Executive shall devote Executive’s entire business time, attention and energies to the business of Employer during the Term of this Agreement; but this shall not be construed as preventing Executive from (a) investing Executive’s personal assets in such form or manner as will not require any services on the part of Executive in the operation or the affairs of the corporations, partnerships and other entities in which such investments are made and in which Executive’s participation is solely that of an investor (subject to any and all rules and regulations of applicable banking regulators or policies of the Employer governing transactions with affiliates and ownership interests in customers); (b) engaging (whether or not during normal business hours) in any other business, professional or civic activities provided that the Board of Directors of Employer approves of such activities and Executive’s engagement does not result in a violation of Executive’s covenants under this Section or Sections 4 or 5 hereof; or (c) accepting appointments to the boards of directors of other companies provided that the Board of Directors of Employer approves of such appointments and Executive’s performance of Executive’s duties on such boards does not result in a violation of Executive’s covenants under this Section or Sections 4 and 5 hereof.

4. Competition. Other than in connection with Executive’s performance of Executive’s duties hereunder, during the period in which Executive performs services for Employer and for a period of one year after termination of Executive’s employment with Employer with respect to clauses (a) and (e) of this Section 4, and 18-months after termination of Executive’s employment with Employer with respect to clauses (b), (c) and (d) of this Section 4, regardless of the reason for such termination of employment, Executive shall not directly or indirectly, either alone or in conjunction with any other person, firm, association, company or corporation:

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(a) serve as an owner, principal, agent, senior manager, employee or in a position comparable to that held by Executive at any time during Executive’s employment with Employer, for a bank or other financial institution (or any branch or affiliate thereof) which offers to its customers commercial and community banking and/or trust and investment services, and which is located within ten miles of the principal office or any branch office of the Employer;

(b) solicit or conduct business which involves commercial and community banking and/or trust and investment services with any person, corporation or other entity which was (i) a customer of the Employer, Wintrust or any other Affiliate of Wintrust with whom Executive had direct or indirect contact while employed by Employer or about whom Executive obtained Confidential Information during the fifteen months prior to the termination of Executive’s employment with Employer, or (ii) a potential customer with whom Employer, Wintrust, or any Affiliate has, at the time of Executive’s termination of employment with Employer, an outstanding oral or written proposal to provide commercial and community banking and/or trust and investment services and with whom Executive had direct or indirect contact while employed by Employer;

(c) request, advise or directly or indirectly invite any of the existing customers, suppliers or service providers of Employer, Wintrust or any other Affiliate of Wintrust to withdraw, curtail or cancel its business with Employer, Wintrust or any other Affiliate of Wintrust, other than through mass mailings or general advertisements not specifically directed at customers of Employer, Wintrust or any Affiliate;

(d) hire, solicit, induce or attempt to solicit or induce any employee, consultant, or agent of Employer, Wintrust or any other Affiliate of Wintrust (i) to terminate his or her employment or association with Employer or (ii) to become employed by or serve in any capacity by a bank or other financial institution; or

(e) in any way participate in planning or opening a bank or other financial institution which is located or will be located within a ten mile radius of the principal office or any branch office of the Employer. For the purposes of this Agreement, in the event Executive’s geographic area of responsibility as specified herein shall change during employment with Employer, or as the result of performing services for Wintrust or any Affiliate of Wintrust, the Executive’s obligation stated in Sections 4(a) and 4(e) shall apply to a ten mile radius of Executive’s revised geographic area of responsibility.

Notwithstanding the foregoing, (a) Executive shall not be prevented from: (i) investing or owning shares of stock of any corporation engaged in any business provided that such shares are regularly traded on a national securities exchange or any over-the-counter market; (ii) retaining any shares of stock in any corporation which Executive owned prior to the date of Executive’s employment with Employer (subject to any and all rules and regulations of applicable banking regulators or policies of the Employer governing transactions with affiliates and ownership interests in customers); or (iii) investing as a limited partner (without decision-making authority) in any private equity fund, provided that Executive’s involvement in such investment is solely that of a passive investor (subject to any and all rules and regulations of applicable banking regulators or policies of the Employer governing transactions with affiliates and ownership interests in customers), and (b) Executive shall not be in violation of Sections 4(a) or 4(e) of this Agreement if, during the one -year period following termination of employment Executive accepts employment or invests in a bank or other financial institution which is within a ten mile radius of the principal offices or any branch office of Wintrust or any Affiliate of Wintrust (other than Employer) as long as such facility is not within a ten mile radius of the principal office or any branch office of the Employer.

5. Confidential Information. Executive acknowledges that, during Executive’s employment with Employer, Executive has and will obtain access to Confidential Information of and for Employer, Wintrust or its Affiliates. For purposes of this Agreement, “Confidential Information” shall mean information not generally known or available without restriction to the trade or industry, including, without limitation, the following categories of information and documentation: (a) documentation and information relating to lending customers of Employer, Wintrust or any Affiliate, including, but not limited to, lists of lending clients with their addresses and account

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numbers, credit analysis reports and other credit files, outstanding loan amounts, repayment dates and instructions, information regarding the use of the loan proceeds, and loan maturity and renewal dates; (b) documentation and information relating to depositors of Employer, Wintrust or any Affiliate, including, but not limited to, lists of depositors with their addresses and account numbers, amounts held on deposit, types of depository products used and the number of accounts per customer; (c) documentation and information relating to trust customers of Employer, Wintrust or any Affiliate, including, but not limited to, lists of trust customers with their addresses and account numbers, trust investment management contracts, identity of investment managers, trust corpus amounts, and grantor and beneficiary information; (d) documentation and information relating to investment management clients of Employer, Wintrust or any Affiliate, including, but not limited to, lists of investors with their addresses, account numbers and beneficiary information, investment management contracts, amount of assets held for management, and the nature of the investment products used; (e) the identity of actual or potential customers of Employer, Wintrust or any Affiliate, including lists of the same; (f) the identity of suppliers and service providers of Employer, Wintrust or any Affiliate, including lists of the same and the material terms of any supply or service contracts; (g) marketing materials and information regarding the products and services offered by Employer, Wintrust or any Affiliate and the nature and scope of use of such marketing materials and product information; (h) policy and procedure manuals and other materials used by Employer, Wintrust or any Affiliate in the training and development of its employees; (i) identity and contents of all computer systems, programs and software utilized by Employer, Wintrust or any Affiliate to conduct its operations and manuals or other instructions for their use; (j) minutes or other summaries of Board of Directors or other department or committee meetings held by Employer, Wintrust or any Affiliate; (k) the business and strategic growth plans of Employer, Wintrust or any Affiliate; and (l) confidential communication materials provided for shareholders of Employer, Wintrust or any Affiliate. Absent prior authorization by Employer or as required in Executive’s duties for Employer, Executive will not at any time, directly or indirectly, use, permit the use of, disclose or permit the disclosure to any third party of any such Confidential Information to which Executive will be provided access. These obligations apply both during Executive’s employment with Employer and shall continue beyond the termination of Executive’s employment and this Agreement.

6. Inventions. All discoveries, designs, improvements, ideas, and inventions, whether patentable or not, relating to (or suggested by or resulting from) products, services, or other technology of Employer, Wintrust or any Affiliate or relating to (or suggested by or resulting from) methods or processes used or usable in connection with the business of Employer, Wintrust or any Affiliate that may be conceived, developed, or made by Executive during employment with Employer (hereinafter “Inventions”), either solely or jointly with others, shall automatically become the sole property of Employer, Wintrust or an Affiliate. Executive shall immediately disclose to Employer all such Inventions and shall, without additional compensation, execute all assignments and other documents deemed necessary to perfect the property rights of Employer, Wintrust or any Affiliate therein. These obligations shall continue beyond the termination of Executive’s employment with respect to Inventions conceived, developed, or made by Executive during employment with Employer. The provisions of this Section 6 shall not apply to any Invention for which no equipment, supplies, facility, or trade secret information of Employer, Wintrust or any Affiliate is used by Executive and which is developed entirely on Executive’s own time, unless (a) such Invention relates (i) to the business of Employer, Wintrust or an Affiliate or (ii) to the actual or demonstrably anticipated research or development of Employer, Wintrust or an Affiliate, or (b) such Invention results from work performed by Executive for Employer.

7. Remedies. Executive acknowledges that compliance with the terms of this Agreement is necessary to protect the Confidential Information and goodwill of Employer, Wintrust and its Affiliates and that any breach by Executive of this Agreement will cause continuing and irreparable injury to Employer, Wintrust and its Affiliates for which money damages would not be an adequate remedy. Executive acknowledges that Wintrust and all other Affiliates are and are intended to be third party beneficiaries of this Agreement. Executive acknowledges that Employer, Wintrust and any Affiliate shall, in addition to any other rights or remedies they may have, be entitled to injunctive relief for any breach by Executive of any part of this Agreement. This Agreement shall not in any way limit the remedies in law or equity otherwise available to Employer, Wintrust and its Affiliates.

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8. Term of Agreement. Unless terminated sooner as provided in Section 9, the initial term of Executive’s employment pursuant to this Agreement (“Initial Term”) shall be two (2) years, commencing on the Effective Date; provided, however, that in the event the Merger Agreement is terminated for any reason without the Closing (as defined in the Merger Agreement) of the merger contemplated thereby, this Agreement shall simultaneously terminate without further obligation or liability on the part of any party hereto. After such Initial Term, this Agreement shall be extended automatically for successive one-year terms, unless either Executive or Employer gives contrary written notice not less than 60 days in advance of the expiration of the Initial Term or any succeeding term of this Agreement or unless terminated sooner as provided in Section 9. Notwithstanding the foregoing, if at any time during the Initial Term or any successive one-year term there is a Change in Control of Employer (as defined in Section 9(d)), then upon the first occurrence of such a Change in Control, the Initial Term or the successive one-year term of this Agreement (whichever is in effect as of the date of the Change in Control) shall automatically extend for the greater of: (a) the amount of time remaining on Executive’s Initial Term of employment if such first occurrence of a Change in Control occurs during the Initial Term, or (b) two (2) years from the date of such first occurrence of a Change in Control. In the event that Executive’s Initial Term or successive one-year term is extended due to such a Change in Control, such extension shall further be extended automatically for successive one-year terms unless either Executive or Employer gives contrary written notice not less than 60 days in advance of the expiration of the extension of this Agreement or unless terminated sooner as provided in Section 9. The Initial Term, together with any extension thereof in accordance with this Section 8, shall be referred to herein as the “Term.”

9. Termination of Employment.

(a) General Provisions. Executive’s employment may be terminated by Employer at any time for any reason, with or without cause, and, except as otherwise provided in this Section 9, any and all of Employer’s obligations under this Agreement shall terminate, other than Employer’s obligation to pay Executive, within 30 days of Executive’s termination of employment, the full amount of any earned but unpaid base salary and accrued but unpaid vacation pay earned by Executive pursuant to this Agreement through and including the date of termination and to observe the terms and conditions of any plan or benefit arrangement which, by its terms, survives such termination of Executive’s employment. The payments to be made under this Section 9(a) shall be made to Executive, or in the event of Executive’s death, to such beneficiary as Executive may designate in writing to Employer for that purpose, or if Executive has not so designated, then to the spouse of Executive, or if none is surviving, then to the estate of Executive. Notwithstanding the foregoing, termination of employment shall not affect the obligations of Executive that, pursuant to the express provisions of this Agreement, continue in effect.

(b) Termination Without Cause.

(i) Payment. In the event Executive’s employment is terminated without Cause (as such term is defined in Section 9(f) hereof) by Employer during the Term of this Agreement, other than upon the expiration of the Term of this Agreement, Employer shall pay Severance Pay to Executive. Severance Pay under this Section 9(b)(i) shall mean the sum of (A) an amount equal to Executive’s then current Annual Base Salary, plus (B) an amount equal to the target Incentive Bonus as set forth on Schedule A hereto. Notwithstanding anything herein to the contrary, annual incentive compensation shall not include any equity-based award or cash award with a vesting period of greater than one-year. Severance Pay under this Section 9(b) shall be paid ratably over a 12-month period beginning on the first payroll period following such termination and on each payroll period thereafter during such Severance Pay period.

(ii) Reduction of Payment Due To Earned Income. The amount of Severance Pay under this Section 9(b) shall also be reduced by any income earned by Executive, whether paid to Executive immediately or deferred until a later date, during the applicable Severance Pay period from employment of any sort, including without limitation full, part time or temporary employment or work as an independent contractor or as a consultant; provided that, if Executive was a member of the board of directors of another company at the time of

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Executive’s termination, the amount of Severance Pay under this Section 9(b) shall not be reduced by any income earned by Executive during the applicable Severance Pay period due to Executive’s continued service in such capacity. Notwithstanding the foregoing, Executive’s Severance Pay to be paid under this Section 9(b) shall not be less than an amount to provide Executive with a gross monthly payment of $8,333.34 during the 12-month Severance Pay period. Executive agrees to promptly notify Employer if Executive obtains employment of any sort during the applicable Severance Pay period and to provide Employer with a copy of his earnings statements or other payroll or income records for each calendar month during the 12-month Severance Pay period and a summary of any contributions received under any deferred compensation arrangement for each calendar month during the 12-month Severance Pay period. In addition, no later than 45 days following the expiration of each calendar year during the 12-month Severance Pay period, Executive shall deliver to the Employer all W-2 and 1099 forms received during such calendar year.

(iii) Company-Paid Health Insurance. In the event of Executive’s termination pursuant to this Section 9(b), from the termination date through the earliest of (A) the expiration of the maximum period of COBRA coverage, (B) the date on which Executive becomes eligible for coverage under another group health insurance plan with no pre-existing condition limitation or exclusion, or (C) the date on which Executive becomes entitled to benefits under Medicare, Executive (and any qualified dependents) shall be entitled to group health insurance coverage under the Employer’s group health insurance plan for employees (as such plan is then in effect and as it may be amended at any time and from time to time during the period of coverage) in which Executive was participating immediately prior to termination, at Employer’s expense, subject to any normal employee contributions, if any. The period during which Executive is being provided with health insurance under this Agreement shall be credited against Executive’s period of COBRA coverage, if any. Executive shall promptly notify Employer if, prior to the expiration of the maximum period of COBRA coverage, Executive becomes eligible for coverage under another group health plan with no pre-existing condition limitation or exclusion or Executive becomes entitled to benefits under Medicare.

(c) Constructive Termination.

(i) Payment. If Executive suffers a Constructive Termination during the Term of this Agreement, other than upon the expiration of the Term of this Agreement, Employer shall pay Severance Pay to Executive in the amounts and at the times described in Section 9(b) hereof. For purposes of this Agreement, “Constructive Termination” means (A) a material reduction by Employer in the duties and responsibilities of Executive or (B) a reduction by Employer of Executive’s “Adjusted Total Compensation” (as hereinafter defined) to (1) less than seventy-five percent (75%) of the Adjusted Total Compensation of Executive for the twelve-month period ending as of the last day of the month immediately preceding the month in which the Constructive Termination occurs; or (2) less than seventy-five percent (75%) of the Executive’s Adjusted Total Compensation for the twelve-month period ending as of the last day of the month preceding the Effective Date, whichever is greater; provided, however, that with respect to either (1) or (2), if Executive is employed by Employer or any Affiliate of Employer for less than twelve months, Adjusted Total Compensation shall be calculated based on the initial annual base salary and value of perquisites, determined by the Employer as of the date Executive commences employment with the Employer or such Affiliate. A Constructive Termination does not include termination for Cause as defined in Section 9(f), termination without Cause as defined in Section 9(b), termination due to death, or termination due to a permanent disability (as hereinafter defined).

(ii) Reduction of Payment Due To Earned Income. The amount of Severance Pay under this Section 9(c) shall be reduced by any income earned by Executive, whether paid to Executive immediately or deferred until a later date, during such Severance Pay period from employment of any sort, including without limitation full, part time or temporary employment or work as an independent contractor or as a consultant; provided that, if Executive was a member of the board of directors of another company at the time of Executive’s termination, the amount of Severance Pay under this Section 9(c) shall not be reduced by any income earned by Executive during the applicable Severance Pay period due to Executive’s continued service in such capacity. Notwithstanding the foregoing, Executive’s Severance Pay to be paid under this Section 9(c) shall not be less

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than an amount to provide Executive with a gross monthly payment of $8,333.34 during the 12-month Severance Pay period. Executive agrees to promptly notify Employer if Executive obtains employment of any sort during the applicable Severance Pay period and to provide Employer with a copy of his earnings statements or other payroll or income records for each calendar month during the 12-month Severance Pay period and a summary of any contributions received under any deferred compensation arrangement for each calendar month during the 12-month Severance Pay period. In addition, no later than 45 days following the expiration of each calendar year during the 12-month Severance Pay period, Executive shall deliver to the Employer all W-2 and 1099 forms received during such calendar year.

(iii) Company-Paid Health Insurance. In the event of Executive’s termination pursuant to this Section 9(c), from the termination date through the earliest of (A) the expiration of the maximum period of COBRA coverage, (B) the date on which Executive becomes eligible for coverage under another group health insurance plan with no pre-existing condition limitation or exclusion, or (C) the date on which Executive becomes entitled to benefits under Medicare, Executive (and any qualified dependents) shall be entitled to group health insurance coverage under the Employer’s group health insurance plan for employees (as such plan is then in effect and as it may be amended at any time and from time to time during the period of coverage) in which Executive was participating immediately prior to termination, at Employer’s expense, subject to any normal employee contributions, if any. The period during which Executive is being provided with health insurance under this Agreement shall be credited against Executive’s period of COBRA coverage, if any. Executive shall promptly notify Employer if, prior to the expiration of the maximum period of COBRA coverage, Executive becomes eligible for coverage under another group health plan with no pre-existing condition limitation or exclusion or Executive becomes entitled to benefits under Medicare.

(iv) Definitions.

(A) For the purposes of this Agreement, “Adjusted Total Compensation” means the aggregate base salary earned by the Executive plus the dollar value of all perquisites (i.e. Employer provided car, club dues and supplemental life insurance) as estimated by Employer. Adjusted Total Compensation shall exclude any bonus payments, annual or long-term cash incentive compensation or equity-based compensation paid to, awarded to or earned by the Executive. For the purposes of this Section 9(c), the Executive will not be deemed to have incurred a reduction by Employer of Executive’s Adjusted Total Compensation if there is a general reduction in base salaries and/or perquisites applicable to the President, Chief Executive Officer and all Vice Presidents of Employer.

(B) For the purposes of this Agreement, “permanent disability” means any mental or physical illness, disability or incapacity that renders Executive unable to perform Executive’s duties hereunder where (x) such permanent disability has been determined to exist by a physician selected by Employer or (y) Employer has reasonably determined, based on such physician’s advice, that such disability will continue for 180 days or more within any 365-day period, of which at least 90 days are consecutive. Executive shall cooperate in all respects with Employer if a question arises as to whether he has become disabled (including, without limitation, submitting to an examination by a physician or other health care specialist selected by Employer and authorizing such physician or other health care specialist to discuss Executive’s condition with Employer).

(d) Termination Upon Change In Control.

(i) Payment. In the event that within eighteen months after a Change in Control (as defined below) of Employer or Wintrust (A) Executive’s employment is terminated without Cause (as such term is defined in Section 9(f) hereof) prior to the expiration of the Term of this Agreement or (B) Executive suffers a Constructive Termination prior to the expiration of the Term of this Agreement, Employer (or the successor thereto) shall pay Severance Pay to Executive in the amount that is equivalent to the amount described in Section 9(b) hereof in a lump sum within 30 days following the date of Executive’s termination or Constructive Termination; provided,

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however, that if such Change in Control is not a “change in control event,” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), then such Severance Pay shall be paid at the same time and in the same form as set forth in Section 9(b)(i).

(ii) For the purposes of this Agreement, a “Change in Control” of Employer or Wintrust shall have the same meaning as provided in Section 12(c) of the Wintrust 2007 Stock Incentive Plan; provided that both Employer and Wintrust shall be deemed to be the “Corporation” (or any successor term) in the application of such definition.

(iii) Section 280G. Notwithstanding the foregoing, if the payment required to be paid under this Section 9(d), when considered either alone or with other payments paid or imputed to the Executive from Employer, Wintrust or an Affiliate that would be deemed “excess parachute payments” under Section 280G(b)(1) of the Code is deemed by Employer to be a “parachute payment” under Section 280G(b)(2) of the Code, then the amount of Severance Pay required to be paid under this Section 9(d) shall be automatically reduced in order of scheduled payments to an amount equal to $1.00 less than three times (3x) the “base amount” (as defined in Section 280G(3) of the Code) (the “Reduced Amount”). Provided, however, the preceding sentence shall not apply if the sum of (A) the amount of Severance Pay described in this Section 9(d) less (B) the amount of excise tax payable by the Executive under Section 4999 of the Code with respect to the amount of such Severance Pay and any other payments paid or imputed to the Executive from Employer, Wintrust or an Affiliate that would be deemed to be “excess parachute payments” under Section 280G(b)(1) of the Code, as further adjusted for payment of taxes by the Executive is greater than the Reduced Amount, as further adjusted for payment of taxes by the Executive. The decision of Employer (based upon the recommendations of its tax counsel and accountants) as to the characterization of payments as parachute payments, the value of parachute payments, the amount of excess parachute payments, the determination of any adjustments related to payment of taxes by the Executive and the payment of the Reduced Amount shall be final.

(iv) Company-Paid Health Insurance. In the event Executive becomes entitled to payments under this Section 9(d), from the termination date through the earliest of (A) the expiration of the maximum period of COBRA coverage, (B) the date on which Executive becomes eligible for coverage under another group health insurance plan with no pre-existing condition limitation or exclusion, or (C) the date on which Executive becomes entitled to benefits under Medicare, Executive (and any qualified dependents) shall be entitled to group health insurance coverage under the Employer’s group health insurance plan for employees (as such plan is then in effect and as it may be amended at any time and from time to time during the period of coverage) in which Executive was participating immediately prior to termination, at Employer’s expense, subject to any normal employee contributions, if any. The period during which Executive is being provided with health insurance under this Agreement shall be credited against Executive’s period of COBRA coverage, if any. Executive shall promptly notify Employer if, prior to the expiration of the maximum period of COBRA coverage, Executive becomes eligible for coverage under another group health plan with no pre-existing condition limitation or exclusion or Executive becomes entitled to benefits under Medicare.

(v) Definitions. For the purposes of this Section 9(d), the term “Constructive Termination” shall have the same meaning as such term is defined in Section 9(c) with the following modifications:

(A) A Constructive Termination shall be deemed to have occurred if after a Change in Control, the Executive’s Adjusted Total Compensation is reduced to less than (1) 100% of the Adjusted Total Compensation of Executive for the twelve-month period ending as of the last day of the month immediately preceding the month in which the Constructive Termination occurs or (2) 100% percent of the Executive’s Adjusted Total Compensation for the twelve-month period ending as of the last day of the month preceding the Effective Date, whichever is greater; provided, however, that with respect to either (1) or (2), if Executive is employed by Employer or any Affiliate of Employer for less than twelve months, Adjusted Total Compensation shall be calculated based on the initial annual base salary and value of perquisites, determined by the Employer as of the date Executive commences employment with the Employer or such Affiliate.

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(B) A Constructive Termination shall also be deemed to have occurred if after a Change in Control, Employer (or the successor thereto) delivers written notice to Executive that it will continue to employ Executive but will reject this Agreement (other than due to the expiration of the Term of this Agreement).

(C) The last sentence of subsection 9(c)(iv)(A) shall not be applicable to a Constructive Termination following a Change in Control.

(e) Voluntary Termination. Executive may voluntarily terminate employment during the Term of this Agreement by a delivery to Employer of a written notice at least 60 days in advance of the termination date. If Executive voluntarily terminates employment prior to the expiration of the Term of this Agreement, any and all of the Employer’s obligations under this Agreement shall terminate immediately except for the Employer’s obligations contained in Section 9(a) hereof. Notwithstanding the foregoing, termination of employment shall not affect the obligations of Executive that, pursuant to the express provisions of this Agreement, continue in effect following Executive’s termination of employment including, without limitation, Sections 4, 5 and 6 of this Agreement.

(f) Termination For Cause. If Executive is terminated for Cause as determined by the written resolution of Employer’s Board of Directors or any committee thereof designated by Employer’s Board of Directors, all obligations of the Employer shall terminate immediately except for Employer’s obligations described in Section 9(a) hereof. Notwithstanding the foregoing, termination of employment shall not affect the obligations of Executive that, pursuant to the express provisions of this Agreement, continue in effect. For purposes of this Agreement, termination for “Cause” means:

(i) Executive’s failure or refusal, after written notice thereof and after reasonable opportunity to cure, to perform specific directives approved by a majority of the Employer’s or Wintrust’s Board of Directors which are consistent with the scope and nature of Executive’s duties and responsibilities as provided in Section 1 of this Agreement;

(ii) Habitual drunkenness or illegal use of drugs which interferes with the performance of Executive’s duties and obligations under this Agreement;

(iii) Executive’s conviction of a felony;

(iv) Any defalcation or acts of gross or willful misconduct of Executive resulting in or potentially resulting in economic loss to Employer or Wintrust or substantial damage to Employer’s or Wintrust’s reputation;

(v) Any breach of Executive’s covenants contained in Sections 4 through 6 hereof;

(vi) A written order requiring termination of Executive from Executive’s position with Employer by any regulatory agency or body; or

(vii) Executive’s engagement, during the performance of Executive’s duties hereunder, in acts or omissions constituting fraud, intentional breach of fiduciary obligation, intentional wrongdoing or malfeasance, or intentional and material violation of applicable banking laws, rules, or regulations.

(g) Executive’s right to the Severance Pay per Sections 9(b) through 9(d) hereof shall be contingent upon (i) Executive having executed and delivered to Employer a release in such form as provided by the Employer not later than the date set forth in the release (but in no event more than 45 days after the date of termination) (the “Consideration Period”), (ii) Executive not revoking such release in accordance with the terms of the release and (ii) Executive not violating any of Executive’s on-going obligations under this Agreement; provided, however, that Employer has the discretion to pay to Executive the Severance Pay per Sections 9(b)

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through 9(d), as applicable, prior to Employer’s receipt of the release and/or the expiration of the release revocation period; provided further that if Executive does not execute and deliver a release to Employer prior to the expiration of the Consideration Period or if Executive revokes the release in accordance with its terms, Executive shall pay to Employer within 10 days following the expiration of the Consideration Period or the date such release was revoked, a lump sum payment of all Severance Pay received by Executive to date.

(h) The payment of Severance Pay to Executive pursuant to Sections 9(b) through 9(d) hereof shall be for and in full satisfaction of any and all claims Executive may have relating to or arising out of Executive’s employment and termination of employment by Employer, any and all claims Executive may have relating to or arising out of this Agreement and the termination thereof and any and all claims Executive may have arising under any statute, ordinance or regulation or under common law. Executive expressly acknowledges and agrees that, except for whatever claim Executive may have to Severance Pay, Executive shall not have any claim for damages or other relief of any sort relating to or arising out of Executive’s employment or termination of employment by Employer or relating to or arising out of this Agreement and the termination thereof.

(i) Upon termination of employment with Employer for any reason, Executive shall promptly deliver to Employer all writings, records, data, memoranda, contracts, orders, sales literature, price lists, client lists, data processing materials, and other documents, whether or not obtained from Employer, Wintrust or any Affiliate, which pertain to or were used by Executive in connection with Executive’s employment by Employer or which pertain to Wintrust or any other Affiliate, including, but not limited to, Confidential Information, as well as any automobiles, computers or other equipment which were purchased or leased by Employer for Executive.

10. Resolution of Disputes. Except as otherwise provided herein, any disputes arising under or in connection with this Agreement or in any way arising out of, relating to or associated with the Executive’s employment with Employer or the termination of such employment (“Claims”), that Executive may have against Employer, Wintrust or any Affiliate of Wintrust, or the officers, directors, employees or agents of Employer, Wintrust, or any Affiliate of Wintrust in their capacity as such or otherwise, or that Employer, Wintrust, or any Affiliate of Wintrust may have against Executive, shall be resolved by binding arbitration, to be held in Chicago, Illinois, in accordance with the rules and procedures of the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”) and the parties hereby agree to expedite such arbitration proceedings to the extent permitted by AAA. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The Claims covered by this Agreement include, but are not limited to: claims for wages or other compensation due; claims for breach of any contract or covenant, express or implied; tort claims; claims for discrimination, including but not limited to discrimination based on race, sex, sexual orientation, religion, national origin, age, marital status, handicap, disability or medical condition or harassment on any of the foregoing bases; claims for benefits, except as excluded in the following paragraph; and claims for violation of any federal, state or other governmental constitution, statute, ordinance, regulation, or public policy. The Claims covered by this Agreement do not include claims for workers’ compensation benefits or compensation; claims for unemployment compensation benefits; claims based upon an employee pension or benefit plan, the terms of which contain an arbitration or other non-judicial resolution procedure, in which case the provisions of such plan shall apply; and claims made by either Employer or the Executive for injunctive and/or other equitable relief regarding the covenants set forth in Sections 3, 4, 5 and 6 of this Agreement. Each party shall initially bear their own costs of the arbitration or litigation, except that, if Employer is found to have violated any material terms of this Agreement, Employer shall reimburse Executive for the entire amount of reasonable attorneys’ fees incurred by Executive as a result of the dispute hereunder in addition to the payment of any damages awarded to Executive.

11. General Provisions.

(a) All provisions of this Agreement are intended to be interpreted and construed in a manner to make such provisions valid, legal, and enforceable. To the extent that any Section of this Agreement or any word, phrase, clause, or sentence hereof shall be deemed by any court to be illegal or unenforceable, such word, clause,

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phrase, sentence, or Section shall be deemed modified, restricted, or omitted to the extent necessary to make this Agreement enforceable. Without limiting the generality of the foregoing, if the scope of any covenant in this Agreement is too broad to permit enforcement to its full extent, such covenant shall be enforced to the maximum extent provided by law; and Executive agrees that such scope may be judicially modified accordingly.

(b) This Agreement may be assigned by Employer. This Agreement and the covenants set forth herein shall inure to the benefit of and shall be binding upon the successors and assigns of Employer and Wintrust.

(c) This Agreement may not be assigned by Executive, but shall be binding upon Executive’s executors, administrators, heirs, and legal representatives.

(d) No waiver by either party of any breach by the other party of any of the obligations, covenants, or representations under this Agreement shall constitute a waiver of any prior or subsequent breach.

(e) Where in this Agreement the masculine gender is used, it shall include the feminine if the sense so requires.

(f) Employer may withhold from any payment that it is required to make under this Agreement amounts sufficient to satisfy applicable withholding requirements under any federal, state, or local law.

(g) This instrument constitutes the entire agreement of the parties with respect to its subject matter. This Agreement may not be changed or amended orally but only by an agreement in writing, signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought. Any other understandings and agreements, oral or written, respecting the subject matter hereof are hereby superseded and canceled.

(h) The provisions of Sections 4, 5, 6, 7, 9(g), 9(h), 10, 11, and 12 of this Agreement shall survive the termination of Executive’s employment with Employer and the expiration or termination of this Agreement; provided, however, that in the event the Merger Agreement is terminated for any reason without the Closing (as defined in the Merger Agreement) of the merger contemplated thereby, this Agreement shall simultaneously terminate without further obligation or liability on the part of any party hereto and no provisions of this Agreement shall survive such termination.

12. Governing Law. The parties agree that this Agreement shall be construed and governed by the laws of the State of Illinois, excepting its conflict of laws principles. Further, the parties acknowledge and specifically agree to the jurisdiction of the courts of the State of Illinois in the event of any dispute regarding Sections 3, 4, 5, or 6 of this Agreement.

13. Notice of Termination. Subject to the provisions of Section 8, in the event that Employer desires to terminate the employment of the Executive during the Term of this Agreement, Employer shall deliver to Executive a written notice of termination, stating whether the termination constitutes a termination in accordance with Section 9(b), 9(d), or 9(f). In the event that Executive determines in good faith that Executive has experienced a Constructive Termination under Section 9(c) or 9(d), Executive shall deliver to Employer a written notice stating the circumstances that constitute such Constructive Termination not later than 90 days after the initial existence of such circumstances and Employer shall have 30 days after receipt of such notice to remedy the circumstances that constitute Constructive Termination. In the event that the Executive desires to effect a voluntary termination of Executive’s employment in accordance with Section 9(e), Executive shall deliver a written notice of such voluntary termination to Employer.

14. Section 409A. This Agreement is intended to comply with the requirements of Section 409A of the Code, and shall be interpreted and construed consistently with such intent. The payments to Executive pursuant to this Agreement are also intended to be exempt from Section 409A of the Code to the maximum extent

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possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4), and for purposes of the separation pay exemption, each installment paid to Executive under this Agreement shall be considered a separate payment. In the event the terms of this Agreement would subject Executive to taxes or penalties under Section 409A of the Code (“409A Penalties”), Employer and Executive shall cooperate diligently to amend the terms of the Agreement to avoid such 409A Penalties, to the extent possible; provided that in no event shall Employer be responsible for any 409A Penalties that arise in connection with any amounts payable under this Agreement. To the extent any amounts under this Agreement are payable by reference to Executive’s “termination of employment” such term and similar terms shall be deemed to refer to Executive’s “separation from service,” within the meaning of Section 409A of the Code. Notwithstanding any other provision in this Agreement, if Executive is a “specified employee,” as defined in Section 409A of the Code, as of the date of Executive’s separation from service, then to the extent any amount payable under this Agreement (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (ii) is payable upon Executive’s separation from service and (iii) under the terms of this Agreement would be payable prior to the six-month anniversary of Executive’s separation from service, such payment shall be delayed until the earlier to occur of (a) the six-month anniversary of the separation from service or (b) the date of Executive’s death. Any reimbursement payable to Executive pursuant to this Agreement shall be conditioned on the submission by Executive of all expense reports reasonably required by Employer under any applicable expense reimbursement policy, and shall be paid to Executive within 30 days following receipt of such expense reports, but in no event later than the last day of the calendar year following the calendar year in which Executive incurred the reimbursable expense. Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, during any other calendar year. The right to any reimbursement or in-kind benefit pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit.

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date written opposite their signatures.

HYDE PARK BANK AND TRUST COMPANY

By:
Name:
Title:

EXECUTIVE

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EXHIBIT A

Advanced Investment Partners, LLC

Barrington Bank & Trust Company, N.A.

Beverly Bank & Trust Company, N.A.

Crystal Lake Bank & Trust Company, N.A.

First Insurance Funding of Canada

First Insurance Funding Corporation

Great Lakes Advisors Holdings LLC

Hinsdale Bank & Trust Company

Lake Forest Bank & Trust Company

Libertyville Bank & Trust Company

North Shore Community Bank & Trust

Northbrook Bank & Trust Company

Old Plank Trail Community Bank, N.A.

Schaumburg Bank & Trust Company, N.A.

St. Charles Bank & Trust Company

State Bank of the Lakes

The Chicago Trust Company, N.A.

Town Bank

Tricom, Inc. of Milwaukee

Village Bank & Trust

Wayne Hummer Investments, L.L.C.

Wheaton Bank & Trust Company

Wintrust Information Technology Services Company

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Schedule A - Compensation

1. Annual Base Salary. You shall be compensated at an annual rate of $                .

2. Incentive Bonus.

(a) Your Incentive Bonus shall have an expected target award opportunity of up to                  percent (        %) of your Annual Base Salary, subject to the discretion of the Compensation Committee of Wintrust’s Board of Directors as set forth in this Agreement.

(b) For the period from the Effective Date of this Agreement until March 1, 2014, for purposes of any payment under Section 9 hereof, the target Incentive Bonus shall be $                .

(c) For the period from March 1, 2014 and thereafter, for purposes of any payment under Section 9 hereof, the target Incentive Bonus shall be an amount equal to any annual incentive compensation paid to Executive during the twelve month period prior to termination under Wintrust’s bonus plan applicable to the Executive, as certified by the Compensation Committee of Wintrust’s Board of Directors.

3. Auto Allowance. You shall receive an auto allowance paid on a monthly basis in accordance with the Employer’s auto allowance policy (currently, the auto allowance is $1,000 per month).

Exhibit F

Form of Opinion of Wintrust Counsel

(a) Wintrust is duly registered as a financial holding company under the Bank Holding Company Act of 1956, as amended, and is a corporation validly existing and in good standing under the laws of the State of Illinois.

(b) Wintrust has the corporate power and authority to execute, deliver and perform its obligations under the Merger Agreement, and the execution, delivery and performance thereof by Wintrust have been duly authorized by all necessary corporate action on the part of Wintrust.

(c) Wintrust BHC Merger Co. is a corporation validly existing and in good standing under the laws of the State of Delaware.

(d) Wintrust BHC Merger Co. has the corporate power and authority to execute, deliver and perform its obligations under the Merger Agreement, and the execution, delivery and performance thereof by Wintrust BHC Merger Co. have been duly authorized by all necessary company action on the part of Wintrust BHC Merger Co.

(e) The Merger Agreement has been duly executed and delivered by each of Wintrust and Wintrust BHC Merger Co. and constitutes the legal, valid and binding obligation of Wintrust and Wintrust BHC Merger Co., enforceable against Wintrust and Wintrust BHC Merger Co. in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors generally and to general principles of equity.

(f) The execution and delivery by Wintrust and Wintrust BHC Merger Co. of the Merger Agreement do not, and the performance by Wintrust and Wintrust BHC Merger Co. of their respective obligations under the Merger Agreement will not, (i) violate or conflict with the articles or certificate of incorporation or by-laws of Wintrust or Wintrust BHC Merger Co., (ii) violate any law, rule or regulation applicable to Wintrust or Wintrust BHC Merger Co., (iii) violate any judgment, injunction, order or decree which is listed on the Officer’s Certificate of Wintrust attached to this opinion letter or (iv) breach or result in a default under any indenture, mortgage, instrument or agreement which is filed as an Exhibit to Wintrust’s latest Annual Report on Form 10-K or to any subsequent Quarterly Report on Form 10-Q or otherwise listed on the Officer’s Certificate of Wintrust attached to this opinion letter.

(g) Neither the execution and delivery by Wintrust or Wintrust BHC Merger Co. of the Merger Agreement nor the performance by Wintrust or Wintrust BHC Merger Co. of its obligations under the Merger Agreement requires any consent or approval from or filing or registration with any Governmental Authority (as such term is defined in the Merger Agreement), except such as have been obtained or made pursuant to the Merger Agreement.

(h) The shares of Wintrust Common Stock to be issued to the shareholders of HPK Financial Corporation at Closing have been duly authorized and, when issued in accordance with the Merger Agreement, will be validly issued, fully paid and non-assessable.

In rendering its opinion, such counsel may rely as to matters of fact upon such certificates of the officers of Wintrust, Wintrust BHC Merger Co., or governmental officials as such counsel deems appropriate.

Annex B

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex C

FORM OF VOTING AGREEMENT

THIS AGREEMENT (“Agreement”) is made and entered into as of the 18th day of September, 2012, by and between the undersigned stockholders (each, a “Stockholder,” and collectively, the “Stockholders”) of HPK FINANCIAL CORPORATION, a Delaware corporation (the “COMPANY”), and WINTRUST FINANCIAL CORPORATION, an Illinois corporation (“WINTRUST”).

WITNESSETH:

WHEREAS, the Company and Wintrust, together with Wintrust’s wholly owned subsidiary Wintrust BHC Merger Co., have entered into an Agreement and Plan of Merger dated as of the date hereof (the “Merger Agreement”) (capitalized terms used but not defined in this Agreement shall have the meanings given them in the Merger Agreement);

WHEREAS, it is a condition precedent to Wintrust’s obligations under the Merger Agreement that each of the Stockholders shall have executed and delivered this Agreement, solely in their capacities as stockholders of the Company; and

WHEREAS, each Stockholder owns and is entitled to vote the number of issued and outstanding shares of common stock of the Company (the “Company Common Shares”) set forth opposite such Stockholder’s name on Schedule 1 attached hereto and has agreed to vote such Stockholder’s Company Common Shares pursuant to the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants and agreements set forth herein, the Stockholders and Wintrust hereby agree as follows:

Section 1. Voting of Shares. Each Stockholder hereby agrees that at any meeting of the stockholders of the Company and in any action by written consent of the stockholders of the Company, such Stockholder shall vote the Company Common Shares which such Stockholder owns and is entitled to vote (a) in favor of the transactions contemplated by the Merger Agreement, (b) against any action or agreement which would result in a breach of any term of, or any other obligation of the Company under, the Merger Agreement, and (c) against any action or agreement which would impede, interfere with or attempt to discourage the transactions contemplated by the Merger Agreement; provided, however, that nothing in this Agreement shall prevent a Stockholder who may also serve as a director of the Company from discharging his or her fiduciary duties to the Company. Each Stockholder agrees that the Company shall be authorized to include in any proxy or material transmitted to stockholders of the Company, a statement to the effect that the Stockholder is a party to this Agreement and has committed to vote in favor of the transactions contemplated by the Merger Agreement.

Section 2. Term of Agreement. This Agreement shall be effective from the date hereof and shall terminate and be of no further force and effect upon the earlier of (i) the Effective Time (as defined in the Merger Agreement), or (ii) the termination of the Merger Agreement in accordance with its terms, which includes termination in the event the Company Board determines that its fiduciary duties require it to accept an unsolicited Acquisition Proposal from a third party pursuant to Section 4.12 of the Merger Agreement.

Section 3. Covenants of Stockholders. Each Stockholder agrees not to: except to the extent contained in this Agreement, grant any proxies, deposit any Company Common Shares into a voting trust or enter into a voting agreement with respect to any Company Common Shares; or without the prior written approval of Wintrust, solicit, initiate or encourage any inquiries or proposals for a merger or other business combination involving the Company.

Section 4. Representations and Warranties of Stockholders. Each Stockholder represents and warrants to Wintrust as follows: (a) such Stockholder owns, and is entitled to vote in accordance with such Stockholder’s commitments under this Agreement, the number of Company Common Shares set forth opposite his or her name on Schedule 1 hereto, and does not own or have any right to acquire any Company Common Shares not listed on Schedule 1; (b) such Stockholder has the right, power and authority to execute, deliver and perform under this Agreement; such execution, delivery and performance will not violate, or require any consent, approval, or notice under any provision of law or result in the breach of any outstanding agreements or instruments to which such Stockholder is a party or is subject; and this Agreement has been duly executed and delivered by such Stockholder and constitutes a legal, valid and binding agreement of such Stockholder, enforceable in accordance with its terms; (c) except as set forth in the next sentence, such Stockholder’s Company Common Shares listed as owned on Schedule 1 hereto are now and will remain owned by such Stockholder, free and clear of all voting trusts, voting agreements, proxies, liens, claims, liabilities, security interests, marital property rights or any other encumbrances whatsoever (other than (i) pledges for loans entered into in the ordinary course and (ii) rights of Wintrust and encumbrances respecting such Company Common Shares created pursuant to this Agreement or the Merger Agreement); and (d) other than this Agreement and the Merger Agreement, there are no outstanding options, warrants or rights to purchase or acquire, or agreements related to, such Stockholder’s Company Common Shares. Notwithstanding anything contained in this Agreement to the contrary, at any time prior to the Closing, each Stockholder shall be permitted to transfer ownership and voting rights of up to an aggregate of two percent (2%) of such Stockholder’s Company Common Shares listed as owned on Schedule 1 to a family member of such Stockholder without obtaining Wintrust’s prior consent or approval of such transfer. For purposes of the preceding sentence, “family member” shall mean any child, step-child, grandchild, parent, step-parent, grandparent, spouse, sibling, nephew, niece, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law and shall include adoptive relationships.

Section 5. Representations and Warranties of Wintrust. Wintrust has the right, power and authority to execute and deliver this Agreement; such execution and delivery will not violate, or require any consent, approval, or notice under any provision of law or result in the breach of any outstanding agreements or instruments to which Wintrust is a party or is subject; and this Agreement has been duly executed and delivered by Wintrust and constitutes a legal, valid and binding agreement of Wintrust, enforceable in accordance with its terms.

Section 6. Transferability. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Wintrust may assign this Agreement to a direct or indirect wholly-owned subsidiary or affiliate of Wintrust, provided that no such assignment shall relieve Wintrust of its obligations hereunder.

Section 7. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed by any of the Stockholders in accordance with its specific terms or was otherwise breached. It is accordingly agreed that Wintrust shall be entitled to injunctive relief to prevent breaches of this Agreement by the Stockholders and to enforce specifically the terms and provisions hereof in addition to any other remedy to which Wintrust is entitled at law or in equity.

Section 8. Further Assurances. Each Stockholder agrees to execute and deliver all such further documents and instruments and take all such further action as may be necessary or appropriate in order to consummate the transactions contemplated hereby.

Section 9. Entire Agreement and Amendment. (a) Except for the Merger Agreement and its ancillary agreements and instruments, this Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect hereto.

(b) This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

Section 10. Notices. Each notice, demand or other communication which may be or is required to be given under this Agreement shall be in writing and shall be deemed to have been properly given when delivered personally at the address set forth herein for Wintrust or the address on Schedule 1 for each of the Stockholders, when sent by facsimile or other electronic transmission to the respective facsimile transmission numbers of the parties with telephone confirmation of receipt, or the day after sending by recognized overnight courier or if by the United States registered or certified mail, return receipt requested, postage prepaid two days after deposit therein.

Section 11. General Provisions. This Agreement shall be governed by the laws of the State of Illinois. This Agreement may be executed in counterparts, each of which shall be deemed to be an original. Headings are for convenience only and shall not affect the meaning of this Agreement. Any term of this Agreement which is invalid or unenforceable shall be ineffective only to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

WINTRUST FINANCIAL CORPORATION, an Illinois Corporation:

By:

Its:

	Address for Notices:	With a copy to
	Wintrust Financial Corporation	Matthew G. Galo
	9700 W. Higgins Road, Suite 800	Schiff Hardin LLP
	Rosemont, Illinois 60018	233 S. Wacker Drive, Suite 6600
Attn:	Lisa J. Pattis	Chicago, Illinois 60606-6473
Executive Vice President and General Counsel

STOCKHOLDERS:

SCHEDULE 1

NAME, ADDRESS AND FACSIMILE NUMBER OF STOCKHOLDER	NUMBER OF COMPANY COMMON SHARES OWNED BY STOCKHOLDER	NUMBER OF COMPANY COMMON SHARES ISSUABLE UNDER OPTIONS HELD BY STOCKHOLDER

PART II

Information Not Required in Prospectus

Item 20. Indemnification of Officers and Directors.

Section 8.75 of the IBCA provides generally and in pertinent parts that an Illinois corporation may indemnify its directors, officers, employees and agents, or anyone serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (in the case of actions by or in the right of the corporation) or against expenses, judgments, fines, and settlements (in all other cases) actually and reasonably incurred by them in connection with any action, suit, or proceeding if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation and, in connection with any criminal suit or proceeding, if in connection with the matters in issue, they had no reasonable cause to believe their conduct was unlawful, provided that no indemnification shall be made with respect to any claim, issue, or matter as to which such person has been adjudged to have been liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity. If a present or former director, officer or employee of an Illinois corporation has been successful in the defense of any such action, suit or proceeding, claim, issue or matter, such person shall be indemnified by the corporation against expenses.

Section 8.75 of the IBCA further permits an Illinois corporation to pay expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding if the director or officer undertakes to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by the corporation. An Illinois corporation may also grant additional indemnification through its by-laws, agreements, votes of shareholders or disinterested directors, or otherwise, and may purchase and maintain insurance on behalf of any indemnifiable person against any liability asserted against such person and incurred by such person in his or her capacity as an indemnifiable person whether or not the corporation would have the power to indemnify such person against liability under the terms of Section 8.75 of the IBCA.

Article NINTH of Wintrust’s amended and restated articles of incorporation, as amended, and Article VI of Wintrust’s amended and restated by-laws provide that Wintrust shall, to the full extent permitted by law, indemnify those persons whom Wintrust may indemnify pursuant thereto, and contain provisions substantially similar to Section 8.75 of the IBCA.

Wintrust has entered into individual indemnification agreements with each of its non-employee directors and certain of its executive officers, which we refer to as the indemnification agreements, which implement with more specificity the indemnification provisions provided by Wintrust’s by-laws and provide, among other things, that to the fullest extent permitted by applicable law, Wintrust will indemnify such director or officer against any and all losses, expenses and liabilities arising out of such director’s or officer’s service as a director or officer of Wintrust, as the case may be. The indemnification agreements also contain detailed provisions concerning expense advancement and reimbursement. The indemnification agreements are in addition to any other rights each non-employee director or officer may be entitled to under Wintrust’s articles of incorporation, by-laws and applicable law.

Wintrust has obtained directors’ and officers’ liability insurance. The policy provides for $70 million in coverage including prior acts dating to Wintrust’s inception and liabilities under the Securities Act.

Item 21. Exhibits and Financial Statement Schedules.

(a) Exhibits:

Exhibit Number	Description of Exhibit

2.1*	Agreement and Plan of Merger by and among Wintrust Financial Corporation, Wintrust BHC Merger Co. and HPK Financial Corporation., dated as of September 18, 2012 (included as Annex A to this proxy statement/prospectus).

3.1	Amended and Restated Articles of Incorporation of Wintrust Financial Corporation, as amended (incorporated by reference to Exhibit 3.1 of Wintrust’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 and Exhibits 3.1 and 3.2 of Wintrust’s Current Report on Form 8-K filed with the SEC on July 29, 2011).

3.2	Amended and Restated Certificate of Designations of Wintrust Financial Corporation filed on December 18, 2008 with the Secretary of State of the State of Illinois designating the preferences, limitations, voting powers and relative rights of the Series A Preferred Stock (incorporated by reference to Exhibit 3.2 of Wintrust’s Current Report on Form 8-K filed with the SEC on December 24, 2008).

3.3	Certificate of Designations of Wintrust Financial Corporation filed on March 15, 2012 with the Secretary of State of the State of Illinois designating the preferences, limitations, voting powers and relative rights of the Series C Preferred Stock (incorporated by reference to Exhibit 3.1 of Wintrust’s Current Report on Form 8-K filed with the SEC on March 19, 2012).

3.4	Amendment to Amended and Restated Articles of Incorporation of Wintrust Financial Corporation (incorporated by reference to Exhibit 3.1 of Wintrust’s Form 10-Q for the quarter ended June 30, 2012).

3.5	Amended and Restated By-laws of Wintrust Financial Corporation, as amended (incorporated by reference to Exhibit 3.2 of Wintrust’s Current Report on Form 8-K filed with the SEC on April 15, 2011).

5.1**	Opinion of Lisa J. Pattis, Esq.

8.1**	Tax Opinion of Barack Ferrazzano Kirschbaum & Nagelberg LLP.

23.1*	Consent of Ernst & Young LLP.

23.2**	Consent of Lisa J. Pattis, Esq. (included in Exhibit 5.1).

23.3**	Consent of Barack Ferrazzano Kirschbaum & Nagelberg LLP (included in Exhibit 8.1).

24.1**	Power of Attorney (contained in signature page to this Registration Statement).

99.1**	Form of proxy card.

99.2**	Form of election card.

*	Filed herewith
**	Previously filed

(b) Financial Statement Schedules:

All schedules for which provision is made in the applicable accounting regulations of the SEC have been omitted because they are not required, amounts which would otherwise be required to be shown with respect to any item are not material, are inapplicable or the required information has already been provided elsewhere or incorporated by reference in the registration statement.

Item 22: Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The undersigned registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to this registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against policy as expressed in the Act and will be governed by the final adjudication of such issue.

(e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rosemont, State of Illinois, on this 31st day of October, 2012.

WINTRUST FINANCIAL CORPORATION

By:	/s/ Lisa J. Pattis
Lisa J. Pattis Executive Vice President, General Counsel and Corporate Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

* Edward J. Wehmer	President, Chief Executive Officer and Director	October 31, 2012

* David L. Stoehr	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	October 31, 2012

* Peter D. Crist	Chairman of the Board of Directors	October 31, 2012

* Bruce K. Crowther	Director	October 31, 2012

* Joseph F. Damico	Director	October 31, 2012

* Bert A. Getz, Jr.	Director	October 31, 2012

* H. Patrick Hackett, Jr.	Director	October 31, 2012

* Scott K. Heitmann	Director	October 31, 2012

* Charles H. James III	Director	October 31, 2012

* Albin F. Moschner	Director	October 31, 2012

S-1

Name	Title	Date

* Thomas J. Neis	Director	October 31, 2012

* Christopher J. Perry	Director	October 31, 2012

* Ingrid S. Stafford	Director	October 31, 2012

* Sheila G. Talton	Director	October 31, 2012

*By:	/s/ Lisa J. Pattis
Lisa J. Pattis Attorney-in-Fact

S-2

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit

2.1*	Agreement and Plan of Merger by and among Wintrust Financial Corporation, Wintrust BHC Merger Co. and HPK Financial Corporation., dated as of September 18, 2012 (included as Annex A to this proxy statement/prospectus).

3.1	Amended and Restated Articles of Incorporation of Wintrust Financial Corporation, as amended (incorporated by reference to Exhibit 3.1 of Wintrust’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 and Exhibits 3.1 and 3.2 of Wintrust’s Current Report on Form 8-K filed with the SEC on July 29, 2011).

3.2	Amended and Restated Certificate of Designations of Wintrust Financial Corporation filed on December 18, 2008 with the Secretary of State of the State of Illinois designating the preferences, limitations, voting powers and relative rights of the Series A Preferred Stock (incorporated by reference to Exhibit 3.2 of Wintrust’s Current Report on Form 8-K filed with the SEC on December 24, 2008).

3.3	Certificate of Designations of Wintrust Financial Corporation filed on March 15, 2012 with the Secretary of State of the State of Illinois designating the preferences, limitations, voting powers and relative rights of the Series C Preferred Stock (incorporated by reference to Exhibit 3.1 of Wintrust’s Current Report on Form 8-K filed with the SEC on March 19, 2012).

3.4	Amendment to Amended and Restated Articles of Incorporation of Wintrust Financial Corporation (incorporated by reference to Exhibit 3.1 of Wintrust’s Form 10-Q for the quarter ended June 30, 2012).

3.5	Amended and Restated By-laws of Wintrust Financial Corporation, as amended (incorporated by reference to Exhibit 3.2 of Wintrust’s Current Report on Form 8-K filed with the SEC on April 15, 2011).

5.1**	Opinion of Lisa J. Pattis, Esq.

8.1**	Tax Opinion of Barack Ferrazzano Kirschbaum & Nagelberg LLP.

23.1*	Consent of Ernst & Young LLP.

23.2**	Consent of Lisa J. Pattis, Esq. (included in Exhibit 5.1).

23.3**	Consent of Barack Ferrazzano Kirschbaum & Nagelberg LLP (included in Exhibit 8.1).

24.1**	Power of Attorney (contained in signature page to this Registration Statement).

99.1**	Form of proxy card.

99.2**	Form of election card.

*	Filed herewith
**	Previously filed